As filed with the Securities and Exchange Commission on February 7, 2008

Registration No. 333-148295

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment Number 3
to
Form SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

AURIGA LABORATORIES, INC.
(Name of small business issuer in its charter)

Delaware	2834	84-1334687
(State or jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

 5284 Adolfo Road
Camarillo, CA 93012
(310) 461 3600
(Address and telephone number of Registrants principal
executive offices and principal place of business)

Frank Greico, Chief Executive Officer
5284 Adolfo Road
Camarillo, CA 93012
(805)437-7200
(Name, address, and telephone number of agent for service)

COPIES TO:
William B. Barnett, Esq.
Law Offices of William B. Barnett
21550 Oxnard Street, Suite 200
Woodland Hills, CA 91367
(818) 595-7717

Approximate date of proposed sale to the public:  From time to time after this registration statement becomes effective.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered	Proposed maximum offering price per share (1)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock of certain Selling Shareholders	24,577,500	$0.06	$1,474,650	$57.95
Total Registration Fee				$57.95

(1)
Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, using the average of the high and low price as reported on the Over-The-Counter Bulletin Board on January 25, 2008 which was $0.06 per share.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed.  We may not sell these securities until the registration statement filed with the SEC is effective.  This prospectus is not an offer to sell and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated February 7, 2008

PROSPECTUS

Up to 24,577,500 shares of common stock

AURIGA LABORATORIES, INC.

Auriga Laboratories, Inc. is registering up to 15,000,000 shares of our common stock for resale, par value $0.001 per share (“Shares”) issuable to Dutchess Private Equities Fund, Ltd. (“Dutchess”) and 9,577,500 shares of common stock for sale by our existing shareholders (together with Dutchess, the "Selling Stockholders").  This offering will terminate when all 24,577,500 shares are sold or the date which is five years after the issuance of the last share of common stock, unless we terminate it earlier.

Our common stock is registered under Section 12(g) of the Securities Exchange Act of 1934 and is listed on the over-the-counter bulletin board under the symbol “ARGA.OB.” The closing price of our common stock as reported on the over-the-counter bulletin board on January 25, 2008 was $0.06.

These shares may be sold by the Selling Stockholders from time to time in the over-the-counter market or other national securities exchange or automated interdealer quotation system on which our common stock is then listed or quoted, through negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices.

Dutchess, one of the Selling Stockholders, is an "underwriter" within the meaning of the Securities Act of 1933, as amended (the "Securities Act").  The other Selling Stockholders, and any participating broker-dealers, may be deemed to be “underwriters” within the meaning of the Securities Act and any commissions or discounts given to any such broker-dealer may be regarded as underwriting commissions or discounts under the Securities Act. The Selling Stockholders have informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute their common stock.

Investing in the common stock involves risks.  You should not invest unless you can afford to lose your entire investment.  See “Risk Factors” beginning on page 7.  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

All of the common stock registered by this prospectus will be sold by the selling stockholders at the prevailing market prices at the time they are sold.  Auriga Laboratories, Inc. is not selling any of the shares of common stock in this offering and therefore will not receive any proceeds from this offering.  Auriga Laboratories, Inc. will, however, receive proceeds from and upon drawdowns made pursuant to the equity line with Dutchess Private Equities Fund, Ltd.

The date of this prospectus is February ___, 2008

PROSPECTUS SUMMARY

AURIGA LABORATORIES, INC.

This summary highlights the key information contained in this prospectus.  Because it is a summary, it does not contain all of the information you should consider before making an investment decision.  You should read the entire prospectus carefully, including the section entitled “Risk Factors,” as well as our consolidated financial statements, and the footnotes thereto, that appear elsewhere in this prospectus.  All information contained in this prospectus is adjusted to reflect a 1-for-15 reverse split of our common stock effected on July 20, 2006.  Unless the context otherwise requires, the terms “we,” “us,” “our,” “our Company,” “Auriga” and similar expressions refer to Auriga Laboratories, Inc., a Delaware corporation formerly known as Multi-Link Telecommunications, Inc., and, unless the context indicates otherwise, also includes our wholly-owned subsidiaries.

Company Overview

We are a pharmaceutical company conducting business through a unique, nationwide commission-based sales model.  Our business model combines driving revenues through a variable cost commission-based sales structure, acquisition of proven brand names, introduction of new brands, and a strategic development pipeline, all of which are designed to enhance our direct relationships with physicians nationwide.

We believe an innovative, commission-only sales force structure allows us to cover sales territories that traditionally would not be a focus for large pharmaceutical companies.  Currently, we have approximately 300 sales representatives.

Our operations are conducted through four distinct divisions.  The first is the Auriga Branded Prescriptions division which focuses on the respiratory, dermatology, oncology and psychiatry markets.  The second is the Auriga Consumer Brands division focusing initially in the respiratory over-the-counter markets.  The third is the Advanced Topical Solutions Pharmaceuticals division, which is dedicated primarily to Dermatologists with a secondary focus on Gastroenterologists and Colon-Rectal Specialists.  The fourth is the Stesso Pharmaceuticals division, which will commence distribution of authorized generic versions of our branded products that are facing competition from generic or therapeutically equivalent products during 2007.

Our corporate strategy focuses on two primary objectives.  The first is building an innovative, nationwide sales model that drives revenue through a variable cost, commission-only structure.  The second is developing a diversified product portfolio by acquiring proven brands, the introduction of line extensions, reformulations, and the strategic development of our own products.

Corporate History

In May 2006, Auriga Laboratories, Inc., a privately-held Delaware corporation formed in April 2005 (“Old Auriga”), entered into an Agreement and Plan of Merger with Multi-Link Telecommunications, Inc., a Colorado corporation (“Multi-Link”), to merge with and into a wholly-owned subsidiary of Multi-Link.  Prior to the merger, Multi-Link was a publicly-traded corporation trading under the stock symbol MLNK.OB, and had no material assets, liabilities or operations.  The merger of Old Auriga with Multi-Link’s wholly-owned subsidiary was completed on May 17, 2006.  Pursuant to the merger, Old Auriga’s stockholders became the holders of approximately 93% of the outstanding shares of Multi-Link.  In July 2006, Multi-Link reincorporated in the State of Delaware and changed its name to Auriga Laboratories, Inc.  Multi-Link provided basic voice mail, call routing and advanced integrated voice and fax messaging to small businesses.  Since the merger with Multi-Link, we have not conducted any business other than operations heretofore conducted or contemplated to be conducted by Old Auriga.  Because the stockholders of Old Auriga became the controlling stockholders of Multi-Link after the merger, Old Auriga was treated as the acquirer for accounting purposes and, therefore, the transaction was accounted for as a reverse merger.  Accordingly, for accounting purposes, the historical financial statements presented are those of Old Auriga.

Following the merger, on July 11, 2006, we effected a 1-for-15 reverse stock split, which became effective on July 20, 2006.  Unless provided otherwise, each of the share numbers set forth in this prospectus reflect the changes to our capital stock effected by the merger and the reverse stock split.

On December 28, 2006, our Board of Directors (our “Board”) adopted a resolution amending our bylaws for the purpose of changing our fiscal year.  The amendment serves to change our fiscal year end from March 31 to December 31, effective December 31, 2006.  As a result, all references in this prospectus to the “year ended December 31, 2006” refer to the nine-month transition period from April 1, 2006 to December 31, 2006.

Company Information

We are a Delaware corporation with our principal executive offices located at 5284 Adolfo Road, Camarillo, California 93012.  Our telephone number is (805)437-7200.  Our website is located at http://www.aurigalabs.com.  We do not intend the information found on our website to be a part of this prospectus.

Trading in our common stock under its current trading symbol, ARGA.OB, commenced on July 20, 2006, through the OTC Bulletin Board.  Prior to June 20, 2006, our common stock thinly traded through the OTC Bulletin Board under our previous trading symbol, MLNK.OB, and under our previous name, Multi-Link Telecommunications, Inc.

The Offering

We are registering up to 24,577,500 shares for resale by Selling Stockholders.  We currently have 62,454,037 shares of common stock outstanding.

The Shares are being registered in order to allow the Selling Stockholder to resell them from time to time in the future through the use of this prospectus.  We have registered this offering in compliance with registration rights, which we granted to certain of the Selling Stockholders when we sold the Shares to them.  The Selling Stockholders are not required to sell the Shares; sales of the Shares are entirely at the discretion of each Selling Stockholder.  The Selling Stockholder may sell the Shares either on the open market at the market price in ordinary broker transactions or in negotiated transactions, and they may pay broker commissions in connection with such transactions.  We will not receive any of the proceeds of sale of the Shares nor pay any broker commissions in connection with such sales; however, we will receive funds from and upon any drawdowns of the equity line.  We will pay the costs of registering the offer and sale of the Shares with the Securities and Exchange Commission (“SEC”) and any required state securities agencies.

The following table provides a brief summary of this offering:

Shares offered by the Selling Stockholders:	24,577,500 Shares, including: • 9,577,500 shares of currently issued common stock; • 15,000,000 issuable upon draw down under the Equity Line; and
Common stock outstanding prior to offering Common stock, $0.001 par value:	62,454,037 (as of January 3, 2007).
Common stock to be outstanding after the offering, assuming complete draw down on the Equity Line of Credit:	77,454,037
Common stock to be outstanding after the offering, assuming no draw down on the Equity Line of Credit:	62,454,037
Use of proceeds:
We will not receive any proceeds from the sale by the Selling Stockholders of Shares in this offering, except upon drawdowns made pursuant to the Equity Line (as defined in the Summary Regarding Transaction with Dutchess, beginning on page 5).  When Dutchess sells Shares issued under the Equity Line we will receive proceeds (up to $2,500,000) when we put Shares to Dutchess.  We intend to use these proceeds for general working capital purposes.

Risk Factors:	An investment in our common stock involves significant risks. See “Risk Factors” beginning on page 7.

SUMMARY REGARDING TRANSACTION WITH DUTCHESS

On December 17, 2007, we entered into an Investment Agreement (the “Investment Agreement”) with Dutchess Private Equities Fund, Ltd.  Pursuant to this Investment Agreement, Dutchess is irrevocably bound to purchase up to $2,500,000 of our common stock over the course of thirty-six (36) months (the “Equity Line of Credit; or “Equity Line”). The amount that we shall be entitled to request from each purchase (“Puts”) shall be equal to, at our election, either (i) up to $250,000, or (ii) 200% of the average daily volume (U.S. market only) of the common stock for the ten (10) trading days prior to the applicable Put notice date, multiplied by the average of the three (3) daily closing bid prices immediately preceding that Put Date.

The “Put Date” shall be the date that Dutchess receives a put notice of a draw down by us. The purchase price shall be set at ninety-three percent (93%) of the lowest bid price of the common stock during the Pricing Period.  The “Pricing Period” shall be the five (5) consecutive trading days immediately after the Put notice date.  There are put restrictions applied on days between the Put date and the closing date, which would be seven (7) days following the Put notice, with respect to that particular Put.  During this time, we shall not be entitled to deliver another Put notice.  Although cash received from each Put will increase our liquidity, the sale of our common stock to Dutchess in accordance with the Investment Agreement may have a dilutive impact on our shareholders.  As a result, our net income per share could decrease in future periods and the market price of our common stock could decline.

In connection with the Investment Agreement, we entered into a Registration Rights Agreement with the Investor (the “Registration Agreement”).  Pursuant to the Registration Agreement, we are obligated to file a registration statement with the Securities and Exchange Commission (the “SEC”)covering the shares of common stock underlying the Investment Agreement within fifteen (15) days after the December 17, 2007 execution of the Investment Agreement.  In addition, we are obligated to use all commercially reasonable efforts to have the registration statement declared effective by the SEC within ninety (90) days after the December  17, 2007 execution of the Investment Agreement.  The Investment Agreement does not impose any penalties on us for failure to meet either the 15-day or 90-day obligations; however, we will endeavor to meet both such deadlines.

We agreed to pay Dutchess $15,000 in cash as reimbursement for legal fees in connection with the preparation of the Investment Agreement and the Registration Agreement.

SELECTED FINANCIAL AND OPERATING DATA

In the table below, we provide you with our historical summary financial data for the periods from April 1, 2006 to December 31, 2006 and January 1, 2007 to September 30, 2007, derived from our audited and unaudited consolidated financial statements included elsewhere in this prospectus.  Historical results are not necessarily indicative of the results that may be expected for any future period.  When you read this historical summary financial data, it is important that you read along with it the historical consolidated financial statements and related notes and “Management’s Discussion and Analysis or Plan of Operation” included elsewhere in this prospectus.
	Nine Months Ended September 30, 2007	Transition Period from April 1, 2006 to December 31, 2006
Statement of Operations Data:
Net Revenue	$12,006,349	$3,173,604
Income (Loss) from Operations	$(8,219,065)	$(10,552,114)
Net Income (Loss)	$(10,272,209)	$(11,712,624)
Net Income (Loss) per Common Share	$(0.24)	$(0.32)

The table below sets forth a summary of our consolidated balance sheet data as of the periods ended September 30, 2007 and December 31, 2006, derived from our audited and unaudited consolidated financial statements included elsewhere in this prospectus.  When you read this historical summary financial data, it is important that you read along with it the historical consolidated financial statements and related notes and “Management’s Discussion and Analysis or Plan of Operation” included elsewhere in this prospectus.

	As of September 30, 2007	As of December 31, 2006
Balance Sheet Data:
Cash and Cash Equivalents	$1,452,673	$259,580
Working Capital	$(948,585)	$(3,876,756)
Total Debt	$0	$2,156,626
Total Assets	$14,627,950	$10,599,940
Total Stockholders’ Equity	$4,372,240	$3,560,847

RISK FACTORS

Any investment in our common stock involves a high degree of risk.  You should consider carefully the following information, together with the other information contained in this prospectus, before you decide to buy our common stock.  If any of the following events actually occurs, our business, financial condition or results of operations would likely suffer.  In this case, the market price, if any, of our common stock could decline, and you could lose all or part of your investment in our common stock.

Risks Related to Our Business

We have a limited operating history and our financial results are uncertain.

We have a limited history and face many of the risks inherent to a new business.  As a result of our limited operating history, it is difficult to accurately forecast our potential revenue.  Our revenue and income potential is unproven and our business model is still emerging.  Therefore, there can be no assurance that we will provide a return on investment in the future.  An investor in our common stock must consider the challenges, risks and uncertainties frequently encountered in the establishment of new technologies and products in emerging markets and evolving industries.  These challenges include our ability to:

•	execute our business model;
•	create brand recognition;
•	manage growth in our operations;
•	create a customer base in a cost-effective manner;
•	retain customers;
•	access additional capital when required; and
•	attract and retain key personnel.

There can be no assurance that our business model will be successful or that it will successfully address these and other challenges, risks and uncertainties.

We may need additional funding in the future, and if we are unable to raise capital when needed, we may be forced to delay, reduce or eliminate our product development programs, commercial efforts, or sales efforts.

Developing pharmaceutical products, seeking approvals for such products from regulatory authorities, establishing manufacturing capabilities and marketing developed products is costly.  We may need to raise substantial additional capital in the future in order to execute our business plan and fund the development and commercialization of our specialty pharmaceutical product candidates.

We may need to finance future cash needs through public or private equity offerings, debt financings or strategic collaboration and licensing arrangements.  To the extent that we raise additional funds by issuing equity securities, our stockholders may experience additional dilution, and debt financing, if available, may involve restrictive covenants.  If we raise additional funds through collaboration and licensing arrangements, it may be necessary to relinquish some rights to our products, technologies or our development projects or to grant licenses on terms that are not favorable to us.  We cannot be certain that additional funding will be available on acceptable terms, or at all.  If adequate funds are not available from the foregoing sources, we may consider additional strategic financing options, including sales of assets (such as some of our specialty pharmaceutical products), or we may be required to delay, reduce the scope of, or eliminate one or more of our research or development programs or curtail some of our commercialization efforts of our operations.  We may seek to access the public or private equity markets whenever conditions are favorable, even if we do not have an immediate need for additional capital.

Some of our specialty pharmaceutical products are not the subject of FDA-approved new drug applications and have not been approved by the FDA, and therefore could lead to FDA enforcement actions against us.

New drugs must be the subject of a U.S. Food and Drug Administration (“FDA”) approved New Drug Application (“NDA”) or Abbreviated New Drug Application (“ANDA”) demonstrating safety and effectiveness before they may be marketed in the United States.  Some prescription and other drugs marketed by pharmaceutical companies have not been the subject of an FDA-approved marketing application because NDAs or ANDAs requiring demonstration of safety and effectiveness were not required at the time that these active ingredients were initially marketed.  While the FDA reviewed classes of these products in the 1960s and 1970s as part of its Drug Efficacy Study Implementation (“DESI”) program, there are several types of drugs, including some cold and cough drugs, that the FDA has not yet evaluated and remain on the market without FDA approval.

Our Extendryl®, Levall®, Zinx™ and Akurza™ lines of products are marketed in the United States without an FDA-approved marketing application because they have been considered by us to be identical, related or similar to products that have existed in the market without an NDA or ANDA.  These products are marketed subject to the FDA’s regulatory discretion and/or enforcement policies.  The FDA has adopted a risk-based enforcement policy concerning unapproved drugs.  The agency has articulated that, in enforcing the NDA requirements, it prioritizes drugs that pose potential safety risks, lack evidence of effectiveness and prevent patients from seeking effective therapies, and those that are marketed fraudulently.  In addition, the FDA has indicated that approval of an NDA for one drug within a class of drugs marketed without FDA approval may also trigger agency enforcement of the other drugs in that class.  Once the FDA issues an approved NDA for one of the drug products at issue or completes the efficacy review for that drug product, it may require us to also file an NDA or ANDA for other drugs in the same class of drugs in order to continue marketing them in the United States.  While the FDA generally allows a one-year grace period, it is not statutorily required to do so.  In addition, although we may be given time to submit a marketing application for a product before the FDA would take enforcement action, the time it takes us to complete the necessary clinical studies and submit an application to the FDA may exceed the one-year grace period, resulting in an interruption of marketing.  It is also possible that the FDA could disagree with our determination that some or all of these products are identical, related or similar to products that have existed in the marketplace without an NDA or ANDA.   In the event the FDA disagrees with our determination that these products are identical, the FDA may file an enforcement action which could result in these two products being pulled off the market.  If this were to occur it would have a substantial, negative impact on our business.

For more information on this matter, please refer to the section entitled “Description of Business―Government Regulation.”

The FDA took action against time-released products containing Guaifenesin.

On May 25, 2007, the FDA announced its intention to take enforcement action against companies that market drug products that are in a time-released dosage form, contain guaifenesin, and have not received formal FDA approval.  In a May 29, 2007 Federal Register notice, the agency stated that the enforcement policy applies to any drug product in a timed-released form that contains guaifenesin.  See 72 Fed. Reg 29517.

The Federal Register notice stated that products that have an NDC number and are listed with the agency may continue to be manufactured until August 27, 2007.  The Federal Register notice also states that, on or before November 26, 2007, affected products should not be introduced into interstate commerce.

Auriga will comply with the FDA notice and will discontinue manufacture of Extendryl® G Extended Release Tablets, Extendryl® HC Extended Release Tablets, Levall G, and Zinx™ Congestion Kit products.  Auriga will cease shipping these affected products into interstate commerce by November 26, 2007.

Auriga believes that FDA’s action is limited to guaifenesin products in timed-release or extended-release form.  In the FDA’s May 25, 2007 guidance document entitled, “Questions and Answers about FDA’s Enforcement Action Against Unapproved Timed-Release Guaifenesin Products”, the FDA noted that, “Immediate release guaifenesin products are unaffected by today’s action and will remain on the market.”  Therefore, Auriga believes that only Extendryl® G, Extendryl® HC, and Zinx™ Congestion Kit are affected by FDA’s recent action.  We do not rely on these products to a substantial extent and are looking to replace these products with new products not impacted by the FDA’s enforcement action.  If we are forced to remove these products from the market we do not believe it would have a substantial impact on our business.

Our license, acquisition and development of additional products may not be successful, and as a result our growth rates may decline in the future.

As part of our growth strategy, we intend to license, acquire and develop additional products, product candidates or approved products.  The success of this strategy depends upon our ability to identify, select and license or acquire pharmaceutical products that meet the criteria we have established.  Any product or product candidate we acquire or license may require additional research and development efforts prior to commercial sale, including extensive pre-clinical and/or clinical testing and approval by the FDA and corresponding foreign regulatory authorities.  All products or product candidates are prone to the risks of failure inherent in pharmaceutical product development, including the possibility that the product candidate will not be safe, non-toxic and effective or approved by regulatory authorities.  In addition, we cannot assure that any products or approved products that we develop, acquire or license will be manufactured or produced economically, successfully commercialized, widely accepted in the marketplace or that we will be able to recover our significant expenditures in connection with the development, acquisition or license of such products.  In addition, proposing, negotiating and implementing an economically viable acquisition or license is a lengthy and complex process.  Other companies, including those with substantially greater financial, marketing and sales resources, may compete with us for the acquisition or license of products, product candidates and approved products.  We may not be able to acquire the rights to additional products, product candidates and approved products on terms that we find acceptable, or at all.  In addition, if we acquire or license products or product candidates from third parties, we will be dependent on third parties to supply such products to us for sale.  We could be materially adversely affected by the failure or inability of such suppliers to meet performance, reliability and quality standards.

We may engage in strategic transactions that fail to enhance stockholder value.

From time to time, we may consider possible strategic transactions, including the potential acquisitions or licensing of products or technologies or acquisition of companies, and other alternatives with the goal of maximizing stockholder value.  We may never complete a strategic transaction, and in the event that we do complete a strategic transaction, implementation of such transactions may impair stockholder value or otherwise adversely affect our business.  Any such transaction may require us to incur non-recurring or other charges and may pose significant integration challenges and/or management and business disruptions, any of which could harm our results of operation and business prospects.

The regulatory status of some of our products makes these products subject to increased competition and other regulatory risks, which could result in reduced sales or enforcement actions against us.

The regulatory status of our products may allow third parties to more easily introduce competitive products.  Our  Extendryl®, Levall®, Zinx™ and Akurza™  lines of products are marketed in the United States without an FDA-approved marketing application because they have been considered by us to be identical, related or similar to products that have existed in the market without an NDA or ANDA.    Our  competitors also market drugssimilar to our Extendryl® and Levall® lines of products without an FDA-approved marketing application for the same reason.  In addition, we do not hold rights in patents protecting our current Extendryl® and Levall® lines of products, which may result in increased competition because other companies can enter the market without having to submit safety and efficacy data to sell competing products.  On several occasions, the FDA has considered changing the classification of certain single entity and combination product types of drugs from prescription to over-the-counter use, and permitting sponsors to utilize foreign over-the-counter experience data to establish a product as safe and effective for over-the-counter use in the United States.  If the FDA changes such classification, we may have to reformulate certain of our products or submit safety and efficacy data on such products, which would be costly, or we may have to discontinue selling certain products if the FDA does not approve any marketing application for such products.

In addition, the FDA considers certain products to be new drugs, but has indicated its intent to exercise enforcement discretion and not pursue regulatory action unless certain conditions occur.  If these conditions were to materialize, or the FDA disagreed with our conclusions about the regulatory status of such products, we might be required to submit an NDA and/or cease marketing until the FDA grants approval to do so.  The FDA could also, at any time, promulgate new regulations or policies to require the submission of an NDA for each of these products.

For more information on this matter, please refer to the section entitled “Description of Business―Government Regulation.”

If we fail to obtain FDA approval we may be unable to commercialize our current or future products, which will have a negative effect on our revenues.

Development, testing, manufacturing and marketing of pharmaceutical products are subject to extensive regulation by numerous governmental authorities in the United States and abroad.  The process of obtaining FDA approval of pharmaceutical products is costly and time consuming.  Any new pharmaceutical product must undergo rigorous preclinical and clinical testing and an extensive regulatory approval process mandated by the FDA.  Such regulatory review includes the determination of manufacturing capability and product performance.

There can be no assurance that the pharmaceutical products currently in development, or those products that we acquire or license, will be approved by the FDA.  In addition, there can be no assurance that all necessary approvals will be granted for future products or that FDA review or actions will not result in delays caused by the FDA’s request for additional information or testing that could adversely affect the time to market and sale of our products.  For our currently marketed products and our future products, failure to comply with applicable regulatory requirements may, among other things, result in the suspension of regulatory approval, as well as possible civil and criminal sanctions.

We expect that applications made pursuant to Section 505(b)(2) (“505(b)(2)”) of the U.S. Food, Drug and Cosmetic Act (“FDCA”), which rely in part on investigations not performed for or by the applicant and for which the applicant has not obtained a right of reference, and ANDAs, may be submitted for some of our specialty pharmaceutical products under development.  There can be no assurance that any of our specialty pharmaceutical products will be suitable for, or approved under, such application procedures.  Certain 505(b)(2) application procedures have been the subject of petitions filed by brand name manufacturers, which seek changes in the FDA’s approval process for such 505(b)(2) applications.  These requested changes include, among other things, disallowance of the use by an applicant of a 505(b)(2) application with data considered proprietary by the original manufacturer that was submitted to the FDA as part of an original NDA.  We are unable to predict at this time whether the FDA will make any changes to its application procedures as a result of such petitions or the effect that such changes may have on us.

Any delay in any approval or any failure to obtain approval of a product could delay or impair our ability to commercialize and generate revenue for such product.

For more information on this matter, please refer to the section entitled “Description of Business―Government Regulation.”

We may not be able to gain or sustain market acceptance for our services and products.

Failure to establish a brand and presence in the marketplace on a timely basis could adversely affect our financial condition and results of operations.  Moreover, there can be no assurance that we will successfully complete our development and introduction of new products or product enhancements or that any such products will achieve acceptance in the marketplace.  We may also fail to develop and deploy new products and product enhancements on a timely basis.
Returned product, insufficient demand in the marketplace, and/or product expiration could negatively impact our revenues.

A component of our net revenue to date has been a result of our customers, which may include wholesalers/distributors, retail pharmacies and hospitals, accumulating inventory, which is subject to our standard return policy and those of our distributors.  Some of our net revenue to date, and any revenues generated in the future, could be impacted due to returns as a result of insufficient demand in the marketplace or product expiration dating.  Such product returns and the resulting financial impact could have an effect on our financial condition and results of operations if such product returns exceed established reserves for anticipated product returns.

Our business is heavily regulated by governmental authorities, and failure to comply with such regulation or changes in such regulations could negatively impact our financial results.

Our business is regulated by many government authorities, including, among others, the FDA, the SEC, foreign regulatory authorities, the U.S. Drug Enforcement Agency (“DEA”), the Consumer Product Safety Commission, the Federal Trade Commission, the Occupational Safety and Health Administration, the Department of Health and Human Services (“HHS”), the Centers for Medicare and Medicaid Services, the Environmental Protection Agency, the Department of Labor, state, local and foreign governments and the Internal Revenue Service.  We may incur significant expenses to comply with regulations imposed by these authorities.  Also, our future results of operations could be negatively impacted by changes in governmental regulation over the pharmaceutical industry, including regulation of Medicare, Medicaid and similar programs, by reducing our revenue and profits and/or increasing our costs and expenses in order to comply with such regulation.  In addition, all of our third-party manufacturers, product packaging companies and other supply and distribution chain partners are subject to inspection by the FDA and, in appropriate cases, the DEA and foreign regulators.  If our third-party manufacturers and other supply and distribution chain partners do not comply with FDA or DEA regulations in the future, they may not deliver products to us or deliver samples to our representatives, or we may have to recall products.  Even if deficiencies observed by the FDA or DEA do not relate to our products, our third-party manufacturers, product packaging companies and other supply and distribution chain partners may be delayed in manufacturing and in supplying our products to us in a timely manner until they address their compliance issues with the FDA and/or DEA.

Any regulatory approvals that we or our partners receive for our product candidates may also be subject to limitations on the indicated uses for which the drug may be marketed or contain requirements for potentially costly post-marketing follow-up studies.  The subsequent discovery of previously unknown problems with the drug, including adverse effects of unanticipated severity or frequency, may result in restrictions on the marketing of the drug, and could include withdrawal of the drug from the market.

The FDA’s policies may change and additional government regulations may be enacted that could prevent or delay regulatory approval of our product candidates.  We cannot predict the likelihood, nature or extent of adverse government regulation that may arise from future legislation or administrative action, either in the United States or abroad.  If we are not able to maintain regulatory compliance, we might not be permitted to market our products and our business could suffer as a result.

For more information on this matter, please refer to the section entitled “Description of Business―Government Regulation.”

Our domestic manufacturing, labeling, storage and distribution activities are also subject to strict regulation and licensing by the FDA.

Our manufacturing, labeling, storage and distribution activities in the United States are also subject to strict regulation and licensing by the FDA.  Regulatory authorities require post-marketing surveillance to monitor and report to the FDA potential adverse effects of our products or product candidates.  Congress or the FDA, in specific situations, can modify the regulatory process.  Once approved, a product’s failure to comply with applicable regulatory requirements could, among other things, result in warning letters, fines, suspension or revocation of regulatory approvals, product recalls or seizures, operating restrictions, injunctions and criminal prosecutions.

Sales of our products into foreign countries will be subject to those countries government regulations.

Although we do not currently have sales of our products outside the United States, we believe it would be beneficial to develop a global presence for our products.  Distribution of our products outside the United States is subject to extensive government regulation.  These regulations, including the requirements for approvals or clearance to market, the length of time required for regulatory review and the sanctions imposed for violations, vary from country to country.  There can be no assurance that we will obtain regulatory approvals in such countries or that we will not be required to incur significant costs in obtaining or maintaining these regulatory approvals.  In addition, the export by us of certain of our products that have not yet been cleared for domestic commercial distribution may be subject to FDA export restrictions.  Failure to obtain necessary regulatory approvals, the restriction, suspension or revocation of existing approvals or any other failure to comply with regulatory requirements would impair our ability to generate revenue, increase our compliance costs and have a material adverse effect on our future business, financial condition and results of operations.

Some of our products contain controlled substances, which are subject to extensive regulation by the Drug Enforcement Agency and other international regulatory agencies.

Some of our products contain hydrocodone bitartrate as an active ingredient.  Hydrocodone is a controlled substance and is subject to extensive regulation by the DEA and internationally by the International Narcotics Control Board.  These regulations apply to the manufacture, shipment, sale and use of products containing controlled substances.  These regulations are also imposed on prescribing physicians and other third parties, and could make the storage, transport and use of such products relatively complicated and expensive.  The DEA is also involved in the review of labeling, promotion and risk management plans with the FDA for certain controlled substances.  With the increased concern for safety by the FDA and the DEA with respect to products containing controlled substances, it is possible that these regulatory agencies could impose additional restrictions on marketing or even withdraw regulatory approval for such products.

Several of our pharmaceutical products also contain pseudoephedrine.  The DEA regulates pseudoephedrine, pursuant to the Controlled Substances Act and the Domestic Chemical Diversion Control Act of 1993, as a “listed chemical” because it can be used in the production of illicit drugs.  Between the two groups, List I chemicals and List II chemicals, List I chemicals are more strictly regulated.  Pseudoephedrine is a List I chemical.  Persons or firms who manufacture, distribute, import or export listed chemicals in amounts above specified threshold levels, or chemical mixtures that contain listed chemicals above specified threshold amounts, must fulfill certain requirements regarding, among other things, registration, recordkeeping, reporting and security.  Locations where regulated persons or firms handle listed chemicals or chemical mixtures are subject to administrative inspections by the DEA.  Failure to comply with relevant DEA regulations can result in civil penalties, refusal to renew necessary registrations or initiating proceedings to revoke such registrations.  In certain circumstances, violations can lead to criminal prosecution.  Pseudoephedrine is subject to tighter controls than most other listed chemicals that are lawfully marketed under the FDCA.  Recent regulatory actions at the state level may also affect future distribution, advertising and promotion of products containing pseudoephedrine.

In addition, adverse publicity may result in rejection of the product by the medical community.  If the DEA, FDA or a foreign medical authority withdrew the approval of, or placed additional significant restrictions on, these products, our product sales and ability to promote our products could be substantially affected.  In addition, there can be no assurance that the DEA will not, in the future, seek to regulate other ingredients in our products as controlled substances.

For more information on this matter, please refer to the section entitled “Description of Business―Government Regulation.”

We may not be able to obtain marketing approval for any of the products resulting from our development efforts, and failure to obtain these approvals could materially harm our business.

Successfully completing extensive clinical trials and demonstrating manufacturing capability is typically required to obtain FDA approval of a new drug.  Clinical development is expensive, uncertain and lengthy, often taking a number of years for an NDA to be filed with and ultimately approved by the FDA.  Of the large number of drugs in development, only a small percentage result in the submission of an NDA to the FDA and even fewer are approved for commercialization.

We may need to address a number of challenges in order to successfully complete the development of our future products.  For example, to obtain marketing approval for a new product candidate, we and our third-party manufacturers will be required to consistently produce the active pharmaceutical ingredient in commercial quantities and of specified quality on a repeated basis.  This requirement is referred to as process validation.  If we or our third-party manufacturers are unable to satisfy this process validation requirement for a future product candidate, we will not receive approval to market such product.

In addition, the FDA and other regulatory agencies may apply new standards for safety, manufacturing, packaging and distribution of future product candidates.  Complying with such standards may be time-consuming and costly and could result in delays in our obtaining marketing approval for future product candidates, or possibly preclude us from obtaining such approval.  Such a delay could also materially increase our commercialization costs.

Furthermore, our future products may not be effective or may prove to have undesirable or unintended side effects, toxicities or other characteristics that may preclude us from obtaining regulatory approval or prevent or limit commercial use.  The FDA and other regulatory authorities may not approve any product that we develop.  Even if we do obtain regulatory approval, such regulatory approval may be subject to limitations on the indicated uses for which we may market a product, which may limit the size of the market for such product.

For more information on this matter, please refer to the section entitled “Description of Business―Government Regulation.”

The market for products and services in the pharmaceuticals industry is highly competitive, and we may not be able to compete successfully.

The market for products and services in the pharmaceuticals industry is highly competitive.  Most of the competitors in the industry have longer operating histories and significantly greater financial, technical, marketing and other resources than us, and may be able to respond more quickly than we can to new or changing opportunities and customer requirements.  Also, many competitors have greater name recognition and more extensive customer bases that they can leverage to gain market share.  Such competitors are able to undertake more extensive promotional activities, adopt more aggressive pricing policies and offer more attractive terms to purchasers than we can.

For more information on this matter, please refer to the section entitled “Description of Business―Competition.”

The commercialization of products under development may not be profitable.

In order for the commercialization of our product candidates to be profitable, our products must be cost-effective and economical to manufacture on a commercial scale.  Furthermore, if our products do not achieve market acceptance, we may not be profitable.  Subject to regulatory approval, we expect to incur significant development, sales, marketing and manufacturing expenses in connection with the commercialization of our new product candidates.  Even if we receive additional financing, we may not be able to complete planned clinical trials and the development, manufacturing and marketing of any or all of our product candidates.  Our future profitability will depend on many factors, including, but not limited to:

•	the costs and timing of developing a commercial-scale manufacturing facility or the costs of outsourcing our manufacturing of product candidates;
•	the costs of filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights;
•	the costs of establishing sales, marketing and distribution capabilities;
•	the effect of competing technological and market developments; and
•	the terms and timing of any collaborative, licensing and other arrangements that we may establish.

Even if we receive regulatory approval for our product candidates, including regulatory approval of a commercial-scale manufacturing facility if such a facility is necessary or desirable, we may not ever earn significant revenues from such product candidates.  With respect to the products in our development pipeline that are being developed by or in close conjunction with third parties, our ability to generate revenues from such products will depend in large part on the efforts of such third parties.  To the extent that we are not successful in commercializing our product candidates, our product revenues will suffer, we will incur significant additional losses and the price of our common stock will be negatively affected.

The loss of key executives and failure to attract qualified management could limit our growth and negatively impact our results of operations.

We depend highly upon our senior management team, primarily Frank Greico, our CEO, and other members of management.  We will continue to depend on operations management personnel with pharmaceutical and scientific industry experience.  At this time, we do not know of the availability of such experienced management personnel or how much it may cost to attract and retain such personnel.  The loss of the services of any member of senior management or the inability to hire experienced operations management personnel could have a material adverse effect on our financial condition and results of operations.

Our commission-only compensation structure for our sales force may inhibit our ability to motivate, retain or expand our sales force.

Our sales force is compensated solely through sales commissions.  If we are unable to successfully commercialize our product candidates, the level of compensation earned by our sales force may be insufficient such that we may not be able to motivate, retain or expand our sales force.  If we are unable to sustain an adequate sales force, our sales and revenue will be adversely affected.

We are dependent on third parties for the development of some of our products and on third-party contract manufacturers for the supply of all our products.

We currently rely on third-party contract manufacturers to produce our currently marketed products and the product candidates in our pipeline.  In addition, some of the products in our development pipeline are being developed by third parties.  We are or will be substantially dependent on third parties in connection with our current and future products and product candidates.

Our ability to commercialize the products that we develop with our partners and generate revenues from product sales depends on our partners’ ability to assist us in establishing the safety and efficacy of our product candidates, obtaining and maintaining regulatory approvals and achieving market acceptance of the products once commercialized.  Our partners may elect to delay or terminate development of one or more product candidates, independently develop products that could compete with ours or fail to commit sufficient resources to the marketing and distribution of products developed through their strategic relationships with us.  If our partners fail to perform as we expect, our potential for revenue from products developed through our strategic relationships could be dramatically reduced.

The risks associated with our reliance on contract manufacturers include the following:

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Contract manufacturers may encounter difficulties in achieving volume production, quality control and quality assurance, and also may experience shortages in qualified personnel and obtaining active ingredients for our products.

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If we should need to change manufacturers, the FDA and corresponding foreign regulatory agencies must approve these manufacturers in advance.  This would involve testing and pre-approval inspections to ensure compliance with FDA and foreign regulations and standards.

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Contract manufacturers are subject to ongoing periodic, unannounced inspections by the FDA and corresponding state and foreign agencies or their designees to ensure strict compliance with Current Good Manufacturing Practices (“cGMP”) and other governmental regulations and corresponding foreign standards.  Other than through contract, we do not have control over compliance by our contract manufacturers with these regulations and standards.  Our present or future contract manufacturers may not be able to comply with cGMP and other United States requirements or similar regulatory requirements abroad.  Failure of contract manufacturers to comply with applicable regulations could result in sanctions being imposed on us, including fines, injunctions, failure of regulatory authorities to grant marketing approval of our product candidates, delays, suspension or withdrawal of approvals, seizures or recalls of products and product candidates, operating restrictions and criminal prosecutions, any of which could significantly and adversely affect our business.

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Contract manufacturers may breach the manufacturing agreements that we or our development partners have entered into because of factors beyond our control, or may terminate or fail to renew a manufacturing agreement based on their own business priorities at a time that is costly or inconvenient for us.

If we are not able to obtain adequate supplies of our current and future products, it will be more difficult for us to develop our product candidates and compete effectively.  If we or any of our third-party development partners are unable to continue to access sufficient supply from our third-party contract manufacturers, we may not be able to find another suitable source of supply that meets our need to manufacture our products.  Dependence upon third parties for the manufacture of our product candidates may reduce our profit margins, if any, on the sale of our products, and may limit our ability to develop and deliver products on a timely and competitive basis, which could increase costs and delay our ability to generate revenue.

Our results of operations may be affected by factors beyond our control, including changing market prices and/or requirements for pharmaceuticals.

Our results of operations may be affected by changing resale prices or market requirements for pharmaceuticals, some of which are priced on a commodity basis.  The sale price, and market demand for, these materials can be volatile due to numerous factors beyond our control, which may cause significant variability in its period-to-period results of operations.

A number of factors, many of which are beyond our control, may cause variations in our results of operations, including:

•	demand and price for our products;
•	the timing of product sales;
•	unexpected delays in developing and introducing products;
•	unexpected delays in manufacturing our products;
•	increased expenses, whether related to marketing, product development, administration or otherwise;
•	insufficient demand in the marketplace causing our distributors to return product;
•	the mix of revenues derived from products;
•	the hiring, retention and utilization of personnel; and
•	general economic factors.

If physicians and patients do not accept our current or future products, we may be unable to generate significant additional revenue, if any.

The products we currently market, or products that we may develop or acquire in the future, may fail to gain market acceptance among physicians, health care payors, patients and the medical community.  Physicians may elect not to recommend these drugs for a variety of reasons, including:

•	timing of market introduction of competitive drugs;
•	lower demonstrated clinical safety and efficacy compared to other drugs;
•	lack of cost-effectiveness;
•	lack of availability of reimbursement from managed care plans and other third-party payors;
•	lack of convenience or ease of administration;
•	prevalence and severity of adverse side effects;
•	other potential advantages of alternative treatment methods; and
•	ineffective marketing and distribution support.

If our products fail to achieve market acceptance, we would not be able to generate significant revenue.

We may not obtain adequate third-party reimbursements, limiting our revenues.

Our ability to successfully commercialize our products under development or under consideration for acquisition or license is dependent in part on the extent to which appropriate levels of reimbursement for our products are obtained from government authorities, private health insurers and managed care organizations such as health maintenance organizations (“HMOs”).  We estimate that a significant portion of our cumulative revenues may be subject to the reimbursement rules of such organizations.  Managed care organizations and other third-party payors are increasingly challenging the pricing of pharmaceutical products.  The trend toward managed healthcare in the United States, the growth of organizations such as HMOs and legislative proposals to reform healthcare and government insurance programs could significantly influence the purchase of pharmaceutical products, resulting in lower prices and reduced demand for our current products or our products under development or under consideration for acquisition or license.  Such cost containment measures and potential legislative reform could affect our ability to sell our current products or our products under development or consideration for acquisition or license, and may have a material adverse effect on our business.  Significant uncertainty exists about the reimbursement status of newly-approved pharmaceutical products.  Although we have obtained approvals for reimbursement for the cost of our current products from many third-party payors, such approvals in the United States and in foreign countries may be discontinued for our current products or any of our products under development or under consideration for acquisition or license.  The unavailability or inadequacy of third-party reimbursement for our current products, or our products under development or to be acquired or licensed, may reduce the demand for, or negatively affect the price of, these products, which would have a material adverse effect on our business.

There have been, and we expect that there will continue to be, federal and state proposals to constrain expenditures for medical products and services, which may affect payments for any of our approved products.  The Centers for Medicare and Medicaid Services frequently change product descriptors, coverage policies, product and service codes, payment methodologies and reimbursement values.  Third-party payors often follow Medicare coverage policy and payment limitations in setting their own reimbursement rates and may have sufficient market power to demand significant price reductions.  As a result of actions by these third-party payors, the health care industry is experiencing a trend toward containing or reducing costs through various means, including lowering reimbursement rates, limiting therapeutic class coverage and negotiating reduced payment schedules with service providers for drug products.

Our inability to promptly obtain coverage and profitable reimbursement rates from government-funded and private payors for any approved products could have a material adverse effect on our financial condition and results of operations.

Recent federal legislation may increase the pressure to reduce prices of pharmaceutical products paid for by Medicare, which may adversely  affect our revenues, if any.

The Medicare Prescription Drug Improvement and Modernization Act of 2003 (“MMA”) changes the way that Medicare will cover and pay for pharmaceutical products.  The legislation expanded Medicare coverage for drug purchases by the elderly and will eventually introduce a new reimbursement methodology based on average sales prices for drugs.  In addition, this legislation provides authority for limiting the number of drugs that will be covered in any therapeutic class.  As a result of this legislation and the expansion of federal coverage of drug products, we expect that there will be additional pressure to contain and reduce costs.  These cost reduction initiatives and other provisions of this legislation could decrease the coverage and price that we receive for any approved products and could seriously harm our business.  While the MMA applies only to drug benefits for Medicare beneficiaries, private payors often follow Medicare coverage policy and payment limitations in setting their own reimbursement rates, and any reduction in reimbursement that results from the MMA may result in a similar reduction in payments from private payors.

We are exposed to the risk of liability claims, for which we may not have adequate insurance.

Since we participate in the pharmaceutical industry, we may be subject to liability claims by employees, customers, end users and third parties.  We intend to have proper insurance in place; however, there can be no assurance that any liability insurance we have or purchase will be adequate to cover claims asserted against us or that we will be able to maintain such insurance in the future.  We intend to adopt or have adopted prudent risk management programs to reduce these risks and potential liabilities; however, there can be no assurance that such programs, if and when adopted, will fully protect us.  Adverse rulings in any legal matters, proceedings and other matters could have a material adverse effect on our business.

Manufacturing, marketing, selling and testing our current products, and our products under development or to be acquired or licensed, entails a risk of product liability claims.  We could be subject to product liability claims in the event that our products or products under development fail to perform as intended.  Even unsuccessful claims could result in the expenditure of funds in litigation and the diversion of management time and resources, and could damage our reputation and impair the marketability of our products.  While we currently maintain liability insurance for product liability claims, we may not be able to maintain such insurance at a commercially reasonable cost.  If a successful claim were made against us, and the amount of insurance was inadequate to cover the costs of defending against or paying such a claim or the damages payable by us, we would experience a material adverse effect on our business, financial condition and results of operations.

Other companies may claim that we have infringed upon their intellectual property or proprietary rights.

We do not believe that our products or processes violate third-party intellectual property rights.  Nevertheless, we cannot guarantee that claims relating to violation of such rights will not be asserted by third parties.  If any of our products or processes are found to violate third-party intellectual property rights, we may be required to re-engineer or cause to be re-engineered one or more of those products or processes, or seek to obtain licenses from third parties to continue offering our products or processes without substantial re-engineering, and such efforts may not be successful.

In addition, future patents may be issued to third parties upon which our technology may infringe.  We may incur substantial costs in defending against claims under any such patents.  Furthermore, parties making such claims may be able to obtain injunctive or other equitable relief, which effectively could block our ability to further develop or commercialize some or all of our products in the United States or abroad, and could result in the award of substantial damages against us.  In the event of a claim of infringement, we may be required to obtain one or more licenses from third parties.  There can be no assurance that we will be able to obtain such licenses at a reasonable cost, if at all.  Defense of any lawsuit or failure to obtain any such license could be costly and have a material adverse effect on our business.

Our success depends on our ability to protect our proprietary technology.

Our success depends, to a significant degree, upon the protection of our proprietary technology, and that of our licensors.  Legal fees and other expenses necessary to obtain and maintain appropriate patent protection could be material.  Insufficient funding may inhibit our ability to obtain and maintain such protection.  Additionally, if we must resort to legal proceedings to enforce our intellectual property rights, the proceedings could be burdensome and expensive, and could involve a high degree of risk to our proprietary rights if we are unsuccessful in, or cannot afford to pursue, such proceedings.

We have filed patent applications covering technologies pertaining to extended release formulations.  We are aware that certain European and United States patents have been issued with claims covering products that contain certain extended release formulations.  It may be argued that certain or all of our products under development may use a formulation covered by such European or United States patents.  If that is shown to be the case, we would be prevented from making, using or selling such products unless we obtained a license under such patents, which license may not be available on commercially reasonable terms, or at all, or unless such patents are determined to be invalid in Europe or invalid or unenforceable in the United States.  Our development of products that may be covered by such patents and our failure to obtain licenses under such patents in the event such patents are determined to be valid and enforceable could have an adverse effect on our business.

We also rely on trade secrets and contract law to protect certain of our proprietary technology.  There can be no assurance that any such contract will not be breached, or that if breached, will have adequate remedies.  Furthermore, there can be no assurance that any of our trade secrets will not become known or independently discovered by third parties.

Additionally, we may, from time to time, support and collaborate in research conducted by universities and governmental research organizations.  There can be no assurance that we will have or be able to acquire exclusive rights to the inventions or technical information derived from such collaborations, or that disputes will not arise with respect to rights in derivative or related research programs conducted by us or such collaborators.

Because the patent positions of pharmaceutical and biotechnology companies are highly uncertain and involve complex legal and factual questions, any current or future patents owned and licensed by us may not prevent other companies from developing competing products or ensure that others will not be issued patents that may prevent the sale of our products or require licensing and the payment of significant fees or royalties.  Furthermore, to the extent that:  (i) any of our future products or methods are not patentable; (ii) such products or methods infringe upon the patents of third parties; or (iii) our patents or future patents fail to give us an exclusive position in the subject matter to which such patents relate, we will be adversely affected.  We may be unable to avoid infringement of third-party patents and may have to obtain a license, or defend an infringement action and challenge the validity of such patents in court.  A license may be unavailable on terms and conditions acceptable to us, if at all.  Patent litigation is costly and time consuming, and we may be unable to prevail in any such patent litigation or devote sufficient resources to even pursue such litigation.  If we do not obtain a license under such patents, are found liable for infringement and are not able to have such patents declared invalid, we may be liable for significant monetary damages, encounter significant delays in bringing products to market or may be precluded from participating in the manufacture, use or sale of products or methods of treatment requiring such licenses.

For more information on this matter, please refer to the section entitled “Description of Business―Patents.”

Our future growth may be inhibited by the failure to implement new technologies.

Our future growth is partially tied to our ability to improve our knowledge and implementation of pharmaceutical technologies.  The inability to successfully implement commercially viable pharmaceutical technologies in response to market conditions in a manner that is responsive to our customers’ requirements could have a material adverse effect on our business.

From time to time, we may be highly dependent on single sources of supply

Our products are currently sourced from single qualified suppliers or manufacturers.  We have not established arrangements with alternative suppliers for these ingredients or from alternative manufacturers for the manufacture of our products.  Any interruption of raw material supply, for any reason, in any of the required ingredients for our products or the manufacture of such products, could have a material adverse effect on our ability to manufacture our products or to obtain or maintain regulatory approval of such products.

We may become subject to commercial disputes that could harm our business by distracting our management from the operation of our business, increasing our expenses and, if we do not prevail, subjecting us to potential monetary damages and other remedies.

From time to time, we are engaged in disputes regarding our commercial transactions and operations.  If these disputes lead to litigation, they may result in monetary damages or other remedies that could adversely impact our financial condition.  Even if we prevail in these disputes, they may distract our management from operating our business.  If we do not prevail in such litigation matters, or if we are required to expend a significant amount of resources defending such claims, our results of operations and cash flows could be adversely impacted.

Two of our customers generate a large portion of our revenue, and any reduction, delay or cancellation of orders from these customers could reduce our revenues.

For the fiscal year ended December 31, 2006, two of our customers, each a wholesale distributor, accounted for approximately sixty-one percent (61%) of our revenue.  These same two customers accounted for approximately eighty-nine percent (89%) of our revenue for the nine months ended September 30, 2007.  Any reduction, delay or cancellation of orders from these customers could reduce our revenue.

Our products are subject to return by our customers that could have the effect of delaying or reducing collections of existing accounts receivable.

According to the terms of our sales orders and under specified conditions, a customer may return up to a specified amount of product at a specified cost.  At the time that a customer determines that a return is appropriate, the return may be deducted from the payments due to us.  As a result, there may be a delay or reduction of the amount that we may collect from a customer.  The amount of potential returns is dependent on the amount of prescriptions that are filled at the pharmacy and pulled from our wholesale customers.  The amount of product returned could be a very small amount or as much as the total product that has been sold to a wholesale customer.

For more information about our financial position, please refer to our “Financial Statements” beginning on page F-1.

We expect to expand our development and manufacturing capabilities and, as a result, we may encounter difficulties in managing our growth, which could disrupt our operations.

We expect to have significant growth in expenditures, the number of our employees and the scope of our operations, in particular with respect to the expansion of our sales force and with respect to those product candidates that we elect to commercialize independently or together with a partner.  To manage our anticipated future growth, we must continue to implement and improve our managerial, operational and financial systems, expand our facilities and continue to recruit and train additional qualified personnel.  Due to our limited resources, we may not be able to effectively manage the expansion of our operations or recruit and train additional qualified personnel.  The physical expansion of our operations may lead to significant costs and may divert our management and business development resources.  Any inability to effectively manage growth could delay the execution of our business plans or disrupt our operations.

Risks Related to the Dutchess Transaction

Existing stockholders may experience significant dilution from the sale of our common stock pursuant to the Investment Agreement.

The sale of our common stock to Dutchess Private Equities Fund, Ltd., in accordance with the Investment Agreement may have a dilutive impact on our shareholders. As a result, our net income per share could decrease in future periods and the market price of our common stock could decline.  In addition, the lower our stock price is at the time we exercise our put option, the more shares of our common stock we will have to issue to Dutchess in order to drawdown on the Equity Line.  If our stock price decreases, then our existing shareholders would experience greater dilution.

The perceived risk of dilution may cause our shareholders to sell their shares, which would contribute to a decline in the price of our common stock.  Moreover, the perceived risk of dilution and the resulting downward pressure on our stock price could encourage investors to engage in short sales of our common stock.  By increasing the number of shares offered for sale, material amounts of short selling could further contribute progressive price declines in our common stock.

Dutchess Private Equities Fund, Ltd. will pay less than the then-prevailing market price of our common stock which could cause the price of our common stock to decline.

Our common stock to be issued under the Investment Agreement will be purchased at a seven percent (7%) discount to the lowest closing bid price during the five trading days immediately following our notice to Dutchess of our election to exercise our “put” right.  Dutchess has a financial incentive to sell our shares immediately upon receiving the shares to realize a profit between the discounted price and the market price.  If Dutchess sells our shares, the price of our common stock may decrease.  If our stock price decreases, Dutchess may have a further incentive to sell such shares.  Accordingly, the discounted sales price in the Investment Agreement may cause the price of our common stock to decline.

Existing stockholders may experience significant dilution from the sale of our common stock pursuant to the Investment Agreement.

The sale of our common stock to Dutchess Private Equities Fund, Ltd. in accordance with the Investment Agreement may have a dilutive impact on our shareholders.  As a result, our net income per share could decrease in future periods and the market price of our common stock could decline.  In addition, the lower our stock price is at the time we exercise our put option, the more shares of our common stock we will have to issue to Dutchess in order to draw down on the Equity Line.  If our stock price decreases, then our existing stockholders would experience greater dilution.  At a stock price of $0.17 or less, we would have to issue approximately fifteen million shares in order to draw down on the full Equity Line. Changes or volatility in our stock price may result in the Company issuing more or less than fifteen million shares in order to draw down on the full Equity Line. Accordingly, we may be required to file one or more registration statements to cover all shares under the Equity Line.

The perceived risk of dilution may cause our stockholders to sell their shares, which would contribute to a decline in the price of our common stock.  Moreover, the perceived risk of dilution and the resulting downward pressure on our stock price could encourage investors to engage in short sales of our common stock.  By increasing the number of shares offered for sale, material amounts of short selling could further contribute to progressive price declines in our common stock.

We are registering fifteen million shares of common stock to be issued under the Equity Line of Credit.  The sale of such shares could depress the market price of our common stock.

We are registering fifteen million (15,000,000) shares of common stock under the registration statement of which this prospectus forms a part for issuance pursuant to the Equity Line of Credit. The sale of these shares into the public market by Dutchess Private Equities, Ltd. could depress the market price of our common stock.  As of January 3, 2008, there were 62,454,037 shares of common stock issued and outstanding.

There may not be sufficient trading volume in our common stock to permit us to generate adequate funds from the exercise of our put.

The Investment Agreement provides that the dollar value that we will be permitted to put to Dutchess Private Equities, Ltd. will be our choice of either:  (A) $250,000, or (B) 200% of the average daily volume in the US market of the common stock for the ten trading days prior to the notice of our Put, multiplied by the average of the three daily closing bid prices immediately preceding the date of the Put.  Based on the formula in the Investment Agreement, however, it is possible that we would only be permitted to exercise a Put for $250,000, as there may not be sufficient trading volume in our common stock to permit us to draw down more than $250,000 per each Put.  Being unable to draw down on the full $2,500,000 financing may not provide adequate funding for our planned operations.

None of the Company’s officers, directors, insiders, affiliates or other related parties may sell any shares of common stock for five trading days after a Put notice is delivered and therefore additional capital raising activities will be limited.

None of our officers, directors, insiders, affiliates, or other related parties may sell any shares of common stock for five trading days after a Put notice is delivered.  Based on this restriction, our additional capital raising activities will be limited.

After the effective date of the registration statement, we have agreed to make late payments to Dutchess for issuance of securities after the seven days following delivery of a Put notice.  We must make any payments incurred in immediately available funds upon demand by Dutchess.  Nothing herein shall limit Dutchess’ right to pursue actual damages for our potential failure to issue and deliver the securities to Dutchess, except that such late payments shall offset any such actual damages incurred by Dutchess.

After the effective date of the registration statement, we have agreed to make late payments to Dutchess for late issuance of securities after the seven days following delivery of a Put notice (each, a “Closing Date”).  As such, if we are late in the issuance of securities in accordance with the Put notice, we will be subject to late payments. The following sets forth the exact amount of the late payment based upon the number of days late and the value of the common stock.

Late payments for Each No. of Days Late	$10,000 Worth of Common Stock
1	$100
2	$200
3	$300
4	$400
5	$500
6	$600
7	$700
8	$800
9	$900
10	$1,000
Over 10	$1,000 plus $200 for each business day late beyond 10 days

If the Company fails to deliver any portion of the shared of the Put to Dutchess and Dutchess purchases, in an open market transaction or otherwise, Shares of the common stock necessary to make delivery of Shares which would have been delivered if the full amount of the shares to be delivered to Dutchess  by the Company, then we must pay to Dutchess, in addition to any other amounts due to Investor pursuant to the Put and an open market adjustment amount.

If we fail to deliver any portion of the Shares of the Put to Dutchess and Dutchess purchases, in an open market transaction or otherwise, shares of common stock necessary to make complete the delivery of shares which would have been delivered if the full amount of the Shares had been delivered to Dutchess by the Company, then we must pay to Dutchess, in addition to any other amounts due to Dutchess pursuant to the Put and an open market adjustment amount.,  The “open market adjustment amount” is the amount equal to the excess, if any, of (A) Dutchess’s total purchase price (including brokerage commissions, if any), for the open market purchase, minus (B) the net proceeds (after brokerage commissions, if any) received by Dutchess from the sale of the Put Shares due.  We must pay the open market adjustment amount to Dutchess in immediately available funds within five (5) business days of written demand Dutchess.

Risks Related to Our Common Stock

Our common stock is thinly traded and stockholders may not be able to liquidate their investment at all, or may only be able to liquidate their investment at a price less than our current stock price.

Our common stock is very thinly traded, and the price when traded may not reflect our value.  Consequently, investors may not be able to liquidate their investment at all, or if they are able to liquidate their investment, it may only be at a price that does not reflect the value of the business.  Even if a more active market should develop, the price of our common stock may be highly volatile.  Because the price for our common stock is low, many brokerage firms may not be willing to effect transactions.  Even if an investor finds a broker willing to effect a transaction in our common stock, the combination of brokerage commissions, transfer fees, taxes, if any, and any other selling costs may exceed the selling price.  Further, many lending institutions will not permit the use of our common stock as collateral for loans.

Our common stock has not been actively traded on a public market.

Although our common stock is traded on the OTC Bulletin Board under the trading symbol “ARGA.OB” for a number of years, our common stock has traded only on a limited basis.  Therefore, it is not certain whether investor interest in our common stock will be sufficient to create or sustain an active public trading market.  If an active public trading market for shares of our common stock does not develop, investors and the other recipients of our common stock may have limited liquidity and may be forced to hold their shares for an indefinite period of time.

Because we are subject to the penny stock rules, sale of our common stock by investors may be difficult.

We are subject to the SEC’s “penny stock” rules.  Penny stocks generally are equity securities with a price of less than $5.00.  The penny stock rules require broker-dealers to deliver a standardized risk disclosure document prepared by the SEC, which provides information about penny stocks and the nature and level of risks in the penny stock market.  The broker-dealer must also provide the purchaser with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson and monthly account statements showing the market value of each penny stock held in the purchaser’s account.  The bid and offer quotations and the broker-dealer and salesperson compensation information must be given to the purchaser orally or in writing prior to completing the transaction, and must be given to the purchaser in writing before or with the purchaser’s confirmation.

In addition, the penny stock rules require that prior to a transaction, the broker and/or dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction.  The penny stock rules are burdensome and may reduce purchases of any offerings and reduce the trading activity for our common stock.  As long as our common stock is subject to the penny stock rules, the holders of our common stock may find it more difficult to sell their securities.

Our common stock prices could decrease if a substantial number of shares are sold under Rule 144.

A substantial majority of our outstanding shares of common stock are “restricted securities” within the meaning of Rule 144 under the Securities Act.  As restricted shares, these shares may be resold only pursuant to an effective registration statement or under the requirements of Rule 144 or other applicable exemption from registration under the Securities Act and as required under applicable state securities laws.  Rule 144 provides in essence that a person who has held restricted securities for a period of at least one year may, under certain conditions, sell every three months, in brokerage transactions, a number of shares that does not exceed the greater of one percent of a company’s outstanding common stock or the average weekly trading volume during the four calendar weeks prior to the sale.  There is no limit on the amount of restricted securities that may be sold by a non-affiliate after the restricted securities have been held by the owner for a period of two years or more.  If a substantial number of shares of our common stock are sold under Rule 144 or other exemption, it could cause the price of our common stock to go down.

Our principal stockholders have the ability to exert significant control in matters requiring stockholder approval and could delay, deter, or prevent a change in control of our company.

Mr. Philip S. Pesin, our Chairman and Chief Executive Officer, owns approximately 19% of our outstanding common stock and will be able to assert significant influence over the election of directors and other matters presented for a vote of stockholders.  In addition, because we are incorporated in Delaware, Delaware corporate law provides that certain actions may be taken by consent action of stockholders holding a majority of the outstanding shares.  In the event that the requisite approval of stockholders is obtained, dissenting or non-participating stockholders generally would be bound by such vote.  Through such concentration of voting power, Mr. Pesin could delay, deter or prevent a change in control or other business combination that might otherwise be beneficial to our other stockholders.  In deciding how to vote on such matters, Mr. Pesin may be influenced by interests that conflict with those of other stockholders.  As a result, investors who purchase our common stock should be willing to entrust all aspects of operational control to our current management team.

For more information on this matter, please refer to the section entitled “Security Ownership of Certain Beneficial Owners and Management.”

The conversion of outstanding convertible securities could cause investors’ ownership to be diluted and may decrease the value of their investment.

Outstanding convertible securities and current and future obligations to issue our securities to various parties may dilute the value of stockholders’ investment.  As of December 12, 2007, we had options and warrants outstanding to purchase approximately 28,021,844 shares of our common stock at prices ranging from $0.095 to $2.55 per share.  For the length of time these warrants and options are outstanding, the holders of such warrants and options will have an opportunity to profit from a rise in the market price of our common stock without assuming the risks of ownership.  This may have an adverse effect on the terms upon which we can obtain additional capital.  It should be expected that the holders of such convertible securities would exercise or convert them at a time when we would be able to obtain equity capital on terms more favorable than the exercise or conversion prices provided by the warrants or options.  There are no preemptive rights in connection with our common stock.

We do not intend to pay dividends in the foreseeable future.

We do not intend to pay any dividends in the foreseeable future.  We do not plan on making any cash distributions in the manner of a dividend or otherwise.  Our Board presently intends to follow a policy of retaining earnings, if any.

We have the right to issue additional common stock and preferred stock without consent of stockholders.  This would have the effect of diluting investors’ ownership and could decrease the value of their investment.

We have additional authorized, but unissued shares of our common stock that may be issued by us for any purpose without the consent or vote of our stockholders that would dilute stockholders’ percentage ownership of our company.

In addition, our certificate of incorporation authorizes the issuance of shares of preferred stock, the rights, preferences, designations and limitations of which may be set by the Board of Directors.  Our certificate of incorporation has authorized issuance of up to 10,000,000 shares of preferred stock in the discretion of our Board.  The shares of authorized but undesignated preferred stock may be issued upon filing of an amended certificate of incorporation and the payment of required fees; no further stockholder action is required.  If issued, the rights, preferences, designations and limitations of such preferred stock would be set by our Board and could operate to the disadvantage of the outstanding common stock.  Such terms could include, among others, preferences as to dividends and distributions on liquidation.

It is possible that there are claims of which we are unaware that may come to light in the future and cost us considerable time, effort and expense to resolve.

We were formed by virtue of a merger of a privately-held operational company with a non-operational publicly-traded company.  While the publicly-traded company had not been operational for several years prior to the acquisition of Old Auriga, the privately-held operational company, it is possible that a claim, whether colorable or not, may be asserted against us in the future with respect to matters arising prior to the merger.  There can be no assurance that some person will not devise a claim and attempt to assert it against us in the hopes of obtaining some monetary benefit.  Resolving such a claim, including by making a monetary payment, may cost us considerable time, effort and expense.  Any of these may impair management’s implementation of our business plan with the consequence of a loss of opportunity.

Evolving regulation of corporate governance and executive compensation may result in additional expenses and continuing uncertainty.

Changing laws, regulations and standards relating to corporate governance, executive compensation, new SEC regulations and the rules of various stock exchanges, are creating uncertainty for public companies.  As a result of these new rules, we will incur additional costs associated with our public company reporting requirements.  In addition, these new rules could make it more difficult or more costly for us to obtain certain types of insurance, including director and officer liability insurance, which could make it difficult for us to attract and retain qualified persons to serve on our Board.

We are presently evaluating and monitoring developments with respect to new and proposed rules and cannot predict or estimate the amount of the additional costs we may incur or the timing of such costs.  These new or changed laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies.  This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices.

We are committed to maintaining high standards of corporate governance and public disclosure.  As a result, we intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities.  If our efforts to comply with new or changed laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to practice, regulatory authorities may initiate legal proceedings against us and we may be adversely affected.

SPECIAL NOTE ABOUT FORWARD-LOOKING STATEMENTS

We have made forward-looking statements in this prospectus, including the sections entitled “Management’s Discussion and Analysis of Financial Condition or Plan of Operation” and “Business,” that are based on our management’s beliefs and assumptions and on information currently available to our management.  Forward-looking statements include the information concerning our possible or assumed future results of operations, business strategies, financing plans, competitive position, industry environment, potential growth opportunities, the effects of future regulation and the effects of competition.  Forward-looking statements include all statements that are not historical facts and can be identified by the use of forward-looking terminology such as the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or similar expressions.  These statements are only predictions and involve known and unknown risks and uncertainties, including the risks outlined under “Risk Factors” and elsewhere in this prospectus.

Although we believe that the expectations reflected in our forward-looking statements are reasonable, we cannot guarantee future results, events, levels of activity, performance or achievement.  We are not under any duty to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results, unless required by law.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by certain selling stockholders.  We will not receive any proceeds from the sale of the Shares by the Selling Stockholders pursuant to this prospectus.  We intend to use these proceeds, if any, for general working capital purposes.  Additionally, with respect  to the transaction with Dutchess Private Equities, Ltd., whenever Dutchess sells shares issued under the Equity Line, we will have received proceeds when we originally Put such shares to the Investor.  The proceeds received from any Puts tendered to Dutchess under the Equity Line of Credit will be used for general working capital purposes.

DETERMINATION OF OFFERING PRICE

Our common stock currently trades on the OTC Bulletin Board under the symbol “ARGA.OB”  The offering price for the common stock being registered is based upon the market price of our common stock for January 25, 2008, which was a closing price of $0.06.

SELLING SECURITY HOLDERS

We agreed to register for resale shares of common stock by the Selling Stockholders listed below.  The Selling Stockholders may from time to time offer and sell any or all of their shares that are registered under this prospectus. Dutchess Private Equities Fund, Ltd., one of the Selling Stockholders, is an "underwriter," within the meaning of the Securities Act of 1933, as amended (the "Act").  The other Selling Stockholders, and any participating broker-dealers may be deemed “underwriters” within the meaning of the the Act. All expenses incurred with respect to the registration of the common stock will be borne by us, but we will not be obligated to pay any underwriting fees, discounts, commissions or other expenses incurred by the Selling Stockholders in connection with the sales of such shares.

The following table sets forth information with respect to the maximum number of shares of common stock beneficially owned by each of the Selling Stockholders named below and as adjusted to give effect to the sales of the Shares offered hereby.  The shares beneficially owned have been determined in accordance with rules promulgated by the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. The information in the table below is current as of January 3, 2008.  All information contained below is based upon information provided to us by the Selling Stockholders and we have not independently verified this information.  The Selling Stockholders are not making any representation that any Shares covered by the prospectus will be offered for sale. The Selling Stockholders may from time to time offer and sell pursuant to this prospectus any or all of the common stock registered.

Except as indicated in footnotes below, the Selling Stockholders have never held any position or office with us, nor are any of the Selling Stockholders associates or affiliates of any of our officers or directors.  Except as indicated in the footnotes below, no Selling Stockholder is the beneficial owner of additional shares of common stock or other equity securities issued by us or any securities convertible into, or exercisable or exchangeable for, our equity securities.  No Selling Stockholder is a registered broker dealer or an affiliate of a broker-dealer.

For purposes of this table, beneficial ownership is determined in accordance with SEC rules, and includes voting power and investment power with respect to shares.  The “Number of Shares Beneficially Owned After the Offering” column assumes the sale of all Shares offered.

Selling stockholder	Shares for sale	Shares before offering	Percent before offering	Shares after offering	Percent after offering (1)
Dutchess Private Equities Fund, Ltd. (1)(2)	15,000,000	0	0%	0	*%
Provident Pharmaceuticals, LLC (7)	2,000,000	0	0%	0	*%
EN McGrath Enterprises, Inc. (8)	500,000	65,455	*%	0	*%
Chenyqua Baldwin	77,500	77,500	*%	0	*%
Outlook Pharmaceuticals, Inc. (6)	3,000,000	0	*%	0	*%
Sonar Products, Inc. (3)	1,500,000	947,180	1.7%	0
Crown Laboratories, Inc. (4)	1,500,000	0	0%	0	*%
Fuze Advisors, LLC (5)	1,000,000	0	0%	0	*%
Total	24,577,500	1,090,135	1.7%	0	*%

* Less than 1%

(1)
The actual number of shares of common stock offered in this prospectus, and included in the registration statement of which this prospectus is a part, includes such additional number of shares of common stock as may be issued or issuable upon draws under the Equity Line of Credit.

(2)	Michael Novielli and Douglas Leighton are the directors of Dutchess Private Equities Fund, Ltd.
(3)	Mark Newman is the President of Sonar Products, Inc. and exercises voting and/or dispositive power over the securities held by that entity.
(4)	Richard Ray is the chief Financial Officer of Crown Laboratories, Inc., and exercises voting and/or dispositive power over the securities held by that entity.
(5)	Chris Walton is the Managing Member of Fuze Advisors, LLC, and exercises voting and/or dispositive power over the securities held by that entity.
(6)	Kerrin Antonsson exercises voting and/or dispositive power over the securities held by Outlook Pharmaceuticals, Inc..
(7)	Brian Crook exercises voting control and/or dispositive power over the securities held by Provident Pharmaceuticals, LLC.
(8)	Nellie McGrath exercises voting control and/or dispositive power over the securities held by EN McGrath Enterprises, Inc.

TRANSACTION WITH DUTCHESS PRIVATE EQUITIES FUND, LTD.

On December 17, 2007, we entered into the Investment Agreement with Dutchess Private Equities Fund, Ltd. Pursuant to this Agreement, Dutchess is irrevocably bound to purchase up to $2,500,000 of our common stick over the course of thirty-six (36) months. The amount that we shall be entitled to request from each purchase (“Puts”) shall be equal to, at our election, either (A) up to $250,000, or (B) 200% of the average daily volume (U.S. market only) of the common stock for the ten (10) trading days prior to the applicable Put notice date, multiplied by the average of the three (3) daily closing bid prices immediately preceding that Put Date.

The “Put Date” shall be the date that Dutchess receives a put notice of a draw down by us. The purchase price shall be set at ninety-three percent (93%) of the lowest bid price of the common stock during the Pricing Period.  The “Pricing Period” shall be the five (5) consecutive trading days immediately after the Put notice date.  There are put restrictions applied on days between the Put date and the closing date, which would be seven (7) daysfollowing the Put notice, with respect to that particular Put.  During this time, we shall not be entitled to deliver another Put notice.

We understand that a delay in the issuance of Shares after a Closing Date could result in economic damage to Dutchess.  After the Effective Date, as compensation to Dutchess for such loss, we have agreed to make late payments in cash to Dutchess for late issuance of Shares (delivery of Shares after the applicable Closing Date) in accordance with the following schedule (where “No. of Days Late” is defined as the number of trading days after the Closing Date, with the amounts being cumulative).

Late payments for Each No. of Days Late	$10,000 Worth of Common Stock
1	$100
2	$200
3	$300
4	$400
5	$500
6	$600
7	$700
8	$800
9	$900
10	$1,000
Over 10	$1,000 plus $200 for each business day late beyond 10 days

We shall make any payments incurred under this section in immediately available funds upon demand by Dutchess. Nothing herein shall limit Dutchess’s right to pursue actual damages  for our failure to issue and deliver the Shares to Dutchess, except that such late payments shall offset any such actual damages incurred by Dutchess, and any Open Market Adjustment, as discussed below.

If, by the third business day after the Closing Date, we fail to deliver any portion of the Shares of the Put to Dutchess and Dutchess purchases, in an open market transaction or otherwise, shares of common stock necessary to make complete the delivery of shares which would have been delivered if the full amount of the Shares had been delivered to Dutchess by us, then we must pay to Dutchess, in addition to any other amounts due to Dutchess pursuant to the Put, and not in lieu thereof, the Open Market Adjustment Amount (as defined below).

The “Open Market Adjustment Amount” is the amount equal to the excess, if any, of (A) Dutchess’s total purchase price (including brokerage commissions, if any), for the open market purchase, minus (B) the net proceeds (after brokerage commissions, if any) received by Dutchess from the sale of the Put Shares due.  We must pay the Open Market Adjustment Amount to Dutchess in immediately available funds within five (5) business days of written demand by Dutchess.

In connection with the Investment Agreement, we entered into the Registration Agreement with Dutchess.  Pursuant to the Registration Agreement, we are obligation to file a registration statement with the SEC covering the shares of common stock underlying the Investment Agreement within fifteen (15) days after the December 17, 2007 execution of the Investment Agreement.

We agreed to pay Dutchess $15,000 in cash for preparation of the Investment Agreement and Registration Agreement.

In addition, we are obligated to use all commercially reasonable efforts to have the registration statement declared effective by the SEC within ninety (90) days after the closing date.

The Investment Agreement does not impose any penalties on us for failure to meet either the 15-day or 90-day obligations; however, we shall endeavor to meet both such deadlines.

PLAN OF DISTRIBUTION

The Selling Stockholders have advised us that the sale or distribution of our common stock owned by the Selling Stockholders may be effected by the Selling Stockholders as principals or through one or more underwriters, brokers, dealers or agents from time to time in one or more transactions (which may involve crosses or block transactions) (i) on the over-the-counter market or on any other market in which the price of our shares of common stock are quoted or (ii) in transactions otherwise than in the over-the-counter market or in any other market on which the price of our shares of common stock are quoted.  Any of such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale or at negotiated or fixed prices, in each case as determined by the selling stockholders or by agreement between the Selling Stockholders and underwriters, brokers, dealers or agents, or purchasers.  If the Selling Stockholders effect such transactions by selling their shares of common stock to or through underwriters, brokers, dealers or agents, such underwriters, brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders or commissions from purchasers of common stock for whom they may act as agent (which discounts, concessions or commissions as to particular underwriters, brokers, dealers or agents may be in excess of those customary in the types of transactions involved).

We will pay all expenses in connection with the registration and sale of the common stock by the selling security holders, who may be deemed to be underwriters in connection with their offering of shares.  The estimated expenses of issuance and distribution are set forth below:

Registration Fees	Approximately	$44.24
Transfer Agent Fees	Approximately	$1,500
Costs of Printing and Engraving	Approximately	$300
Legal Fees	Approximately	$10,000
Accounting Fees	Approximately	$1,000
Total		$12,844.24

Under the securities laws of certain states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers.  The Selling Stockholders are advised to ensure that any underwriters, brokers, dealers or agents effecting transactions on behalf of the Selling Stockholders are registered to sell securities in all fifty states.  In addition, in certain states the shares of common stock may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and we have complied with them.  The Selling Stockholders and any brokers, dealers or agents that participate in the distribution of common stock may be considered underwriters, and any profit on the sale of common stock by them and any discounts, concessions or commissions received by those underwriters, brokers, dealers or agents may be considered underwriting discounts and commissions under the Securities Act of 1933.

In accordance with Regulation M under the Securities Exchange Act of 1934, neither we nor the Selling Stockholders may bid for, purchase or attempt to induce any person to bid for or purchase, any of our common stock while we or they are selling stock in this offering.  Neither we nor any of the Selling Stockholders intends to engage in any passive market making or undertake any stabilizing activity for our common stock.  None of the Selling Stockholders will engage in any short selling of our securities.  We have been advised that under the rules and regulations of the NASD, any broker-dealer may not receive discounts, concessions, or commissions in excess of 8% in connection with the sale of any securities registered hereunder.

LEGAL PROCEEDINGS

We are not a party to any material legal proceedings and we are not aware of any threatened legal proceedings that could cause a material adverse impact on our business, assets or results of operations.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, AND CONTROL PERSONS

The following table sets forth the names and ages of our current directors and executive officers, the principal offices and positions held by each person and the date such person became a director or executive officer.  Our executive officers are elected annually by the Board of Directors.  The directors serve one-year terms until their successors are elected.  The executive officers serve terms of one year or until their death, resignation or removal by the Board of Directors.  Unless described below, there are no family relationships among any of the directors and officers, and none of our officers and directors serve as a director for any other reporting issuer.

Name	Age	Position
Frank R. Greico	49	Chief Executive Officer and Chief Financial Officer
Sharyn G. Alcaraz	40	Corporate Secretary
Trevor K. Pokorney	40	Director
Elliot M. Maza	52	Director
Leon Dreimann	59	Director

       Frank R. Greico joined us in September 2007 as our Chief Financial Officer and became Corporate Secretary in November 2007.  On January 23, 2008, Mr. Greico was also appointed our Chief Executive Officer and concurrently resigned as Corporate Secretary.  Mr. Greico has 28 years finance experience including experience as a senior operations and finance executive in publicly traded and privately held technology and manufacturing companies.  His experience includes financing and capitalization, mergers and acquisitions, strategic planning, international expansion, product development, licensing, information systems, SEC reporting and investor relations.  He has worked as a CFO from 2004 to 2007 for Infotreive, Phatnoise, and Peoplelink.  From 1999 to 2004, he served as CFO for Catalytic Solutions. He served as CFO at Quarterdeck from 1996 to 1999.  Prior to that, Mr. Greico was CFO and Vice President of Finance and Operations at Knowledge Adventure, Inc.  Mr. Greico holds an MBA from Pace University, New York, in management information systems, a BBA in accounting from Pace, is a certified public accountant and a NY office Price Waterhouse Coopers alumni.

    Sharyn G. Alcaraz was appointed Secretary on January 23, 2008.  Ms. Alcaraz has practiced law for fourteen years.  Prior to joining the Company, Ms. Alcaraz had served as North American Regional Counsel/General Counsel and Corporate Secretary for Oberthur Card Systems of America, Inc., and as Vice President, General Counsel and Corporate Secretary for Alta Healthcare System, LLC.  Ms. Alcaraz earned her Bachelor of Arts degree from the University of California, San Diego in Quantitative Economics and Decision Sciences, and her Juris Doctor from Santa Clara University, School of Law.

Trevor K. Pokorney was appointed to our Board of Directors in March 2007, as an independent director.  He also serves on the Board’s Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee.  Mr. Pokorney has extensive business and financing experience, and has lead and helped finance a number of successful high-tech startups.  He is currently the chief operating officer of Gemini Environmental, a startup company in the natural gas industry.  He has held this position since 2006.  Prior to Gemini, from 2005 to 2006 he was the operations manager of Intel’s Acceleration Products Division (formerly Conformative Systems, Inc.), where he had also been vice president of operations before it was acquired by Intel in 2005.  Prior to Intel, he was senior vice president of sales, marketing and manufacturing logistics at Newisys, Inc., a startup company which was the first to introduce an enterprise server based on AMD’s new x86-64 processor.  At Newisys, he oversaw the development and introduction of several product lines and drove sales to a $200 million annual run rate within four years.  Before Newisys, he served as the vice president of operations for Living.com, a startup e-commerce company, which supplied furniture and home accessories to the U.S. market.  Financed by Benchmark Capital, GE Capital and Starbucks, Mr. Pokorney helped Living.com enter a multi-million-dollar strategic alliance with Amazon.com to create a “Home Living” store at Amazon.com.  Mr. Pokorney holds a Master of Science degree from Carnegie Mellon University Graduate School of Industrial Administration, Manufacturing and Operations Management where he graduated magna cum laude.  He earned his Bachelor of Science in Mechanical Engineering from the University of Texas at Austin, graduating summa cum laude.

Elliot M. Maza became a director in May 2007, and Chairman of the Board on January 23, 2008, and serves as one of our independent directors.  Mr. Maza is a licensed C.P.A. and attorney and has extensive experience in the pharmaceutical and drug development industries. He was also appointed Chairman of the Company’s Audit Committee.  Mr. Maza is currently President and Chief Financial Officer and a member of the Board of Directors of Intellect Neurosciences, Inc. (OTCBB: ILNS), a New York-based biotechnology company.  He joined Intellect in May 2006 as Executive Vice President and CFO, was promoted to President in March 2007 and elected to the Board of Directors in June 2007. Prior to joining Intellect, from December 2003 to May 2006,  Mr. Maza was Chief Financial Officer of Emisphere Technologies (NASDAQ: EMIS), a biopharmaceutical company specializing in oral drug delivery.  Previously, he was a partner at Ernst and Young LLP and a Vice President at Goldman Sachs, Inc., and JP Morgan Securities, Inc., Mr. Maza also practiced law at Sullivan and Cromwell, a leading New York law firm.  He currently serves on the Board of Directors and is Chairman of the Audit Committee of Tapestry Pharmaceuticals, Inc. (NASDAQ: TPPH), a biotechnology company focused on developing proprietary therapies for the treatment of cancer.  Mr. Maza received his J.D. degree from the University of Pennsylvania Law School and his Bachelor of Arts degree from Touro College.

Leonhard Dreimann was appointed as a director in June 2007, and serves as one of our independent directors.  Mr. Dreimann served as Chief Executive Officer of Salton, Inc., since its inception in August 1988 until earlier this year and was a founder of the company. He is also currently a director at Salton Inc.  Mr. Dreimann served as Deputy Chairman of AMAP a public Electronics and Housewares Company until 2005. He was managing director and founder of Salton Australia Pty. Ltd., a distributor of Salton brand kitchen appliances.  Mr. Dreimann is currently a trustee of the Goodman Theatre, on the board of the Housewares Charity Foundation and a director of BBB. With a marketing degree from Melbourne University Mr. Dreimann has over 35 years experience in consumer goods Sales and Marketing.

Director Service and Compensation

All of our directors hold office until the next annual meeting of our stockholders or until they resign or are removed from office in accordance with our bylaws.

Our non-employee directors receive a directors’ fee of $2,500 per month, in addition to reimbursement for any expenses incurred by them in attending Board meetings.  We have entered into indemnification agreements with each of our directors, which provides, among other things that we will indemnify each director, under certain circumstances, for defense expenses, damages, judgments, fines and settlements incurred by the director in connection with actions or proceedings to which he may be a party as a result of his position as a member of our Board, and otherwise to the full extent permitted under our bylaws and state law.

Board Committees

From time to time the Board appoints and empowers committees to carry out specific functions on behalf of the Board.  The following describes the current committees of the Board and their members:

Audit Committee

Our Audit Committee consists of Messrs. Maza (Chairman), Pokorney and Dreimann.  Our Board has instructed the Audit Committee to meet periodically with our management and independent accountants to, among other things, review the results of the annual audit and quarterly reviews and discuss the financial statements, select the independent accountants to be retained, and receive and consider the accountants’ comments as to controls, adequacy of staff and management performance and procedures in connection with audit and financial controls.  Each of the members of the Audit Committee of the Board are “independent” within the meaning of Rule 10A-3 of the Exchange Act, and each of the members are able to read and understand fundamental financial statements.  In addition, the Board has determined that Mr. Alleman meets the SEC’s definition of an “audit committee financial expert.”  The Audit Committee Charter is available on our website, located at http://www.aurigalabs.com, under the tab “Investors—Corporate Governance.”

Compensation Committee

Our Compensation Committee consists of Messrs. Pokorney (Chairman), Maza and Dreimann.  The Compensation Committee determines the salaries and incentive compensation of our officers and provides recommendations for the salaries and incentive compensation of our other employees.  The Compensation Committee also administers our stock incentive and stock option plans.  Each of the members of the Compensation Committee of the Board are independent within the rules of the SEC.  The Compensation Committee Charter is available on our website, located at http://www.aurigalabs.com, under the tab “Investors—Corporate Governance.”

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee consists of Messrs. Dreimann (Chairman), Maza, and Pokorney.  The Nominating and Corporate Governance Committee identifies individuals who are qualified to become members of the Board, consistent with criteria approved by the Board, selects, or recommends for the Board’s selection, the director nominees for each annual meeting of stockholders, develops and recommends to the Board a set of corporate governance principles applicable to us, and oversees the annual evaluation of the Board and our management.  The Nominating and Corporate Governance Committee is also authorized to review related-person transactions for potential conflicts of interest.  Each of the members of the Nominating and Corporate Governance Committee of the Board are independent within the rules of the SEC.  The Nominating and Corporate Governance Committee Charter is available on our website, located at http://www.aurigalabs.com, under the tab “Investors—Corporate Governance.”

Director Candidate Proposals

Our Nominating and Corporate Governance Committee may consider director candidates recommended by our stockholders.  If a stockholder wishes to propose a director nominee for consideration by the Nominating and Corporate Governance Committee, he or she may do so by submitting name(s) and supporting information to:  Nominating and Corporate Governance Committee, c/o Auriga Laboratories, Inc., 5284 Adolfo Road, Camarillo, California 93012.   When submitting nominees for consideration, a stockholder should explain why the proposed director nominee meets the factors that the Nominating and Corporate Governance Committee considers important.  He or she should also provide a written resume of the proposed director candidate, detailing relevant experience and qualifications, as well as a list of references.  The Nominating and Corporate Governance Committee will review the resume and may contact references.  It will decide based on the resume and references whether to proceed to a more detailed investigation.  All director candidates proposed will be evaluated by the same criteria regardless of who proposes the candidate.  The above-described procedures were adopted by the Board and the Nominating and Corporate Governance Committee on March 15, 2007.

Code of Ethics

Between the period from Inception to February 22, 2007, we had not adopted a written Code of Ethics applicable to our senior management and senior financial staff.  However, effective as of March 1, 2007, our Board has adopted a Code of Ethics that applies to our Chief Executive Officer, our Chief Financial Officer and our principal accounting officer, as well as to our other senior management and senior financial staff.  Our Code of Ethics complies with the requirements imposed by the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations issued thereunder, for codes of ethics applicable to such officers.  Interested persons can obtain a copy of our Code of Ethics, without charge and upon request, by writing to:  Investor Relations, c/o Auriga Laboratories, Inc., 5284 Adolfo Road, Camarillo, California 93012.  Our Code of Ethics is also available, and is incorporated herein by reference, on our website, located at http://www.aurigalabs.com, under the tab “Investors—Corporate Governance.”

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of December 12, 2007, certain information with respect to the Company’s equity securities owned of record or beneficially by (i) each Officer and Director of the Company; (ii) each person who owns beneficially more than 5% of each class of the Company’s outstanding equity securities; and (iii) all Directors and Executive Officers as a group.

The number of shares and the percentage of shares beneficially owned by each such person or entity, as set forth below, include shares of common stock that such person or group has the right to acquire on or within sixty days after December 12, 2007 pursuant to the exercise of warrants or the conversion of convertible securities.

	Nature of Affiliation Shares Beneficially Owned (1)
		Common Stock	Percentage

Philip S. Pesin (2)	Chairman and Chief Executive Officer	10,858,634	18.11%
Frank R. Greico (3)	President, Chief Financial Officer, Corporate Secretary	825,000	1.37%
Elliot M. Maza(4)	Independent Director	65,625	*
Leon Dreimann (5)	Independent Director	65,625	*
Trevor K. Pokorney (6)	Independent Director	125,000	*

All Executive Officers and Directors as a Group (5 persons)		11,939,884	19.48%
*Less than 1%

(1)
Applicable percentage of ownership is based upon 59,954,037  shares of our common stock outstanding as of December 12, 2007.  Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and investment power with respect to shares shown as beneficially owned.  Shares of common stock subject to warrants currently exercisable or exercisable within 60 days of December 31, 2007 are deemed outstanding for computing the shares and percentage ownership of the person or entity holding such warrants or convertible securities, but are not deemed outstanding for computing the percentage ownership of any other person or entity.

(2)
Mr. Pesin resigned as Chief Executive Officer and Chairman of the Board, effective January 15, 2008.  Consists of:  (i)  6,814,634 shares held of record by Mr. Pesin, his spouse and the Pesin Trust Dated March 23, 2007; (ii); 4,044,000 shares that the Pesin Trust currently has the right to acquire pursuant to warrants; Mr. Pesin also holds an option to purchase up to  3,000,000 shares of stock of which none are vested or will vest within 60 days of October 4, 2007.  Mr. Pesin has sole voting and dispositive power over the shares that he holds of record, and Mr. Pesin shares voting and dispositive power over the shares that are held by Mrs. Pesin, SFP.  The address for this stockholder is c/o Singer Lewak Greenbaum & Goldstein LLP, 10960 Wilshire Boulevard, Suite 1100, Los Angeles, California 90024.  For more information on this matter, please refer to the sections entitled “Risk Factors―Risks Related to Our Business."

(3)	Applicable percentage of ownership is based upon 59,954,037 shares of our common stock outstanding as of December 12, 2007.
(4)
Includes options to purchase 150,000 shares at $1.37 per share, of which 65,625 have vested or will vest within 60 days of December 12, 2007.  The options expire on May 8, 2017.  The address for this stockholder c/o Auriga Laboratories, Inc., 5284 Adolfo Road, Camarillo, California  93012.

(5)
Includes options to purchase 150,000 shares at $1.10 per share, of which 65,625 have vested or will vest within 60 days of December 12, 2007.  The options expire on June 22, 2017.  The address for this stockholder c/o Auriga Laboratories, Inc., 5284 Adolfo Road, Camarillo, California  93012.

(6)
Includes an option to purchase 200,000 shares at $0.72 per share, of which 125,000 have vested or will vest within 60 days of December 12, 2007.  The options expire on February 1, 2017.  The address for this stockholder is c/o Auriga Laboratories, Inc., 5284 Adolfo Road, Camarillo, California 93012.

The issuer is not aware of any person who owns of record, or is known to own beneficially, five percent or more of the outstanding securities of any class of the issuer, other than as set forth above.  The Company does not have an investment advisor.  There are no current arrangements which will result in a change in control.

DESCRIPTION OF SECURITIES

Our authorized capital stock currently consists of 260,000,000 shares of capital stock, par value $0.001 per share, of which 250,000,000 shares are designated as common stock and 10,000,000 shares are designated as preferred stock, the rights and preferences of which may be established from time to time by our Board.  As of January 3, 2008, there were 62,454,037 shares of our common stock issued and outstanding and no shares of our preferred stock issued and outstanding.  In addition, we have issued and outstanding:  (i) 11,936,269 options to purchase our common stock; and (ii) we have issued and outstanding 13,737,338 warrants to purchase our common stock.  No other securities are outstanding.

The description of our securities contained herein is a summary only and may be exclusive of certain information that may be important to you.  For more complete information, you should read our certificate of incorporation and its amendments and restatements, together with our corporate bylaws.

Common Stock.  Each shareholder of our common stock is entitled to a pro rata share of cash distributions made to stockholders, including dividend payments.  Holders of our common stock are entitled to one vote per share on all matters to be voted upon by the stockholders.  There is no cumulative voting with respect to the election of our directors or any other matter.  Therefore, the holders of more than 50% of the shares voted for the election of those directors can elect all of the directors.  The holders of our common stock are entitled to receive dividends when and if declared by our Board of Directors from funds legally available therefore.  Cash dividends are at the sole discretion of our Board of Directors.  In the event of our liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to the liquidation preference of any outstanding preferred stock.  The common stock has no preemptive, conversion or other rights to subscribe for additional securities.  There are no redemption or sinking fund provisions applicable to the common stock.  The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Preferred Stock.  Our certificate of incorporation empowers the Board to issue up to 10,000,000 shares of preferred stock from time to time in one or more series.  The Board also may fix the designation, privileges, preferences and rights and the qualifications, limitations and restrictions of those shares, including dividend rights, conversion rights, voting rights, redemption rights, terms of sinking funds, liquidation preferences and the number of shares constituting any series or the designation of the series.  Terms selected could decrease the amount of earnings and assets available for distribution to holders of our common stock or adversely affect the rights and power, including voting rights, of the holders of our common stock without any further vote or action by the stockholders.  As a result, the rights of holders of common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued by us in the future.

Stock Options and Warrants.  Pursuant to the Auriga Laboratories, Inc. 2005 Stock Option Plan, Auriga Laboratories, Inc. 2006 Stock Option Plan, Auriga Laboratories, Inc. 2007 Stock Option Plan, Auriga Laboratories, Inc. 2006 Equity Incentive Plan and Auriga Laboratories, Inc. 2007 Equity Incentive Plan, we have outstanding grants of options to purchase 11,936,269 shares of our common stock.  These options are exercisable at prices ranging from $0.095 to $2.55 per share.  The outstanding options were granted to 45 of our officers, key employees, directors, independent contractors and sales representatives, consultants and former affiliates for the purpose of attracting qualified management and employees.  Awards issued under these plans may be issued to employees, non-employee directors, independent contractors and sales representatives, consultants and advisors.  On September 26, 2007, the Board approved and adopted the Auriga Laboratories, Inc. 2008 Omnibus Stock Grant and Option Plan (the “2008 Omnibus Plan”).  The company intends to submit the 2008 Omnibus Plan for shareholder approval within the next twelve months.  We reserved 10,000,000 shares to be issued under the 2008 Omnibus Plan, but we have not issued any shares under the plan.

As of December 12, 2007, we had outstanding warrants to purchase an aggregate of 13,737,338 shares of our common stock, of which 13,737,338 are currently vested.   The outstanding warrants have a weighted average exercise price of $1.22 per share.

Exchange Offer.  The Board of Directors approved a Warrant Exchange Offer whereby until 5:00 p.m. Pacific Standard Time on December 28, 2007, each warrant holder has the option to (a) exercise the warrant at $0.11 per share or, (b) exchange the Warrant for the Company’s common stock on a 1 for ¼  ratio.  By way of example, if the Warrant entitles the holder to purchase 100 shares of common stock, he could fulfill the purchase requirements by exchanging the Warrant for 25 shares of common stock.  As of the date of this Prospectus no Warrants have been exchanged for the Company’s common stock.

Dividend Policy.  We have never declared or paid a cash dividend on our capital stock. We do not expect to pay cash dividends on our common stock in the foreseeable future.  We currently intend to retain our earnings, if any, for use in our business.  Any dividends declared in the future will be at the discretion of our Board of Directors and subject to any restrictions that may be imposed by our lenders.

Transfer Agent.  Our transfer agent is Computershare Trust Company, Inc., Denver, Colorado.

INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

The financial statements included in this prospectus and the registration statement have been audited by Williams & Webster, P.S., Certified Public Accountants, to the extent and for the periods set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Article VIII of our Articles of Incorporation provides that, the personal liability of the directors of the corporation is hereby eliminated to the fullest extent permitted by paragraph 1 of Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented.

Article VIII of our Articles of Incorporation provides that, the corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all expenses, liabilities, or other matters referred to in or covered by said section.

Article X of our Bylaws also addresses indemnification for any person that is the subject of a proceeding, by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation and was acting in that capacity to the extent permitted under the General Corporation Law of the State of Delaware.

There are no resolutions of our stockholders or directors which address indemnification.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

ORGANIZATION WITHIN LAST FIVE YEARS

In May 2006, Auriga Laboratories, Inc., a privately-held Delaware corporation formed in April 2005 (“Old Auriga”), entered into an Agreement and Plan of Merger with Multi-Link Telecommunications, Inc., a Colorado corporation (“Multi-Link”), to merge with and into a wholly-owned subsidiary of Multi-Link.  Prior to the merger, Multi-Link was a publicly-traded corporation trading under the stock symbol MLNK.OB, and had no material assets, liabilities or operations.  The merger of Old Auriga with Multi-Link’s wholly-owned subsidiary was completed on May 17, 2006.  Pursuant to the merger, Old Auriga’s stockholders became the holders of approximately 93% of the outstanding shares of Multi-Link.  In July 2006, Multi-Link reincorporated in the State of Delaware and changed its name to Auriga Laboratories, Inc.  Multi-Link provided basic voice mail, call routing and advanced integrated voice and fax messaging to small businesses.  Since the merger with Multi-Link, we have not conducted any business other than operations heretofore conducted or contemplated to be conducted by Old Auriga.  Because the stockholders of Old Auriga became the controlling stockholders of Multi-Link after the merger, Old Auriga was treated as the acquirer for accounting purposes and, therefore, the transaction was accounted for as a reverse merger.  Accordingly, for accounting purposes, the historical financial statements presented are those of Old Auriga.

Following the merger, on July 11, 2006, we effected a 1-for-15 reverse stock split, which became effective on July 20, 2006.  Unless provided otherwise, each of the share numbers set forth in this prospectus reflect the changes to our capital stock effected by the merger and the reverse stock split.

On December 28, 2006, our Board of Directors adopted a resolution amending our bylaws for the purpose of changing our fiscal year.  The amendment serves to change our fiscal year end from March 31 to December 31, effective December 31, 2006.  As a result, all references in this prospectus to the “year ended December 31, 2006” refers to the nine-month transition period from April 1, 2006 to December 31, 2006.

DESCRIPTION OF BUSINESS

Company Overview

We are the first specialty pharmaceutical company building a nationwide commission-based sales model. Our business model combines driving revenues through a variable cost commission-based sales structure, acquisition of proven brand names, introduction of new brands, and a strategic development pipeline, all of which are designed to enhance the growing direct relationships with physicians nationwide.

An innovative, commission-only sales force structure allows the company to cover sales territories that traditionally would not be a focus for large pharmaceutical companies.

On December 12, 2007, Auriga Laboratories, Inc., a Delaware corporation (the “Company”) entered into a Purchase Agreement (“Agreement”) with Malibu Pharma, Inc. (“Malibu”). Under the terms of the Agreement, the Company sold one of its wholly owned subsidiaries, Stesso Pharmaceuticals, LLC (“Stesso”) to Malibu for Six Million Dollars ($6,000,000) (the “Purchase Price”). Stesso holds the license rights to sell and title to inventory of products Extendryl®, Levall®, and Dura-vent™ (the “Products”). The Purchase Price was paid by Malibu executing and delivering to the Company a promissory note for Six Million Dollars ($6,000,000) (the “Note”). The Company was granted a Two Hundred Seventy day (270) option to repurchase Stesso for One Hundred Fifty Percent (150%) of the Purchase Price (the “Repurchase Option”). In addition, for a period of two years, Malibu shall reimburse the Company for sales commissions paid to its independent sales representatives for sales of the Products. The Note is for a term of 3 years with an annual interest rate of 8%, with interest payments to the Company beginning after the first year. Malibu must pay the Company seventy percent (70%) of its total net revenue collected from sales of the Products during the first 2 calendar quarters of 2008 to the Company, which shall be applied toward principal on the Note. Beginning in the first calendar quarter after payment in full of all principal and interest on the Note, Malibu must pay 5% of its net revenue collected from sales of Products by Stesso to the Company.  On January 21, 2008, the Company and Malibu mutually agreed to rescind the Agreement as of December 12, 2007, rendering the transaction subject to the Agreement void ab initio and of no effect.

We operate out of four divisions.  The first is the Auriga Branded Prescriptions division which focuses on the respiratory, dermatology, oncology and psychiatry markets.  The second is the Auriga Consumer Brands division focusing initially in the respiratory over-the-counter and hair care markets.  The third is the Advanced Topical Solutions Pharmaceuticals division which is dedicated primarily to Dermatologists with a secondary focus on Gastroenterologists and Colon-Rectal Specialists.  The fourth is the Stesso Pharmaceuticals division which will commence distribution of authorized generic versions of our branded products that are facing competition from generic or therapeutically equivalent products during 2007.

Our corporate strategy focuses on two primary objectives.  The first is building an innovative, nationwide sales model that drives revenue through a variable cost, commission-only structure.  The second is developing a diversified product portfolio by acquiring proven brands, the introduction of line extensions, reformulations, and the strategic development of our own products.

The Auriga Strategy

We believe that our ability to market, license, acquire and develop brand name prescription products uniquely positions us to continue to grow.  The key elements of our strategy include:
•
Focusing on low-risk product opportunities that can reach the market within a relatively short time frame in order to establish focused therapeutic divisions.  In general, we seek pharmaceutical products that are already approved, or already on the market, have an established market presence and reputation in the medical community, but may no longer have patent protection or are no longer being actively promoted by their marketers.  We seek to combine such drugs with patented reformulation and/or drug delivery or other technologies in an effort to produce unique product profiles with distinct market and/or clinical advantages over others.  These proprietary and potentially patented products can then be re-introduced to the market by leveraging the existing brand equity and patient base of the original product and the new formulation and/or drug delivery technologies which we have introduced.  Our Extendryl® and Levall® product lines are examples of this strategy.

•
Seeking in-license opportunities and co-promotion partnerships.  We anticipate that product additions may fund expansion of therapeutically-focused sales divisions and development of pipeline products, and provide opportunities for us to co-promote with other products.

•
Focusing on low-risk and medium-term opportunities that can reach the market within 48 months.  Products in this category of interest have been previously approved, but may be able to be introduced to the market by making changes in the delivery route or dosing schedule of the drug.  By utilizing the regulatory approval pathway authorized by Section 505(b)(2) of the U.S. Food, Drug and Cosmetic Act (“505(b)(2)”), which is administered by the U.S. Food and Drug Administration (“FDA”), we intend to introduce well-known products, file new drug applications (“NDAs”) under 505(b)(2), and if such NDAs are ultimately approved by the FDA, benefit from the renewed market exclusivity for such products.  Our partnership with River’s Edge, whereby we expect River’s Edge will provide five dermatology pharmaceutical formulations to us for commercial introduction and application with the FDA under 505(b)(2) for such formulations in fiscal 2007, is an example of this strategy.

•
Developing a proprietary patent portfolio to protect therapeutic categories we desire to enter.  We are aggressively working with our regulatory and intellectual property attorneys in an effort to file and secure patent claims in the United States covering product inventions and innovations that we believe are valuable.  These patents, if issued and ultimately found to be valid, may enable us to create a barrier to entry for competitors in the United States market (in addition to regulatory exclusivity provided by FDA approval).

•
Identifying and developing new products utilizing known chemical entities combined with proprietary delivery technologies for use in new disease areas/indications for that chemical entity.  By identifying high value markets with unmet or under-met needs and developing products to serve those needs, we may yield significant franchise value through product introduction with both regulatory and intellectual property exclusivity in the market.  As an example of this strategy, we are working on altering fluticasone, a highly effective topical steroid traditionally used in the asthmatic and dermatological fields, to allow for delivery of fluticasone to the colon and lower intestine for use in treating Crohn’s disease.

Specialty Pharmaceutical Products

Most of our products treat recurring or chronic conditions or disorders which result in repeat use over an extended period of time.  Our specialty pharmaceutical products include:

Aquoral™

Our Aquoral™ product is an FDA-cleared, patent-pending, prescription-only, integrated mouth spray device designed to treat xerostomia, or dry mouth syndrome.  Aquoral™ has never been marketed in the United States.  We launched the Aquoral™ product in February 2007.  We market the Aquoral™ product through our commission-based sales force primarily to psychiatrists, rheumatologists and general practitioners.

Our Aquoral™ product addresses the common condition known as xerostomia, or dryness of the mouth from salivary gland dysfunction due to aging, disease and drug reaction.  Xerostomia can often be severe and painful and is estimated to affect between 10 and 24 percent of the adult population and up to as much as 46 percent of elderly people.  Deficiency of saliva production is associated with a number of diseases, including diabetes, hypertension, rheumatic diseases and Sjögren’s syndrome and can be caused by surgery to the mouth and cancer or radiotherapy to the mouth.  In addition, xerostomia is a side effect of many common medications, including those taken for depression, high blood pressure, allergy and cancer.  A combination of drugs (“polypharmacy”) may cause xerostomia to become worse.  Dry mouth causes quality of life problems such as difficulties in speaking and swallowing.  In addition, a long-term saliva deficiency can also cause oral health problems such as accelerated tooth decay and oral infections.  The main branded prescription drug competitors of Aquoral™ are Salagen®, Caphosol®, Numoisyn™ and Evoxac®.

The Aquoral™ product, known in France under the brand name Aequasyal®, was developed by Laboratoires Carilène S.A.S., of Montesson, France (“Carilène”).  We obtained the exclusive United States rights to Aquoral™ by entering into a licensing and supply agreement with Carilène on September 13, 2006 (the “Aquoral™ License”).  The Aquoral™ License gives us the exclusive right to sell, market, distribute, sublicense and exploit the Aquoral™ in the United States and its territories in consideration of a running royalty obligation based on our net sales of the product line.  The Aquoral™ product is manufactured by Carilène’s manufacturer, Laboratoires Chemineau S.A.S., of Vouvray, France.  Currently the Aquoral™ brand consists of one product:  an FDA-approved, patent-pending prescription integrated mouth spray device.  The Aquoral™ product is covered by a patent application filed with the U.S. Patent and Trademark Office in December 2003.  For a more detailed description of our agreement with Carilène, please refer to the section entitled “—Third Party Agreements.”

Zinx™

On December 1, 2006, we obtained an exclusive license relating to the treatment of the common cold with a patented formula of zinc acetate (“Zinc Product”) from George Andrew Eby III, in consideration of a running royalty obligation based on our net sales of the Zinc Product.  During the first half of 2007, we have launched Zinx™ stand alone lozenges and Zinx™ convenience kits.  As a stand alone product, Zinx™ is an over the counter, or “self-medication,” homeopathic zinc lozenge based on a patented zinc acetate formulation.  The four-gram peppermint flavored Zinx™ lozenge releases 14.0 mg zinc ions.  It is targeted at the cough and cold market category and is generally indicated for prevention of and relief of the common cold.  The market for our Zinx™ product line is the same as that which is targeted by our Extendryl® and Levall® product lines.

To our knowledge, the Zinx™ over the counter formulation is the only formulation ever demonstrated in common cold research to dramatically reduce the duration and severity of common cold symptoms in two independent, double-blind, placebo-controlled clinical trials published in peer reviewed medical journals.  The clinical study, published in the Annals of Internal Medicine in 2000, involved 48 participants (25 in the Zinc group and 23 in the placebo group).  Compared with the placebo group, the zinc acetate group had shorter mean overall duration of cold symptoms (4.5 vs. 8.1 days), along with reductions in cough and nasal discharge and decreased total severity scores for all symptoms.  We believe Zinx™ is unique in the cough and cold market category due to the claims that we are able to make regarding its ability to reduce the duration and severity of common cold symptoms, especially coughing.  Zinx™ is manufactured by a third party.  For a more detailed description of our agreement with Mr. Eby, please refer to the section entitled “—Third Party Agreements.”

Xyralid™

During the first half of 2007, we launched two dermatology products.  Xyralid™ LP Lotion is indicated for the anti-inflammatory anesthetic relief of pruritus (itching) and pruritic eczemas, abrasions, minor burns, insect bites, pain and soreness due to pruritus ani, pruritus vulvae, hemorrhoids, anal fissures and similar conditions of the skin and mucous membranes. Pruritus is the number one symptom associated with these conditions.  Xyralid™ RC is a cream that is sold in a convenience kit that contains a seven- day supply (14 units) of Xyralid Rectal Cream and a 7 day supply of Konsyl® Natural Bulk-Forming Laxative with a convenient shaker cup. Xyralid RC will be promoted to Gastroenterologists and Colon Rectal Specialists and is targeted for the relief of mild hemorrhoid symptoms.  Xyralid™ LP and Xyralid™ RC will both be promoted to Dermatologists, Gastroenterologists and Primary Care Practitioners by the A.T.S. Pharmaceutical division.

Akurza™

Also, during the first half of 2007, we launched AKURZA™, which is a topical aid for the removal of excessive keratin in hyperkeratotic skin disorders including verrucae, and the various ichthyoses (vulgaris, sex-linked and lamellar), keratosis palmaris and plantaris keratosis pilaris, pityriasis rubra pilaris, and psoriasis (including body, scalp, palms and soles).  This product will be promoted to Dermatologists by the A.T.S. Pharmaceutical division.\

Coraz

During the 4th quarter we launched two new dermatology products.  Coraz™ Lotion (hydrocortisone lotion USP, 2%), is a convenience kit that also contains Puleré™, a medicated wash. Coraz™ Lotion is indicated for the relief of the inflammatory and pruritic manifestations of corticosteroid-responsive dermatoses, such as Seborrheic Dermatitis. Puleré, medicated wash, aids in the control of dandruff, seborrhea and itchy flaking scalp. Coraz™ Lotion will be promoted to dermatologists and primary care practitioners by the A.T.S. Pharmaceuticals division of Auriga Laboratories.

Zytopic

Zytopic™ Cream convenience kit that contains Zytopic™ Cream (triamcinolone, USP 0.1%), as well as Cleré™, a soap free cleanser, and Emolene™, a hypoallergenic moisturizer. Zytopic™ Cream is indicated for the relief of the inflammatory and pruritic manifestations of corticosteroid-responsive dermatoses, such as atopic dermatitis. Cleré™ is a hypoallergenic (no perfumes or dyes) cleanser to help manage pruritic conditions. Many cleansers contain detergents, perfumes, dyes and other allergens that further irritate sensitive skin commonly seen in atopic patients. Emolene™ is a hypoallergenic cleansing moisturizer also included in the Zytopic™ Cream Convenience Kit. Zytopic™ Cream will be promoted to dermatologists and primary care practitioners by the ATS Pharmaceutical division of Auriga.

Extendryl®

Our Extendryl® line of products are prescription-only drugs that are generally indicated for treatment and relief of cough, cold and allergy symptoms.  That market, which is estimated at more than $3.5 billion annually in retail sales in the United States, includes a wide variety of tablets, liquids, nasal sprays and syrups that remedy and/or provide relief to cold, allergy and sinus congestion sufferers.  The largest sub-segment of the cough and cold category includes products formulated to relieve symptoms associated with the common cold.  It is estimated that more than one billion common colds occur in the United States each year, with over 100 million of these colds resulting in lost days of school or work, or some level of restricted activity.  Colds are estimated to occur at a rate of two to five per person (six to eight per child) each year.

Our Extendryl® product line currently consists of eight products:  Extendryl® HC, Extendryl® SR, Extendryl® JR, Extendryl® PSE, Extendryl® DM, Extendryl® Chews, Extendryl® G and Extendryl® Syrup.  Our Extendryl® product line offers different combinations of antihistamines, expectorants, decongestants, anticholinergics and anti-tussives that are designed to provide symptomatic relief for several patient types in the acute respiratory disease area.

We obtained our rights to the Extendryl® product line through an exclusive license with Cornerstone Biopharma Ltd. (“Cornerstone”) on May 24, 2005, which was amended on September 6, 2006 (the “Extendryl® License”).  The Extendryl® License gives us the exclusive worldwide right to use the Extendryl® trademark, and the goodwill associated therewith, in connection with the sale, marketing and promotion of the Extendryl® product line in consideration of a running royalty obligation based on net sales of the product line.  The Extendryl® product line is manufactured by each of Fleming and Company Pharmaceuticals, Provident Pharmaceuticals, LLC, and Sovereign Pharmaceutical, Inc.  We market our Extendryl® product line through our commission-based sales force primarily to primary-care physicians, pediatricians and allergists.  The main branded competitors of Extendryl® are Tussionex®, Ah-Chew®, Dallergy® and Rescon™.  For a more detailed description of our agreement with Cornerstone, please refer to the section entitled “—Third Party Agreements.”

Levall®

Our Levall® product line consists of prescription-only drugs that are generally indicated for treatment and relief from coughing, congestion and rhinitis associated with respiratory infections such as the common cold, influenza, bronchitis and sinusitis.  The market for our Levall® product line is the same as that which is targeted by our Extendryl® product line.

Our Levall® product line currently consists of four products:  Levall® 12, Levall® Liquid, Levall® 5.0 and Levall® G.  Our Levall® product line offers different combinations of antihistamines, expectorants, decongestants and anti-tussives that are designed to provide symptomatic relief for several patient types with respiratory infections.

We obtained our rights to the Levall® product line by entering into an exclusive license with Athlon Pharmaceuticals, Inc. (“Athlon”) on August 19, 2006 (the “Levall® License”).  The Levall® License gives us the exclusive right to make, sell, market, distribute and otherwise transfer, dispose, provide and place the Levall® product line in consideration of a running royalty obligation based on our net sales of the Levall® product line.  Our Levall® products are currently manufactured by Great Southern Labs.  We market our Levall® product line through our commission-based sales force primarily to primary-care physicians and pediatricians.  The main branded competitors of Levall® are Tussionex®, Dynex® and Entex®.  For a more detailed description of our agreement with Athlon, please refer to the section entitled “—Third Party Agreements.”

New Product Acquisitions

On June 6, 2007, we entered into a Licensing and Distribution Agreement ("Licensing Agreement ") with Laboratoires Carilène S.A.S a corporation existing under the laws of France, ("Supplier"). Under the terms of the License Agreement, Supplier has granted to the Company an exclusive license in the United States to sell, market, distribute, sublicense and exploit the lotion and shampoo products which incorporate Supplier's Silicium 44 ingredient ("Products").  Under the Licensing Agreement, Supplier would provide, and we were purchase from Supplier, all of our needs for the Products.  By letter dated October 1, 2007, we terminated the Licensing Agreement due to the fact that certain marketing claims were unsubstantiated by any clinical data or photos.  As these misstatements were not able to be cured and were a basis for our entry into the Licensing Agreement, the Licensing Agreement was terminated effective immediately.

On May 24, 2007, we announced that we had acquired the exclusive license to market a new over-the-counter intranasal lubricant developed by Dr. Donald Carter, MD, PC, a Colorado based Otolaryngologist.  Licensing this nasal gel is part of Auriga's strategic plan to grow its Consumer Brands Division which includes the launch of the aforementioned Zinx Lozenges into the OTC cough/cold category last February and introduction of additional Zinx OTC products this summer.  We anticipate distribution of the nasal gel product through its Consumer Brands Division.

On October 29, 2007, we entered into a Manufacturing and Supply Agreement (the “Manufacturing Agreement”) with Mikart, Inc. (“Mikart”).  We appointed Mikart, under the terms of the Manufacturing Agreement, to manufacture Acetaminophen 650/mg/Codeine 60 mg (the “Product”) for commercial distribution by us, in return for an exclusive, royalty free license to market and sell the Product in the United States.

On December 3, 2007, we announced our acquisition of an exclusive license from Outlook Pharmaceuticals, Inc., an Ohio corporation, to make, distribute, commercialize, market and sell in the United States a new product indicated for the treatment of ADHD.

Product Line Extensions

In an effort to more efficiently manage the life-cycle of our products, we regularly consider whether to develop line extensions to the products we market.  Product line extensions are a key element of our overall product strategy.  Both our Extendryl® and Levall® family of products are candidates for line extensions.

In addition, we are working on applying an internally developed (and patent-pending) delivery technology that combines rapid dissolve and extended release (“ER/RD”) qualities for certain of our pharmaceutical products.  While both of these delivery methods are prevalent in the pharmaceutical market, utilization of both in the same product is reasonably unique.

Development Projects

One of the core elements of our overall strategy is to maximize the value of our pharmaceutical products by developing or licensing new patentable formulations, using new delivery methods, techniques and technologies and/or seeking regulatory approval for previously unapproved drugs or indications.  Through the use of these distinct formulations and patent-protected delivery systems, whether developed internally or through partnerships with third parties, we plan to create a marketing advantage over competing drug formulations.  Some of these development projects include line extensions which allow us to extend the life cycles of our products.

To minimize the costs associated with the development of pharmaceuticals and pharmaceutical-related technologies, we generally seek to contract with third party partners to formulate and develop new technologies and approaches, as well as to manufacture formulations on our behalf.  We select partners that we believe have the capability to commercially manufacture the products or those that have strategic alliances to provide commercial services.  By selecting qualified third parties capable of both developing formulations and providing full-scale manufacturing services, we believe we will be able to shorten development and scale-up times necessary for production.  We believe that the key advantage to this approach is that the third-party contractor will have the equipment, operational parameters and validated testing procedures already in place for the commercial manufacture of our products.

Through partnerships with third parties, we have access to several proprietary drug delivery technologies.  Among these technologies are a buccal/linqual absorption technology, which provides for absorption by the lining cells in the oral cavity.  Access to such technologies comes from our experience, knowledge base and networks in the drug delivery field.  In general, our strategy will be to license technologies from specialty drug delivery companies for specific product applications and to leverage the experience of such companies for our product development.  We anticipate that the initial products in our development pipeline will use technologies that have regulatory approvals and well-established histories in the market.  In some cases, we believe that we have unique access to certain technologies as a result of our initial involvement in their development.  Our intellectual property strategy attempts to ensure that new products are protected by composition of matter, use and process patents while providing freedom to operate in the marketplace.

Our product development strategy is to make improvements to drugs that have already been approved and thereby significantly reduce overall development risk.  Filings for regulatory approval will use the 505(b)(2) NDA pathway that allows use of historical data on drug efficacy and safety, thus reducing the overall development time.  We plan to further manage development risk through a tiered approach that initially launches product line extensions of existing brands followed by new products that apply new delivery approaches to approved drugs.  In addition, we anticipate that new products that address novel clinical indications for approved drugs can be developed.

Over time, we plan on building therapeutically-focused product franchises in the areas of respiratory diseases, dermatology and psychiatry disorders.  The conceptual framework for this strategy is to initially acquire or license a mature product for each therapeutic area with brand equity that is no longer the primary focus of its originator.  We have already accomplished this in the respiratory space with  the Aquoral™ product, but we anticipate acquiring, licensing and/or developing products in the psychiatric area, as well.  These opportunities will then provide the impetus for further expansion of our sales force, allowing for additional promotional reach and geographic scope.  Simultaneously, our development team, through collaboration with our commercial team, plan to identify and develop new products as well as enhance existing products with proprietary technologies in order to introduce additional products for each therapeutic division.  In addition, we intend to file for regulatory approval for these newly developed products (and enhanced existing products) in order to achieve both regulatory and intellectual property exclusivity in the market.

Ultimately, as these therapeutic divisions expand and mature in the marketplace, we plan to realize synergies between divisions and expect to be able to “cross-promote” each division’s products in an effort to enhance product launches, intensify promotion during seasonal peaks and react to competitive threats, among other things.

Sales and Marketing Strategy

We have executed the first stage of our commercialization strategy by licensing the established prescription products lines sold under the brand names  Extenryl®, Levall®, Zinx™, Xyralid™, Akurza™ and Aquoral™ and deploying a focused sales force tasked with influencing the prescribing habits of physicians through promotion and building relationships with high prescribing targets.  Our sales force seeks to develop close relationships with these physicians and respond to their needs and their patients’ needs.  In June 2006, we changed our sales team model from mainly salaried sales representatives to a highly entrepreneurial, commission-based team.  At that time, we reduced our salaried sales representatives from 36 members to nine.  Since July 2006, we have expanded our sales and marketing force from nine to approximately 300 associates nationwide.

In essence, our sales and marketing strategy can be described as a “high compression” promotional effort.  Our sales and marketing team will attempt to identify those physician offices that offer the highest potential return for promotional effort; these targeted physicians will then receive promotion in the form of:

•	frequent personal sales calls from our sales representatives;

•	drug samples;

•	promotional and clinical materials designed to support clinical rationale for use of our products;

•	peer-to-peer educational conferences/meetings; and

•	journal advertising.

The key to this strategy will be to focus on only the most productive prescribers who respond to our promotional efforts.  Our sales analytics team will track prescribing response to promotional activities, which should result in a continuous adjustment of targeting and concentration of promotional activities.  Our team will also endeavor to ensure that sufficient product stock is established and maintained within both wholesale and retail distribution outlets so any demand created by the sales force can be met with adequate supply in the market.

In addition to direct placement with physicians, we sell our products to pharmaceutical wholesalers (who in turn distribute to pharmacies), chain drug stores, other retail merchandisers and, on a limited basis, directly to pharmacies.  From our inception to December 31, 2006, four customers accounted for a combined total of approximately 84% of our gross sales.  No other customer accounted for more than 10% of our sales during that same period.  The following wholesalers each accounted for 10% or more of all of our sales during that period:  McKesson Corporation (approximately 28%), Cardinal Health, Inc. (approximately 33%) and Amerisource Bergen Corporation (approximately 11%).  During the nine months ended September 30, 2007 and 2006, McKesson and Cardinal accounted for approximately 46% and 43%, respectively, of the Company’s revenues.  No other customer accounted for more than 10% of the Company’s sales during the respective periods.

As we attempt to build a broader product portfolio for our sales team, our executive team intends to simultaneously develop and seek product opportunities in the psychiatry, dermatology and respiratory areas in order to expand the number of products our sales team can promote.  As we move into additional therapeutic areas, we will execute the same organizational structure evolution process and sales and marketing plan for each subsequent therapeutic division.

Research and Development

We spent approximately $1,006,219 for the year ended December 31, 2006 and $608,571   for the three months ended September 30, 2007, an increase of $211,280 as compared to $397,291 for the three months ended September 30, 2006, respectively, on research and development activities.  This increase was primarily related to additional corporate personnel and their related salary, benefits, non-cash stock option expense, and the related recruitment costs, and also our increased investment in development projects.

Seasonality

Sales of our Extendryl® and Levall® branded cough and cold products increase between October and March, as this period represents the primary cold and flu season.  We expect the impact of seasonality to continue to decrease as we acquire or obtain licenses for products that treat chronic conditions.  However, we anticipate that the seasonality may continue to affect sales of certain existing products for the foreseeable future.  Sales of our cough and cold products for the year ended December 31, 2006 accounted for 100% of our total sales.

Third-Party Agreements

Laboratoires Carilène Licensing and Supply Agreement

On September 13, 2006, we entered into a Licensing and Supply Agreement with Carilène (the “Carilène Agreement”) that sets forth the terms upon which we have obtained an exclusive license (the “License”) from Carilène to market, sell, distribute, sublicense, exploit and market the AquoralTM oral artificial saliva product throughout the United States and its territories.  The AquoralTM oral artificial saliva product contains oxygenated triglycerides from corn oil that have lubricating and moisturizing properties.  Pursuant to the Carilène Agreement, Carilène has agreed to supply us with all of our requirements for the AquoralTM product, and we have agreed to buy such requirements exclusively from Carilène.

In order to maintain exclusive rights to the AquoralTM product, we must purchase specified minimum amounts of the product.  The Carilène Agreement provides for termination of the License upon the expiration of the patent covering the technology practiced by the AquoralTM product for so long as we meet certain minimum purchase requirements.  The Carilène Agreement also provides us with a right of first refusal to distribute and sell all of Carilène’s products in the United States and its territories.

On June 6, 2007, we entered into an additional Licensing and Distribution Agreement Carilène.  Under the terms of the License Agreement, Carilene has granted to the Company an exclusive license in the United States to sell, market, distribute, sublicense and exploit the lotion and shampoo products which incorporate Supplier's Silicium 44 ingredient ("Products").  Under the agreement, Supplier was to provide, and we were purchase from Supplier, all of the Company's needs for the Products.  By letter dated October 1, 2007, we terminated the Licensing Agreement due to the fact that certain marketing claims were unsubstantiated by any clinical data or photos.  As these misstatements were not able to be cured and were a basis for our entry into the Licensing Agreement, the Licensing Agreement was terminated effective immediately.

On October 29, 2007, Carilene filed a complaint in U.S. District Court, Southern District of New York against the Company for an unspecified amount of damages, alleging breach of contract.   The Company is unable to predict the outcome and/or the financial or operating impact of this matter at this time; however, this liability has already been accrued by the Company in its financial books and records.

On October 31, the Company filed a Complaint in the U.S. District Court, Southern District of New York against Carilene for an unspecified amount of damages, alleging Carilene’s material breach and anticipatory repudiation of a license and supply agreement for Aquoral, used to treat dry mouth syndrome.  The Company is unable to predict the outcome and/or the financial or operating impact of this matter at this time.

Athlon Pharmaceuticals License Agreement

On August 31, 2006, we entered into a License Agreement with Athlon that sets forth the terms upon which we obtained the Levall® License from Athlon for the Levall® product line, together with all of Athlon’s intellectual property related to Levall® and certain other tangible and intangible assets related to, or necessary for the continued development and marketing of, the Levall® product line.  The Levall® product line consists of various pharmaceutical products marketed by Athlon that provide relief from coughing, congestion and rhinitis associated with respiratory infections such as the common cold, influenza, bronchitis and sinusitis.  The Levall® License permits us to make, sell, market, distribute, import and otherwise transfer the Levall® products on a worldwide basis.  As consideration for the Levall® License, we agreed to pay Athlon a percentage of net sales for the Levall® product line.  We also paid Athlon $1.5 million in upfront fees and 2,500,000 shares of our restricted common stock.

On February 9, 2007, we filed a lawsuit against Athlon in the United States District Court for the Northern District of Georgia under the caption Auriga Laboratories, Inc. v. Athlon Pharmaceuticals, Inc., No. 1:07-CV-0308-CC (2007), regarding certain sales practices allegedly engaged in by Athlon regarding the Levall® products.  On February 23, 2007, we entered into a settlement agreement with Athlon to settle this dispute.  The settlement agreement provides that Athlon will refrain from certain allegedly unfair competitive practices, including making or distributing false, misleading, deceptive or disparaging statements, representations and/or writings regarding us and/or the Levall® products.  Pursuant to the settlement agreement, we agreed to dismiss the litigation referred to above by filing a stipulation of dismissal with prejudice within five business days following the execution of the settlement agreement.  The settlement agreement also contains certain customary terms, including releases by each of the parties for any and all claims each may have against the other through the date of the settlement agreement.  Additionally, the license agreement originally provided that we would pay to Athlon a royalty payment equal to 50% of net sales up to $10,000,000 through the end of the first year following the closing date of the license agreement, with such rate to decrease to 20% for net sales in excess of $10,000,000.  The royalty payments for the second and third years of the license agreement were equal to 35% of net sales and 25% of net sales, respectively.  In addition, the license agreement provided for royalty payments equal to 8% of net sales for each year following the third year until such time as the aggregate royalty payments totaled $20,000,000, plus royalty payments equal to 1% of net sales for each year subsequent thereto.

The letter agreement we entered into with Athlon in connection with the settlement agreement amends the license agreement by reducing the period of time for which we are obligated to make royalty payments at the rate of 50% of net sales from the first year following the closing date of the license agreement to December 31, 2006.  Furthermore, effective February 1, 2007, the royalty payment rate on all sales by us is reduced to 25% of net sales, until such time as the aggregate royalty payments total $10,000,000.  Once aggregate royalty payments total $10,000,000, we will not be required to make any further royalty payments to Athlon, thus potentially reducing the total royalty payments required under the license agreement by approximately $10,000,000.

In addition, the letter agreement reduces the frequency of our reporting and payment obligations. The license agreement previously required us to make monthly reports and payments until such time as the aggregate royalty payments made by us equaled or exceeded $10,000,000, with such reports and payments to be made on a quarterly basis thereafter.  The license agreement now only requires us to make quarterly reports and payments.

Under the terms of the agreement with Athlon, all royalty obligations set forth in the agreement are automatically reduced if the FDA takes any action against the products licensed from Athlon.  On May 25, 2007, the FDA announced its intention to take enforcement action against companies that market drug products, which have not received formal FDA approval, in a timed-release dosage form that contain guaifenesin.  In a May 29, 2007 Federal Register notice, the agency stated that the enforcement policy applies to any drug product in a timed-released form that contains guaifenesin.  As a result of the FDA action, the Company’s obligation for royalties payable to Athlon is reduced by 63% (a percentage equal to the applicable product’s percentage of revenue (as determined by IMS or NDC data adjusted to wholesale equivalent dollars) of the Levall product line during the twelve months prior to the applicable action or proceeding).

On September 18, 2007, we notified Athlon in writing that pursuant to the Amended and Restated License Agreement, as amended, all royalty obligations set forth in the agreement will be automatically reduced by a percentage equal to the applicable product’s percentage of revenue (as determined by IMS or NDC data adjusted to wholesale equivalent dollars) of the Levall product line during the twelve months prior to the applicable action or proceeding.  We also notified Athlon that due to the FDA action, the royalty percentage will be reduced from the current 25% of net sales by 63% to 9.25%.   We also notified Athlon that third quarter 2007 royalty calculations and payments will reflect the reduced royalty rate.

For more information on our agreement with Athlon, please refer to the section entitled “Financial Statements—Notes to Consolidated Financial Statements; Subsequent Events—Athlon Settlement Agreement.”

Cornerstone Biopharma License Agreement

On May 24, 2005, we entered into a license agreement (the “Prior Extendryl® License Agreement”) with Cornerstone pursuant to which we were granted an exclusive, perpetual, worldwide sub-license to the trademark rights in Extendryl® and to propriety information relating to formulations that relate directly to products sold by Fleming and Company Pharmaceuticals (the ultimate licensor) under the Extendryl® mark (the “Licensed Extendryl® Rights”), in exchange for a royalty of 30% of net sales of the Extendryl® products sold by us.  Effective as of September 6, 2006, we entered into an Amended and Restated License Agreement (the “New Extendryl® License Agreement”), pursuant to which we are obligated to make decreased royalty payments to Cornerstone for the Licensed Extendryl® Rights based on a percentage of net sales.  As additional consideration, we issued Cornerstone 200,000 shares of our common stock.

Pursuant to the New Extendryl® License Agreement, we agreed, so long as the New Extendryl® License Agreement remains in effect, that we will not submit NDAs for products containing one of the active ingredients in Extendryl®.  Cornerstone is free to submit such applications.  The formulations which are the subject of any such approved applications by Cornerstone will be included in the rights licensed to us under the New Extendryl® License Agreement.  Both parties have also agreed not to manufacture generic versions of the other party’s products.

Ellevan LLC License Agreement

On May 24, 2007, we announced that we had acquired the exclusive license to market a new over-the-counter intranasal lubricant developed by Donald Carter, MD, PC, a Colorado based Otolaryngologist. Licensing this nasal gel is part of Auriga's strategic plan to grow its Consumer Brands Division which includes the launch of the aforementioned Zinx Lozenges into the OTC cough/cold category last February, and introduction of additional Zinx OTC products this summer.  The Company anticipates distribution of the nasal gel product through its Consumer Brands Division.

Mikart Manufacturing and Supply Agreement

On October 29, 2007, we entered into a Manufacturing and Supply Agreement (the “Manufacturing Agreement”) with Mikart, Inc. (“Mikart”).  We appointed Mikart, under the terms of the Manufacturing Agreement, to manufacture Acetaminophen 650/mg/Codeine 60 mg (the “Product”) for commercial distribution by us, in return for an exclusive, royalty free license to market and sell the Product in the United States.

Outlook Pharmaceuticals, Inc. License Agreement

On December 3, 2007, we announced our acquisition of an exclusive license from Outlook Pharmaceuticals, Inc., an Ohio corporation, to make, distribute, commercialize, market and sell in the United States a new product indicated for the treatment of ADHD.

Manufacturers and Single Source Suppliers

We use third-party manufacturers for the production of our products for development and commercial purposes.  Given the general under-utilization of resources, the availability of excess capacity for manufacturing in the marketplace and the lower cost of outsourcing, we intend to continue to outsource our manufacturing for the near term.  Some of our products are currently available only from sole or limited suppliers.  These third-party manufactured products include products that have historically accounted for a significant portion of our revenues.

We are dependent on third parties for the supply of the raw materials necessary to develop and manufacture our products, including the active and inactive pharmaceutical ingredients used in our products.  We are required to identify the supplier of all the raw materials for our products in the drug applications that we file with the FDA.  If raw materials for a particular product become unavailable from an approved supplier specified in a drug application, we would be required to qualify a substitute supplier with the FDA, which would likely interrupt manufacturing of the affected product.  To the extent practicable, we attempt to identify more than one supplier in each drug application.  However, some raw materials are available only from a single source and, in some of our drug applications, only one supplier of raw materials has been identified, even in instances where multiple sources exist.

In addition, we obtain some of our raw materials and products from foreign suppliers.  Arrangements with international raw material suppliers are subject to, among other things, FDA regulation, various import duties, foreign currency risk and other government clearances.  Acts of governments outside the United States may affect the price or availability of raw materials needed for the development or manufacture of our products.  In addition, any changes in patent laws in jurisdictions outside the United States may make it increasingly difficult to obtain raw materials for research and development prior to the expiration of the applicable United States or foreign patents.

Trademarks

Because of the large number of products on the market which compete with our products, we believe that our product brand names are an important factor in establishing product recognition.  We have applied for a registration of “Auriga Laboratories” as a trademark in the United States.  In addition, we have applied for registrations of “Auriga Development,” “Auriga Pharmaceuticals,” “ATS Pharmaceuticals” and "Stesso Pharmaceuticals" as trademarks in the United States.

We have been licensed righs to use the trademarks Extendryl® and Levall® from their respective owners. In addition, we have also filed United States trademark applications for the trademarks Akurza™, Zinx ™, Xyralid™, Aquoral™, Dura Vent™, Orchestrated Therapy™, The Doctor Recommended Zinc™, Innovation in Oral Hydration™ and Our Business is Your Health™, Ellevan™, Help Is Just A Spray Away™, Zytopic™, Coraz™, Stesso Pharmaceuticals™, Aquoral™, Zinx™, ZincRX™, Tussi-Tab™, Pulere™, A.T.S. Pharmaceuticals™, Centera™, Breze™, The New Pharma Model™, Codiflex™, and The First National, Commission-Only Pharmaceutical Sales Organization™.  Maintenance of our trademarks requires that we enforce our rights by preventing infringement by third parties, although we may not always have the resources to stop others from infringing our trademarks.

Patents

We consider the protection afforded by patents important to our business.  Our success depends in part on our ability to obtain patents, protect trade secrets, operate without infringing the proprietary rights of others and prevent others from infringing on our proprietary rights.  We intend to seek patent protection in the United States and select foreign countries where we deem it appropriate for products we develop.  There can be no assurances that any patents will result from our patent applications, that any patents that may be issued will protect our intellectual property or products or that any issued patents will not be challenged by third parties.  In addition, if we do not avoid infringement of the intellectual property rights of others, we may have to seek a license to sell our products, defend an infringement action or challenge the validity of the intellectual property in court, all of which could be expensive and time consuming.

In addition to filing our own patents, we have obtained, and expect to continue to seek, licenses to patents and patent applications and other proprietary rights from others.  For example, the original developer and supplier of Aquoral™ has filed for a United States patent for the Aquoral™ formulation.  If issued, this patent could provide us with a competitive advantage because it might create a barrier to entry to other companies that might otherwise seek to develop similar products.

We have six patent applications or provisional patent applications pending in the United States Patent and Trademark Office and plan to use Patent Cooperation Treaty filings in an attempt to expand coverage of the pending United States patent applications to individual countries outside the United States at appropriate times as we see fit.  Our patent and provisional patent applications generally cover:

•  sequential release formulations of cough, cold and allergy actives designed to orchestrate the effectiveness of their pharmacologic action;
•  mixed-release tablet formulation containing cough and cold therapeutic agents that dissolves rapidly in the mouth and provides continuous (immediate and extended) dosing for 8-12 hours;
•  enhancing the solubility and bioavailability of orally delivered corticosteroids;
•  mulitphasic drug release of methscopolamine within a variety of dosage forms;
•  a therapeutic method for treating infectious rhinitis utilizing the combination of pharmacologic agents to address the associated symptoms and a immunonutritional formulation incorporating zinc supplementation; and
•  delivery of potassium guaiacolsulfonate in multiphasic release for cough, cold and allergy conditions and certain autoimmune diseases.

In addition, pursuant to our license and supply agreement with Carilène, we have an exclusive worldwide license to any patent rights that issue from Carilène’s pending patent application for the Aquoral™ formulation.

Proprietary rights relating to our technologies will be protected from unauthorized use by third parties only to the extent that they are covered by valid and enforceable patents or are effectively maintained as trade secrets.  The strength and breadth of patent positions of pharmaceutical companies are extremely complex and uncertain.  The scope and extent of our patent protections for some of our products, including the Extendryl® and Levall® product lines  are particularly uncertain because formulations for the actives in these product lines have existed in the public domain for many years, some of which have patent protection.  With respect to fluticasone, for example, other parties have been granted patents on methods for producing the drug, specific formulations, and the methods of treatment or use.  The publication of this information limits the scope of any patents that we may seek and may prevent us from obtaining any meaningful patent protection.  We cannot assure you that any patents that we are seeking, or that are licensed to us, will afford protection against competitors.  Nor can we assure you that any patent applications will result in patents being issued.

In addition, the laws of certain foreign countries do not protect our intellectual property rights to the same extent as do the laws of the United States.  The patent position of pharmaceutical companies involves complex legal and factual questions.  We cannot predict whether the intellectual property laws of foreign countries will be enforceable.  We cannot assure you that any of our patents or patent applications, if issued, will not be challenged, invalidated or designed around.  Nor can we assure you that the patents will provide proprietary protection or competitive advantages to us.  Furthermore, we cannot assure you that others will not independently develop similar technologies or duplicate any technology developed by us.

Our commercial success depends significantly on our ability to operate without infringing the patents and other proprietary rights of third parties.  We cannot assure you that our technologies do not and will not infringe the patents or violate other proprietary rights of third parties.  In the event any of our technologies are found to infringe or violate the intellectual property rights of others, we may be prevented from pursuing research, development or commercialization of our products.

There has been extensive litigation regarding patents and other intellectual property rights in the biotechnology and pharmaceutical industries.  The defense and prosecution of intellectual property suits and related legal and administrative proceedings in the United States and abroad involve complex legal and factual questions.  These proceedings are costly and time-consuming to pursue and their outcome is uncertain.  Litigation may be necessary to enforce patents issued to or licensed by us, to protect trade secrets or know-how owned or licensed by us and to determine the enforceability, scope and validity of the proprietary rights of others.

We will incur substantial expense and be forced to divert significant effort and resources of our technical and management personnel in the event we must prosecute or defend any litigation or other administrative proceeding.  If an adverse determination were made, we could incur significant liabilities to third parties or be required to seek licenses which may not be available from third parties or may be prevented from selling our products in certain markets, if at all.  Although patent and intellectual property disputes are often settled through licensing or similar arrangements, costs associated with these arrangements may be substantial and could include ongoing royalties.  Furthermore, we cannot assure you that the necessary licenses would be available to us on satisfactory terms, if at all.

In addition to patents, we rely on trade secrets and proprietary know-how, which we seek to protect, in part, through confidentiality agreements with some of our employees.  We cannot assure you that these confidentiality or proprietary information agreements will meaningfully protect our technology or provide us with adequate remedies in the event of unauthorized use or disclosure of this information.  Nor can we assure you that the parties to these agreements will not breach these agreements or that our trade secrets will not otherwise become known to or be independently developed by competitors.

For more information on this matter, please refer to the section entitled “Risk Factors―Risks Related to Our Business.”

Competition

The market for pharmaceuticals is highly competitive with many established manufacturers, suppliers and distributors which are actively engaged in all phases of the business.  We believe that competition in the sale of our products is based primarily on efficacy, reimbursement coverage, brand awareness, availability, product safety and price.  Our brand name pharmaceutical products may be subject to competition from alternate therapies during the period of patent protection and thereafter from generic or other competitive products.  All of our products compete with generic and other competitive products in the marketplace.

Competing in the branded product business requires us to identify and quickly bring to market new products embodying technological innovations.  Successful marketing of branded products depends primarily on the ability to communicate the efficacy, safety and value to healthcare professionals in private practice, group practices and managed care organizations.  We anticipate that our branded product offerings will support our existing lines of therapeutic focus.  Based upon business conditions and other factors, we regularly reexamine our business strategies and may from time to time reallocate our resources from one therapeutic area to another, withdraw from a therapeutic area or add an additional therapeutic area in order to maximize our overall growth opportunities.

Some of our products compete with one or more products marketed by very large pharmaceutical companies which have much greater financial resources for marketing, selling and developing their products.  Our competitors in branded products include, but are not limited to, the major brand name manufacturers of pharmaceuticals.  Based on total assets, annual revenues and market capitalization, we are considerably smaller than these and other national competitors in the branded product area.  These competitors, as well as others, have been in business for a longer period of time, have a greater number of products on the market and have greater financial and other resources than we do.  If we directly compete with them for the same markets and/or products, their financial and market strength could prevent us from capturing a meaningful share of those markets.

We also compete with other pharmaceutical companies for product line acquisitions as well as for new products and acquisitions of other companies.  These competitors include Forest Laboratories, Inc., Medicis Pharmaceutical Corporation, Watson Pharmaceuticals, Inc., King Pharmaceuticals, Inc., Shire Pharmaceuticals Group plc, Biovail Corporation, Barr Pharmaceuticals, Inc., Solvay Pharmaceuticals, Inc., Reliant Pharmaceutical, LLC,  Kos Pharmaceuticals, Inc. and other companies that acquire branded products from other pharmaceutical companies.  These companies may have greater resources and abilities than we have.

For more information on this matter, please refer to the section entitled “Risk Factors―Risks Related to Our Business.”

Government Regulation

Government authorities in the United States at the federal, state, and local levels extensively regulate, among other things, the research, development, testing, manufacture, labeling, promotion, advertising, distribution, sampling, marketing and import and export of pharmaceutical products and medical devices.  Many of our products in development will require regulatory approval by government agencies prior to commercialization.  Various federal, state, local and foreign statutes and regulations also govern testing, manufacturing, safety, labeling, storage and record-keeping related to such products and their marketing.  The process of obtaining these approvals and the subsequent process of maintaining substantial compliance with appropriate federal, state and local statutes and regulations require the expenditure of substantial time and financial resources.  In addition, statutes, rules, regulations and policies may change and new legislation or regulations may be issued that could delay such approvals.

Pharmaceutical Product Regulation

In the United States, the FDA regulates pharmaceutical products under the U.S. Food, Drug, and Cosmetic Act (“FDCA”), and implementing regulations that are adopted under the FDCA.  If we fail to comply with the applicable requirements under these laws and regulations at any time during the product development process approval process, or after approval, we may become subject to administrative or judicial sanctions.  These sanctions could include the FDA’s refusal to approve pending applications, withdrawals of approvals, clinical holds, warning letters, product recalls, product seizures, total or partial suspension of our operations, injunctions, fines, civil penalties or criminal prosecution.  Any agency enforcement action could have a material adverse effect on us.  The FDA also administers certain controls over the export of drugs from the United States.

Under the United States regulatory scheme, the development process for new pharmaceutical products can be divided into three distinct phases:

•  Preclinical Phase.  The preclinical Phase involves the discovery, characterization, product formulation and animal testing necessary to prepare an Investigational New Drug application (“IND”) for submission to the FDA.  The IND must be accepted by the FDA before the drug can be tested on humans.

•  Clinical Phase.  The clinical phase of development follows a successful IND submission and involves the activities necessary to demonstrate the safety, tolerability, efficacy and dosage of the substance in humans, as well as the ability to produce the substance in accordance with the FDA’s current Good Manufacturing Processes (“cGMP”) requirements.  Data from these activities are compiled in an NDA for submission to the FDA requesting approval to market the drug.

•  Post-Approval Phase.  The post-approval phase follows FDA approval of the NDA and involves the production and continued analytical and clinical monitoring of the product.  The post-approval phase may also involve the development and regulatory approval of product modifications and line extensions, including improved dosage forms, of the approved product, as well as for generic versions of the approved drug, as the product approaches expiration of patent or other exclusivity protection.

Each of these three phases is discussed further below:

Preclinical Phase.  The development of a new pharmaceutical agent begins with the discovery or synthesis of a new molecule.  These agents are screened for pharmacological activity using various animal and tissue models, with the goal of selecting a lead agent for further development.  Additional studies are conducted to confirm pharmacological activity, to generate safety data and to evaluate prototype dosage forms for appropriate release and activity characteristics.  Once the pharmaceutically active molecule is fully characterized, an initial purity profile of the agent is established.  During this and subsequent stages of development, the agent is analyzed to confirm the integrity and quality of material produced.  In addition, development and optimization of the initial dosage forms to be used in clinical trials are completed, together with analytical models to determine product stability and degradation.  A bulk supply of the active ingredient to support the necessary dosing in initial clinical trials must be secured.  Upon successful completion of preclinical safety and efficacy studies in animals, an IND submission is prepared and provided to the FDA for review prior to commencement of human clinical trials.  The IND consists of the initial chemistry, analytical, formulation and animal testing data generated during the preclinical phase.  In general, the review period for an IND submission is 30 days, after which, if no comments are made by the FDA, the product candidate can be studied in Phase 1 clinical trials.

Clinical Phase.  Following successful submission of an IND, the sponsor is permitted to conduct clinical trials involving the administration of the investigational product candidate to human subjects under the supervision of qualified investigators in accordance with good clinical practice.  Clinical trials are conducted under protocols detailing, among other things, the objectives of the study and the parameters to be used in assessing the safety and the efficacy of the drug.  Each protocol must be submitted to the FDA as part of the IND prior to beginning the trial.  Each trial must be reviewed, approved and conducted under the auspices of an independent institutional review board, and each trial, with limited exceptions, must include the patient’s informed consent.  Typically, clinical evaluation involves the following time-consuming and costly three-phase sequential process:

•  Phase 1.  Phase 1 human clinical trials are conducted in a limited number of healthy individuals to determine the drug’s safety and tolerability and includes biological analyses to determine the availability and metabolization of the active ingredient following administration.  The total number of subjects and patients included in Phase 1 clinical trials varies, but is generally in the range of 20 to 80 people.

•  Phase 2.  Phase 2 clinical trials involve administering the drug to individuals who suffer from the target disease or condition to determine the drug’s potential efficacy and ideal dose.  These clinical trials are typically well controlled, closely monitored and conducted in a relatively small number of patients, usually involving no more than several hundred subjects.  These trials require scale up for manufacture of increasingly larger batches of bulk chemical.  These batches require validation analysis to confirm the consistent composition of the product.

•  Phase 3.  Phase 3 clinical trials are performed after preliminary evidence suggesting effectiveness of a drug has been obtained and safety (toxicity), tolerability and an ideal dosing regimen has been established.  Phase 3 clinical trials are intended to gather additional information about the effectiveness and safety that is needed to evaluate the overall benefit-risk relationship of the drug and to complete the information needed to provide adequate instructions for the use of the drug, also referred to as the Official Product Information.  Phase 3 trials usually include from several hundred to several thousand subjects.

Throughout the clinical phase, samples of the product made in different batches are tested for stability to establish shelf life constraints.  In addition, large-scale production protocols and written standard operating procedures for each aspect of commercial manufacture and testing must be developed.

Phase 1, 2, and 3 testing may not be completed successfully within any specified time period, if at all.  The FDA closely monitors the progress of each of the three phases of clinical trials that are conducted under an IND and may, at its discretion, reevaluate, alter, suspend or terminate the testing based upon the data accumulated to that point and the FDA’s assessment of the risk/benefit ratio to the patient.  The FDA may suspend or terminate clinical trials at any time for various reasons, including a finding that the subjects or patients are being exposed to an unacceptable health risk.  The FDA can also request additional clinical trials be conducted as a condition to product approval.  Additionally, new government requirements may be established that could delay or prevent regulatory approval of any product under development.  Furthermore, institutional review boards, which are independent entities constituted to protect human subjects in the institutions in which clinical trials are being conducted, have the authority to suspend clinical trials at any time for a variety of reasons, including safety issues.

New Drug Application (NDA)

After the successful completion of Phase 3 clinical trials, the sponsor of the new drug submits an NDA to the FDA requesting approval to market the product for one or more indications.  An NDA is a comprehensive, multi-volume application that includes, among other things, the results of all preclinical and clinical studies, information about the drug’s composition, and the sponsor’s plans for producing, packaging, and labeling the drug.  Under the Pediatric Research Equity Act of 2003, an application also is required to include an assessment, generally based on clinical study data, on the safety and efficacy of drugs for all relevant pediatric populations before the NDA is submitted.  The statute provides for waivers or deferrals in certain situations.  In most cases, the NDA must be accompanied by a substantial user fee.  In return, the FDA assigns a goal of 10 months from acceptance of the application to return of a first “complete response,” in which the FDA may approve the product or request additional information.

    The submission of the application is no guarantee that the FDA will find it complete and accept it for filing.  The FDA reviews all NDAs submitted before it accepts them for filing.  It may refuse to file the application and request additional information rather than accept the application for filing, in which case, the application must be resubmitted with the supplemental information.  After an application is deemed filed by the FDA, the FDA reviews the NDA to determine, among other things, whether a product is safe and effective for its intended use.  The FDA has substantial discretion in the approval process and may disagree with an applicant’s interpretation of the data submitted in its NDA.  Drugs that successfully complete NDA review may be marketed in the United States, subject to all post-approval conditions and maintenance obligations imposed by the FDA.

Prior to granting approval, the FDA generally conducts an inspection of the facilities, including outsourced facilities, that will be involved in the manufacture, production, packaging, testing and control of the drug product for cGMP compliance.  The FDA will not approve the application unless cGMP compliance is satisfactory.  If the FDA determines that the marketing application, manufacturing process or manufacturing facilities are not acceptable, it will outline the deficiencies in the submission and will often request additional testing or information.  Notwithstanding the submission of any requested additional information, the FDA ultimately may decide that the marketing application does not satisfy the regulatory criteria for approval and refuse to approve the application by issuing a “not approvable” letter.

The length of the FDA’s review ranges from a few months to many years.

Fast-Track Review

The Food and Drug Administration Modernization Act of 1997 (“Modernization Act”) establishes a statutory program for the approval of “Fast-Track” products, which are defined under the Modernization Act as new drugs intended for the treatment of a serious or life-threatening condition that demonstrate the potential to address unmet medical needs for this condition.  To determine whether a condition is “serious” for the purposes of Fast-Track designation, the FDA considers several factors including, the condition’s impact on survival, day-to-day functioning, and the likelihood that the disease, if left untreated, will progress from a less severe condition to a more serious one.  If awarded, the Fast-Track designation applies to the product only for the indication for which the designation was received.  Under the Fast-Track program, the sponsor of a new drug may request the FDA to designate the drug as a Fast-Track product in writing at any time during the clinical development of the product.  The Modernization Act specifies that the FDA must determine if the product qualifies for Fast-Track designation within 60 days of receipt of the sponsor’s request.

Fast-Track designation offers a product the benefit of approval based on surrogate endpoints that generally would not be acceptable for approval and also offers possible early or rolling acceptance of the marketing application for review by the agency.  However, the time periods to which the FDA has committed in reviewing an application do not begin until the sponsor actually submits the application.  The FDA may subject approval of an application for a Fast-Track product to post-approval studies to validate the surrogate endpoint or confirm the effect on the clinical endpoint, and the FDA may also subject such approval to prior review of all promotional materials.  In addition, the FDA may withdraw its approval of a Fast-Track product on a number of grounds, including the sponsor’s failure to conduct any required post-approval study with due diligence and failure to continue to meet the criteria for designation.

Fast-Track designation should be distinguished from the FDA’s other programs for expedited development and review, although products awarded Fast-Track status may also be eligible for these other benefits.  Accelerated approval refers to the use of less than well-established surrogate endpoints discussed above.  Priority review is a designation of an application after it has been submitted to FDA for approval.  The agency sets the target date for agency actions on the applications of products that receive priority designation for six months, where products under standard review receive a ten month target.

Post-Approval Phase

If the FDA approves the NDA or ANDA application (as more fully described below), as applicable, the pharmaceutical product becomes available for physicians to prescribe in the United States.  After approval, we are still subject to continuing regulation by the FDA, including record keeping requirements, submitting periodic reports to the FDA, reporting of any adverse experiences with the product, and complying with drug sampling and distribution requirements.  In addition, we are required to maintain and provide updated safety and efficacy information to the FDA.  We are also required to comply with requirements concerning advertising and promotional labeling.  In that regard, our advertising and promotional materials must be truthful and not misleading.  We are also prohibited from promoting any non-FDA approved or “off-label” indications of products.  Failure to comply with those requirements could result in significant enforcement action by the FDA, including warning letters, orders to pull the promotional materials and substantial fines.  Also, quality control and manufacturing procedures must continue to conform to cGMP after approval.

Drug manufacturers and their subcontractors are required to register their facilities and products manufactured annually with the FDA and certain state agencies and are subject to periodic unannounced inspections by the FDA to assess compliance with certain cGMP regulations.  Facilities may also be subject to inspections by other federal, foreign, state or local agencies from time to time.  Accordingly, manufacturers must continue to expend time, money and effort in the area of production and quality control to maintain compliance with cGMP and other aspects of regulatory compliance.  We use, and will continue to use, third-party manufacturers, including Provident Pharmaceuticals, Sovereign, Fleming and Company and Great Southern Laboratories, to produce our products in clinical and commercial quantities, and future FDA inspections may identify compliance issues at our facilities or at the facilities of our contract manufacturers that may disrupt production or distribution, or require substantial resources to correct.  As part of our quality control system, we maintain an audit program for our manufacturers to ensure their adherence to cGMP regulations.

Following FDA approval of a product, discovery of problems with that product or the failure to comply with post-approval maintenance requirements for that product may result in restrictions on the product, manufacturer or holder of an approved marketing application, including withdrawal or recall of the product from the market or other voluntary or FDA-initiated action that could delay further marketing.  Newly discovered or developed safety or effectiveness data may require changes to a product’s approved labeling, including the addition of new warnings and contraindications.  Also, the FDA may require post-market testing and surveillance to monitor the product’s safety or efficacy, including additional clinical studies, known as Phase IV trials, to evaluate long-term effects.

Hatch-Waxman Act

Under the Drug Price Competition and Patent Term Restoration Act of 1984, also known as the Hatch-Waxman Act, Congress created an abbreviated FDA review process for generic versions of pioneer (brand name) drug products.  In order to preserve the incentives of pioneer drug manufacturers to innovate, the Hatch-Waxman Act also provides for patent term restoration and the award, in certain circumstances, of non-patent marketing exclusivities.

Abbreviated New Drug Applications (ANDAs)

An ANDA is a type of application in which approval is based on a showing of “sameness” to an already approved drug product.  ANDAs do not contain full reports of safety and effectiveness, as do NDAs, but rather demonstrate that their proposed products are “the same as” reference products with regard to their conditions of use, active ingredient(s), route of administration, dosage form, strength and labeling.  ANDA applicants are also required to demonstrate the “bioequivalence” of their products to the reference product.  Bioequivalence generally means that there is no significant difference in the rate and extent to which the active ingredient(s) in the products becomes available at the site of drug action.

All ANDAs must contain data relating to, among other things, product formulation, raw material suppliers, stability, manufacturing, packaging, labeling and quality control.  The timing of final FDA approval of an ANDA depends on a variety of factors, including whether the applicant has challenged any patents claiming the reference product and whether the pioneer manufacturer is entitled to one or more periods of non-patent marketing exclusivity.  In certain circumstances, these marketing exclusivities can extend beyond the life of a patent, and block the approval of an ANDA after the date on which the patent expires.  If the FDA concludes that all substantive ANDA requirements have been satisfied, but final approval is blocked because of a patent or a non-patent marketing exclusivity, the FDA may issue the applicant a “tentative approval” letter.

505(b)(2) Applications

If a proposed product represents a change from an already approved product, yet does not qualify for submission under an ANDA pursuant to an approved suitability petition, the applicant may be able to submit a 505(b)(2) NDA.  A 505(b)(2) application is an NDA for which one or more of the investigations relied upon by the applicant for approval was not conducted by or for the applicant and for which the applicant has not obtained a right of reference or use from the person by or for whom the investigation was conducted.  The FDA has determined that 505(b)(2) NDAs may be submitted for products that represent changes from approved products in conditions of use, active ingredient(s), route of administration, dosage form, strength or bioavailability.  A 505(b)(2) NDA must provide the FDA with any additional clinical data necessary to demonstrate the safety and effectiveness of the product with the proposed change(s).  Consequently, although duplication of preclinical and certain clinical studies is avoided through the use of a 505(b)(2) NDA, specific studies may be required.  We plan to submit 505(b)(2) NDAs for the majority of our development projects.

Patent Term Restoration

The Hatch-Waxman Act also provides for the restoration of a portion of the patent term lost during product development and FDA review of an application.  However, the maximum period of restoration cannot exceed five years, or restore the total remaining term of the patent to greater than fourteen years from the date of FDA approval of the product.  The patent term restoration period is generally one-half the time between the effective date of the IND and the date of submission of the NDA, plus the time between the date of submission of the NDA and the date of FDA approval of the product.  Only one patent claiming each approved product is eligible for restoration and the patent holder must apply for restoration within 60 days of approval.  The United States Patent and Trademark Office, in consultation with the FDA, reviews and approves the application for patent term restoration.

ANDA and 505(b)(2) Applicant Challenges to Patents and Generic Exclusivity

ANDA and 505(b)(2) applicants are required to list with the FDA each patent that claims their approved products and for which claims of patent infringement could reasonably be asserted against unauthorized manufacturers.  ANDA and 505(b)(2) applicants must then certify regarding each of the patents listed with the FDA for the product(s) it references.  An applicant can certify that there is no listed patent, that the listed patent has expired, that the application may be approved upon the date of expiration of the listed patent, or that the patent is invalid or will not be infringed by the marketing of the applicant’s product.  This last certification is referred to as a “Paragraph IV certification.”

If a Paragraph IV certification is filed, the applicant must also provide notice to the NDA holder and patent owner stating that the application has been submitted and providing the factual and legal basis for the applicant’s opinion that the patent is invalid or not infringed.  The NDA holder or patent owner may sue the ANDA or 505(b)(2) applicant for patent infringement.  If the NDA holder or patent owner files suit within 45 days of receiving notice of the application, a one-time 30-month stay of the FDA’s ability to approve the ANDA or 505(b)(2) application is triggered.  The FDA may approve the proposed product before the expiration of the 30-month stay if a court finds the patent invalid or not infringed or shortens the period because the parties have failed to cooperate in expediting the litigation.

As an incentive to encourage generic drug manufacturers to undertake the expenses associated with Paragraph IV patent litigation, the first ANDA applicant to submit a substantially complete ANDA with a Paragraph IV certification to a listed patent may be eligible for a 180-day period of marketing exclusivity.  For ANDAs filed after December 8, 2003 that use a reference product for which no Paragraph IV certification was made in any ANDA before that date, this exclusivity blocks the approval of any later ANDA with a Paragraph IV certification referencing the same product.  For these ANDAs, the exclusivity period runs from the date when the generic drug is first commercially marketed.

For other ANDAs, the 180-day exclusivity period blocks the approval of any later ANDA with a Paragraph IV certification referencing at least the same patent, if not the same product, and may be triggered on the date the generic drug is first commercially marketed or the date of a decision of a court holding that the patent that was the subject of the Paragraph IV certification is invalid or not infringed.  This decision must be from a court from which no appeal can be or has been taken, other than a petition to the United States Supreme Court.

If multiple generic drug manufacturers submit substantially complete ANDAs with Paragraph IV certifications on the first day that any such ANDAs are submitted, all of these manufacturers will share in a single 180-day exclusivity period.  Note also that these periods of 180-day exclusivity may be subject to forfeiture provisions, requiring relinquishment of the exclusivity in some situations, including cases where commercial marketing of the generic drug does not occur within a certain time period.

Non-Patent Marketing Exclusivities

The Hatch-Waxman Act also provides three years of “new use” marketing exclusivity for the approval of NDAs, 505(b)(2) applications and supplements, where those applications contain the results of new clinical investigations (other than bioavailability studies) essential to the FDA’s approval of the applications.  Such applications may be submitted for new indications, dosage forms, strengths or new conditions of use of already approved products.  So long as the new clinical investigations are essential to the FDA’s approval of the change, this three-year exclusivity prohibits the final approval of ANDAs or 505(b)(2) applications for products with the specific changes associated with those clinical investigations.  It does not, however, prohibit the FDA from approving ANDAs or 505(b)(2) applications for other products containing the same active ingredient.

Orphan Drug Designation and Exclusivity

Some jurisdictions, including the United States and the European Union, designate drugs intended for relatively small patient populations as “orphan drugs.”  The FDA, for example, grants orphan drug designation to drugs intended to treat rare diseases or conditions that affect fewer than 200,000 individuals in the United States or drugs for which there is no reasonable expectation that the cost of developing and making the drugs available in the United States will be recovered.  In the United States, orphan drug designation must be requested before submitting an application for approval of the product.

Orphan drug designation does not convey any advantage in, or shorten the duration of, the regulatory review and approval process.  If a product which has an orphan drug designation subsequently receives the first FDA approval for the indication for which it has such designation, the product is entitled to a marketing exclusivity for seven years, during which time the FDA may not approve any other application, including NDAs or ANDAs, to market the “same drug” for the same indication.  The only exception is where the second product is shown to be “clinically superior” to the product with orphan drug exclusivity, as that phrase is defined by the FDA and if there is an inadequate supply.

Manufacturing

Changes to the manufacturing process or site during or following the completion of clinical trials requires sponsors to demonstrate to the FDA that the product under new conditions is comparable to the product that was the subject of earlier clinical testing.  This requirement applies to relocations or expansions of manufacturing facilities.  A showing of comparability requires data demonstrating that the product continues to be safe, pure and potent and may be based on chemical, physical and biological assays and, in some cases, other non-clinical data.

Our currently marketed pharmaceutical products are manufactured by third-party contract manufacturers, as identified elsewhere in this prospectus.

Prescription Drug Wrap-Up (DESI II Products)

The FDCA, which was approved in 1938, was the first statute requiring pre-market-approval of drugs by the FDA.  These approvals, however, focused exclusively on safety data.  In 1962, Congress amended the FDCA to require that sponsors demonstrate that new drugs are effective, as well as safe, in order to receive FDA approval.  This amendment also required the FDA to conduct a retrospective evaluation of the effectiveness of the drug products that the FDA approved between 1938 and 1962 on the basis of safety alone.  The agency contracted with the National Academy of Science/National Research Council (“NAS/NRC”) to make an initial evaluation of the effectiveness of many drug products.  The FDA’s administrative implementation of the NAS/NRC reports was called the Drug Efficacy Study Implementation (“DESI”).

Drugs that were not subject to applications approved between 1938 and 1962 were not subject to DESI review.  For a period of time, the FDA permitted these drugs to remain on the market without approval.  In 1984, however, spurred by serious adverse reactions to one of these products, Congress urged the FDA to expand the new drug requirements to include all marketed unapproved prescription drugs.  The FDA created a program, known as the Prescription Drug Wrap-Up, to address these remaining unapproved drugs.  Most of these drugs contain active ingredients that were first marketed prior to the 1938 Act.  We believe that our Extendryl® and Levall® products fall within this category.

The FDA asserts that all drugs subject to the Prescription Drug Wrap-Up are on the market illegally and are subject to FDA enforcement discretion because there is an argument that all prescription drugs must be the subject of an approved drug application.  There are a couple of narrow exceptions.  For example, both the 1938 and 1962 versions of the FDCA include grandfather provisions exempting certain drugs from the new drug requirements.  The 1938 clause exempts drugs that were on the market prior to the passage of the 1938 version and contain the same representations concerning the conditions of use as they did prior to passage of the FDCA.  The 1962 version exempts, in certain circumstances, drugs that have the same composition and labeling as they had prior to the passage of the 1962 version.  The agency and the courts have interpreted these two exceptions very narrowly.  As to drugs marketed over the counter, the FDA exempts products that are determined to be generally recognized as safe and effective and have been used to a material extent and for a material time.

The FDA has adopted a risk-based enforcement policy that prioritizes enforcement of new drug requirements for unapproved drugs that pose a safety threat, lack evidence of effectiveness and prevent patients from pursuing effective therapies, and that are marketed fraudulently.  In addition, the FDA has indicated that approval of an NDA for one drug within a class of drugs marketed without FDA approval may also trigger agency enforcement of the new drug requirements.  Once the FDA issues an approved NDA for one of the drug products at issue or completes the efficacy review for that drug product, it may require other manufacturers to also file an NDA or an ANDA for that same drug in order to continue marketing it in the United States.  While the FDA generally provides marketers of the unapproved versions of the competitive products a one year grace period, the agency is not statutorily required to do so.  While the FDA may consider our Extendryl® and Levall® products to be unapproved drugs, it has indicated to us its intent to exercise enforcement discretion and not pursue regulatory action, unless certain conditions occur. If these conditions were to materialize, or the DGA disagreed with our conclusions about the regulatory status of these products, we might be required to submit an NDA and/or cease marketing until the FDA grants approval to do so.

Pharmacy Compounding

The FDA does not regulate the practice of pharmacy, but does evaluate pharmacies to determine if their compounding practice qualifies them as drug manufacturers for the purpose of food and drug laws.  If the FDA considers the actions of a compounding pharmacy to be similar to those of a drug manufacturer, the FDA will take action to stop such pharmacy compounding until an NDA is approved for the marketing of such drugs.

Medical Device Regulation

New medical devices, such as our AquoralTM product, are also subject to FDA approval and extensive regulation under the FDCA.  Under the FDCA, medical devices are classified into one of three classes:  Class I, Class II or Class III.  The classification of a device into one of these three classes generally depends on the degree of risk associated with the medical device and the extent of control needed to ensure safety and effectiveness.

Class I devices are those for which safety and effectiveness can be assured by adherence to a set of general controls.  These general controls include:  (i) compliance with the applicable portions of the FDA’s Quality System Regulation, which sets forth good manufacturing practice requirements; (ii) facility registration and product reporting of adverse medical events listing; (iii) truthful and non-misleading labeling; and (iv) promotion of the device only for its cleared or approved intended uses.  Class II devices are also subject to these general controls, and any other special controls as deemed necessary by the FDA to ensure the safety and effectiveness of the device.  Review and clearance by the FDA for these devices is typically accomplished through the so-called 510(k) pre-market notification procedure.  When 510(k) clearance is sought, a sponsor must submit a pre-market notification demonstrating that the proposed device is substantially equivalent to a previously approved device.  If the FDA agrees that the proposed device is substantially equivalent to the predicate device, then 510(k) clearance to market will be granted.  After a device receives 510(k) clearance, any modification that could significantly affect its safety or effectiveness, or that would constitute a major change in its intended use, requires a new 510(k) clearance or could require pre-market approval.  On October 21, 2005, our licensor, Carilène, received clearance to market the AquoralTM product on the basis that it is substantially equivalent to predicate devices.

Both before and after a medical device is commercially distributed, manufacturers and marketers of the device have ongoing responsibilities under FDA regulations.  The FDA reviews design and manufacturing practices, labeling and record keeping, and manufacturers’ required reports of adverse experiences and other information to identify potential problems with marketed medical devices.  Device manufacturers are subject to periodic and unannounced inspection by the FDA for compliance with the Quality System Regulation, current good manufacturing practice requirements that govern the methods used in, and the facilities and controls used for, the design, manufacture, packaging, servicing, labeling, storage, installation and distribution of all finished medical devices intended for human use.

If the FDA finds that a manufacturer has failed to comply or that a medical device is ineffective or poses an unreasonable health risk, it can institute or seek a wide variety of enforcement actions and remedies, ranging from a public warning letter to more severe actions such as:  (i) fines, injunctions, and civil penalties; (ii) recall or seizure of products; (iii) operating restrictions, partial suspension or total shutdown of production; (iv) refusing requests for 510(k) clearance or approval of new products; (v) refusing requests for 510(k) clearance or approval of new products; (vi) withdrawing 510(k) clearance or approvals already granted; and (vii) criminal prosecution.  The FDA also has the authority to require repair, replacement or refund of the cost of any medical device.

The FDA also administers certain controls over the export of medical devices from the United States, as international sales of medical devices that have not received FDA approval are subject to FDA export requirements.  Additionally, each foreign country subjects such medical devices to its own regulatory requirements.  In the European Union, a single regulatory approval process has been created, and approval is represented by the CE Mark.

Other Regulation in the United States

Controlled Substances Act.  Some of the products in our development pipeline contain hydrocodone, a narcotic that is a “controlled substance” under the U.S. Controlled Substances Act (“CSA”).  The CSA is a consolidation of numerous laws regulating the manufacture and distribution of narcotics and other substances, including stimulants, depressants and hallucinogens.  The CSA is administered by the U.S. Drug Enforcement Agency (“DEA”), a division of the U.S. Department of Justice, and is intended to prevent the abuse or diversion of controlled substances into illicit channels of commerce.

Any person or firm that manufactures, distributes, dispenses, imports or exports any controlled substance (or proposes to do so) must register with the DEA.  The applicant must register for a specific business activity related to controlled substances, including manufacturing or distributing, and may engage in only the activity or activities for which it is registered.  The DEA conducts periodic inspections of registered establishments that handle controlled substances.  In addition, a recent law requires DEA review of labeling, promotion and risk management plans for certain controlled substances as a condition of DEA spending.  Failure to comply with relevant DEA regulations, particularly as manifested in the loss or diversion of controlled substances, can result in regulatory action including civil penalties, refusal to renew necessary registrations or initiating proceedings to revoke those registrations.  In certain circumstances, violations can lead to criminal prosecution.  Provident and Great Southern Laboratories, which manufacture some of our products, are registered with the DEA to manufacture and distribute controlled substances.

Some of our products also contain pseudoephedrine.  The DEA regulates pseudoephedrine, pursuant to the CSA and the Domestic Chemical Diversion Control Act of 1993, as a “listed chemical” because it can be used in the production of illicit drugs.  There are two groups of listed chemicals, List I chemicals and List II chemicals.  List I chemicals are more strictly regulated.  Pseudoephedrine is a List I chemical.  Persons or firms who manufacture, distribute, import or export listed chemicals in amounts above specified threshold levels, or chemical mixtures that contain listed chemicals above specified threshold amounts, must fulfill certain requirements regarding, among other things, registration, recordkeeping, reporting and security.  Pseudoephedrine is subject to tighter controls than most other listed chemicals that are lawfully marketed under the FDCA.

In addition to these federal statutory and regulatory obligations, there may be state and local laws and regulations relevant to the handling of controlled substances or listed chemicals.

Health Care Coverage and Reimbursement.  Commercial success in marketing and selling our products depends, in part, on the availability of adequate coverage and reimbursement from third-party health care payors, such as government and private health insurers and managed care organizations.  Third-party payors are increasingly challenging the pricing of medical products and services.  Government and private sector initiatives to limit the growth of health care costs, including price regulation, competitive pricing, coverage and payment policies, and managed-care arrangements, are continuing in many countries where we do business, including the United States.  These changes are causing the marketplace to put increased emphasis on the delivery of more cost-effective medical products.  Government programs, including Medicare and Medicaid, private health care insurance and managed-care plans have attempted to control costs by limiting the amount of reimbursement they will pay for particular procedures or treatments.  This has created an increasing level of price sensitivity among customers for our products.  Examples of how limits on drug coverage and reimbursement in the United States may cause drug price sensitivity include the growth of managed care, changing Medicare reimbursement methodologies, and drug rebates and price controls.  Some third-party payors must also approve coverage for new or innovative devices or therapies before they will reimburse health care providers who use the medical devices or therapies.  Even though a new medical product may have been cleared for commercial distribution, we may find limited demand for the product until reimbursement approval has been obtained from governmental and private third-party payors.

Anti-Kickback Laws.  In the United States, there are federal and state anti-kickback laws that prohibit the payment or receipt of kickbacks, bribes or other remuneration to induce the purchase, order or recommendation of health care products and services.  These laws constrain the sales, marketing and other promotional activities of pharmaceutical companies, such as us, by limiting the kinds of financial arrangements (including sales programs) we may have with prescribers, purchasers, dispensers and users of drugs.  The HHS Office of Inspector General (“OIG”) has issued compliance guidance for pharmaceutical manufacturers which, among other things, identifies manufacturer practices implicating the federal anti-kickback law (42 U.S.C. § 1320a-7b(b)) and describes elements of an effective compliance program.  The OIG compliance guidance is voluntary, and we have not adopted a formal compliance program modeled after the one described in the OIG guidance.  Although none of our practices have been subject to challenge under any anti-kickback laws, due to the breadth of the statutory provisions of some of these laws, it is possible that some of our practices might be challenged under one or more of these laws in the future.  Violations of these laws can lead to civil and criminal penalties, including imprisonment, fines and exclusion from participation in federal health care programs.  Any such violations could have a material adverse effect on our business, financial condition, results of operations or cash flows.

Health Information Privacy and Security.  Individually identifiable health information is subject to an array of federal and state regulation.  Federal rules promulgated pursuant to the Health Information Portability and Accountability Act of 1996 (“HIPAA”) regulate the use and disclosure of health information by “covered entities” (which includes individual and institutional providers from which we may receive individually identifiable health information).  These regulations govern, among other things, the use and disclosure of health information for research purposes, and require the covered entity to obtain the written authorization of the individual before using or disclosing health information for research.  Failure of the covered entity to obtain such authorization (absent obtaining a waiver of the authorization requirement from an institutional review board) could subject the covered entity to civil and criminal penalties.  HIPAA’s criminal provisions are not limited in their applicability to “covered persons,” but apply to any “person” that knowingly and in violation of the statute obtains or discloses individually identifiable health information.  Also, where our customers or contractors are covered entities, including hospitals, universities, physicians or clinics, we may be required by the HIPAA regulations to enter into “business associate” agreements that subject us to certain privacy and security requirements, including making our books and records available for audit and inspection by HIPAA regulators and implementing certain health information privacy and security safeguards.  In addition, many states have laws that apply to the use and disclosure of health information, and these laws could also affect the manner in which we conduct our research and other aspects of our business.  Such state laws are not preempted by the federal privacy law where they afford greater privacy protection to the individual.  While activities to assure compliance with health information privacy laws are a routine business practice, we are unable to predict the extent to which our resources may be diverted in the event of an investigation or enforcement action with respect to such laws.

Foreign Regulation

Whether or not we obtain FDA approval for a product, we must obtain approval of a product by the comparable regulatory authorities of foreign countries before we can commence clinical trials or marketing of the product in those countries.  The approval process varies from country to country, and the time may be longer or shorter than that required for FDA approval.  The requirements governing the conduct of clinical trials, product licensing, pricing, and reimbursement also vary greatly from country to country.  Although governed by the applicable country, clinical trials conducted outside of the United States typically are administered under a three-phase sequential process similar to that discussed above for pharmaceutical products.  Clinical trials conducted in the European Union must comply with the EU Clinical Trials Directive.

Under European Union regulatory systems, we may submit marketing authorization applications either under a centralized or decentralized procedure for most products.  The centralized procedure, which is available for medicines produced by biotechnology or which are highly innovative, provides for the grant of a single marketing authorization that is valid for all European Union member states.  Under European Commission Regulation 726/2004, the centralized authorization procedure is required for designated orphan medicinal products and all new active substances indicated for the treatment of AIDS, cancer, neurodegenerative disorders or diabetes.  This authorization is a marketing authorization approval, or MAA.  The decentralized procedure provides for mutual recognition of national regulatory authority approval decisions.  Under this procedure, the holder of a national marketing authorization granted by one member state may submit an application to the remaining member states.  Within 90 days of receiving the applications and assessment report, each member state must decide whether to recognize approval.  This procedure is referred to as the mutual recognition procedure.

In addition, regulatory approval of prices is required in most countries other than the United States.  We face the risk that the prices which result from the regulatory approval process would be insufficient to generate an acceptable return to us or our collaborators.

For more information on this matter, please refer to the section entitled “Risk Factors―Risks Related to Our Business.”

Employees

As of the date of this prospectus, we employ 23 full-time personnel, 8 of which are engaged in sales, marketing and business development, 1 in trade, 5 in finance, 7 in administration and information technology, and 2 in executive positions.  Additionally, we have contracted with approximately 300 commission-only sales representatives who work as independent contractors.  None of our employees are the subject of any collective bargaining agreement with us.  We believe that our relationship with our employees is good.

Description of Property

Our executive offices are located at 10635 Santa Monica Boulevard, Suite 120, Los Angeles, California  90025.  The approximately 5,800 square feet office is leased at a base monthly rent of approximately $14,014, subject to annual increases of 3% through March 2010.    On December 14, 2007, we entered into a lease for our executive offices for the premises located at 5284 Adolfo Road, Camarillo, California  93012.  The approximately 19,496 square feet of office and warehouse space is leased at a base monthly rent of approximately $22,000, subject to annual increases of 3% through February 2011.  We anticipate subleasing our prior offices in Los Angeles, California.  Our administrative and sales and marketing facilities are located at 5555 Triangle Parkway, Norcross, Georgia.  The approximately 6,200 square feet is leased until October 31, 2008 at a base rent of $8,749 per month, increasing annually with a rental cap of $9,560 per month.  We plan to vacate this office at the expiration of the lease.  We also lease approximately 2,490 square feet of office space in Danbury, Connecticut, which lease expires on June 30, 2008.  We have subleased this space to a non-affiliate party at a monthly rental rate that equals approximately 75% of our monthly obligation under the lease.  We believe that our Los Angeles, California and Norcross, Georgia facilities are sufficient for our existing activities; however, we may need to seek additional office space in one or both locations in the near future to accommodate our rapid growth and expansion plans.  We believe that our facilities are well maintained and in good condition.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

Disclaimer Regarding Forward Looking Statements

Our Management’s Discussion and Analysis contains not only statements that are historical facts, but also statements that are forward-looking (within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934).  Forward-looking statements are, by their very nature, uncertain and risky.  These risks and uncertainties include international, national and local general economic and market conditions; demographic changes; our ability to sustain, manage, or forecast growth; our ability to successfully make and integrate acquisitions; raw material costs and availability; new product development and introduction; existing government regulations and changes in, or the failure to comply with, government regulations; adverse publicity; competition; the loss of significant customers or suppliers; fluctuations and difficulty in forecasting operating results; changes in business strategy or development plans; business disruptions; the ability to attract and retain qualified personnel; the ability to protect technology; and other risks that might be detailed from time to time in our filings with the Securities and Exchange Commission.

Although the forward-looking statements in this prospectus reflect the good faith judgment of our management, such statements can only be based on facts and factors currently known by them.  Consequently, and because forward-looking statements are inherently subject to risks and uncertainties, the actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements.  You are urged to carefully review and consider the various disclosures made by us in this report and in our other reports as we attempt to advise interested parties of the risks and factors that may affect our business, financial condition, and results of operations and prospects.

FISCAL YEAR ENDED DECEMBER 31, 2006

You should read the following discussion of our financial condition and results of operations in conjunction with the financial statements and the notes to those statements included elsewhere in this prospectus.  This discussion may contain forward-looking statements that involve risks and uncertainties.  Our actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, such as those set forth under the section entitled “Risk Factors” and elsewhere in this prospectus.

Overview

We are a specialty pharmaceutical company building a nationwide commission-based sales model.  Our business model combines driving revenues through a variable cost commission-based sales structure, acquisition of proven brand names, introduction of new brands, and a strategic development pipeline, all of which are designed to enhance the growing direct relationships with physicians nationwide.

An innovative, commission-only sales force structure allows us to cover sales territories that traditionally would not be a focus for large pharmaceutical companies.  Currently, we have approximately 300 sales representatives.

We operate out of four divisions.  The first is the Auriga Branded Prescriptions division which focuses on the respiratory, dermatology, oncology and psychiatry markets.  The second is the Auriga Consumer Brands division focusing initially in the respiratory over-the-counter and hair care markets.  The third is the Advanced Topical Solutions Pharmaceuticals division which is dedicated primarily to Dermatologists with a secondary focus on Gastroenterologists and Colon-Rectal Specialists.  The fourth is the Stesso Pharmaceuticals division which will commence distribution of authorized generic versions of our branded products that are facing competition from generic or therapeutically equivalent products during 2007.

Our corporate strategy focuses on two primary objectives.  The first is building an innovative, nationwide sales model that drives revenue through a variable cost, commission-only structure.  The second is developing a diversified product portfolio by acquiring proven brands, the introduction of line extensions, reformulations, and the strategic development of our own products.

Results of Operations

On December 28, 2006, our Board adopted a resolution amending our bylaws for the purpose of changing our fiscal year.  The bylaw amendment serves to change our fiscal year end from March 31 to December 31, effective December 31, 2006.  All references in this prospectus to the “fiscal year ended December 31, 2006” refers to the nine-month transition period from April 1, 2006 to December 31, 2006.

The following is a numerical summary of certain of our results of operations for the year ended December 31, 2006, for the period from our inception, April 12, 2005 (“Inception”), to March 31, 2006, and for the unaudited, pro forma twelve months ended December 31, 2006:

	Nine Months Ended December 31, 2006	Inception to March 31, 2006	Unaudited Pro Forma Twelve Months Ended December 31, 2006
Net revenues	$3,173,604	$6,596,873	$6,192,905
Cost of goods sold	(1,516,343)	(2,626,488)	(2,551,996)
Gross profit	1,657,261	3,970,385	3,640,909
Operating expenses	(12,209,375)	(5,064,332)	(15,231,554)
Loss from operations	(10,552,114)	(1,093,947)	(11,590,645)
Other expenses	(1,160,510)	(2,056,106)	(3,206,216)
Net loss	$(11,712,624)	$(3,150,053)	$(14,796,861)

The following table provides a reconciliation of gross revenues to net revenues for the unaudited, pro forma twelve months ended December 31, 2006 for purposes of providing additional disclosure and detail to our revenues:

Reconciliation of Gross to Net Revenues
Unaudited Pro Forma Twelve Months Ended December 31, 2006
Gross revenues	$7,374,069
Less: Sales discounts	(188,128)
Less: Sales returns reserve	(993,035)
Net revenues	$6,192,905

The following analysis and discussion pertains to our results of operations for the nine-month, fiscal year ended December 31, 2006, compared to our results of operations for the period from Inception through March 31, 2006:

We incurred a net loss of $11,712,624 and $3,150,053 for the fiscal year ended December 31, 2006 and for the period from Inception through March 31, 2006, respectively.  This net loss represents a loss from operations of $10,552,114 and $1,093,947 for the fiscal year ended December 31, 2006 and from Inception to March 31, 2006, respectively, before other expenses of $1,160,510 and $2,056,106 during the same periods.  Our net loss increased primarily because our operating expenses increased 141% from $5,064,332 for the period from Inception through March 31, 2006 to $12,209,375 for the fiscal year ended December 31, 2006.  Personnel additions were the primary reason for the significant increase in operating expenses.  We added executives, finance, sales representatives, and other positions during this time; personnel costs include salary, benefits, non-cash compensation expense for stock option grants, and other additional overhead costs.

We had net revenues of $3,173,604 and $6,596,873 for the fiscal year ended December 31, 2006 and from Inception to March 31, 2006, respectively.  Our management expects that sales will increase in the year ended December 31, 2007, although the rate of this increase will depend on the success of our existing product lines, as well as additional products we plan to add to our overall product mix.

Our gross profit for the fiscal year ended December 31, 2006 and from Inception to March 31, 2006 was $1,657,261 and $3,970,385, respectively.  Our gross margin was 52% during the fiscal year ended December 31, 2006 and 60% from Inception to March 31, 2006.  We anticipate that we will continue to experience similar or improved levels of gross margin as we seek out manufacturers, product lines and suppliers with competitive pricing for quality products.

Critical Accounting Policies and Estimates

There have been no material changes to our critical accounting policies and estimates since the end of our last fiscal year.  For detailed information on our critical accounting policies and estimates, please refer to the section entitled “Financial Statements—Notes to Consolidated Financial Statements” included elsewhere in this prospectus.

The following discussion and analysis of our financial condition and results of operations is based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States and with applicable SEC rules and regulations.  The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities.  On an ongoing basis, we evaluate our estimates including, among others, those affecting revenues, the allowance for doubtful accounts, and the useful lives of tangible and intangible assets.  The discussion below is intended to be a brief discussion of some of the judgments and uncertainties that can impact the application of these policies and the specific dollar amounts reported in our financial statements.  We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form our basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources.  Actual results may differ from these estimates under different assumptions or conditions, or if management made different judgments or utilized different estimates.  Many of our estimates or judgments are based on anticipated future events or performance, and as such are forward-looking in nature, and are subject to many risks and uncertainties, including those discussed above and elsewhere in this prospectus.  We do not undertake any obligation to update or revise this discussion to reflect any future events or circumstances.

We have identified below some of our accounting policies that we consider critical to our business operations and the understanding of our results of operations.  This is neither a complete list of all of our accounting policies, nor does it include all the details surrounding the accounting policies we have identified.  There are other accounting policies that are significant to us.  For a more detailed discussion on the application of these and our other accounting policies, please refer to the section entitled “Financial Statements—Notes to Consolidated Financial Statements” included elsewhere in this prospectus.

Revenue Recognition

We recognize revenue from the sale of pharmaceutical products, including shipping fees, if any, when title to the product is transferred to the customer (which usually occurs on delivery) and when collectibility is reasonably assured.  Revenue from sales of our products is recorded, net of allowances and discounts.  According to the terms of our sales contracts, a customer may only return up to a specified maximum amount of product under certain conditions.  We calculate an estimate for sales return allowances for product returns and contractual rebates based upon current economic conditions and the underlying contractual terms as product is sold.  We recognize royalty revenue when it is earned.

Operating Expenses

We have segregated our recurring operating expenses among four categories:  (i) cost of goods sold, including royalties; (ii) sales, marketing and trade expenses; (iii) general and administrative expenses; and (iv) research and development.  Cost of goods sold includes the direct costs associated with materials and supplies, royalties and distribution.  Sales, marketing and trade expenses include salaries for sales and marketing staff, commissions, advertising and promotional expenses, samples used by the sales force, market research and travel expenses.  We expect to continue to increase marketing and development efforts in the future and, as a result, expect this class of expenses to continue to increase.  General and administrative expenses include salaries and benefits for our executives, business development, human resources, finance, information technology staffing and general operating expenses.  General operating expenses include overall corporate expenses, such as rent, supplies, and corporate financial promotion activities.  Based on our plans for future growth, we expect our general and administrative costs to increase significantly in the future.  Research and development expenses include research into development of proprietary patents, development of applications for rapid-dissolve technology, partnerships with third parties in developing proprietary drug delivery technologies and development of line extensions to our Extendryl® product line.  These expenses also include salaries and benefits, legal fees for patent reviews and scientific advisory board stipends attributable to such development activities.  Expenses in this area are likely to increase significantly as we develop new and existing products and technologies.

Other Material Events

We are not aware of any current or anticipated material events that are reasonably likely to have a material impact on our future operations or liquidity in the next twelve months.

Off-Balance Sheet Arrangement

We are not a party to any off-balance sheet arrangements, and we do not engage in trading activities involving non-exchange traded contracts.  In addition, we have no financial guarantees, debt or lease agreements or other arrangements that could trigger a requirement for an early payment or that could change the value of our assets.

Material Commitments for Capital Expenditures

We do not have any material commitments for capital expenditures at this time and do not anticipate any material commitments in the next twelve months.

Accounting for Stock Options and Warrants Granted to Employees and Non-Employees

In December 2004, the Financial Accounting Standards Board (“FASB”) issued a revision to Statement of Financial Accounting Standards (“SFAS”) No. 123R, Accounting for Stock-Based Compensation.  This statement supersedes Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, and its related implementation guidance.  This statement establishes standards for the accounting of transactions in which an entity exchanges its equity instruments for goods or services.  It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments.  This statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions.  This statement does not change the accounting guidance for share-based payment transactions with parties other than employees provided in SFAS No. 123R.  This statement does not address the accounting for employee share ownership plans, which are subject to the American Institute of Certified Public Accountants Statement of Position 93-6, Employers’ Accounting for Employee Stock Ownership Plans.  We expect no changes to our financial reporting as a result of the application of the foregoing because we are already reporting and complying with the fair value method of SFAS No. 123R.

Results of Operations for the Fiscal Year Ended December 31, 2006 and for the Period From Inception Through March 31, 2006

As a result of changing our fiscal year, the following analysis and discussion pertains to our results of operations for the fiscal year ended December 31, 2006, compared to our results of operations for the period from Inception through March 31, 2006.

Net Revenue.  Net revenues decreased 52% to $3.2 million for the fiscal year ended December 31, 2006, as compared to $6.6 million for the period from Inception through March 31, 2006.  This decrease in net revenue is primarily due to nine months of net revenue reflected in the current year as compared to almost twelve months of net revenue reflected in the prior year (April 12, 2005 to March 31, 2006).

Cost of Goods Sold.  Cost of goods sold decreased 42% to $1.5 million for the fiscal year ended December 31, 2006, as compared to $2.6 million for the period from Inception through March 31, 2006.  Cost of goods sold includes royalties, materials and supplies, and distribution costs.  This decrease in cost of goods sold was the result of a decrease in our revenues for the fiscal year ended December 31, 2006.

Gross Profit.  Gross profit decreased 58% to $1.7 million for the fiscal year ended December 31, 2006, as compared to $4.0 million for the period from Inception through March 31, 2006.  This decrease in gross profit was the result of a decrease in our revenues for the fiscal year ended December 31, 2006.  Our gross margins were 52% for the fiscal year ended December 31, 2006, as compared to 60% for the period from Inception through March 31, 2006.

Sales, Marketing and Trade Expenses.  Sales, marketing and trade expenses for the fiscal year ended December 31, 2006 increased 38% to $3.3 million, as compared to $2.4 million for the period from Inception through March 2006.  The increase in sales, marketing and trade expenses was due primarily to the addition of sales representatives and significant increases in market research and overall sales and marketing activities, including advertising, sample distribution and promotion.  Included in these expenses are $0.3 million of non-cash equity instrument costs for the fiscal year ended December 31, 2006.  We continue to benefit from the salary and benefit expense decreases resulting from the restructuring of the sales force in July 2006 that significantly decreased the number of salaried sales representatives and increased the deployment of independent commission sales representatives working on a straight commission basis.  Our sales force will have grown to 200 representatives by the end of March 2007 to fully support our newly acquired product lines and distribution rights, while maintaining a significantly reduced sales and marketing cost structure.

General and Administrative Expense.  General and administrative expenses increased 263% to $7.9 million for the fiscal year ended December 31, 2006, as compared to $2.2 million for the period from Inception through March 31, 2006.  The $5.7 million increase was due primarily to increases in non-cash expenses related to equity instruments, as well as increases in salary and benefit expenses for our executives, finance, information technology, human resources and administrative staff.  Included in these expenses are non-cash expenses related to equity instruments of $4.8 million for the fiscal year ended December 31, 2006.

Research and Development Expense.  Research and development expenses increased 98% to $1.0 million for the fiscal year ended December 31, 2006, as compared to $0.5 million for the period from Inception through March 31, 2006.  This increase was primarily due to staff additions and our increased investment in development projects.  We expect expenses in this area to continue to increase in the future as we develop new products designed to significantly increase our market share in our targeted market areas.

Interest Expense.  Interest expense increased $1.0 million to $1.1 million for the fiscal year ended December 31, 2006, as compared to $0.1 million for the period from Inception through March 31, 2006.  The interest expense is largely comprised of discount amortization on notes payable that began during our quarter ended September 30, 2006.  The balance of this expense is primarily related to the note payable owed to a related-party and the interest incurred in financing accounts receivables with our bank.

Liquidity and Capital Resources

The following section discusses the effects of changes in our balance sheet and cash flow on our liquidity and capital resources:

Since inception, we have incurred significant operating and net losses and have been unable to meet our cash flow needs with internally generated funds.  Our cash requirements (primarily working capital requirements and cash for product development and licensing activities) have been satisfied through borrowings and the issuance of securities in a number of private placements.  At December 31, 2006, we had cash and cash equivalents on hand of approximately $0.3 million, including $75,000 of restricted cash, a negative working capital position of $3.4 million and long-term product licenses payable of $0.8 million.  Although we have taken actions to reduce operating losses by reducing operating expenses and headcount, and have also reduced our royalty expenses as a result of the settlement with Athlon (please refer to the section entitled “Financial Statements—Notes to Consolidated Financial Statements; Subsequent Events—Athlon Settlement Agreement”), we may continue to generate losses in the near term.  Our present financial position raises doubt about our ability to continue as a going concern.  The consolidated financial statements included elsewhere in this prospectus do not include any adjustments that might result from the outcome of this uncertainty.  For more information on this matter, please refer to the Section entitled “Risk Factors—Risks Related to Our Business,” as well as to Footnote 3 to our consolidated financial statements for the fiscal year ended December 31, 2006.

On a going forward basis, our primary business strategy is to continue to focus on our existing  Extendryl® and Levall® product lines, and to actively market and promote our new Aquoral™, Zinx™, Coraz, Zytopic, Akurza™ and Xyralid™ product lines.  We may need to secure additional equity or debt financing to adequately fund these strategies and to satisfy our ongoing working capital requirements.  If we are unable to obtain such financing in a timely manner or on acceptable terms, we could be forced to curtail or cease operations.  Even if we are able to successfully execute these strategies, there can be no assurances that we will ever attain profitability.

Our cash and cash equivalents were $0.3 million, including restricted cash of $75,000, at December 31, 2006, as compared to $0.5 million at March 31, 2006.  Net cash used by operating activities for the fiscal year ended December 31, 2006 was $3.8 million.  This use of cash was the result of a net loss of $11.7 million for the fiscal year ended December 31, 2006, adjusted for non-cash items totaling $7.0 million (consisting primarily of non-cash expenses for equity instruments issued for compensation and services, depreciation and amortization, and amortization of notes payable discounts), an increase in prepaid expenses of $0.3 million and an increase in accounts receivable of $0.2 million.  These uses of cash were partially offset by an increase in accounts payable of $1.2 million and an increase in accrued expenses of $0.2 million.  Net cash used by operating activities for the period from Inception through March 31, 2006 was $0.9 million, adjusted for non-cash items totaling $2.1 million (consisting primarily of non-cash expenses for equity instruments issued for compensation and services and depreciation and amortization), an increase in accounts receivable of $0.7 million, an increase in inventory of $0.3 million and an increase in prepaid expenses of $0.1 million.  These uses of cash were partially offset by an increase in royalties payable of $0.5 million, an increase in accounts payable of $0.5 million and an increase in accrued expenses of $0.3 million.

Net cash used in investing activities for the fiscal year ended December 31, 2006 was $1.6 million.  The uses of cash were for payments for product licenses of $1.5 million and property and equipment for $0.1 million.  Net cash used in investing activities for the period from Inception through March 31, 2006 was $0.4 million, which represents purchases of fixed assets.

Net cash provided by financing activities was $5.2 million for the fiscal year ended December 31, 2006, resulting principally from net proceeds from private stock placement offerings to qualified investors of $3.2 million, proceeds from senior secured notes of $2.5 million, proceeds from senior secured convertible notes of $0.4 million and proceeds from bank notes payable of $0.4 million.  These proceeds were partially offset by payments on bank notes payable of $0.6 million and merger costs of $0.7 million.  Net cash provided by financing activities for the period from Inception through March 31, 2006 was $1.8 million, resulting from net proceeds from private stock placement offerings to qualified investors and exercise of stock options of $1.3 million, proceeds from stock subscriptions receivable of $0.6 million and proceeds of bank notes payable of $0.2 million.  These proceeds were partially offset by payments on a related-party loan of $0.3 million.  On August 4, 2006, we paid off all outstanding amounts due to Silicon Valley Bank and terminated the financing arrangement we had with them.

SFP Note

On August 7, 2006, we executed an 8% senior secured convertible note with SFP, an entity owned by Philip S. Pesin, our Chief Executive Officer.  The principal sum of the convertible note is $632,000 and is due on May 15, 2007.  We began paying interest on the aggregate unconverted and the then-outstanding principal amount of the convertible note monthly in arrears in September 2006.

On January 25, 2007, we executed a letter agreement with SFP amending the SFP Note.  The letter agreement serves to:

•  Amend the interest rate as follows:
o  For the period from August 4, 2006 through February 14, 2007, the SFP Note shall bear interest at the annual rate of eight percent (8%); and
o  For the period from February 15, 2007 through October 15, 2007, the SFP Note shall bear interest at the annual rate of ten percent (10%);

•  Establish the following repayment schedule:
o  One Hundred Thirty Two Thousand Dollars ($132,000) of principal shall be paid to SFP on February 15, 2007; and
o  The remaining Five Hundred Thousand Dollars ($500,000) of principal shall be paid in equal monthly installments of One Hundred Thousand Dollars ($100,000) beginning on June 15, 2007 with the final payment due on October 15, 2007;

•  Amend the seniority of the SFP Note such that it is now subordinate in right of payment to any and all other indebtedness senior in time to the issuance of the SFP Note; and

•  Amend the maturity date of the SFP Note by extending such date to October 15, 2007.

On February 15, 2007, $132,000 of principal was paid to SFP.  On April 12, 2007, SFP elected to convert the outstanding principal under the Senior Secured Convertible Note into common stock.  The outstanding balance of $500,000 was converted at the stated conversion price of $1.388 per share.  As a result, SFP was issued 360,230 shares of common stock.

For more information on this matter, please refer to the sections entitled “Risk Factors―Risks Related to Our Business” and “Transactions with Related Persons―SFP Note.”

LFC Note

On August 29, 2006, we issued to Levall Finance Corp. LLC (“LFC”) a senior secured promissory note (the “LFC Note”) in the principal amount of $1.5 million.  The LFC Note was amended on September 28, 2006 and again on December 8, 2006.  The LFC Note is due and payable in full on the earlier to occur of:  (i) the closing by us of an equity or debt financing, the net proceeds of which equal or exceed $1.5 million; or (ii) May 15, 2007.  In lieu of interest payments, we issued a warrant exercisable for 1,500,000 fully paid and non-assessable shares of our common stock at an exercise price of $1.92.  The LFC Note requires us to make quarterly payments to LFC, commencing with the quarter ending December 31, 2006, equal to 6.0% of the gross sales by us (less customary deductions) of our Levall® product line during the preceding quarter.  This payment obligation continues in perpetuity.  The LFC Note is secured by a first-priority perfected security interest in all of our assets.  The first priority security interest provided by us contains terms that are pro-rata to the senior secured note, dated September 28, 2006, issued by us to Aquoral Finance Corp. LLC (“AFC”) and is senior in right of payment to any and all of our other indebtedness.  We can prepay all or any portion of the LFC Note at any time without premium or penalty.  As a condition to the foregoing transaction, we and SFP were required to enter into a subordination agreement with LFC pursuant to which SFP agreed that all amounts owed to it by us would be subordinated to amounts owed to LFC.  SFP is the managing member of LFC.  Mr. Pesin contributed $125,000 to LFC in exchange for his ownership interest in LFC.  The remaining contributions to LFC were made by individuals who are not our affiliates.

On April 3, 2007, the Company paid to LFC $750,000 towards the outstanding balance of the LFC Note.  The remaining balance of $750,000 was paid on May 15, 2007.

For more information on this matter, please refer to the sections entitled “Risk Factors―Risks Related to Our Business” and “Transactions with Related Persons―LFC Note.”

AFC Note

On September 28, 2006, we issued to AFC a senior secured promissory note (the “AFC Note”). The AFC Note provides for up to $1.5 million of advances to be made by AFC from time to time.  All amounts advanced under the AFC Note are due and payable in full on the earlier to occur of:  (i) the closing by us of an equity or debt financing, the gross proceeds of which equal or exceed $1.5 million (exclusive of advances made under the AFC Note); or (ii) March 31, 2007.  The AFC Note requires us to make quarterly payments to AFC, commencing with the quarter ending March 31, 2007, equal to 0.5% of the gross sales by us (less customary deductions) of our Aquoral™ product during the preceding quarter for every $125,000 of outstanding funds advanced under the AFC Note.  This payment obligation continues in perpetuity.  The AFC Note is secured by a first-priority security interest in all of our assets, and is senior in right of payment to any and all of our other indebtedness, except that the AFC Note contains rights and obligations that are pro rata to the LFC Note.  As additional consideration, we agreed that, concurrent with each advance made by AFC under the AFC Note, we will issue to AFC a five-year warrant to acquire one share of our common stock, at an exercise price of $1.50 per share, for each one dollar so advanced.  Each warrant includes “piggyback” registration rights with respect to shares of common stock acquired upon exercise of such warrant.

SFP is the managing member of AFC.  Our Chief Executive Officer contributed $125,000 to AFC in exchange for his ownership interest in AFC.  The remaining contributions to AFC were made by individuals who are not our affiliates.  Our affiliates may make additional contributions to AFC to fund a portion of future advances under the AFC Note.

On April 2, 2007, the Company paid to AFC $968,750 as payment in full of the AFC Note.

For more information on this matter, please refer to the sections entitled “Risk Factors―Risks Related to Our Business” and “Transactions with Related Persons―AFC Note.”

Three Months Ended September 30, 2007

You should read the following discussion of our financial condition and results of operations in conjunction with the financial statements and the notes to those statements included elsewhere in this prospectus.  This discussion may contain forward-looking statements that involve risks and uncertainties.  Our actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, such as those set forth under the section entitled “Risk Factors” and elsewhere in this prospectus.

Overview

We are a specialty pharmaceutical company building a nationwide commission-based sales model.  Our high-growth business model combines driving revenues through a variable cost commission-based sales structure, acquisition of proven brand names, introduction of new brands, and a strategic development pipeline, all of which are designed to enhance the growing direct relationships with physicians nationwide.

An innovative, commission-only sales force structure allows the company to cover sales territories that traditionally would not be a focus for large pharmaceutical companies.  Currently, we have approximately 300 sales representatives.

We operate out of four divisions.  The first is the Auriga Branded Prescriptions division which focuses on the respiratory, dermatology, oncology and psychiatry markets.  We are focused on delivering unique solutions for the respiratory, dermatology and psychiatry markets. Our product portfolio consists of our Aquoral™, Zinx™, Akurza™, Xyralid™, Extendryl® and Levall® product lines. Our Aquoral™ product line, which we launched in February 2007, after receiving marketing clearance from the Food and Drug Administration, is a prescription-only device for the treatment of xerostomia, or the condition of dry mouth.   Our Zinx™ products are indicated for relief of symptoms associated with the common cold and allergies.

The second division is the Advanced Topical Solutions Pharmaceuticals division which is dedicated primarily to Dermatologists with a secondary focus on Gastroenterologists and Colon-Rectal Specialists.  Within the Dermatology sector, the initial product focus will be dermatologists who prescribe AKURZA™ Cream & Lotion (salicylic acid 6%) and Xyralid™ LP Lotion (lidocaine HCl 3%/hydrocortisone acetate 0.5%) convenience kit that also contains Clere(TM), a soap free cleanser.   Currently, this division does not market any products to gastroenterologists and colon-rectal specialists.

The third division is the Auriga Consumer Brands division which will focus its efforts to market products to consumers, both direct and through retail chains.  The initial focus of this division will be to market nasal gel and over-the-counter respiratory products.

The fourth is the Stesso Pharmaceuticals division which will commence distribution of authorized generic versions of our branded products that are facing competition from generic or therapeutically equivalent products during the latter part of 2007.

Our corporate strategy focuses on two primary objectives.  The first is building an innovative, nationwide sales model that drives revenue through a variable cost, commission-only structure.  The second is developing a diversified product portfolio by acquiring proven brands, the introduction of line extensions, reformulations, and the strategic development of our own products.

On June 6, 2007, Auriga Laboratories, Inc., a Delaware corporation (the "Company") entered into a Licensing and Distribution Agreement ("Licensing Agreement ") with Laboratoires Carilène S.A.S a corporation existing under the laws of France, ("Supplier"). Under the terms of the License Agreement, Supplier has granted us an exclusive license in the United States to sell, market, distribute, sublicense and exploit the lotion and shampoo products which incorporate Supplier's Silicium 44 ingredient ("Products").  By letter dated October 1, 2007, we terminated the Licensing Agreement due to the fact that certain marketing claims were unsubstantiated by any clinical data or photos.  As these misstatements were not able to be cured and were a basis for our entry into the Licensing Agreement, the Licensing Agreement was terminated effective immediately.

On May 24, 2007, we announced that we had acquired the exclusive license to market a new over-the-counter intranasal lubricant developed by Donald Carter, MD, PC, a Colorado based Otolaryngologist. Licensing this nasal gel is part of Auriga's strategic plan to grow its Consumer Brands Division which includes the launch of the aforementioned Zinx Lozenges into the OTC cough/cold category last February, and introduction of additional Zinx OTC products this summer.

On October 29, 2007, we entered into a Manufacturing and Supply Agreement (the “Manufacturing Agreement”) with Mikart, Inc. (“Mikart”).  We appointed Mikart, under the terms of the Manufacturing Agreement, to manufacture Acetaminophen 650/mg/Codeine 60 mg (the “Product”) for commercial distribution by us, in return for an exclusive, royalty free license to market and sell the Product in the United States.

On December 3, 2007, we announced our acquisition of an exclusive license from Outlook Pharmaceuticals, Inc., an Ohio corporation, to make, distribute, commercialize, market and sell in the United States a new product indicated for the treatment of ADHD.

Critical Accounting Policies and Estimates

There have been no material changes to our critical accounting policies and estimates since the end of our last fiscal year. For detailed information on our critical accounting policies and estimates, see our financial statements and notes thereto included in this Form 10-QSB and the audited financial statements as of and for the period from April 1, 2006 to December 31, 2006 included in our Form 10-KSB filed with the Securities and Exchange Commission on March 30, 2007.

The following discussion and analysis of our financial condition and results of operations is based upon our consolidated financial statements, which have been prepared in accordance with the standards of the Public Company Accounting Oversight Board (United States). The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an ongoing basis, we evaluate our estimates including, among others, those affecting revenues, the allowance for doubtful accounts, and the useful lives of tangible and intangible assets. The discussion below is intended to be a brief discussion of some of the judgments and uncertainties that can impact the application of these policies and the specific dollar amounts reported in our financial statements. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form our basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions, or if management made different judgments or utilized different estimates. Many of our estimates or judgments are based on anticipated future events or performance, and as such are forward-looking in nature, and are subject to many risks and uncertainties, including those discussed above and elsewhere in this Form 10-QSB. We do not undertake any obligation to update or revise this discussion to reflect any future events or circumstances.

We have identified below some of our accounting policies that we consider critical to our business operations and the understanding of our results of operations. This is neither a complete list of all of our accounting policies, nor does it include all the details surrounding the accounting policies we have identified. There are other accounting policies that are significant to us. For a more detailed discussion on the application of these and our other accounting policies, please refer to our “Consolidated Notes to Consolidated Financial Statements” included herein and to our “Consolidated Notes to Consolidated Financial Statements” included in our Form 10-KSB filed with the Securities and Exchange Commission on March 30, 2007.

Revenue Recognition

We recognize revenue from the sale of pharmaceutical products, including shipping fees, if any, when title to the product is transferred to the customer (which usually occurs on delivery) and when collectibility is reasonably assured. Revenue from sales of our products is recorded, net of allowances. According to the terms of our sales contracts, a customer may return up to a specified maximum amount of product if it is damaged, within six months of expired or has expired in the last twelve months. We calculate sales return allowances for product returns and contractual rebates based upon current economic conditions and the underlying contractual terms as product is sold. We recognize royalty revenue when it is earned.

Operating Expenses

We have segregated our recurring operating expenses among four categories: cost of goods sold, including royalties; sales, marketing and trade expenses; general and administrative expenses; and research and development. Cost of goods sold includes the direct costs associated with materials and supplies, royalties and distribution. Sales, marketing and trade expenses include salaries for sales and marketing staff, advertising and promotional expenses, samples used by the sales force, market research and travel expenses. General and administrative expenses includes salaries and benefits for our executives, business development, human resources, finance, information technology staffing and general operating expenses. General operating expenses includes overall corporate expenses, such as rent, supplies, and corporate financial promotion activities. Research and development expenses includes research into development of proprietary patents, development of applications for rapid-dissolve technology, partnerships with third parties in developing proprietary drug delivery technologies and development of line extensions to our existing product lines. These expenses also include salaries and benefits, legal fees for patent reviews and scientific advisory board stipends attributable to such development activities.

Results of Operations for the Three Months Ended September 30, 2007 and Three Months Ended September 30, 2006

The following table provides a reconciliation of gross revenues to net revenues for the unaudited, three month periods ended September 30, 2007 and 2006 for purposes of providing additional disclosure and detail to our revenues:

Reconciliation of Gross to Net Revenues	Three months ended September 30, 2007	Three months ended September 30, 2006
Gross revenues	$6,112,731	$1,913,510
Less: Sales discounts	(833,007)	11,780
Less: Sales returns reserve	(4,946,005)	(133,948)
Net Revenues	$ 333,719	$1,791,342

The following is a numerical summary of certain of our results of operations for the three months ended September 30, 2007 and September 30, 2006:
	Three months ended September 30, 2007	Three months ended September 30, 2006
Net revenues	$ 333,719	$1,791,342
Cost of goods sold	1,117,439	575,600
Gross profit	(783,720)	1,215,742
Operating expenses	7,018,875	4,456,893
Income (loss) from operations	(7,802,595)	(3,241,151)
Other expenses	(257,797)	(281,842)
Net loss	$(8,060,392)	$(3,522,993)

  The following analysis and discussion pertains to our results of operations for the three months ended September 30, 2007, compared to our results of operations for the three months ended September 30, 2006.

Net Revenue. Our net revenues for the three months ended September 30, 2007 decreased $1,457,623, or (81%), to $333,719, as compared to $1,791,342 for the three months ended September 30, 2006. As noted above, this significant decrease in our net revenues for the three months ended September 30, 2007 when compared to September 30, 2006, was not due to a decrease in gross revenues (which increased from $1,913,510 for the three months ended September 30, 2006, to $6,112,731 for three months ended September 30, 2007), but instead was primarily due to an increased sales returns reserve. We began operations in April, 2005 and began actively selling and promoting the Extendryl® line during the quarter ended September 30, 2005. We acquired the Levall® product line during the quarter ended September 30, 2006 and that quarter’s net revenue includes one month of Levall® revenue. Extendryl® and Levall® were our only promoted product lines during the quarter ended September, 2006, as compared to, Aquoral™, Zinx™, Akurza™, Xyralid™, Extendryl® and Levall® product lines during the current quarter ended September 30, 2007. The increase in sales discounts primarily reflects the incentives offered to wholesalers in connection with the sales of initial launch quantities of new products during the quarter. During the quarter ended September 30, 2007, we increased the product returns reserve by $4,946,005. This total includes a non-recurring accrual of $1,296,376 related to certain of our products affected by the FDA’s recent federal register notices regarding timed-release guaifenesin and hydrocodone. The balance of the $4,946,005 total accrual is primarily attributable to management’s estimate of future filled prescriptions of certain new products launched during 2007, as compared to their lot expiration dates. These non-recurring reserve adjustments to third quarter’s gross revenue results in net revenue of $333,719 for the three months ended September 30, 2007. We reserve the greater of (i) 17% of gross revenues or (ii) the difference between gross sales, less sales discounts, and dollarized TRxs (“filled prescriptions”) according to Wolters Kluwer Health data.

Promoted Products - Overview
	Change in total dispensed prescriptions for the three months ended September 30, 2007 compared to the three months ended September 30, 2006 (a)	Percentage change in total dispensed prescriptions for the three months ended September 30, 2007 compared to the three months ended September 30, 2006 (a)
Extendryl ®
SR	605	10.8%
JR	1,825	28.5%
DM	876	27.5%
PSE	389	23.8%
Syrup (k)	(285)	(10.4%)
Chewable	(571)	(14.3%)
Levall ®
12 (k)	(6,444)	(78.0%)
Liquid	255	128.1%
G (l)	(4,354)	(32.9%)
Aquoral ™ (b)	N/A	N/A
Zinx ™
Cold Kit (c) (j)	N/A	N/A
Cough Kit (c) (j)	N/A	N/A
Allergy Kit (c) (j)	N/A	N/A
Kids Sneeze Kit (c) (j)	N/A	N/A
Akurza ™
Cream (d) (h)	N/A	N/A
Lotion (d) (h)	N/A	N/A
Xyralid ™
RC Kit (e) (i)	N/A	N/A
LP Kit (e) (j)	N/A	N/A
Cream Kit (e)	N/A	N/A
Zytopic ™ (f)	N/A	N/A
Coraz ™ (g)	N/A	N/A

(a)	Source: Wolters Kluwer Health Prescription Services data.

(b)	Aquoral was launched in March 2007 and therefore a full period of comparable data is not available.

(c)	Zinx products were launched in March 2007 and therefore a full period of comparable data is not available.

(d)	Akurza products were launched in May 2007 and therefore a full period of comparable data is not available.

(e)	Xyralid products were launched in July 2007 and therefore a full period of comparable data is not available.

(f)	Zytopic was launched in October 2007 and therefore a full period of comparable data is not available.

(g)	Coraz was launched in October 2007 and therefore a full period of comparable data is not available.

(h)	Promotion with samples began in June 2007.

(i)	Promotion with samples began in August 2007.

(j)	Promotion with samples began in October 2007.

(k)	Promotion with samples began in October 2007 due to reformulation.

(l)	Limited distribution January 2007 through June 2007 resulting from product backorder status.

Cost of Goods Sold. Cost of goods, which includes materials, royalties, and distribution costs for the three months ended September 30, 2007 increased $541,839, or 94%, to $1,117,439, as compared to $575,600 for the three months ended September 30, 2006. This increase in cost of goods sold was a result of increased sales volume to the wholesalers, exclusive of the sales returns reserve, during the current quarter; partially offset by the change in the product mix reflecting favorable royalty terms.

Sales, Marketing and Trade Expenses. Sales, marketing and trade expenses for the three months ended September 30, 2007 increased $1,378,444, or 149%, to $2,305,957, as compared to $927,513 for the three months ended September 30, 2006. The increase is primarily comprised of $164,418 of sales representative training and on line training system costs, $177,458 for the company’s national sales meeting, $206,552 of restructuring costs and $736,569 of inside sales and marketing people costs.

We incurred $208,402 of sales force commission expense during the three months ended September 30, 2007, as compared to $1,450 for the three months ended September 30, 2006. We initially implemented the commission-only sales force during the three months ended September 30, 2006. We anticipate that the commission expense will continue to increase as we expand our nationwide presence.

General and Administrative Expense. General and administrative expenses for the three months ended September 30, 2007 increased $765,706, or 24%, to $3,897,795, as compared to $3,132,089 for the three months ended September 30, 2006. Increased general and administrative expenses were primarily related to additional corporate personnel and their related salary, benefits, non-cash stock option expense, and the related recruitment costs.

Research and Development Expense. Research and development expenses increased $211,280, or 53%, to $608,571 for the three months ended September 30, 2007, as compared to $397,291 for the three months ended September 30, 2006. This increase was primarily related to additional corporate personnel and their related salary, benefits, non-cash stock option expense, and the related recruitment costs. and also our increased investment in development projects.

Restructuring Charges. During the quarter ended September 30, 2007, we decided to restructure our sales force. Until the summer of 2007, we believed that utilizing a “one-team”, “all-products” approach with a maximum of 500 Territory Managers would optimize prescription growth while minimizing turnover of newly hired sales associates. During the third quarter ended September 30, 2007, we recognized an opportunity to restructure its sales force in order to allow focused selling by multiple sales teams with each team selling a unique and ultimately less confusing group of products. Under the multiple team approach, we can ultimately grow to approximately 2,000 full-time equivalent Territory Managers with our current product portfolio. We finalized all territory re-alignments in September 2007. As a result of these and other restructuring activities, we incurred $206,552 of restructuring charges in the quarter ended September 30, 2007 related to employee separation payments in connection with related corporate and field management changes.

Interest Expense. Interest expense decreased $214,230 to $22,042 for the three months ended September 30, 2007, as compared to $236,272 for the three months ended September 30, 2006. The interest expense incurred during the three months ended September 30, 2007 is related to the bank working capital line of credit that was paid off and closed during the current quarter. The interest expense incurred during the three months ended September 30, 2006 primarily comprised of non-cash, discount amortization on two senior secured promissory notes and were paid off completely in April 2007. As of April 2007, we no longer had any long-term debt and as of September 30, 2007 we no longer have any debt.

Other Expenses. Other expenses increased $190,185 to $235,755 for the three months ended September 30, 2007, as compared to $45,570 for the three months ended September 30, 2006. The increase in other expenses is primarily attributed to increased early payment discounts based on increased sales volume.

Net Loss. For the three months ended September 30, 2007, we had a net loss of $8,060,392, compared to $3,522,993, for the three months ended September 30, 2006. As noted above, our net loss is primarily a result of an increased sales return reserve, which decreased our net revenue, as well as increases in our operating expenses for the three months ended September 30, 2007.

Results of Operations for the Nine Months Ended September 30, 2007 and Nine Months Ended September 30, 2006

The following table provides a reconciliation of gross revenues to net revenues for the unaudited, nine month periods ended September 30, 2007 and 2006 for purposes of providing additional disclosure and detail to our revenues:

Reconciliation of Gross to Net Revenues	Nine months ended September 30, 2007	Nine months ended September 30, 2006
Gross revenues	22,233,284	$5,669.850
Less: Sales discounts	(3,182,413)	(84,885)
Less: Sales returns reserve	(7,044,521)	(267,327)
Net Revenues	$12,006,349	$5,317,638

The following is a numerical summary of certain of our results of operations for the six months ended September 30, 2007 and September 30, 2006:

	Nine months ended September 30, 2007	Nine months ended September 30, 2006
Net revenues	$12,006,349	$5,317,638
Cost of goods sold	4,233,902	1,941,398
Gross profit	7,772,448	3,376,240
Operating expenses	15,991,513	11,283,961
Income (loss) from operations	(8,219,065)	(7,907,721)
Other expenses	(908,969)	(2,402,296)
Net loss	$(10,272,209)	$(10,310,017)

The following analysis and discussion pertains to our results of operations for the nine months ended September 30, 2007, compared to our results of operations for the nine months ended September 30, 2006.

Net Revenue. Our net revenues for the nine months ended September 30, 2007 increased $6,688,711, or 126%, to $12,006,349, as compared to $5,317,638 for the nine months ended September 30, 2006. The increase in our net revenues for the nine months ended September 30, 2007 when compared to September 30, 2006, includes an increase in gross revenues (from $22,233,284 for the nine months ended September 30, 2006 to $5,669,850 for the nine months ended September 30, 2007), as well as a significant increase in sales discounts and sales returns reserve. We began operations in April, 2005 and began actively selling and promoting the Extendryl® line during the quarter ended September 30, 2005. We acquired the Levall® product line during the nine months ended September 30, 2006 and the prior year nine months net revenue includes one month of Levall® revenue. Extendryl® and Levall® were our only promoted product lines during the nine months ended September 30, 2006, as compared to, Aquoral™, Zinx™, Akurza™, Xyralid™, Extendryl® and Levall® product lines during the nine months ended September 30, 2007. The increase in sales discounts primarily reflects the incentives offered to wholesalers in connection with the sales of initial launch quantities of new products during the year. During the nine months ended September 30, 2007, we increased the product returns reserve by $7,044,521. This total includes a non-recurring accrual of $1,296,376 during the current quarter, related to certain of our products affected by the FDA’s recent federal register notices regarding timed-release guaifenesin and hydrocodone. The balance of the third quarter accrual is primarily attributable to management’s estimate of future filled prescriptions of certain new products launched during 2007 as compared to their lot expiration dates. These non-recurring reserve adjustments to third quarter’s gross revenue results in net revenue of $12,006,349 for the nine months ended September 30, 2007. We reserves the greater of (i) 17% of gross revenues or (ii) the difference between gross sales, less sales discounts, and dollarized TRxs (“filled prescriptions”) according to Wolters Kluwer Health data.

Promoted Products - Overview
	Change in total dispensed prescriptions for the nine months ended September 30, 2007 compared to the nine months ended September 30, 2006 (a)	Percentage change in total dispensed prescriptions for the nine months ended September 30, 2007 compared to the nine months ended September 30, 2006 (a)
Extendryl ®
SR	1,517	7.3%
JR	13,981	86.0%
DM	9,319	123.8%
PSE	4,660	109.1%
Syrup (k)	(3,454)	(28.5%)
Chewable	(3,105)	(19.9%)
Levall ®
12 (k)	(45,180)	(78.5%)
Liquid	1,007	412.7%
G (l)	5,500	14.8%
Aquoral ™ (b)	N/A	N/A
Zinx ™
Cold Kit (c) (j)	N/A	N/A
Cough Kit (c) (j)	N/A	N/A
Allergy Kit (c) (j)	N/A	N/A
Kids Sneeze Kit (c) (j)	N/A	N/A
Akurza ™
Cream (d) (h)	N/A	N/A
Lotion (d) (h)	N/A	N/A
Xyralid ™
RC Kit (e) (i)	N/A	N/A
LP Kit (e) (j)	N/A	N/A
Cream Kit (e)	N/A	N/A
Zytopic ™ (f)	N/A	N/A
Coraz ™ (g)	N/A	N/A

(a)	Source: Wolters Kluwer Health Prescription Services data.

(b)	Aquoral was launched in March 2007 and therefore a full period of comparable data is not available.

(c)	Zinx products were launched in March 2007 and therefore a full period of comparable data is not available.

(d)	Akurza products were launched in May 2007 and therefore a full period of comparable data is not available.

(e)	Xyralid products were launched in July 2007 and therefore a full period of comparable data is not available.

(f)	Zytopic was launched in October 2007 and therefore a full period of comparable data is not available.

(g)	Coraz was launched in October 2007 and therefore a full period of comparable data is not available.

(h)	Promotion with samples began in June 2007.

(i)	Promotion with samples began in August 2007.

(j)	Promotion with samples began in October 2007.

(k)	Promotion with samples began in October 2007 due to reformulation.

(l)	Limited distribution January 2007 through June 2007 resulting from product backorder status.

Cost of Goods Sold. Cost of goods, which includes materials, royalties, and distribution costs for the nine months ended September 30, 2007 increased $2,292,504, or 118%, to $4,233,902, as compared to $1,941,398 for the nine months ended September 30, 2006. This increase in cost of goods sold was a result of increased sales volume to the wholesalers during the nine months ended September 30, 2007; partially offset by the change in the product mix reflecting favorable royalty terms.

Sales, Marketing and Trade Expenses. Sales, marketing and trade expenses for the nine months ended September 30, 2007 increased $1,587,480, or 39%, to $5,686,031, as compared to $4,098,551 for the nine months ended September 30, 2006. The increase in sales, marketing and trade expenses were primarily related to additional corporate personnel and their related salary, benefits, and non-cash stock option expense. Also, we incurred a significant amount of sales force related expenses such as recruitment, $311,065 for training and the development of the new on-line training modules, $177,457 for the national sales meeting which took place in July 2007, and $676,839 for the cost of samples and sample distribution to target physicians during the nine months ended September 30, 2007.

We incurred $526,419 of sales force commission expense during the nine months ended September 30, 2007, as compared to $1,450 for the nine months ended September 30, 2006. We initially implemented the commission-only sales force during the three months ended September 30, 2006. We anticipate that the commission expense will continue to increase as we expand our nationwide presence.

General and Administrative Expense. General and administrative expenses for the nine months ended September 30, 2007 increased $2,088,270, or 33%, to $8,455,305, as compared to $6,367,035 for the nine months ended September 30, 2006. Increased general and administrative expenses were primarily due to $1,336,746 of increased costs related to additional corporate personnel and their related salary, benefits, non-cash stock option expense, and the related recruitment costs. Total general and administrative expenses as a percentage of net revenues decreased from 120% for the nine months ended September 30, 2006 to 70% for the nine months ended September 30, 2007, despite the non-recurring adjustment to net revenue during the current nine month period ended September 30, 2007.

Research and Development Expense. Research and development expenses increased $825,250, or 101%, to $1,643,625 for the nine months ended September 30, 2007, as compared to $818,375 for the nine months ended September 30, 2006. This increase was primarily related to additional corporate personnel and their related salary, benefits, non-cash stock option expense, and the related recruitment costs. and also our increased investment in development projects. We expect expenses in this area to continue to increase in the future as we develop new products designed to significantly increase our market share in our targeted market areas.

Interest Expense. Interest expense increased $803,630 to $1,144,174 for the nine months ended September 30, 2007, as compared to $340,544 for the nine months ended September 30, 2006. The interest expense is primarily comprised of non-cash, discount amortization on two senior secured promissory notes that began during the three months ended September 30, 2006. The balance of this expense is primarily related to the note payable owed to a related party for a convertible secured note and the bank working capital line of credit that was paid off and closed during the nine months ended September 30, 2007. As of April 2007, we no longer have any long-term debt, and as of September 30, 2007 we no longer have any debt.

Other Expenses. Other Expenses increased $833,809 to $908,969 for the nine months ended September 30, 2007, as compared to $75,160 for the nine months ended September 30, 2006. The increase in other expenses is primarily attributed to bad debt expense of approximately $300,000 and increased early payment discounts based on increased sales volume.

Net Loss. For the nine months ended September 30, 2007, we had a net loss of $10,272,209, compared to $10,340,017, for the nine months ended September 30, 2006. As noted above, our net loss is primarily a result of increased sales discounts and sales return reserve, which decreased our net revenue, as well as increases in our operating expenses for the nine months ended September 30, 2007.
.

LIQUIDITY AND CAPITAL RESOURCES

The following section discusses the effects of changes in our balance sheet and cash flow on our liquidity and capital resources.

Since inception, we have incurred significant operating and net losses and have historically been unable to meet our cash flow needs with internally generated funds.  Our cash requirements (primarily working capital requirements and cash for product development activities) have been satisfied through borrowings and the issuance of securities in a number of private placements.  At September 30, 2007, we had cash and cash equivalents on hand of approximately $1,452,673, a negative working capital position of $3,486,276  and no long-term debt.  Excluding sales returns reserve, our working capital position was a negative $139,906.

On May 23, 2007, we entered into a Loan and Security Agreement (“Loan Agreement”) with Comerica Bank (“Comerica”). The Loan Agreement provides for a working capital line of credit of up to $2.0 million, based on 65% of eligible accounts receivable, secured by a first lien on substantially all of our assets, including intellectual property. The line of credit is repayable interest only monthly, with the principal due at the maturity date of May 31, 2008. The line of credit accrues interest at Comerica’s Prime Rate plus 1.00%. We paid a $10,000 origination fee in connection with the closing of the credit facility. The Loan Agreement includes customary covenants.

 On April 2, 2007, we sold in a private placement 1,600,000 Units at a price of $1.25 per Unit, for aggregate gross proceeds of $2,000,000.  Each Unit was comprised of one share of our common stock and one common stock warrant.  Each common stock warrant included in the Units entitles the holder to purchase one-fifth of a share of the company’s common stock at an exercise price of $1.60 per share through April 2, 2010.  The Units were sold solely to accredited investors.  During June 2007, we extended the private placement to include additional investors.  We sold an additional 1,000,000 Units at a price of $1.25 per Unit, for aggregate gross proceeds of $1,250,000.  The final subscription proceeds were received on July 27, 2007.

On a going forward basis, management plans to continue to focus on our existing Aquoral™, Zinx™, Akurza™,  and Xyralid™ , Extendryl® and Levall® product lines and continue to acquire proven brand name products.  We may need to continue to raise additional equity or debt financing to adequately fund our strategies and to satisfy our ongoing working capital requirements. If we are unable to obtain such financing in a timely manner, we could be forced to curtail or cease operations. Even if we are able to pursue these strategies, there can be no assurances that we will ever attain profitability. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Our cash and cash equivalents were $1,452,673 on September 30, 2007, as compared to $259,580 at December 31, 2006.  Net cash used in operating activities for the nine months ended September 30, 2007 was $40,080. This use of cash was primarily the result of a net loss of $10,272,209 and net working capital changes of $717,186 mostly offset by $9,514,943 of non-cash items.  The major factors affecting the uses of net working capital were increases in accounts receivable of $1,595,694, inventory of $1,140,398, and prepaid expenses of $548,583, partially by an increase to an accounts payable of $3,862,043.

Net cash used in investing activities for the nine months ended September 30, 2007 was $410,954. The uses of cash were for purchases of fixed assets and a progress payment for a product licenses payable.

Net cash provided by financing activities for the nine months ended September 30, 2007 was $1,644,127.  The cash provided was primarily from $4,284,025 from proceeds on stock subscriptions from the private placement offering to qualified investors that closed during the nine months ended September 30, 2007 and $800,000 from a bank line payable.  This was partially offset by the payment of $2,468,750 on related-party loans, payments of $862,272 on two bank lines payable, and payments of $132,000 on a convertible secured notes payable.

On August 4, 2006, we issued to Sorrento Financial Partners, LLC (“SFP”) a senior secured convertible note (the “SFP Note”) in the principal amount of $632,000. The SFP Note bears interest at the rate of 8% per annum and is due and payable in full on May 15, 2007. Accrued interest on the SFP Note is payable monthly in arrears. Our Chief Executive Officer (“CEO”) is the beneficial owner of SFP. Of the SFP Note’s principal amount of $632,000, (i) $400,000 represents funds advanced by SFP to the Company, and (ii) $232,000 represents an accrued bonus that was owed by us to our CEO. At SFP’s option, the SFP Note is convertible, in whole or in part and at any time after August 4, 2006 and prior to the SFP Note’s full repayment, into shares of common stock. The number of shares that are issuable upon a conversion of the SFP Note is equal to the amount determined by dividing (i) the outstanding principal amount of the SFP Note to be converted by (ii) the conversion price of $1.388.

On January 25, 2007, we executed a letter agreement with SFP amending the SFP Note. The letter agreement serves to amend the interest rate, establish a new repayment schedule, amend the seniority of the SFP Note such that it is now subordinate in right of payment to any and all other indebtedness of the Company senior in time to the issuance of the SFP Note, and amend the maturity date of the SFP Note by extending such date to October 15, 2007.  On February 15, 2007 $132,000 of principal was paid to SFP.  On April 12, 2007, SFP elected to convert the outstanding principal under the Senior Secured Convertible Note into common stock.  The outstanding balance of $500,000 was converted at the stated conversion price of $1.388 per share.  As a result, SFP was issued 360,230 shares of common stock.

On August 29, 2006, we issued to Levall Finance Corp. LLC (“LFC”) a senior secured promissory note (the “LFC Note”) in the principal amount of $1.5 million, the proceeds of which were used to complete the licensing agreement for the Levall® product line. The LFC Note was amended on September 28, 2006 and December 8, 2006. As amended, the LFC Note is due and payable in full on the earlier to occur of (i) the closing by us of an equity or debt financing, the net proceeds of which equal or exceed $1.5 million, or (ii) May 15, 2007. In lieu of interest payments, we issued a warrant exercisable for 1.5 million fully paid and non-assessable shares of Common Stock at an exercise price of $1.92. In connection with this warrant, we recorded $1,267,350 as a loan discount, which will be amortized over the life of the loan. As of June 30, 2006, we expensed $1,267,350 of this loan discount as interest expense, of which $219,350 was expensed during the three months ended June 30, 2007. The warrant provides LFC with “piggyback” registration rights with respect to shares of common stock acquired upon exercise of the warrant. The LFC Note requires us to make quarterly payments to LFC, commencing with the quarter ending December 31, 2006, equal to 6.0% of gross sales by us (less customary deductions) of the Levall® product line during the preceding quarter. This payment obligation continues in perpetuity.

On April 3, 2007, we paid to LFC $750,000 towards the outstanding balance of the LFC Note.  The remaining balance of $750,000 was paid on May 15, 2007.

On September 28, 2006, we issued to AFC a senior secured promissory note (the “AFC Note”). The AFC Note provides for up to $1.5 million of advances to be made by AFC from time to time, each advance requiring our consent. The proceeds from the AFC Note will be used to satisfy our obligations under the distribution agreement with Carilène. All amounts advanced under the AFC Note are due and payable in full on the earlier to occur of (i) the closing by us of an equity or debt financing, the gross proceeds of which equal or exceed $1.5 million (exclusive of advances made under the AFC Note), or (ii) March 31, 2007. The AFC Note requires us to make quarterly payments to AFC, commencing with the quarter ending March 31, 2007, equal to 0.5% of the gross sales by us (less customary deductions) of its recently acquired Aquoral™ product line during the preceding quarter for every $125,000 of outstanding funds advanced under the AFC Note. This payment obligation continues in perpetuity.

The AFC Note is secured by a first-priority security interest in all of our assets and is senior in right of payment to any and all of our other indebtedness, except that the AFC Note is pari passu with our $1.5 million obligation to LFC.  As additional consideration, we agreed that, concurrent with each advance made by AFC under the AFC Note, we would issue to AFC a five-year warrant to acquire one share of Common Stock, at an exercise price of $1.50 per share, for each one dollar so advanced. The warrant provides AFC with “piggyback” registration rights with respect to shares of Common Stock acquired upon exercise of such warrant.  As of June 30, 2007, we had issued warrants to acquire up to 968,750 shares of Common Stock. In connection with these warrants, we recorded $676,509 as a loan discount that will be amortized over the life of the loan. As of June 30, 2007, we had expensed all $676,509 of this loan discount as interest expense, of which $348,348 was expensed during the first three months of this fiscal year.

SFP is the managing member of AFC. Our CEO contributed $125,000 to AFC in exchange for his ownership interest in AFC. The remaining contributions to AFC were made by individuals who are not our affiliates.  Our affiliates may make additional contributions to AFC to fund a portion of future advances under the AFC Note.  On April 2, 2007, we paid to AFC $968,750 as payment in full of the AFC Note.

DESCRIPTION OF PROPERTY

Our executive offices are located at 10635 Santa Monica Boulevard, Suite 120, Los Angeles, California  90025.  The approximately 5,800 square feet office is leased at a base monthly rent of approximately $14,014, subject to annual increases of 3% through March 2010.  On December 13, 2007, we entered into a lease for our executive offices for the premises located at 5284 Adolfo Road, Camarillo, California  93012.  The approximately 19,496 square feet of office and warehouse space is leased at a base monthly rent of approximately $22,000, subject to annual increases of 3% through February 2011.  We plan to vacate the Santa Monica Boulevard location and consolidate our offices at the new Camarillo warehouse and distribution facility.  We anticipate subleasing the Santa Monica Boulevard location.  Our administrative and sales and marketing facilities are located at 5555 Triangle Parkway, Norcross, Georgia.  The approximately 6,200 square feet is leased until October 31, 2008 at a base rent of $8,749 per month, increasing annually with a rental cap of $9,560 per month.  We plan to vacate this office at the expiration of the lease. We also occupy approximately 3,900 square feet at the same location, under a sublease terminating on October 19, 2007, at a monthly rental rate of $5,049.  We also lease approximately 2,490 square feet of office space in Danbury, Connecticut, which lease expires on June 30, 2008.  We have subleased this space to a non-affiliate party at a monthly rental rate that equals approximately 75% of our monthly obligation under the lease.  We believe that our Los Angeles, California and Norcross, Georgia facilities are sufficient for our existing activities; however, we may need to seek additional office space in one or both locations in the near future to accommodate our rapid growth and expansion plans.  We believe that our facilities are well maintained and in good condition.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

AFC Note

 On September 28, 2006, the Company issued to AFC a senior secured promissory note (the “AFC Note”). The AFC Note provided for up to $1.5 million of advances to be made by AFC from time to time, each advance requiring the Company's consent. The proceeds from the AFC Note were used to satisfy the Company's obligations under the distribution agreement with Carilène. All amounts advanced under the AFC Note are due and payable in full on the earlier to occur of (i) the closing by the Company of an equity or debt financing, the gross proceeds of which equal or exceed $1.5 million (exclusive of advances made under the AFC Note), or (ii) March 31, 2007. The AFC Note requires the Company to make quarterly payments to AFC, commencing with the quarter ending March 31, 2007, equal to 0.5% of the gross sales by the Company (less customary deductions) of its recently acquired Aquoral™ product line during the preceding quarter for every $125,000 of outstanding funds advanced under the AFC Note. This payment obligation continues in perpetuity.

The AFC Note was secured by a first-priority security interest in all of the Company's assets and is senior in right of payment to any and all of the Company's other indebtedness, except that the AFC Note is pari passu with the Company's $1.5 million obligation to LFC. As additional consideration, the Company agreed that, concurrent with each advance made by AFC under the AFC Note, it would issue to AFC a five-year warrant to acquire one share of Common Stock, at an exercise price of $1.50 per share, for each one dollar so advanced. The warrant provides AFC with “piggyback” registration rights with respect to shares of Common Stock acquired upon exercise of such warrant. As of June 30, 2007, the Company had issued warrants to acquire up to 968,750 shares of Common Stock. In connection with these warrants, the Company recorded $676,509 as a loan discount that was amortized over the life of the loan. As of June 30, 2007, the Company had expensed all $676,509 of this loan discount as interest expense, of which $348,348 was expensed during the six months ended June 30, 2007.

SFP is the managing member of AFC. The Company's CEO contributed $125,000 to AFC in exchange for his ownership interest in AFC. The remaining contributions to AFC were made by individuals who are not affiliates of the Company. Affiliates of the Company may make additional contributions to AFC to fund a portion of future advances under the AFC Note.

On April 2, 2007, the Company paid to AFC $968,750 as payment in full of the AFC Note.

The Company believes that all of the transactions set forth above were made on terms no less favorable to it than could have been obtained from unaffiliated third parties. The Company intends that all future transactions with affiliated persons be approved by a majority of the Board, including a majority of the independent and disinterested outside directors on the Board, and be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

LFC Note

 On August 29, 2006, the Company issued to Levall Finance Corp. LLC (“LFC”) a senior secured promissory note (the “LFC Note”) in the principal amount of $1.5 million, the proceeds of which were used to complete the licensing agreement for the Levall® product line. The LFC Note was amended on September 28, 2006 and December 8, 2006. As amended, the LFC Note is due and payable in full on the earlier to occur of (i) the closing by the Company of an equity or debt financing, the net proceeds of which equal or exceed $1.5 million, or (ii) May 15, 2007. In lieu of interest payments, the Company issued a warrant exercisable for 1.5 million fully paid and non-assessable shares of Common Stock at an exercise price of $1.92. In connection with this warrant, the Company recorded $1,267,350 as a loan discount, which will be amortized over the life of the loan. As of June 30, 2006, the Company expensed $1,267,350 of this loan discount as interest expense, of which $219,350 was expensed during the three months ended June 30, 2007. The warrant provides LFC with “piggyback” registration rights with respect to shares of common stock acquired upon exercise of the warrant. The LFC Note requires the Company to make quarterly payments to LFC, commencing with the quarter ending December 31, 2006, equal to 6.0% of gross sales by the Company (less customary deductions) of the Levall® product line during the preceding quarter.

The LFC Note is secured by a first-priority perfected security interest in all of the Company's assets. The first priority security provided by the Company is on a pro-rata basis and pari passu to the senior secured note entered into by the Company and Aquoral Finance Corp. LLC (“AFC”) dated September 28, 2006 and is senior in right of payment to any and all of the Company's other indebtedness. The Company can prepay all or any portion of the LFC Note at any time without premium or penalty. As a condition to the foregoing transaction, the Company and SFP were required to enter into a subordination agreement with LFC pursuant to which SFP agreed that all amounts owed to it by the Company would be subordinated to amounts owed to LFC.

SFP is the managing member of LFC. The Company's CEO contributed $125,000 to LFC in exchange for his ownership interest in LFC. The remaining contributions to LFC were made by individuals who are not affiliates of the Company. On April 3, 2007, the Company paid to LFC $750,000 towards the outstanding balance of the LFC Note. The remaining balance of $750,000 was paid on May 15, 2007.

SFP Note

On August 4, 2006, we issued to SFP a senior secured convertible note in the principal amount of $632,000.  The SFP Note bears interest at the rate of 8% per annum and is due and payable in full on May 15, 2007.  Accrued interest on the SFP Note is payable monthly in arrears.  Mr. Pesin, the Company's former Chief Executive Officer and Chairman of the Board, is the beneficial owner of SFP.  Of the SFP Note’s principal amount of $632,000:  (i) $400,000 represents funds advanced by SFP to us; and (ii) $232,000 represents an accrued bonus that was owed by us to Mr. Pesin.  At SFP’s option, the SFP Note is convertible, in whole or in part and at any time, into shares of our common stock.  The number of shares that are issuable upon a conversion of the SFP Note is equal to the amount determined by dividing:  (i) the outstanding principal amount of the SFP Note to be converted; by (ii) the conversion price of $1.388.

On January 25, 2007, we executed a letter agreement with SFP amending the SFP Note.  The letter agreement serves to:

•  Amend the interest rate as follows:
o  For the period from August 4, 2006 through February 14, 2007, the SFP Note shall bear interest at the annual rate of eight percent (8%); and
o  For the period from February 15, 2007 through October 15, 2007, the SFP Note shall bear interest at the annual rate of ten percent (10%);
•  Establish the following repayment schedule:
o  One Hundred Thirty Two Thousand Dollars ($132,000) of principal shall be paid to SFP on February 15, 2007; and
o  The remaining Five Hundred Thousand Dollars ($500,000) of principal shall be paid in equal monthly installments of One Hundred Thousand Dollars ($100,000) beginning on June 15, 2007 with the final payment due on October 15, 2007;
•  Amend the seniority of the SFP Note such that it is now subordinate in right of payment to any and all other indebtedness senior in time to the issuance of the SFP Note; and
•  Amend the maturity date of the SFP Note by extending such date to October 15, 2007.

On April 12, 2007, SFP elected to convert the remaining outstanding principal under the SFP Note into common stock of the company. The outstanding balance of $500,000 was converted at the stated conversion price of $1.388 per share.  As a result, SFP was issued 360.320 shares of common stock of the Company.

SFG Services Agreement

In July 2005, we entered into an agreement for advisory services with the Sorrento Financial Group, LLC (“SFG”), an entity owned by Mr. Pesin, the Company's former Chief Executive Officer and Chairman of the Board.  During the period ended March 31, 2006, we paid $90,000 to SFG for advisory services.  On April 28, 2006 under an amended and restated agreement, we paid $250,000 to SFG for its financial advice and structuring of a successful private placement funding.  The amended and restated agreement with SFG expired in accordance with its terms on April 30, 2006.

Cornerstone License Agreement

We obtained our rights to the Extendryl® product line through an exclusive license with Cornerstone on May 24, 2005, which was amended on September 6, 2006.  This license gives us the exclusive worldwide right to market and sell the Extendryl® product line in consideration of a running royalty obligation based on net sales of the product line.  At the time of the execution of the license agreement, Messrs. Craig Collard and Philip S. Pesin sat on the board of directors of both Cornerstone and Old Auriga.  Although Mr. Pesin resigned from Cornerstone’s board of directors in January 2006, he remains a significant stockholder of Cornerstone.  Mr. Collard is one of our significant stockholders.  For the fiscal year ended December 31, 2006, we paid to Cornerstone a royalty of $300,768 based upon our net sales of the Extendryl® product line.

Keating Services Agreement

On May 17, 2006, Multi-Link entered into a financial advisory services agreement with Keating Securities, LLC (“Keating Securities”), a registered broker-dealer, under which Keating Securities was paid $340,000 by Multi-Link for its advisory services rendered to Multi-Link in connection with its merger with Old Auriga.  The principal of Keating Securities is Kevin Keating, our former President.

Director Repurchase

On December 15, 2005, we repurchased 1,500,000 shares of our common stock held by Craig Collard, a former director, and his affiliates.  The purchase price was paid in the form of a $2,225,000 unsecured subordinated promissory note (the “Collard Note”).  The remaining loan principal is payable in annual installments of $600,000, $750,000 and $750,000 due January 2, 2007, January 2, 2008 and January 2, 2009, respectively.  As a result of this transaction, we recorded imputed loan interest in order to realize a 7.5% effective interest rate.  The remaining loan discount will be realized as interest expense based upon the outstanding principal.  Interest accrues at a rate equal to 2% per annum on the unpaid principal amount of the note.  Interest is payable in arrears in cash by us and included with each annual principal installment.

On November 14, 2006, we entered into that certain royalty agreement with Mr. Collard and his affiliates (the “Royalty Agreement”) in which Mr. Collard agreed to cancel the Collard Note in exchange for the payment of royalties to Mr. Collard at the rate of four percent of net sales of our Extendryl® product line.  The Royalty Agreement also provides:  (i) for minimum quarterly payments to Mr. Collard of $25,000 and a maximum annual payment to Mr. Collard of $500,000; and (ii) that if the FDA takes any action to prohibit or restrict the sale of the Extendryl® product line, and if such action results in net sales of the Extendryl® product line falling below the amount required to meet the minimum quarterly payment to Mr. Collard, then, during such time as the above conditions are in effect, we shall be obligated to continue to make the minimum quarterly payment to Mr. Collard and shall be required to annually issue to Mr. Collard that number of restricted shares of our common stock equal to $100,000.  The term of the Royalty Agreement expires upon aggregate payments to Mr. Collard of $4,000,000; although either party may terminate the Royalty Agreement for cause.

Exclusive of the Royalty Agreement, Mr. Collard is also one of our significant stockholders.  For more information on Mr. Collard’s stockholdings, please refer to the section entitled “Security Ownership of Certain Beneficial Owners and Management.”

We believe that all of the transactions set forth above were made on terms no less favorable to us than could have been obtained from unaffiliated third parties.  We intend that all future transactions with affiliated persons be approved by a majority of the Board, including a majority of the independent and disinterested outside directors on the Board, and be on terms no less favorable to us than could be obtained from unaffiliated third parties.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock has been traded on the OTC Bulletin Board over-the-counter market since July 20, 2006 under the symbol “ARGA.OB.”  Prior to the merger in which Old Auriga became our wholly-owned subsidiary on May 17, 2006, our common stock was traded on the OTC Bulletin Board over-the-counter market under the symbol “MLNK.OB.”

There was little trading in our common stock prior to July 20, 2006, and there has only been limited trading since then.  The following table sets forth, for the periods indicated, the high and low closing sales prices for our common stock on the OTC Bulletin Board, for the quarters presented.  The prices have been adjusted to reflect our 1-for-15 reverse stock split, which became effective on July 20, 2006.  The prices for the periods prior to that date may not reflect our 1-for-15 reverse stock split.  Prices represent inter-dealer quotations without adjustments for markups, markdowns and commissions, and may not represent actual transactions.

		High	Low
Year Ended December 31, 2007	First Quarter	$2.14	$0.59
	Second Quarter	$2.30	$0.95

Year Ended December 31, 2006	First Quarter	$0.52	$0.13
	Second Quarter	0.70	0.18
	Third Quarter	3.50	0.17
	Fourth Quarter	1.95	0.69

Year Ended December 31, 2005	First Quarter	0.15	0.0001
	Second Quarter	0.22	0.06
	Third Quarter	0.14	0.06
	Fourth Quarter	0.18	0.07

On January 25, 208, the closing sale price for a share of our common stock was $0.06.

We are registering a total of 24,577,500 shares of our common stock for sale by the Selling Stockholders.

The Securities Enforcement and Penny Stock Reform Act of 1990 requires additional disclosure relating to the market for penny stocks in connection with trades in any stock defined as a penny stock.  The Commission has adopted regulations that generally define a penny stock to be any equity security that has a market price of less than $5.00 per share, subject to a few exceptions which we do not meet.  Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated therewith.

       Holders

As of January 3, 2008, there were 62,454,037 shares (adjusted to reflect 1-for-15 reverse stock split, which became effective on July 20, 2006) of our common stock issued and outstanding and held of record by approximately 384 stockholders of record.  There are no shares of our preferred stock issued or outstanding.

Dividends

We have not paid any dividends on our common stock to date and do not anticipate that we will be paying dividends in the foreseeable future.  Any payment of cash dividends on our common stock in the future will be dependent upon the amount of funds legally available, our earnings, if any, our financial condition, our anticipated capital requirements and other factors that our Board may think are relevant.  However, we currently intend for the foreseeable future to follow a policy of retaining all of our earnings, if any, to finance the development and expansion of our business and, therefore, do not expect to pay any dividends on our common stock in the foreseeable future.

Securities Authorized for Issuance Under Equity Compensation Plans

2005 Stock Option Plan

Pursuant to the terms of the Merger Agreement, we assumed each outstanding option under the 2005 Stock Option Plan to purchase shares of pre-Merger Auriga common stock, which options were exercisable for approximately 30.01 shares of common stock, with the exercise price being adjusted accordingly.

The weighted average fair value per share of options granted during the nine months ended December 31, 2006 and from Inception to March 31, 2006, was calculated, according to the Black-Scholes pricing model, at $0.60 and $0.54, respectively.  The value of options was calculated on the date of the grant using the following assumptions:

	Nine months ended December 31, 2006	April 12, 2005 (inception) to March 31, 2006
Risk-free interest rate	4.55 to 4.60%	4.00%
Expected dividend yield	—	—
Expected lives	10 years	10 years
Expected volatility	39$	39%

We have granted stock options to officers, employees and consultants as follows:

	Number of Shares Subject to Issuance	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (in years)
Balance, April 12, 2005 (Inception)	—	$—	—
Options granted (adjusted for merger, post-split)	5,554,547	0.60	—
Options cancelled	—	—	—
Options exercised	—	—	—
Balance, March 31, 2006	5,554,547	$0.60	—
Options granted	410,188	0.72	—
Options cancelled	(2,117,983)	0.62	—
Options exercised	(15,007)	0.42	—
Balance, December 31, 2006	3,831,745	$0.60	9.2
Options exercisable (vested) at December 31, 2006	371,420	$0.50	9.1

During the nine months ended December 31, 2006, stock options granted under the 2005 Stock Option Plan to purchase 410,188 shares of common stock were issued to participants.  These options are exercisable any time at prices ranging from $0.50 to $0.93 per share.  The shares issuable upon exercise of the options are subject to a repurchase right of the Company in the event the grantee fails to meet certain vesting requirements.  The options vest 12/48ths after one year of continuous service and 1/48th for each month thereafter until fully vested.

For the nine months ended December 31, 2006, compensation expense associated with stock options that vested during the period was $279,759.

2006 Stock Option Plan

In July 2006, our stockholders approved the 2006 Stock Option Plan, pursuant to which 7,000,000 shares of our common stock are available to be granted thereunder.  Options granted under the 2006 Stock Option Plan may be incentive stock options or nonstatutory stock options, as determined by the Board at the time of grant and subject to the applicable provisions of Section 422 of the Internal Revenue Code of 1986, as amended, as well as the regulations and interpretations promulgated under the 2006 Stock Option Plan.  Nonstatutory stock options may be granted to employees and consultants.  Incentive stock options may be granted only to employees.  The Board may at any time offer to repurchase for a payment in cash or shares of common stock an option previously granted under the 2006 Stock Option Plan based on such terms and conditions as the Board shall establish and communicate to the optionee at the time that such offer is made.  The 2006 Stock Option Plan shall continue in effect for a term of 10 years following its adoption by the Board, which was August 29, 2006.  The 2006 Stock Option Plan provided that the term of each option granted thereunder shall be no more than 10 years from the date of grant or such shorter term as may be provided in the option agreement, except that, in the case of an incentive stock option granted to a person who at the time of such grant is a 10% holder of the common stock, the term of the option shall be five years from the date of grant or such shorter term as may be provided in the option agreement.

The weighted average fair value per share of options granted during the three months ended September 30, 2007 was calculated, according to the Black-Scholes pricing model, at $1.08. The value of options was calculated on the date of the grant using the following assumptions:

	Three Months Ended September 30, 2007	Nine Months Ended September 30, 2007
Risk-free interest rate	4.4 to 5.1%	4.4 to 5.2%
Expected dividend yield	—	—
Expected lives	10 years	10 years
Expected volatility	110 to 141%	110 to 185%

We have granted stock options to officers, employees and consultants as follows:

	Number of Shares Subject to Issuance	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (in years)
Balance, March 31, 2006	—	$—
Options granted	4 ,186,230	1.40
Options cancelled	(457,500)	2.32
Options exercised	—	—
Balance, December 31, 2006	3,728,730	1.29	9.4
Options granted	4,800,000	1.40
Options cancelled	(3,091,692)	0.71
Options exercised	—	—
Balance, September 30, 2007	5,437,038	$ 1.36	9.4
Options exercisable (vested) at September 30, 2007	240,510	$ 1.28	8.8

During the three and nine months ended September 30, 2007, 3,000,000 and 4,800,000, respectively, of stock options were granted under the 2006 Stock Option Plan to purchase shares of common stock. The shares issuable upon exercise of the options are subject to a repurchase right of the Company in the event the grantee fails to meet certain vesting requirements.  As of September 30, 2007, there are 1,562,962 options available to be granted under this Plan.

For the three and nine months ended September 30, 2007, compensation expense associated with stock options that vested during the period was $755,488 and $863,726, respectively.

2007 Stock Option Plan and 2007 Equity Incentive Plan

On January 3, 2007, the Board approved and we filed a Form S-8 registration statement that includes 2,000,000 shares to be registered under the Auriga Laboratories, Inc. 2007 Equity Incentive Plan (the “Equity Incentive Plan”), and 7,000,000 shares to be registered under the Auriga Laboratories, Inc. 2007 Stock Option Plan (the “Stock Option Plan”).  The number of shares of common stock is the maximum number of shares issuable upon the exercise of options or vesting or granting of other awards, which may be granted pursuant to the Equity Incentive Plan and the Stock Option Plan, respectively.  This Registration Statement also covers such additional number of shares of common stock as may become issuable as a result of any future adjustments in accordance with the terms of the Equity Incentive Plan or the Stock Option Plan, and which result in an increase in the number of outstanding shares of common stock available for award thereunder.

The fair value per share of vested options during the three and nine months ended September 30, 2007 was calculated, according to the Black-Scholes pricing model. The value of options was calculated on the date of the grant using the following assumptions:

	Three Months Ended September 30, 2007	Nine Months Ended September 30, 2007
Risk-free interest rate	4.4 – 5.1%	4.4 – 5.2%
Expected dividend yield	—	—
Expected lives	10 years	10 years
Expected volatility	110 to 141%	110 to 185%

We have granted stock options to officers, employees and consultants as follows:

	Number of Shares Subject to Issuance	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (in years)
Balance, December 31, 2006	—	$—
Options granted	8,147,000	1.26
Options cancelled	(2,995,000)	1.39
Options exercised	—	—
Balance, September 30, 2007	5,152,000	1.18	9.6
Options exercisable (vested) at September 30, 2007	774,375	$0.95	9.7

During the three and nine months ended September 30, 2007, 2,127,500 and 8,147,000, respectively, stock options were granted under the 2007 Stock Option Plan to purchase shares of common stock.  The shares issuable upon exercise of the options are subject to a repurchase right of the Company in the event the grantee fails to meet certain vesting requirements.  As of September 30, 2007, there are 1,848,000 options available to be granted under this Plan.

For the three and nine months ended September 30, 2007, compensation expense associated with stock option vesting during the period was $548,220 and $851,207, respectively.

2008 Omnibus Stock Grant and Option Plan

On September 26, 2007, the Board approved and adopted the Auriga Laboratories, Inc. 2008 Omnibus Stock Grant and Option Plan (the “2008 Omnibus Plan”).  We reserved 10,000,000 shares to be issued under the 2008 Omnibus Plan, but we have not issued any shares under the plan.

The weighted average fair value per share of options granted during the nine months ended December 31, 2006 was calculated, according to the Black-Scholes pricing model, at $1.09.  The value of options was calculated on the date of the grant using the following assumptions:

Nine Months Ended December 31, 2006
Risk-free interest rate	4.70 to 5.13%
Expected dividend yield	—
Expected lives	10 years
Expected volatility	62 to 71%

We have granted stock options to officers, employees and consultants as follows:

	Number of Shares Subject to Issuance	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (in years)
Balance, March 31, 2006	—	$—	—
Options granted	4,186,230	1.40	—
Options cancelled	(457,500)	2.32	—
Options exercised	—	—	—
Balance, December 31, 2006	3,728,730	$1.29	9.4
Options exercisable (vested) at December 31, 2006	263,889	$1.26	9.9

During the nine months ended December 31, 2006, stock options granted under the 2006 Stock Option Plan to purchase 4,186,230 shares of common stock were issued to participants.  The options are exercisable any time at prices ranging from $0.70 to $2.55 per share.  The shares issuable upon exercise of the options are subject to a repurchase right of the Company in the event the grantee fails to meet certain vesting requirements.  For the nine months ended December 31, 2006, compensation expense associated with stock options that vested during the period was $206,205.

EXECUTIVE COMPENSATION

The following section contains information about the compensation paid to our executive officers and directors during the last two completed fiscal years (as that phrase is used in Item 402 of Regulation S-B promulgated under the Securities Act).  For purposes of this section, the last two completed fiscal years consist of the periods commencing January 1, 2006 and ending December 31, 2006, and January 1, 2007 and ending December 31, 2007.

Summary Compensation Table

The following table sets forth certain information about the compensation paid or accrued to the persons who served as our Chief Executive Officers during the last completed fiscal year, along with all other executive officers whose total compensation exceeded $100,000 in the last completed fiscal year (the “named executive officers”):

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards (1) ($)	Option Awards (1) ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation ($)	All Other Compensation ($)	Total ($)

Philip S. Pesin, Former Chief Executive Officer(2)	Fiscal 2007 Fiscal 2006	$423,478 $286,462	__ $232,000	$340,000 $400,000	— ---	— ---	— ---	---- $8,960	$763,478 $927,422
Frank Greico Chief Executive Officer, Chief Financial Officer(3)	Fiscal 2007 Fiscal 2006	$72,865 ----	— ---	— ---	$291,698 ---	— ---	— ---	$2,250 ---	$366,813 ---
Charles R. Bearchell, Former Chief Financial Officer(4)	Fiscal 2007 Fiscal 2006	$151,818 $18,750	— ---	— ---	__ $235,160	--- ---	--- ---	$ 6,000 $750	$157,818 $254,660
Andrew Shales, FormerChief Operating Officer and Secretary(5)	Fiscal 2007 Fiscal 2006	$208,193 $148,942	— ---	__ $200,000	__ $388,014	— ---	— ---	__ $6,300	$208,193 $743,256
Alan Roberts, FormerChief Scientific Officer(6)	Fiscal 2007 Fiscal 2006	$196,580 $154,487	— ---	$36,000 $101,250	__ $32,334	— ---	— ---	__ $25,000	$239,080 $313,071
Guy Amato, Former Chief Executive Officer Employment ceased effective March 28, 2006	Fiscal 2007 Fiscal 2006	--- $11,683	--- ---	--- ---	--- ---	--- ---	--- ---	--- ---	--- $11,683
Glynn Wilson, Former Chief Scientific Officer Employment ceased effective August 25, 2006	Fiscal 2007 Fiscal 2006	--- $136,427	--- ---	--- ---	--- ---	--- ---	--- ---	--- $7,200	--- $143,627
------
(1)	Based upon the aggregate grant date fair value computed in accordance with SFAS No. 123R (revised 2004), Share-Based Payment.

(2)
Mr. Pesin was appointed our Chief Executive Officer on March 29, 2006.  For more information on Mr. Pesin’s salary, please refer to the section entitled “—Employment Agreements and Change of Control Provisions.”  On January 2, 2007, Mr. Pesin was granted an award of 400,000 shares of the Company's common stock at $0.85 per share.  Mr. Pesin resigned as Chief Executive Officer and Chairman of the Board effective January 15, 2008

(3)
Mr. Greico was appointed our Chief Financial Officer on August 27, 2007, Corporate Secretary on November 5, 2007, and Chief Executive Officer on January 23, 2008.  Sharyn G. Alcaraz replaced Mr. Greico as Corporate Secretary on January 23, 2008.  For more information on Mr. Greico, please refer to the section entitled “—Employment Agreements and Change of Control Provisions.”  For the column entitled "All Other Compensation," Mr. Greico received $750 per month as a car allowance.

(4)
Mr. Bearchell was appointed our Chief Financial Officer effective as of November 20, 2006.  Mr. Bearchell entered a new employment agreement effective September 1, 2007.  Mr. Bearchell separated from the Company on or about September 13, 2007.  For the column entitled “All Other Compensation,” Mr. Bearchell received $750 per month as a car allowance prior to his separation from the Company

(5)
Mr. Shales was appointed our Chief Operating Officer on March 29, 2006 and Secretary on July 11, 2006.  For more information on Mr. Shales’ salary, please refer to the section entitled “—Employment Agreements and Change of Control Provisions.”  Mr. Shales was terminated by the Company effective November 5, 2007.

(6)
Mr. Roberts was appointed our Senior Vice President of Scientific Affairs on March 1, 2006 and then appointed our Chief Scientific Officer on March 1, 2007.  For the column entitled “All Other Compensation,” Mr. Roberts earned a retention bonus in the amount of $25,000 during the nine-month transitional period ended December 31, 2006.  Mr. Roberts separated from the Company effective December 14, 2007.  Mr. Roberts was granted an award of 600,000 shares of our common stock in Deccember 2007 in exchange for his forfeiture of employee stock options, in connection with his separation from the Company.

Employment Agreements and Change of Control Provisions

On May 9, 2007, we entered into an employment agreement with our Chief Executive Officer and Chairman of the Board, Philip S. Pesin.  On May 9, 2007, the Agreement became effective and superseded Mr. Pesin’s current employment agreement.  The term of the Agreement is for two years, expiring on May 9, 2009.  We have the option to extend the Agreement for an additional two-year period prior to the expiration of the initial term.

Under the Agreement, Mr. Pesin’s base salary is set at $425,000 annually, but is to be reviewed annually in accordance with the Company’s executive compensation policies. In addition, Mr. Pesin is entitled to an annual bonus, payable quarterly, based on increases in the Company’s market capitalization as follows: for every $1,000,000 increase in the Company’s market capitalization, initially measured as of May 9, 2007, Mr. Pesin will be entitled to a $10,000 bonus.

We may terminate Mr. Pesin’s employment at any time with or without cause.  If Mr. Pesin is terminated without cause or because of death or “disability” (as that term is defined in the agreement), he will be entitled to a lump-sum severance payment equal to his base salary for a period of twenty-four months following his termination, plus continued health benefits during such period. In addition, if we terminate Mr. Pesin without cause, then all outstanding options and warrants held by him will vest immediately.  Mr. Pesin receives no benefits if he is terminated for cause.

If Mr. Pesin resigns for “good cause” (as that term is defined in the agreement) or resigns following change in control in the Company, then he will be entitled to a lump-sum severance payment equal to his base salary for a period of twenty-four months following his termination, plus continued health benefits during such period. In addition, in such event, all outstanding options and warrants held by Mr. Pesin will vest immediately.

Under the Agreement, Mr. Pesin is also entitled to earn long-term incentive awards and to participate in all other benefits plans and perquisites in which our other executives and employees are eligible to participate, at the discretion of the Board. Mr. Pesin is also entitled to five weeks paid vacation per year and to reimbursement of certain expenses.

The Agreement also provides for the grant to Mr. Pesin of a nonstatutory stock option to purchase 3,000,000 shares of our common stock, with an exercise price of $1.57, which is the closing price of our common stock on the OTC Bulletin Board on May 9, 2007. The option vests as follows: (i) twenty-five percent of the option is exercisable on May 9, 2008; and (ii) subject to Mr. Pesin’s continued service as our Chief Executive Officer, 1/24th of the total number of shares of common stock subject to the option will vest each month thereafter.

On January 15, 2008, Mr. Pesin resigned from his offices as Chief Executive Officer and Chairman of the Board.

On August 27, 2007, we entered into an employment agreement with Mr. Greico in connection with his appointment as Chief Financial Officer.  The Employment Agreement became effective on September 1, 2007 and continues for a term of one year.  Either party has the option of renewing the term for an additional year, if notice is provided 90 days prior to the expiration of the term.

Under the Employment Agreement, Mr. Greico’s base salary is set at $250,000.  In addition, Mr. Greico is entitled to an annual bonus, payable quarterly, based on increases in our market capitalization as follows: for every $1,000,000 increase in our market capitalization, initially measured as of September 1, 2007, Mr. Greico will be entitled to a $5,000 bonus. The first $100,000 of any quarterly bonus shall be paid in cash with any additional bonus over $100,000 payable in cash or registered Company common stock, at our option.

We may terminate Mr. Greico’s employment at any time with or without cause.  If Mr. Greico is terminated without cause, he will be entitled to severance pay equal to his base salary for a period of twelve months following his termination, plus continued health benefits during such period. In addition, if we terminate Mr. Greico without cause, then any outstanding, but unvested options shall vest. Mr. Greico receives no benefits if he is terminated for cause.

Under the Agreement, Mr. Greico is also entitled to earn long-term incentive awards and to participate in all other benefits plans and perquisites in which our other executives and employees are eligible to participate. Mr. Greico is also entitled to 5 weeks paid vacation per year and to reimbursement of certain expenses.

The Agreement also provides for the grant, subject to the approval of our Board, to Mr. Greico of a nonstatutory stock option to purchase 1,400,000 shares of our common stock, each share exercisable at the closing price of our common stock on the OTC Bulletin Board on the date the option is granted by our Board.  The option vests as follows: (i) 400,000 shares subject to the option are vested on September 1, 2007, (ii) twenty-five percent of the remaining option shares are vested on September 1, 2008; and (ii) subject to Mr. Greico’s continued service with the Company, 1/36th of the total remaining options will vest each month after September 1, 2008.

Effective November 5, 2007, Mr. Greico assumed the position of Secretary in addition to Chief Financial Officer.  On January 23, 2008, Mr. Greico was appointed Chief Executive Officer in addition to his role as Chief Financial Officer and replaced as Corporate Secretary by Sharyn G. Alcaraz. Mr. Greico was also elected to the office of Director on the Board on January 23, 2008.

 On November 8, 2006, we entered into an employment agreement with Charles R. Bearchell in connection with his appointment as our Chief Financial Officer.  Under the employment agreement, Mr. Bearchell will receive an annual base salary of $195,000.00.  The employment agreement also provides that Mr. Bearchell will be eligible to earn a bonus from us, with an annual target payout of thirty percent of his base salary and with a minimum annual payout of ten percent of his base salary.  The minimum annual bonus will be payable by us semi-annually commencing with the first full fiscal year following Mr. Bearchell’s appointment.  The actual bonus payout in excess of the minimum annual amount shall be determined based upon our achievement level against certain financial and other performance objectives.  The employment agreement also provides for the grant to Mr. Bearchell of an option to acquire up to 750,000 shares of our common stock.  Mr. Bearchell will also be eligible to participate in our employee benefit programs (including medical, dental and other insurance programs) generally available to all of our full-time employees.  The employment agreement also contains severance provisions and other covenants, but does not provide for benefits to Mr. Bearchell in the event of our change of control.

On August 27, 2007, Charles R. Bearchell’s employment agreement dated November 8, 2006 was amended effective as of September 1, 2007. The Amended Agreement appointed Mr. Bearchell as our Director of Financial Reporting.

Under the Amended Agreement, Mr. Bearchell’s base salary is set at $150,000.  We may terminate Mr. Bearchell’s employment at any time with or without cause through December 31, 2007 (the “Term”).  If Mr. Bearchell is terminated without cause during the Term, he will be entitled to severance pay equal to his base salary through December 31, 2007.  Mr. Bearchell receives no benefits if he is terminated for cause during the Term.  After December 31, 2007, either party may terminate the Amended Agreement with or without cause.

In connection with the entry into the Amended Agreement, we amended the nonstatutory stock option previously granted to Mr. Bearchell on November 8, 2006 (the “Amended Grant”). The Amended Grant provides Mr. Bearchell with the option to purchase up to 50,000 shares of our common stock, with each share exercisable at the previously granted exercise price. All shares subject to the option are fully vested.

On September 13, 2007, Mr. Bearchell notified the Company that he resigned effective immediately.

On July 11, 2006, we entered into an employment agreement with Andrew Shales in connection with his appointment as our Chief Operating Officer (effective as of March 29, 2006) and Secretary.  Pursuant to the terms of the agreement, as compensation for his service, Mr. Shales will be paid $205,000 per year, will receive a car allowance of $8,400 per year and will be eligible to participate in an executive incentive plan, pursuant to which Mr. Shales may become eligible to receive a target bonus of up to forty percent of his base salary.  The employment agreement also provides for the grant to Mr. Shales of an option to acquire up to 250,000 shares of our common stock.  The employment agreement provides that in the event that Mr. Shales is terminated for any reason other than for cause, the foregoing option, as well as all other options held by him as of the date of the employment agreement, shall automatically vest in full as of the date of such termination.  The employment agreement may be terminated at any time, with or without cause, by either party, provided that in the event that Mr. Shales is terminated for any reason other than for cause, he will be entitled to receive a severance payment equal to up to six months of his then-base salary, provided he executes a general release and severance agreement.  Mr. Shales’ employment agreement does not provide for benefits in the event of our change of control.

On November 2, 2007, we elected to terminate Mr. Shales, effective November 5, 2007.    Mr. Greico replaced Mr. Shales as Secretary.  In accordance with the terms of Mr. Shales’ employment agreement, Mr. Shales was entitled to a severance package, upon the execution of a separation agreement. Mr. Shales’ severance package included six months of pay at Mr. Shales’ then-current pay rate for a total of $102,500. The severance package also included additional benefits such as a car allowance for the following twelve months.

On March 5, 2007, we entered into an employment agreement with Mr. Roberts in connection with his appointment as Chief Scientific Officer. Under the Employment Agreement, Mr. Roberts will receive an annual base salary of Two Hundred Five Thousand Dollars ($205,000.00). The Employment Agreement also provides that Mr. Roberts will be eligible to earn a bonus based on individual and Company performance, with an annual target payout of forty percent (40%) of his base salary.  Mr. Roberts will also be eligible to participate in the Company’s employee benefit programs (including medical, dental and other insurance programs) generally available to all full-time employees of the Company, and will also be eligible for a monthly car allowance.

Concurrent with his execution of the Employment Agreement, on March 1, 2007, our Board of Directors approved the issuance to Mr. Roberts of a non-statutory stock option (the “Stock Option Agreement”) to purchase two hundred seventy-five thousand (275,000) shares of the Company’s common stock under its 2007 Stock Option Plan.  The Stock Option Agreement provides for an exercise price of $1.24 per share, which is equal to the closing price as reported on the OTC Bulletin Board on the date of grant. The option vests as follows: (a) one-forth (1/4) of the option is exercisable on the first anniversary of the date of grant; and (b) subject to Mr. Roberts’s continued employment by the Company, 1/48th of the remaining number of shares of common stock subject to the option shall vest each month thereafter.  The Employment Agreement also contains severance provisions and other covenants

On December 14, 2007, Mr. Roberts tendered his resignation to the Company, effective December 31, 2007.  In connection with Mr. Roberts’ separation from the Company as an employee, he received 600,000 shares of common stock registered on Form S-8 in exchange for relinquishment of all of his employee stock options to purchase shares of our common stock.  On December 14, 2007, the Company entered into a Consultant Services Agreement with Mr. Roberts.  Under the consulting agreement, Mr. Roberts will provide general regulatory guidance and services regarding development and commercialization of drug and device pharmaceutical products to the Company. The term of the consulting agreement is through June 30, 2009 and the consulting fees payable to Mr. Roberts under the agreement is $16,000 per month.  After the natural expiration of the consulting agreement, Mr. Roberts will be compensated at a rate of $200 per hour for his consulting services.

Indemnification

Our certificate of incorporation provides that no officer or director shall be personally liable to us or our stockholders for monetary damages except as provided pursuant to Delaware law.  Our bylaws and certificate of incorporation also provides that we shall indemnify and hold harmless each person who serves at any time as a director, officer, employee or agent of us from and against any and all claims, judgments and liabilities to which such person shall become subject by reason of the fact that he is or was a director, officer, employee or agent of us, and shall reimburse such person for all legal and other expenses reasonably incurred by him in connection with any such claim or liability.  We also have the power to defend such person from all suits or claims in accordance with Delaware law.  The rights accruing to any person under our bylaws and certificate of incorporation do not exclude any other right to which any such person may lawfully be entitled, and we may indemnify or reimburse such person in any proper case, even though not specifically provided for by our bylaws or certificate of incorporation.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Outstanding Equity Awards at Fiscal Year End

The following table generally sets forth the number of outstanding equity awards that have not been earned or vested or that have not been exercised for each named executive officer as of "the last completed fiscal year" (as that phrase is used in Item 402 of Regulation S-B promulgated under the Securities Act).  For purposes of this section, the "last completed fiscal year" consists of the period commencing January 1, 2007, and ending December 31, 2007.
	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Philip S. Pesin (1)	-0-	3,000,000	3,000,000	1.57	05/09/2017	-0-	-0-	-0-	-0-

Frank R. Greico (2)	511,111	888,889	888,889	0.70	09/01/2017	-0-	-0-	-0-	-0-

Guy Amato, Chief Executive Officer – Employment ceased effective March 28, 2006	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-

Glynn Wilson, Chief Scientific Officer – Employment ceased effective August 25, 2006	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-	-0-

Chuck Bearchell, Chief Financial Officer - Employment ceased effective September 13, 2007

Andrew Shales, Chief Operating Officer - Employment ceased effective November 5, 2007

Alan Roberts, Chief Scientific Officer - Employment ceased effective December 31, 2007

(1)
Mr. Pesin was appointed our Chief Executive Officer on March 29, 2006.  On May 9, 2007, the Company entered into an employment agreement with Mr. Pesin, whereby he was granted a non-statutory stock option to purchase 3,000,000 shares of our common stock, which option vests as follows:  (i) twenty-five percent (25%) of the option is exercisable on May 9, 2008; and (ii) subject to Mr. Pesin's continued service as the Company's Chief Executive Officer, 1/24th of the total number of shares of common stock subject to the option will vest each month thereafter.

(2)
Mr. Greico was appointed our Chief Financial Officer effective as of September 1, 2007 and Corporate Secretary effective as of November 5, 2007.  Mr. Greico was granted a non-statutory stock option to purchase 1,400,000 shares of our common stock, which option vests as follows: 400,000 of the shares vested immediately, and 1/36th of the remainder vest in equal monthly installments, commencing one month after appointment and ending on the third anniversary of his appointment as our Chief Financial Officer.  The options are exercisable at $0.70 per share.

Director Compensation

The following table sets forth information concerning the compensation of our directors during the "last completed fiscal year" (as that phrase is used in Item 402 of Regulation S-B promulgated under the Securities Act).  For purposes of this section, the "last completed fiscal year" consists of the period commencing January 1, 2007, and ending December 31, 2007:

	Fees Earned or	Stock	Option	All Other
	Paid in Cash	Awards (1)	Awards (1)	Compensation	Total
Name **	($)	($)	($)	($)	($)
Brian P. Alleman (2)(3)	$3,669	--	--	—	$3,669
Steve C. Glover (2)(3)	$6,012	--	--	—	$6,012
Dayne Wagoner (2)	$5,000	--	--	$240,114(5)	$245,114
Thomas Heck (2)(4)(6)	$7,500	--	$160,734	--	$168,234
Trevor Pokorney (2)(3)(7)	$24,177	--	$130,082	--	$154,259
Elliot Maza (2)(4)(8)	$16,830	--	$203,792	--	$220,622
Leonhard Dreimann (2)(4)(9)	$18,478	--	$160,734	--	$179,212

(1)	Based upon the aggregate grant date fair value computed in accordance with SFAS No. 123R (revised 2004), Share-Based Payment.

(2)	Our directors receive $2,500 per month as Board retainer fees.

(3)
Independent directors who also received a non-statutory option to purchase 200,000 shares of our common stock upon their appointment to the Board.  The option vests as follows: 50% of the warrant vests upon appointment to the Board, and so long as the director continues to serve on the Board, 1/24th of the option vests each month thereafter.

(4)
Independent directors who also received a non-statutory option to purchase 150,000 shares of our common stock upon their appointment to the Board.  The option vests as follows:  25% of the option vests upon appointment to the Board, and so long as the director continues to serve on the Board, 1/24th of the option vests each month thereafter.

(5)	Paid in 300,142 of S-8 common stock at a share price of $0.80.

(6)	Of which $2,500 was paid in fiscal year 2007, and or which $5,000 remains due and outstanding.

(7)	Of which $14,176.91 was paid in fiscal year 2007, and of which $10,000 remains due and oustanding.

(8)	Of which $6,830.31 was paid in fiscal year 2007, and of which $10,000 remains due and outstanding.

(9)	Of which $2,500 was paid in fiscal year 2007, and of which $15,977.80 remains due and outstanding.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

Dismissal of  Williams & Webster, P.S.

Effective as of January 21, 2008, our Board approved the dismissal of Williams & Webster, P.S. (“W&W”) as our independent registered public accounting firm, and, effective as of January 21, 2008, our Board approved the appointment of PMB+HelinDonovan (“PMB”)as our independent registered public accounting firm.

The report of W&W on the financial statements of Auriga Laboritories, Inc. as of and for the last  fiscal year did not contain an adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles, except such report did contain an explanatory paragraph related to the Company’s ability to continue as a going concern.

During the most recent two fiscal years and through the interim periods subsequent thereto, there were no disagreements with W&W on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements if not resolved to the satisfaction of W&W would have caused W&W to make reference to such disagreement in its report on the financial statements for such year and periods.  In addition, there were no “reportable events” as set forth in Item 304(a)(1)(iv) of Regulation S-B.

During the Company’s most recent two fiscal years and the subsequent interim period through the date of engagement of PMB, neither we nor anyone acting on our behalf consulted with PMB with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, or any other matters or events set forth in Items 304(a)(2)(i) and (ii) of Regulation S-B.

Dismissal of Jaspers & Hall, P.C.

Effective as of May 16, 2006, our Board approved the dismissal of Jaspers & Hall, P.C. (“J&H”) as our independent registered public accounting firm, and, effective as of May 17, 2006, our Board approved the appointment of Williams & Webster, P.S. as our independent registered public accounting firm.

The report of J&H on the financial statements of Multi-Link as of and for the fiscal year ended September 30, 2005 did not contain an adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles, except such report did contain an explanatory paragraph related to Multi-Link’s ability to continue as a going concern.

During the fiscal year ended September 30, 2005 and through the interim periods subsequent thereto, there were no disagreements with J&H on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements if not resolved to the satisfaction of J&H would have caused J&H to make reference to such disagreement in its report on the financial statements for such year and periods.  In addition, there were no “reportable events” as set forth in Item 304(a)(1)(iv) of Regulation S-B.

During the fiscal year ended September 30, 2005 and through the interim periods subsequent thereto to the date of appointment of Williams & Webster, P.S., neither we nor anyone acting on our behalf consulted with Williams & Webster, P.S. with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, or any other matters or events set forth in Items 304(a)(2)(i) and (ii) of Regulation S-B.

Dismissal of Michael Johnson & Co., LLC

Effective as of July 20, 2005, the Board of Multi-Link approved the dismissal of Michael Johnson & Co., LLC (“MJC”) as our independent registered public accounting firm, and, effective as of July 20, 2005, the Board of Multi-Link approved the appointment of J&H as Multi-Link’s independent registered public accounting firm.

The report of MJC on the financial statements of Multi-Link as of and for the fiscal year ended September 30, 2004 did not contain an adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles, except such report did contain an explanatory paragraph related to Multi-Link’s ability to continue as a going concern.

During the fiscal year ended September 30, 2004 and through the interim periods subsequent thereto, there were no disagreements with MJC on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements if not resolved to the satisfaction of MJC would have caused MJC to make reference to such disagreement in its report on the financial statements for such year and periods.  In addition, there were no “reportable events” as set forth in Item 304(a)(1)(iv) of Regulation S-B.

During the fiscal year ended September 30, 2004 and through the interim periods subsequent thereto to the date of appointment of J&H, neither we nor anyone acting on our behalf consulted with J&H with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, or any other matters or events set forth in Items 304(a)(2)(i) and (ii) of Regulation S-B.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for Auriga Laboratories, Inc. by The Law Offices of William B. Barnett.  For services to be rendered by the Law Office of William B. Barnett, such law firm will receive 100,000 shares of the Company’s common stock on or about January 31, 2008.

AVAILABLE INFORMATION

We have filed with the SEC a registration statement on Form SB-2, including exhibits, schedules and amendments, under the Securities Act with respect to the Shares to be sold in this offering.  This prospectus does not contain all the information included in the registration statement.  For further information about us and the Shares to be sold in this offering, please refer to this registration statement.  Complete exhibits have been filed with our registration statement on Form SB-2.

You may read and copy any contract, agreement or other document referred to in this prospectus and any portion of our registration statement or any other information from our filings at the SEC’s public reference room at 100 F. Street, N.E., Washington, D.C. 20549.  You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC.  Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms.  Our filings with the SEC, including our registration statement, are also available to you on the SEC’s website located at http://www.sec.gov.

We are subject to the information and reporting requirements of the Exchange Act, and intend to file and furnish to our stockholders annual reports containing financial statements audited by our independent auditors, make available to our stockholders quarterly reports containing unaudited financial data for the first three quarters of each fiscal year, proxy statements and other information with the SEC.

EXPERTS

Our financial statements as of December 31, 2006, and for the period ended December 31, 2005, included in the prospectus which is part of a registration statement have been so included in reliance on the report of Williams & Webster, P.S., given on the authority of said firm as experts in auditing and accounting.

INDEX TO FINANCIAL STATEMENTS
Consolidated Financial Statements of Auriga Laboratories, Inc.

December 31, 2006

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have audited the accompanying consolidated balance sheet of Auriga Laboratories, Inc. as of December 31, 2006, and the related consolidated statements of operations, stockholders’ deficit and cash flows for the period April 1, 2006 to December 31, 2006 and from April 12, 2005 (inception) to March 31, 2006.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Auriga Laboratories, Inc. as of December 31, 2006, and the results of its operations, stockholders’ equity (deficit) and cash flows for the periods April 1, 2006 to December 31, 2006 and from April 12, 2005 to March 31, 2006 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 3, the Company has sustained substantial operating losses since inception, has negative working capital, and has limited cash resources.  These factors raise substantial doubt about the Company’s ability to continue as a going concern.  Management’s plans regarding those matters also are described in Note 3.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Williams & Webster P.S.
Certified Public Accountants
Spokane, Washington
March 29, 2007

AURIGA LABORATORIES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
DECEMBER 31, 2006

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$259,580
Accounts receivable, net of allowance for doubtful accounts of $20,187	969,962
Inventory, net of reserves of $145,099	426,417
Prepaid expenses	756,378
Total Current Assets	2,412,337

PROPERTY AND EQUIPMENT, net of accumulated depreciation of $133,690	326,792

OTHER ASSETS
Intangibles, net of accumulated amortization of $134,588	7,768,476
Restricted cash	75,560
Deposits	16,775
Total Other Assets	7,860,811

TOTAL ASSETS	$10,599,940

LIABILITIES AND STOCKHOLDERS’ EQUITY(DEFICIT)
CURRENT LIABILITIES
Accounts payable	$1,742,441
Accrued expenses	1,263,718
Bank notes payable	62,272
Royalties payable	326,308
Product licenses payable	800,000
Related-party convertible note	632,000
Senior secured promissory notes, net of loan discounts of $1,006,396	1,462,354
Total Current Liabilities	6,289,093

LONG-TERM DEBT
Product licenses payable	750,000
Total Long-Term Debt	750,000

Total Liabilities	7,039,093

STOCKHOLDERS’ EQUITY
Preferred stock: $0.001 par value, 10,000,000 shares authorized; no shares issued and outstanding	—
Common stock: $0.001 par value, 250,000,000 shares authorized; 41,139,390 shares issued and outstanding	41,139
Additional paid-in capital	18,382,385
Accumulated deficit	(14,862,677)

Total Stockholders’ Equity	3,560,847

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$10,599,940

The accompanying notes are an integral part of these financial statements.

AURIGA LABORATORIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	NINE MONTHS ENDED DECEMBER 31, 2006	FROM APRIL 12, 2005 (INCEPTION) TO MARCH 31, 2006
NET REVENUES
Products	$3,173,604	$6,575,254
Royalties from related-party	—	21,619
Total Net Revenues	3,173,604	6,596,873

COST OF GOODS SOLD
Materials and supplies	548,867	1,048,357
Royalties (includes non-cash costs of $84,275 for the nine months ended December 31, 2006)	716,210	1,443,679
Distribution	251,266	134,452
Total Cost of Goods Sold	1,516,343	2,626,488

GROSS PROFIT	1,657,261	3,970,385

OPERATING EXPENSES
Sales, marketing and trade expenses (includes non-cash equity instrument related expenses of $280,101 for the nine months ended December 31, 2006 and $0 from Inception to March 31, 2006)	3,273,449	2,372,491
General and administrative expenses (includes non-cash equity instrument related expenses of $4,696,124 for the nine months ended December 31, 2006 and $92,116 from Inception to March 31, 2006)	7,929,707	2,184,487
Research and development expenses (includes non-cash equity instrument related expenses of $119,399 for the nine months ended December 31, 2006 and $0 from Inception to March 31, 2006)..................................................................................................	1,006,219	507,354
Total Operating Expenses………………………………………...	12,209,375	5,064,332

OPERATING LOSS	(10,552,114)	(1,093,947)

OTHER INCOME(EXPENSES)
Interest expense	(1,064,796)	(71,292)
Non-cash financing expense	—	(1,986,592)
Other income(expenses)	(95,714)	1,778
Total Other Income(Expenses)	(1,160,510)	(2,056,106)

LOSS BEFORE TAXES	(11,712,624)	(3,150,053)

INCOME TAXES	—	—

NET LOSS	$(11,712,624)	$(3,150,053)

NET LOSS PER COMMON SHARE, BASIC AND DILUTED	$(0.32)	$(0.12)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING, BASIC AND DILUTED	36,713,704	25,962,118

The accompanying notes are an integral part of these financial statements.

AURIGA LABORATORIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY (DEFICIT)

	Common Stock				Treasury Stock		Accumulated Deficit
	Number of Shares	Amount	Additional Paid-in Capital	Stock Subscriptions Receivable	Number of Shares	Amount	Amount	Total
Stock issued in connection with the Company’s reorganization	11,156,624	$1,115	$—	$—	—	$—	$—	$1,115

Stock issued in exchange for royalty rights at $0.0001 per common share	1,600,000	160	—	—	—	—	—	160

Stock issued to member of the board of directors at $0.01 per common share	150,000	15	1,485	(1,500)	—	—	—	—

Stock issued in connection with legal counsel at $0.01 per common share	150,000	15	1,485	—	—	—	—	1,500

Stock issued in connection with employment	2,250,000	225	22,275	—	—	—	—	22,500

Stock issued for cash at $1.00 per share, net of offering costs	1,456,288	146	1,231,447	—	—	—	—	1,231,593

Warrant exercised for services and stock subscription at $1.00 per common share	2,000,000	200	2,098,508	(20,000)	—	—	—	2,078,708

Stock repurchased at $1.37	—	—	—	—	1,500,000	(2,048,055)	—	(2,048,055)

Stock repurchased in connection with employment agreements at par value	—	—	—	—	2,250,000	(22,500)	—	(22,500)

Net loss for the year ended	—	—	—	—	—	—	(3,150,053)	(3,150,053)

Balance, March 31, 2006 (prior to restatement)	18,762,912	1,876	3,355,200	(21,500)	3,750,000	(2,070,555)	(3,150,053)	(1,885,032)

Effect of the Merger, the Reverse Split, the Mandatory Conversion, the change in the Company’s authorized shares, and the Company’s re-domicile to the State of Delaware (please refer to Note 2 – “Reverse Merger”)	11,281,159	28,169	(2,098,724)	—	(3,750,000)	2,070,555	—	—

Balance, March 31, 2006 (restated)	30,044,071	$30,045	$1,256,476	$(21,500)	—	$—	$(3,150,053)	$(1,885,032)

The accompanying notes are an integral part of these financial statements.

AURIGA LABORATORIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY(DEFICIT) (—Cont.)

	Common Stock				Treasury Stock		Accumulated Deficit
	Number of Shares	Amount	Additional Paid-in Capital	Stock Subscriptions Receivable	Number of Shares	Amount	Amount	Total

Balance April 1, 2006	30,044,071	$30,045	$1,256,476	$(21,500)	—	$—	$(3,150,053)	$(1,885,032)

Stock issued for cash at $0.95 per common share, net of offering costs of $289,550	4,247,636	4,247	3,733,456	—	—	—	—	3,737,703

Proceeds from issuance of stock subscriptions	—	—	—	21,500	—	—	—	21,500

Stock issued in connection with the Merger ,net of costs of $685,897	2,511,938	2,511	(688,409)	—	—	—	—	(685,898)

Stock issued in connection with exercise of stock options	15,007	15	6,360	—	—	—	—	6,375

Stock issued under 2006 Equity Incentive Plan	1,620,738	1,621	2,622,563	—	—	—	—	2,624,184

Stock issued in connection with product licensing rights	2,700,000	2,700	4,637,300	—	—	—	—	4,640,000

Cancellation of related-party loan	—	—	2,024,838	—	—	—	—	2,024,837

Non-cash compensation costs associated with equity instruments	—	—	4,789,802	—	—	—	—	4,789,802

Net loss for the year ended	—	—	—	—	—	—	(11,712,624)	(11,712,624)

Balance, December 31, 2006	41,139,390	$41,139	$18,382,385	$—	$—	$—	$(14,862,677)	$3,560,847

The accompanying notes are an integral part of these financial statements.

AURIGA LABORATORIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	NINE MONTHS ENDED DECEMBER 31, 2006	FROM APRIL 12, 2005 (INCEPTION) TO MARCH 31, 2006
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(11,712,624)	$(3,150,053)
Adjustments to reconcile net loss to net cash flows provided(used) by operating activities:
Depreciation and amortization	226,589	42,147
Bad debt expense	20,364	—
Non-cash expenses for equity instruments issued for compensation and services	5,261,206	2,078,708
Amortization of notes payable discounts	998,531	28,498
Adjustment to sales returns and allowances	624,619	—
Changes in assets and liabilities:
Restricted cash	(75,560)	—
Receivables	(215,604)	(705,707)
Inventory	16,024	(308,708)
Prepaid expenses	(282,450)	(119,491)
Deposits	5,949	(22,724)
Accounts payable	1,238,274	453,497
Accrued expenses	226,530	272,509
Royalties payable	(166,208)	492,516
Net cash used by operating activities	(3,834,360)	(938,808)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of fixed assets	(107,668)	(353,272)
Payments for new product licenses	(1,500,000)	—
Net cash used by investing activities	(1,607,668)	(353,272)

CASH FLOWS FROM FINANCING ACTIVITIES
Net proceeds from stock sales and exercise of stock options	3,165,452	1,255,484
Merger costs	(685,897)	—
Repurchase of treasury stock	—	(22,500)
Proceeds from stock subscriptions receivable	21,500	578,627
Proceeds from bank notes payable	386,039	234,813
Payments on related-party loan	—	(250,000)
Payments on bank notes payable	(558,580)	—
Proceeds from senior secured promissory notes	2,468,750	—
Proceeds from convertible secured note payable	400,000	—
Net cash provided by financing activities	5,197,264	1,796,424

Net increase(decrease) in cash	(244,764)	504,344

Cash, beginning of period	504,344	—

Cash, end of period	$259,580	$504,344

SUPPLEMENTAL CASH FLOW DISCLOSURES
Interest paid	$78,857	$42,794

AURIGA LABORATORIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS (—Cont.)

NON-CASH INVESTING AND FINANCING ACTIVITIES
Assets purchased by acquisition/reorganization:
Receivables	$—	$69,015
Goodwill	—	92,316
Liabilities assumed by acquisition:
Accounts payable and accrued expenses	$—	$59,947
Related-party loan	—	100,000
Assets acquired with stock:
Inventory	$228,141	$—
Prepaid expenses	$51,110	$—
Intangibles	$4,760,749	$—
Stock repurchased in exchange for note payable	$2,013,055	$2,250,000
Warrant exercised for stock	$—	$20,000
Stock issued to member of the board of directors	$—	$1,500
Cancellation of related-party loan	$2,024,837	$—
Warrants issued in connection with senior secured promissory notes	$1,943,859	$—
Accrued bonus paid with related-party convertible note	$232,000	$—

The accompanying notes are an integral part of these financial statements.

AURIGA LABORATORIES, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2006

1.           Company Overview and Basis of Presentation.

Auriga Laboratories, Inc., a Delaware corporation (the “Company”), is a specialty pharmaceutical company building an industry-changing, commission-based sales model.  The Company’s high-growth business model combines driving revenues through a variable-cost, commission-based sales structure, acquisition of proven brand names, introduction of new brands, and a strategic development pipeline, all of which are designed to enhance the Company’s growing direct relationships with physicians nationwide.

The Company is focused on delivering unique solutions for the respiratory, dermatology and psychiatry markets.  The Company’s product portfolio consists of its Aquoral™,  Zinx™, Akurza™, and Xyralid™, product lines.  The Company’s Aquoral™ product line, which was launched in February 2007, is an FDA-cleared, prescription-only treatment for xerostomia, or the condition of dry mouth.  The Company’s Zinx™ products are indicated for relief of symptoms associated with the common cold and allergies.  .  Additionally, the Company expects to compete in the $5 billion dermatology marketplace with the introduction of seven newly-branded prescription dermatology products in 2007 using the trade names Akurza™ and Xyralid™.

The Company’s business strategy has two prongs:  (1) acquire rights to valuable brand portfolios that are no longer a strategic focus for large pharmaceutical companies, then capitalize on untapped marketplace opportunities through brand extension and directed sales/marketing programs; and (2) introduce new brands and capture market share.  The Company’s drug development pipeline leverages novel material science and advanced drug delivery technologies to produce improved formulations of successful brands to further expand markets, sales and clinical indications for proven, successful products.  Moving forward, the Company plans to acquire and/or in-license additional products and technologies to further grow revenues.

These consolidated financial statements have been prepared from the records of the Company.  In the opinion of management, all adjustments, which consist of only normal recurring adjustments to present fairly the financial position at December 31, 2006 and the results of operations, stockholders’ deficit and cash flows for the nine months ended December 31, 2006 and for the period from April 12, 2005 (“Inception”) to March 31, 2006, have been made.

On December 28, 2006, the Company’s Board of Directors (“Board”) adopted a resolution amending its bylaws for the purpose of changing the fiscal year of the Company.  The amendment serves to change the fiscal year end from March 31 to December 31, effective December 31, 2006.  As a result, these footnotes to the consolidated financial statements include information for the transitional nine month period April 1, 2006 to December 31, 2006.

2.           Reverse Merger.

On May 17, 2006, Auriga Laboratories, Inc., a privately-held Delaware corporation (“Auriga”) completed a merger (the “Merger”) with Multi-Link Telecommunications, Inc., a “shell”  company organized under the laws of the State of Colorado (“Multi-Link”).  The Merger was effected pursuant to the terms of an Agreement and Plan of Merger (“Merger Agreement”), entered into on May 4, 2006, by and among Auriga, Multi-Link, and Multi-Link Acquisition, Inc., a newly-formed Delaware corporation and wholly-owned subsidiary of Multi-Link (the “Subsidiary”).  Pursuant to the terms of the Merger Agreement, the Subsidiary was merged with and into Auriga, with Auriga as the surviving entity.  Auriga continued its business under the name of Auriga Laboratories, Inc. as a subsidiary of Multi-Link.  All references to Multi-Link or the Company also refer to Auriga, unless the context indicates otherwise.

Pursuant to the terms of the Merger, Multi-Link acquired all of the outstanding shares of Common Stock of Auriga (“Auriga Common Stock”) in exchange for shares of Series A Convertible Preferred Stock, par value $0.01 per share of Multi-Link (“Preferred Stock”).  At the closing of the Merger (the “Closing”), each outstanding share of Auriga Common Stock held by the stockholders of Auriga (the “Auriga Stockholders”) was converted into the right to receive approximately 0.06 shares of Preferred Stock, or a total of 1,000,042 shares of Preferred Stock, and each outstanding option and warrant to purchase shares of Auriga Common Stock was assumed by Multi-Link and converted into an option or warrant to purchase approximately 30.01 shares of Multi-Link Common Stock (“Common Stock”) for each one share convertible into Auriga Common Stock pursuant to such option or warrant (with the exercise price being adjusted accordingly).

Pursuant to the terms of the Preferred Stock, each share of Preferred Stock was convertible into approximately 494.96 shares of Common Stock.  Accordingly, immediately following the closing, the Auriga Stockholders owned 1,000,042 shares of Preferred Stock (convertible into a total of 494,977,491 shares of Common Stock).  The 37,215,913 shares of Common Stock outstanding prior to the Merger remained outstanding following the Merger.  As of the closing, and assuming the conversion in full of the Preferred Stock, the Auriga Stockholders owned approximately 93% of the total outstanding shares of Common Stock (or 95%, assuming exercise in full of the outstanding Auriga options and warrants that were assumed by Multi-Link in connection with the Merger), and the remaining stockholders of Multi-Link owned approximately 7% of the total outstanding shares of Common Stock (or 5%, assuming exercise in full of the outstanding Auriga options and warrants that were assumed by Multi-Link in connection with the Merger).

Pursuant to the terms of the Preferred Stock, the Preferred Stock was subject to automatic conversion into shares of Common Stock (the “Mandatory Conversion”) upon the approval by a majority of the holders of Common Stock and Preferred Stock (voting together on an as-converted-to-common-stock basis) of a 1-for-15 reverse stock split of Common Stock (the “Reverse Split”).

On July 11, 2006, the Reverse Split was effectuated, resulting in the Mandatory Conversion.  Immediately following the foregoing, Multi-Link was re-domiciled in the State of Delaware, its name was changed to “Auriga Laboratories, Inc.”  and its authorized shares of Common Stock and Preferred Stock were changed to 250 million shares and 10 million shares, respectively.  Unless the context indicates otherwise, all share and other information included herein has been restated to give effect to the Merger, the Reverse Split, the Mandatory Conversion, the change in the Company’s authorized shares and the Company’s re-domicile to the State of Delaware.

Due to the change in control of Multi-Link as a result of the Merger, the Merger was accounted for as an acquisition of Multi-Link by Auriga and a recapitalization of Auriga.  Accordingly, the consolidated financial statements of the Company subsequent to the Merger consist of the balance sheets of both companies at historical cost, the historical operations of Auriga, and the operations of both companies from the Merger date of May 17, 2006.  At the time of the Merger, Multi-Link was a shell company and had no material assets, liabilities or operations.

As a result of the Merger and pursuant to the Merger Agreement, the Company’s fiscal year was changed to March 31.  Multi-Link had been reporting on a fiscal year ending September 30.

The foregoing transactions are more fully described in that certain Form 8-K filed by the Company with the Securities and Exchange Commission on May 18, 2006.

3.           Going Concern.

Since Inception, the Company has incurred significant operating and net losses and has been unable to meet its cash flow needs with internally generated funds.  The Company’s cash requirements (primarily working capital requirements and cash for product development activities) have been satisfied through borrowings and the issuance of securities in a number of private placements.  At December 31, 2006, the Company had cash and cash equivalents on hand of approximately $335,000 including $75,000 of restricted cash, a negative working capital position of approximately $3,377,000 and long-term product licenses payable of $750,000.  The present financial position of the Company raises substantial doubt about its ability to continue as a going concern.

On a going forward basis, management plans to continue to focus on its existing Aquoral™ product line and continue to acquire proven brand name products.  The Company would also pursue raising additional equity or debt financing to adequately fund its strategies and to satisfy its ongoing working capital requirements if the Company continues to fall short of its cash flow needs through internally generated funds.  If the Company is unable to obtain such financing in a timely manner or on acceptable terms, it could be forced to curtail or cease operations.  Even if it is able to pursue these strategies, there can be no assurances that the Company will ever attain profitability.

The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

4.           Summary of Significant Accounting Policies.

This summary of significant accounting policies of the Company is presented to assist in understanding the Company’s consolidated financial statements.  The consolidated financial statements and consolidated notes are representations of the Company’s management, which is responsible for their integrity and objectivity.  These accounting policies conform to accounting principles generally accepted in the United States of America, and have been consistently applied in the preparation of these consolidated financial statements.

Basis of Accounting

The Company’s financial statements are prepared using the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America.  In December 2006, the Company changed its fiscal year-end to December 31.

Principles of Consolidation

The accompanying consolidated financial statements include all accounts of the Company and its wholly-owned subsidiaries.  All significant intercompany accounts and transactions have been eliminated in consolidation.

Estimates

The process of preparing financial statements in conformity with accounting principles generally accepted in the United States of America requires the use of estimates and assumptions regarding certain types of assets, liabilities, revenues and expenses.  Such estimates primarily relate to unsettled transactions and events as of the date of the financial statements.  Accordingly, upon settlement, actual results may differ from estimated amounts.

Fair Value of Financial Instruments

The Company’s financial instruments, as defined by Statement of Financial Accounting Standards (“SFAS”) No. 107, “Disclosures about Fair Value of Financial Instruments,”  include cash, receivables, prepaid expenses, payables, accrued expenses, royalties payable and short-term borrowings.  All instruments are accounted for on an historical cost basis, which, due to the short maturity of these financial instruments, approximates fair value.

Reclassifications

Certain reclassifications have been made to the prior year to conform to the current presentation.

Cash and Cash Equivalents

The Company considers all highly-liquid investments, with a maturity of three months or less at the date of acquisition, to be cash equivalents.

Restricted Cash

As of December 31, 2006, the Company had $75,560 in restricted cash deposits held by the Company’s corporate credit card issuer.

Accounts Receivable

The Company carries its accounts receivable at net realizable value.  On a periodic basis, the Company evaluates its accounts receivable and establishes an allowance for doubtful accounts, based upon the aging of accounts receivable and current credit conditions.  The Company’s policy is not to accrue interest on trade receivables.  The Company has recorded a $20,187 allowance for doubtful accounts as of December 31, 2006.

Inventory

The Company maintains an inventory of pharmaceutical products.  Inventories are stated at the lower of cost or market using the first-in, first-out method.  The Company regularly reviews inventory quantities on hand and reviews for excess and obsolete inventory based primarily on its estimated forecast of product demand, product dating, and available shelf life.

Property and Equipment

Property and equipment are recorded at cost and depreciated using the straight-line method over estimated useful lives of three to five years.

Long-Lived Assets

In October 2001, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”  (hereinafter “SFAS No. 144”).  This standard establishes a single accounting model for long-lived assets to be disposed of by sale, including discontinued operations.  SFAS No. 144 requires that these long-lived assets be measured at the lower of carrying amount or fair value less cost to sell, whether reported in continuing operations or discontinued operations.  The Company has long-term assets consisting of $16,775 relating to rent deposits.

Goodwill and Other Intangible Assets

Under the provisions of SFAS No. 141, “Business Combinations,” and SFAS No. 142, “Goodwill and Other Intangible Assets” (“SFAS No. 142”), all business combinations are accounted for using the purchase method and goodwill and intangible assets with indefinite useful lives are not amortized, but instead are tested for impairment annually, or more frequently, if facts and circumstances indicate such assets may be impaired.  The only intangible asset the Company classifies as indefinite lives is goodwill.  SFAS No. 142 requires testing of intangible assets with indefinite lives and goodwill for impairment at least annually.  The Company has performed its annual test and has determined no impairment adjustment is required.

Compensated Absences

Employees of the Company are entitled to paid vacation, paid sick days and personal days off depending on job classification, length of service and other factors.  The Company has a policy of providing for earned, but unused vacation and a provision has been recorded in the accompanying financial statements as of December 31, 2006 in the amount of $58,974.

Revenue Recognition

The Company recognizes revenue from the sale of pharmaceutical products, including shipping fees, if any, when title to the products is transferred to the customer (which usually occurs on delivery) and when collectibility is reasonably assured.  Revenue from sales of the Company’s products is recorded, net of allowances.  According to the terms of the Company’s sales contracts, a customer may return product up to a maximum amount and under certain conditions.  Allowances are calculated based upon current economic conditions and the underlying contractual terms.  Royalty revenue is recognized when earned.

The Company records a sales return allowance for product returns and contractual rebates as product is sold.  At December 31, 2006, the balance in the allowance account was $665,961 and the amount of sales return allowance recorded for the nine months ended December 31, 2006 was $993,035.

Treasury Stock

The Company may from time to time reacquire common stock based on agreements to repurchase such stock in certain instances.  The Company may dispose of such treasury shares for such consideration as may be determined from time to time by the board of directors.  When the Company reacquires common stock by issuing a note, the Company records the securities as treasury stock.  Treasury stock is considered cancelled when the related note is paid off.

Cost of Sales

Cost of sales consists of the purchase price of materials and supplies, freight, royalties and other direct costs associated with distribution.

Research and Development

Research and development expenses are charged to operations as incurred.  The Company’s research and development expenses for the nine months ended December 31, 2006 and for the period from Inception through March 31, 2006 were $1,006,219 and $507,354, respectively.

Advertising and Marketing

Advertising and marketing costs are charged to operations in the period incurred.  The Company’s advertising and marketing expenses for the nine months ended December 31, 2006 and for the period from Inception through March 31, 2006 were $1,025,337 and $867,244, respectively.

Accounting for Stock Options and Warrants Granted to Employees and Non-Employees

In December 2004, the FASB issued a revision to SFAS No. 123R, “Accounting for Stock Based Compensation.”  This statement supersedes Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,”  and its related implementation guidance.  This statement establishes standards for the accounting of transactions in which an entity exchanges its equity instruments for goods or services.  It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments.  This statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions.  This statement does not change the accounting guidance for share-based payment transactions with parties other than employees provided in SFAS No. 123R.  This statement does not address the accounting for employee share ownership plans, which are subject to the American Institute of Certified Public Accountants Statement of Position 93-6, “Employers’ Accounting for Employee Stock Ownership Plans.”  The Company expects no changes to its financial reporting as a result of the application of the foregoing because it is already reporting and complying with the fair value method of SFAS No. 123R.

Provision for Taxes

Income taxes are provided based upon the liability method of accounting pursuant to SFAS No. 109, “Accounting for Income Taxes.”  Under this approach, deferred income taxes are recorded to reflect the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each year-end.  A valuation allowance has been recorded against deferred tax assets as management does not believe the Company has met the “more likely than not”  standard imposed by SFAS No. 109 to allow recognition of such an asset.

Basic and Diluted Earnings Per Share

The Company has adopted SFAS No. 128, “Earnings Per Share.”  Basic earnings per share is computed by dividing net income(loss) by the weighted average number of common shares outstanding for the period.  Diluted earnings per share is computed by dividing the net income(loss) by the weighted average number of basic shares outstanding increased by the number of shares that would be outstanding assuming conversion of the exercisable stock options and warrants.  Diluted net loss per share is the same as basic net loss per share as of December 31, 2006 and March 31, 2006, as inclusion of the common stock equivalents would be anti-dilutive.  The weighted average number of common shares outstanding for the nine months ended December 31, 2006 and from Inception to March 31, 2006 were 36,713,704 and 25,962,118, respectively.

Recent Accounting Pronouncements

In June 2006, the FASB issued Financial Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109”  (“FIN 48”), which clarifies the accounting for uncertainty in income taxes recognized in financial statements.  FIN 48 requires the impact of a tax position to be recognized in the financial statements if that position is more likely than not of being sustained by the taxing authority.  The Company will be required to adopt FIN 48 in the first quarter of fiscal year 2007.  The Company’s management is currently evaluating the requirements of FIN 48 and has not yet determined the impact on the Company’s consolidated financial statements.

In June 2006, the Emerging Issues Task Force issued EITF 06-3, “How Taxes Collected from Customers and Remitted to Governmental Authorities Should Be Presented in the Income Statement (That Is, Gross versus Net Presentation)”  (“EITF 06-3”) to clarify diversity in practice on the presentation of different types of taxes in the financial statements.  The Task Force concluded that, for taxes within the scope of the issue, a company may adopt a policy of presenting taxes either gross within revenue or net.  That is, it may include charges to customers for taxes within revenues and the charge for the taxes from the taxing authority within cost of sales, or, alternatively, it may net the charge to the customer and the charge from the taxing authority.  If taxes subject to this Issue are significant, a company is required to disclose its accounting policy for presenting taxes and the amounts of such taxes that are recognized on a gross basis.  The guidance in this consensus is effective for the first interim reporting period beginning after December 15, 2006.  The Company’s management does not believe the adoption of EITF 06-3 will have a material impact on the Company’s consolidated financial statements.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements.”  This standard defines fair value, establishes a framework for measuring fair value in accounting principles generally accepted in the United States of America, and expands disclosure about fair value measurements.  This pronouncement applies to other accounting standards that require or permit fair value measurements.  Accordingly, this statement does not require any new fair value measurement.  This statement is effective for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years.  The Company will be required to adopt SFAS No. 157 in the first quarter of fiscal year 2007.  Management is currently evaluating the requirements of SFAS No. 157 and has not yet determined the impact on the Company’s consolidated financial statements.

In September 2006, the SEC issued Staff Accounting Bulletin (“SAB”) No. 108.  Due to diversity in practice among registrants, SAB No. 108 expresses SEC staff views regarding the process by which misstatements in financial statements are evaluated for purposes of determining whether financial statement restatement is necessary.  SAB No. 108 is effective for fiscal years ending after November 15, 2006.  The Company will adopt SAB No. 108 during the fiscal year 2007.  The Company’s management does not believe the adoption of SAB No. 108 will have a material impact on the Company’s consolidated financial statements.

5.           Accounts Receivable.

Accounts receivable as of December 31, 2006 is as follows:

Accounts receivable	$990,149
Less: allowance for doubtful accounts	20,187
Accounts receivable, net	$969,962

Bad debt expense for the nine months ended December 31, 2006 and for the period from Inception to March 31, 2006 was $20,364 and $0, respectively.

6.           Inventory.

Inventory as of December 31, 2006 consisted of pharmaceutical products as follows:

Bulk product	$46,749
Finished products	524,767
Less: reserves	145,099
Inventory, net	$426,417

7.           Property and Equipment.

Property and equipment are stated at cost.  Depreciation is provided using the straight-line method over the estimated useful lives of the assets ranging from 3 to 5 years.  The following is a summary of property, equipment and accumulated depreciation at December 31, 2006:

Computer equipment and software	$247,686
Furniture and fixtures	101,506
Tooling	23,617
Leasehold improvements	87,673

460,482
Less: Accumulated depreciation	(133,690)

Total	$326,792

Depreciation expense for the nine months ended December 31, 2006 and for the period from Inception to March 31, 2006 was $92,001 and $42,147, respectively.  The Company evaluates the recoverability of property and equipment when events and circumstances indicate that such assets might be impaired.  Maintenance and repairs are expensed as incurred.  Replacements and betterments are capitalized.  The cost and related reserves of assets sold or retired are removed from the accounts, and any resulting gain or loss is reflected in results of operations.

8.           Intangible Assets.

On August 31, 2006, the Company entered into a license agreement with Athlon Pharmaceuticals, Inc. (“Athlon”) in which it obtained an exclusive worldwide license for the Levall® product line.  The total amount paid for the license rights was $1.5 million in cash and 2.5 million shares of restricted Company stock, which were paid at closing.  The total amount paid was allocated in the amount of $5.6 million to the intangible asset and approximately $279,000 for inventory and samples received as part of the agreement.  An additional $200,000 in consulting expenses related to this agreement is also included in the total amount of $5.6 million.  In addition, the Company will pay royalty fees based on actual future product sales.  For further information, please refer to the sections entitled “—Note 16.  Commitments and Contingencies” and “—Note 19.  Subsequent Events.”

The intangible asset recorded in connection with the purchase of the Levall® license rights will be amortized over a period of fifteen years and will be reviewed annually and more often as needed for impairment.

On September 6, 2006, the Company amended its license agreement with Cornerstone Biopharma, Ltd.  (“Cornerstone”).  The Company paid for this license amendment with 200,000 shares of Common Stock, which were valued at $1.95 per share at the time of issuance.  For further information, please refer to the section entitled “—Note 18.  Commitments and Contingencies.”

On September 13, 2006, the Company entered into an exclusive U.S. distribution agreement with Laboratories Carilène S.A.S., a French corporation (“Carilène”), for a certain delivery device that will be marketed by the Company under the name Aquoral™.  The cost of this distribution right is $1.5 million, paid over time periods beginning with the initial U.S. product launch.  Initial costs of $200,000 were incurred in securing the rights to distribute this product.  For further information, please refer to the section entitled “—Note 18.  Commitments and Contingencies.”

The intangible asset recorded in connection with the purchase of these distribution rights will be amortized over a period of fifteen years, beginning with the product launch, and will be reviewed annually and more often as needed for impairment.

On December 1, 2006, the Company entered into a certain license agreement with George Andrew Eby III (“Eby”) for a worldwide, sub-licensable right to make, use and sell Eby’s proprietary products, technology and patents relating to the treatment of the common cold with zinc (“Licensed Product”).  The initial licensing fee cost of $50,000 is payable ninety (90) days following the first commercial launch of a Licensed Product developed or sold by the Company.  The Company will pay a percentage of annual net sales of the Licensed Product, as well as all derivative product created by the Company based on such Licensed Product, in the amount of seven percent (7%) until such annual net sales equal $10,000,000, and ten percent (10%) of all annual net sales of the Licensed Product thereafter.  Royalty fees will be paid within sixty (60) or ninety (90) days following each calendar quarter, commencing with the first quarter after the first commercial launch of any Licenses Product.  The grant under the license agreement is exclusive to the Company, even as to Eby so long as that certain Consulting Agreement entered into between the Company and Eby remains in effect.  For further information, please refer to the section entitled “—Note 18.  Commitments and Contingencies.”

The intangible asset recorded in connection with the purchase of this licensing right will be amortized over a period of approximately two years, beginning with the product launch, and will be reviewed annually and more often as needed for impairment.

Intangible assets which are not deemed to have an indefinite life are amortized on a straight-line basis over their respective useful lives.  The following table reflects the components of intangible assets of the Company as of December 31, 2006:

	Gross Amount	Accumulated Amortization	Net Amount	Expected Life
Licensing rights/product lines	$6,110,748	$(134,588)	$5,976,160	2-15 years
Supply/distribution agreements	1,700,000	—	1,700,000	15 years
Goodwill	92,316	—	92,316	—
Total	$7,903,064	$(134,588)	$7,768,476	—

As of December 31, 2006, the intangible assets of the Company consisted of goodwill in the amount of $92,316.

For the nine months ended December 31, 2006, amortization expense related to the intangible assets of the Company was $134,588.  Amortization is calculated on a straight-line basis over the estimated useful life of the intangible asset, and the Company estimates the annual amortization expense for each of the five succeeding fiscal years to be as follows:

Year ended December 31	Amount
2007	$528,000
2008	543,000
2009	522,000
2010	517,000
2011	517,000

9.           Notes Payable.

Bank Notes Payable

On August 4, 2006, the Company terminated and repaid an asset-based line of credit (“Facility”) from Silicon Valley Bank in the amount of $1,000,000.  Advances under the Facility were subject to finance charges based on an interest rate of 1.5% to 2.00% over prime and a collateral handling fee with a minimum monthly charge of $2,500 per month.

The Company has a short-term financing facility with Wells Fargo Bank, which, as of December 31, 2006 had an outstanding balance of $62,272.  The credit line was $75,000 and, as of December 31, 2006, there was no available credit.  The annual interest rate is 13.0%.

Related-Party Loan

On December 15, 2005, the Company repurchased 1,500,000 shares of its common stock held by Craig Collard, a former director, and his affiliates.  The purchase price was paid in the form of a $2,225,000 unsecured subordinated promissory note (“Collard Note”).  The remaining loan principal is payable in annual installments of $600,000, $750,000 and $750,000 due January 2, 2007, January 2, 2008 and January 2, 2009, respectively.  As a result of this transaction, the Company recorded imputed loan interest, “loan discount,”  in order to realize a 7.5% effective interest rate.  The remaining loan discount will be realized as interest expense based upon the outstanding principal.  Interest accrues at a rate equal to 2% per annum on the unpaid principal amount of the Collard Note.  Interest is payable in arrears in cash by the Company and included with each annual principal installment.

On November 14, 2006, the Company entered into that certain royalty agreement with Mr. Collard and his affiliates (the “Royalty Agreement”) in which Mr. Collard agreed to cancel the Collard Note in exchange for the payment of royalties to Mr. Collard at the rate of four percent of net sales of the Company’s Extendryl® product line.  The Royalty Agreement also provides: (i) for minimum quarterly payments to Mr. Collard of $25,000 and a maximum annual payment to Mr. Collard of $500,000; and (ii) that if the FDA takes any action to prohibit or restrict the sale of the Extendryl® product line, and if such action results in net sales of the Extendryl® product line falling below the amount required to meet the minimum quarterly payment to Mr. Collard, then, during such time as the above conditions are in effect, the Company shall be obligated to continue to make the minimum quarterly payment to Mr. Collard and shall be required to annually issue to Mr. Collard that number of restricted shares of its common stock equal to $100,000.  The term of the Royalty Agreement expires upon aggregate payments to Mr. Collard of $4,000,000; although either party may terminate the Royalty Agreement for cause.  Exclusive of the Royalty Agreement, Mr. Collard is a significant stockholder of the Company.

Related-Party Senior Secured Convertible Note

On August 4, 2006, the Company issued to Sorrento Financial Partners, LLC (“SFP”) a senior secured convertible note (the “SFP Note”) in the principal amount of $632,000.  The SFP Note bears interest at the rate of 8% per annum and is due and payable in full on May 15, 2007.  Accrued interest on the SFP Note is payable monthly in arrears.  The Company’s Chief Executive Officer (“CEO”) is the beneficial owner of SFP.  Of the SFP Note’s principal amount of $632,000, (i) $400,000 represents funds advanced by SFP to the Company, and (ii) $232,000 represents an accrued bonus that was owed by the Company to its CEO.  At SFP’s option, the SFP Note is convertible, in whole or in part and at any time after August 4, 2006 and prior to the SFP Note’s full repayment, into shares of Common Stock.  The number of shares that are issuable upon a conversion of the SFP Note is equal to the amount determined by dividing (i) the outstanding principal amount of the SFP Note to be converted by (ii) the conversion price of $1.388.

On January 25, 2007, the Company and SFP executed a letter agreement amending the SFP Note.  For more information on this amendment, please refer to the section entitled “—Note 19.  Subsequent Events.”  As of December 31, 2006, the outstanding balance under the SFP Note remains $632,000.

Related-Party Senior Secured Promissory Note

On August 29, 2006, the Company issued to Levall Finance Corp. LLC (“LFC”) a senior secured promissory note (the “LFC Note”) in the principal amount of $1.5 million, the proceeds of which were used to complete the licensing agreement for the Levall® product line.  The LFC Note was amended on September 28, 2006 and December 8, 2006.  As amended, the LFC Note is due and payable in full on the earlier to occur of (i) the closing by the Company of an equity or debt financing, the net proceeds of which equal or exceed $1.5 million, or (ii) May 15, 2007.  In lieu of interest payments, the Company issued a warrant exercisable for 1.5 million fully paid and non-assessable shares of Common Stock at an exercise price of $1.92.  In connection with this warrant, the Company recorded $1,267,350 as a loan discount, which will be amortized over the life of the loan (please refer to the section entitled “—Note 15.  Common Stock Warrants”).  As of December 31, 2006, the Company expensed $609,302 of this loan discount as interest expense.  The warrant provides LFC with “piggyback”  registration rights with respect to shares of common stock acquired upon exercise of the warrant.  The LFC Note requires the Company to make quarterly payments to LFC, commencing with the quarter ended December 31, 2006, equal to 6.0% of gross sales by the Company (less customary deductions) of the Levall® product line during the preceding quarter.  This payment obligation continues in perpetuity.  For further information, please refer to the section entitled “—Note 18.  Commitments and Contingencies.”

The LFC Note is secured by a first-priority perfected security interest in all of the Company’s assets.  The first priority security provided by the Company is on a pro-rata basis and pari passu to the senior secured note entered into by the Company and Aquoral Finance Corp. LLC (“AFC”) dated September 28, 2006 and is senior in right of payment to any and all of the Company’s other indebtedness.  The Company can prepay all or any portion of the LFC Note at any time without premium or penalty.

As a condition to the foregoing transaction, the Company and SFP were required to enter into a subordination agreement with LFC pursuant to which SFP agreed that all amounts owed to it by the Company would be subordinated to amounts owed to LFC.

SFP is the managing member of LFC.  The Company’s CEO contributed $125,000 to LFC in exchange for his ownership interest in LFC.  The remaining contributions to LFC were made by individuals who are not affiliates of the Company.

As of December 31, 2006, the outstanding balance under the LFC Note was $1.5 million which was offset by the loan discount in the amount of $658,048, resulting in a net balance of $841,952.

Related-Party Senior Secured Promissory Note

On September 28, 2006, the Company issued to AFC a senior secured promissory note (the “AFC Note”).  The AFC Note provides for up to $1.5 million of advances to be made by AFC from time to time, each advance requiring the Company’s consent.  The proceeds from the AFC Note will be used to satisfy the Company’s obligations under the distribution agreement with Carilène.  All amounts advanced under the AFC Note are due and payable in full on the earlier to occur of (i) the closing by the Company of an equity or debt financing, the gross proceeds of which equal or exceed $1.5 million (exclusive of advances made under the AFC Note), or (ii) March 31, 2007.  The AFC Note requires the Company to make quarterly payments to AFC, commencing with the quarter ending March 31, 2007, equal to 0.5% of the gross sales by the Company (less customary deductions) of its recently acquired Aquoral™ product line during the preceding quarter for every $125,000 of outstanding funds advanced under the AFC Note.  This payment obligation continues in perpetuity.

The AFC Note is secured by a first-priority security interest in all of the Company’s assets and is senior in right of payment to any and all of the Company’s other indebtedness, except that the AFC Note is pari passu with the Company’s $1.5 million obligation to LFC.

As additional consideration, the Company agreed that, concurrent with each advance made by AFC under the AFC Note, it would issue to AFC a five-year warrant to acquire one share of Common Stock, at an exercise price of $1.50 per share, for each one dollar so advanced.  The warrant provides AFC with “piggyback”  registration rights with respect to shares of Common Stock acquired upon exercise of such warrant.  As of December 31, 2006, the Company had issued warrants to acquire up to 968,750 shares of Common Stock.  In connection with these warrants, the Company recorded $676,509 as a loan discount that will be amortized over the life of the loan.  As of December 31, 2006, the Company had expensed $328,161 of this loan discount as interest expense.

SFP is the managing member of AFC.  The Company’s CEO contributed $125,000 to AFC in exchange for his ownership interest in AFC.  The remaining contributions to AFC were made by individuals who are not affiliates of the Company.  Affiliates of the Company may make additional contributions to AFC to fund a portion of future advances under the AFC Note.

As of December 31, 2006, the outstanding balance under the AFC Note was $968,750, which balance was offset by a loan discount in the amount of $348,348, resulting in a net balance of $620,402.

10.           Royalties Payable.

Carilène Agreement

As part of the distribution agreement entered into with Carilène, the Company agreed to pay to Carilène royalty payments of $1.5 million.  These payments are listed on the Company’s balance sheet as product licenses payable, current and long-term, in the amounts of $750,000 each, respectively.  The terms of the agreement call for these payments to be made as follows:

•	$250,000 upon the commercial launch of the product in the U.S.;

•	$500,000 on or before the 90th day after the commercial launch;

•	$750,000 upon the earlier of twelve months after the commercial launch of the product or at the time the Company achieves $5,000,000 in net sales of the Aquoral™ product line; and

•	5% of net sales of the Aquoral™ product line.

In order to maintain exclusive rights to the Aquoral™ product line, the Company must purchase specified minimum amounts of the product.  The agreement also provides for a termination of the license upon the expiration of the patent covering the technology practiced by the product.

Eby Agreement

As part of the license agreement entered into with Eby, the Company agreed to pay Eby $50,000, payable ninety (90) days following the first commercial launch of a Licensed Product developed or sold by the Company.  This payment is listed on the Company’s balance sheet under current licenses payable.

11.  Income taxes.

The following is a reconciliation of income tax computed for the nine months ended December 31, 2006 and from Inception to March 31, 2006:

	Nine Months Ended December 31, 2006	April 12, 2005 (Inception) to March 31, 2006
Net loss per books	$(11,713,000)	$(3,150,000)
Nondeductible expenses	44,000	22,000
Non-cash compensation	3,440,000	2,078,000
Depreciation and amortization	(5,000)	(14,000)
Reserve allowances-net change	278,000	—
Adjustment to sales return allowance	500,000	—
Merger costs (charged to PIC)	(688,000)	—

Net tax loss	(8,144,000)	(1,064,000)
Statutory federal tax rate	34.00%	34.00%

Federal income tax benefit	$2,768,960	$362,000

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

As of December 31, 2006
Deferred tax assets
Federal tax loss carryforwards	$3,710,800
Depreciation	(4,000)
Reserves	111,200
Total deferred tax assets	3,818,000
Valuation allowance	(3,818,000)
Net deferred taxes	$—

Deferred Taxes

Deferred taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, and operating losses and tax credit carryforwards.

SFAS No. 109 requires that the tax benefit of net operating losses, temporary differences and credit carryforwards be recorded as an asset to the extent that management assesses that realization is “more likely than not.”  Realization of the future tax benefits is dependent on the Company’s ability to generate sufficient taxable income within the carryforward period.  Because of the Company’s history of operating losses, management has provided a valuation allowance equal to its net deferred tax assets.

12.  Capital Stock.

Preferred Stock

The Company is authorized to issue 10,000,000 shares of preferred stock, par value $0.001 per share.  As of December 31, 2006, there were no shares of preferred stock issued or outstanding.

Common Stock

The Company is authorized to issue 250,000,000 shares of common stock, par value $0.001 per share.  As of December 31, 2006, there were 41,139,390 shares of common stock issued and outstanding.

The holders of shares of common stock are entitled to one vote for each share.

Private Placement

In April 2006, the Company completed a private placement of common stock to accredited investors and received $2,734,444 in gross proceeds, less costs associated with this private placement of $289,550, of which $250,000 was paid to Sorrento Financial Group, LLC, an entity owned by the Company’s CEO, for its financial services in structuring this private placement.  In connection with this private placement, the Company issued 2,957,636 shares of common stock.

In September 2006 and December 2006, the Company completed private placements of common stock to accredited investors and received $1,290,000 in gross proceeds.  In connection with these private placements, the Company issued 1,290,000 shares of common stock and warrants to purchase 1,290,000 shares of common stock at an exercise price of $1.25 per share.  Each warrant provides the holder with “piggyback”  registration rights with respect to shares of common stock acquired upon exercise of such warrant.

Reverse Merger Costs

In connection with the Merger on May 17, 2006, the Company incurred $685,897 in costs that were charged against additional paid-in capital.

Treasury Stock

Pursuant to the terms of the Merger Agreement, the Company retired all shares of common stock held in treasury stock on May 17, 2006.

13.           Equity Incentive Plan.

In August 2006, the Board approved the Company’s 2006 Equity Incentive Plan, pursuant to which 1,500,000 shares of common stock are available to be granted thereunder.  Awards issued under this plan may be issued to employees, non-employee directors or consultants and advisors.  Awards may be issued or granted in the form of stock options, stock appreciation rights, restricted shares, restricted stock units and performance-based awards.  The value of each award is based upon the current fair market value of the common stock at the time of grant.  The 2006 Equity Incentive Plan expires in August 2016.

For the nine months ended as of December 31, 2006, the Company issued 1,620,738 shares of common stock under the 2006 Equity Incentive Plan and recorded $2,624,184 in costs in connection with these issuances.

14.           Stock Options.

2005 Stock Option Plan

Pursuant to the terms of the Merger Agreement, the Company assumed each outstanding option under the 2005 Stock Option Plan to purchase shares of pre-Merger Auriga common stock, which options were exercisable for approximately 30.01 shares of common stock, with the exercise price being adjusted accordingly.

The weighted average fair value per share of options granted during the nine months ended December 31, 2006 and from Inception to March 31, 2006, was calculated, according to the Black-Scholes pricing model, at $0.60 and $0.54, respectively.  The value of options was calculated on the date of the grant using the following assumptions:

	Nine months ended December 31, 2006	April 12, 2005 (inception) to March 31, 2006
Risk-free interest rate	4.55 to 4.60%	4.00%
Expected dividend yield	—	—
Expected lives	10 years	10 years
Expected volatility	39%	39%

The Company has granted stock options to officers, employees and consultants as follows:

	Number of Shares Subject to Issuance	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (in years)
Balance, April 12, 2005 (Inception)	—	$—	—
Options granted (adjusted for merger, post-split)	5,554,547	0.60	—
Options cancelled	—	—	—
Options exercised	—	—	—
Balance, March 31, 2006	5,554,547	$0.60	—
Options granted	410,188	0.72	—
Options cancelled	(2,117,983)	0.62	—
Options exercised	(15,007)	0.42	—
Balance, December 31, 2006	3,831,745	$0.60	9.2
Options exercisable (vested) at December 31, 2006	371,420	$0.50	9.1

During the nine months ended December 31, 2006, stock options granted under the 2005 Stock Option Plan to purchase 410,188 shares of common stock were issued to participants.  These options are exercisable any time at prices ranging from $0.50 to $0.93 per share.  The shares issuable upon exercise of the options are subject to a repurchase right of the Company in the event the grantee fails to meet certain vesting requirements.  The options vest 12/48ths after one year of continuous service and 1/48th for each month thereafter until fully vested.

For the nine months ended December 31, 2006, compensation expense associated with stock options that vested during the period was $279,759.

2006 Stock Option Plan

In July 2006, the stockholders of the Company approved the 2006 Stock Option Plan, pursuant to which 7,000,000 shares of the Company’s common stock are available to be granted thereunder.  Options granted under the 2006 Stock Option Plan may be incentive stock options or nonstatutory stock options, as determined by the Board at the time of grant and subject to the applicable provisions of Section 422 of the Internal Revenue Code of 1986, as amended, as well as the regulations and interpretations promulgated under the 2006 Stock Option Plan.  Nonstatutory stock options may be granted to employees and consultants.  Incentive stock options may be granted only to employees.  The Board may at any time offer to repurchase for a payment in cash or shares of common stock an option previously granted under the 2006 Stock Option Plan based on such terms and conditions as the Board shall establish and communicate to the optionee at the time that such offer is made.  The 2006 Stock Option Plan shall continue in effect for a term of 10 years following its adoption by the Board, which was August 29, 2006.  The 2006 Stock Option Plan provided that the term of each option granted thereunder shall be no more than 10 years from the date of grant or such shorter term as may be provided in the option agreement, except that, in the case of an incentive stock option granted to a person who at the time of such grant is a 10% holder of the common stock, the term of the option shall be five years from the date of grant or such shorter term as may be provided in the option agreement.

The weighted average fair value per share of options granted during the nine months ended December 31, 2006 was calculated, according to the Black-Scholes pricing model, at $1.09.  The value of options was calculated on the date of the grant using the following assumptions:

Nine Months Ended December 31, 2006
Risk-free interest rate	4.70 to 5.13%
Expected dividend yield	—
Expected lives	10 years
Expected volatility	62 to 71%

 The Company has granted stock options to officers, employees and consultants as follows:

	Number of Shares Subject to Issuance	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (in years)
Balance, March 31, 2006	—	$—	—
Options granted	4,186,230	1.40	—
Options cancelled	(457,500)	2.32	—
Options exercised	—	—	—
Balance, December 31, 2006	3,728,730	$1.29	9.4
Options exercisable (vested) at December 31, 2006	263,889	$1.26	9.9

During the nine months ended December 31, 2006, stock options granted under the 2006 Stock Option Plan to purchase 4,186,230 shares of common stock were issued to participants.  The options are exercisable any time at prices ranging from $0.70 to $2.55 per share.  The shares issuable upon exercise of the options are subject to a repurchase right of the Company in the event the grantee fails to meet certain vesting requirements.  For the nine months ended December 31, 2006, compensation expense associated with stock options that vested during the period was $206,205.

15.           Common Stock Warrants.

Pursuant to the terms of the Merger Agreement, the Company assumed each outstanding warrant to purchase shares of pre-Merger Auriga common stock, which warrants were exercisable for approximately 30.01 shares of common stock, with the exercise price being adjusted accordingly.

During the nine months ended December 31, 2006, the Company issued warrants to acquire a total of up to 7,754,881 shares of Common Stock.  As of December 31, 2006, warrants to purchase up to 12,976,075 shares of Common Stock were outstanding, and warrants to purchase 11,291,353 shares of Common Stock were vested.

For the nine months ended December 31, 2006, compensation expense for services for warrants to purchase Common Stock using the Black Scholes Option Pricing Model was $2,374,979.  Additionally, the Company recorded $1,943,859 in loan discount charges in connection with warrants granted to purchase 2,468,750 shares of Common Stock associated with the issuance by the Company of certain promissory notes (please refer to the section entitled “—Note 9.  Notes Payable”).  The following assumptions were made to value the warrants: (i) risk-free interest rate between 4.00% and 4.71%; (ii) expected lives of 10 years; and (iii) expected volatility between 39% and 71%.

16.           Related-Party Transactions.

AFC Note

On September 28, 2006, the Company issued to AFC the AFC Note.  The AFC Note provides for up to $1.5 million of advances to be made by AFC from time to time.  All amounts advanced under the AFC Note are due and payable in full on the earlier to occur of:  (i) the closing by the Company of an equity or debt financing, the gross proceeds of which equal or exceed $1.5 million (exclusive of advances made under the AFC Note); or (ii) March 31, 2007.  The AFC Note requires the Company to make quarterly payments to AFC, commencing with the quarter ending March 31, 2007, equal to 0.5% of the gross sales by the Company (less customary deductions) of its Aquoral™ product during the preceding quarter for every $125,000 of outstanding funds advanced under the AFC Note.  This payment obligation continues in perpetuity.  The AFC Note is secured by a first-priority security interest in all of the Company’s assets, and is senior in right of payment to any and all of the Company’s other indebtedness, except that the AFC Note contains rights and obligations that are pro rata to the LFC Note.  As additional consideration, the Company agreed that, concurrent with each advance made by AFC under the AFC Note, the Company will issue to AFC a five-year warrant to acquire one share of its common stock, at an exercise price of $1.50 per share, for each one dollar so advanced.  Each warrant includes “piggyback”  registration rights with respect to shares of common stock acquired upon exercise of such warrant.

As of December 31, 2006, the Company has issued warrants to AFC to acquire up to 968,750 shares of common stock.  As of December 31, 2006, the outstanding balance under the AFC Note was $968,750, which was offset by a loan discount in the amount of $348,348.  SFP is the managing member of AFC.  The Company’s Chief Executive Officer contributed $125,000 to AFC in exchange for his ownership interest in AFC.  The remaining contributions to AFC were made by individuals who are not affiliates of the Company.  Affiliates of the Company may make additional contributions to AFC to fund a portion of future advances under the AFC Note.

LFC Note

On August 29, 2006, the Company issued to LFC the LFC Note in the principal amount of $1.5 million.  The LFC Note was amended on September 28, 2006 and again on December 8, 2006.  As amended, the LFC Note is due and payable in full on the earlier to occur of:  (i) the closing by the Company of an equity or debt financing, the net proceeds of which equal or exceed $1.5 million; or (ii) May 15, 2007.  In lieu of interest payments, the Company issued a warrant exercisable for 1,500,000 fully paid and non-assessable shares of its common stock at an exercise price of $1.92.  The LFC Note requires us to make quarterly payments to LFC, commencing with the quarter ending December 31, 2006, equal to 6.0% of the gross sales by us (less customary deductions) of our Levall® product line during the preceding quarter.  This payment obligation continues in perpetuity.  The LFC Note is secured by a first-priority perfected security interest in all of the Company’s assets.  The first priority security interest provided by the Company contains terms that are pro-rata to the senior secured note, dated September 28, 2006, issued by the Company to AFC and is senior in right of payment to any and all of its other indebtedness.  The Company can prepay all or any portion of the LFC Note at any time without premium or penalty.  As a condition to the foregoing transaction, the Company and SFP were required to enter into a subordination agreement with LFC pursuant to which SFP agreed that all amounts owed to it by the Company would be subordinated to amounts owed to LFC.

As of December 31, 2006, the outstanding balance under the LFC Note was $1.5 million, which was offset by the loan discount in the amount of $658,048.  SFP is the managing member of LFC.  Mr. Pesin contributed $125,000 to LFC in exchange for his ownership interest in LFC.  The remaining contributions to LFC were made by individuals who are not affiliates of the Company.

SFP Note

On August 4, 2006, the Company issued to SFP a senior secured convertible note in the principal amount of $632,000.  The SFP Note bears interest at the rate of 8% per annum and is due and payable in full on May 15, 2007.  Accrued interest on the SFP Note is payable monthly in arrears.  Mr. Pesin is the beneficial owner of SFP.  Of the SFP Note’s principal amount of $632,000:  (i) $400,000 represents funds advanced by SFP to the Company; and (ii) $232,000 represents an accrued bonus that was owed by the Company to Mr. Pesin.  At SFP’s option, the SFP Note is convertible, in whole or in part and at any time, into shares of the Company’s common stock.  The number of shares that are issuable upon a conversion of the SFP Note is equal to the amount determined by dividing:  (i) the outstanding principal amount of the SFP Note to be converted; by (ii) the conversion price of $1.388.

On January 25, 2007, the Company and SFP executed a letter agreement amending the SFP Note.  For more information on this amendment, please refer to the section entitled “—Note 19.  Subsequent Events.”

As December 31, 2006, the balance of the note remains $632,000.

SFG Services Agreement

In July 2005, the Company entered into an agreement for advisory services with the Sorrento Financial Group, LLC (“SFG”), an entity owned by Mr. Pesin.  During the period ended March 31, 2006, the Company paid $90,000 to SFG for advisory services.  On April 28, 2006 under an amended and restated agreement, the Company paid $250,000 to SFG for its financial advice and structuring of a successful private placement funding.  The amended and restated agreement with SFG expired in accordance with its terms on April 30, 2006.

Cornerstone License Agreement

The Company obtained its rights to the Extendryl® product line through an exclusive license with Cornerstone on May 24, 2005, which was amended on September 6, 2006.  This license gives the Company the exclusive worldwide right to market and sell the Extendryl® product line in consideration of a running royalty obligation based on net sales of the product line.  At the time of the execution of the license agreement, Messrs. Craig Collard and Philip S. Pesin sat on the board of directors of both Cornerstone and Old Auriga.  Although Mr. Pesin resigned from Cornerstone’s board of directors in January 2006, he remains a significant stockholder of Cornerstone.  Mr. Collard is one of the Company’s significant stockholders.  For the nine months ended December 31, 2006, the Company paid to Cornerstone a royalty of $300,768 based upon its net sales of the Extendryl® product line.

Keating Services Agreement

On May 17, 2006, Multi-Link entered into a financial advisory services agreement with Keating Securities, LLC (“Keating Securities”), a registered broker-dealer, under which Keating Securities was paid $340,000 by Multi-Link for its advisory services rendered to Multi-Link in connection with its merger with Old Auriga.  The principal of Keating Securities is Kevin Keating, the Company’s former President.

Director Repurchase

On December 15, 2005, the Company repurchased 1,500,000 shares of its common stock held by Craig Collard, a former director, and his affiliates.  The purchase price was paid in the form of a $2,225,000 unsecured subordinated promissory note (the “Collard Note”).  The remaining loan principal is payable in annual installments of $600,000, $750,000 and $750,000 due January 2, 2007, January 2, 2008 and January 2, 2009, respectively.  As a result of this transaction, the Company recorded imputed loan interest in order to realize a 7.5% effective interest rate.  The remaining loan discount will be realized as interest expense based upon the outstanding principal.  Interest accrues at a rate equal to 2% per annum on the unpaid principal amount of the Collard Note.  Interest is payable in arrears in cash by the Company and included with each annual principal installment.

On November 14, 2006, the Company entered into that certain royalty agreement with Mr. Collard and his affiliates (the “Royalty Agreement”) in which Mr. Collard agreed to cancel the Collard Note in exchange for the payment of royalties to Mr. Collard at the rate of four percent of net sales of our Extendryl® product line.  The Royalty Agreement also provides:  (i) for minimum quarterly payments to Mr. Collard of $25,000 and a maximum annual payment to Mr. Collard of $500,000; and (ii) that if the FDA takes any action to prohibit or restrict the sale of the Extendryl® product line, and if such action results in net sales of the Extendryl® product line falling below the amount required to meet the minimum quarterly payment to Mr. Collard, then, during such time as the above conditions are in effect, the Company shall be obligated to continue to make the minimum quarterly payment to Mr. Collard and shall be required to annually issue to Mr. Collard that number of restricted shares of its common stock equal to $100,000.  The term of the Royalty Agreement expires upon aggregate payments to Mr. Collard of $4,000,000; although either party may terminate the Royalty Agreement for cause.

Exclusive of the Royalty Agreement, Mr. Collard is also one of the Company’s significant stockholders.

The Company believes that all of the transactions set forth above were made on terms no less favorable to it than could have been obtained from unaffiliated third parties.  The Company intends that all future transactions with affiliated persons be approved by a majority of the Board, including a majority of the independent and disinterested outside directors on the Board, and be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

17.           Concentrations.

Customers

During the nine months ended December 31, 2006, two customers, each a wholesale distributor, accounted for a combined total of approximately 61% of the Company’s revenues.  From Inception to March 31, 2006, the same two customers accounted for a combined total of approximately 92% of the Company’s revenues.  No other customer accounted for more than 10% of the Company’s sales during the respective periods.

Suppliers

Some of the Company’s products are currently sourced from single qualified suppliers or manufacturers.  The Company has not established arrangements with the alternative suppliers for these ingredients or from alternative manufacturers for the manufacture of its products.  Any interruption of raw material supply, for any reason, in any of the required ingredients for the Company’s products or the manufacture of such products, could have a material adverse effect on the Company’s ability to manufacture its products or to obtain or maintain regulatory approval of such products.

18.           Commitments and Contingencies.

Cornerstone Sublicense Agreement

The Company was party to a license agreement (the “Prior License Agreement”) with Cornerstone dated as of May 24, 2005, as amended.  Effective August 1, 2005, the Company agreed to pay Cornerstone a royalty of 30% on net sales of the Extendryl® product line up to $4,000,000, and a royalty of 8% on net sales in excess of $4,000,000.  The annual maximum royalty was capped at $1,700,000.

This agreement was amended effective as of September 6, 2006, to provide for the following revised royalty payment schedule:

•	30% of net sales during the quarter ended September 30, 2006;

•	10% of net sales during the last quarter of 2006 and the first quarter of 2007;

•	8% of net sales during the second, third and fourth quarters of 2007;

•	7% of net sales during 2008; and

•	5% of net sales during 2009 and thereafter.

Athlon Pharmaceuticals, Inc. License Agreement

On August 19, 2006, the Company entered into a license agreement with Athlon which set forth the terms upon which the Company would obtain an exclusive, worldwide license (the “License”) from Athlon for the Levall® product line (the “Products”), together with an exclusive license to all of Athlon’s intellectual property related to the Products and certain other tangible and intangible assets related to, or necessary for the continued development and marketing of, the Products.  On August 31, 2006, the parties amended and restated the license agreement to permit the Company to make, have made, sell, offer to sell, have sold, market, promote, distribute, import and otherwise transfer the Products on an exclusive, worldwide basis.

On February 23, 2007, the Company entered into a settlement agreement with Athlon to settle a dispute between the parties.  Please refer to the section entitled “—Note 19.  Subsequent Events” for more information regarding this settlement.

The license agreement originally provided that the Company would pay to Athlon a royalty payment equal to 50% of net sales up to $10,000,000 through the end of the first year following the closing date of the license agreement, with such rate to decrease to 20% for net sales in excess of $10,000,000.  The royalty payments for the second and third years of the license agreement were equal to 35% of net sales and 25% of net sales, respectively.  In addition, the license agreement provided for the payment of royalties equal to 8% of net sales for each year following the third year until such time as the aggregate royalty payments totaled $20,000,000, plus royalty payments equal to 1% of net sales for each year subsequent to the time such aggregate royalty payments exceed $20,000,000.

The letter agreement the Company entered into with Athlon in connection with the settlement agreement amends the license agreement by reducing the period of time for which the Company is obligated to make royalty payments at the rate of 50% of net sales from the first year following the closing date of the license agreement to December 31, 2006.  Furthermore, effective February 1, 2007, the royalty payment rate on all sales by the Company is reduced to 25% of net sales, until such time as the aggregate royalty payments total $10,000,000.  Once aggregate royalty payments total $10,000,000, the Company will not be required to make any further royalty payments to Athlon, thus potentially reducing the total royalty payments required under the license agreement by approximately $10,000,000.

In addition, the letter agreement reduces the frequency of the Company’s reporting and payment obligations.  The license agreement previously required the Company to make monthly reports and payments until such time as the aggregate royalty payments made by the Company equaled or exceeded $10,000,000, with such reports and payments to be made on a quarterly basis thereafter.  The license agreement now only requires the Company to make quarterly reports and payments.

Carilène Distribution Agreement

On September 13, 2006, the Company and Carilène entered into a distribution agreement that provides the Company with an exclusive license to market, sell, distribute, sublicense, exploit and market, Aquoral™, an oral artificial saliva product, throughout the United States.  Carilène has agreed to supply the Company with all of its requirements for the product, and the Company has agreed to buy inventory exclusively from Carilène.

The amount to be paid by the Company for the distribution rights consisted of the following:

•	$250,000 payable upon commercial launch of the product in the U.S.;

•	$500,000 payable 90 days following commercial launch of the product;

•
$750,000 payable in cash or Common Stock, as determined in the sole discretion of Carilène, upon the earlier of twelve months after the launch of the product or at the time that the Company generates total net sales of $5.0 million; and

•	5% of net sales of the Aquoral™ product line.

In addition, the Company is obligated for royalty payments of 5% of net sales by the Company of the Aquoral™ product line.

In order to maintain exclusive rights to the Aquoral™ product line, the Company must purchase specified minimum amounts of the product.  The agreement provides for a termination of the license upon the expiration of the patent covering the technology practiced by the product.

Eby License Agreement

On December 1, 2006, the Company entered into a license agreement with Eby for a worldwide, sub-licensable right to make, use and sell Eby’s proprietary products, technology and patents relating to the treatment of the common cold with zinc. The Company will pay a percentage of annual net sales of the Licensed Product, as well as all derivative product created by the Company based on such Licensed Product, in the amount of seven percent (7%) until such annual net sales equal $10,000,000, and ten percent (10%) of all annual net sales of the Licensed Product thereafter.

Eby Consulting Agreement

On December 1, 2006, the Company and Eby entered into that certain Consulting Agreement (the “Consulting Agreement”).  The Consulting Agreement states that Eby will provide consulting services to the Company in the field of research and development of products based upon, containing or incorporating zinc acetate.  In exchange for providing these services, the Company will compensate Eby in the amount of $2,083.33 per month beginning on December 1, 2006 and, beginning on January 1, 2007, will issue to Eby that number of shares of the Company’s common stock that will equal $18,750, which shares will be issued to Eby on a quarterly basis.  Both the cash and equity payments described above will be made by the Company until the earlier of the expiration or termination of the Consulting Agreement.  The Company will also reimburse Eby for reasonable and necessary expenses incurred by Eby in the performance of his services to the Company.

The Consulting Agreement also provides that:

•	Eby will not compete with the Company in the zinc acetate field during the term of the Consulting Agreement; and

•	Eby will not disclose, use or transfer any confidential information of the Company during the term of the Consulting Agreement and for a period of two (2) years thereafter.

The Consulting Agreement expires on March 10, 2010, and will be renewed for successive one (1) year terms, unless notice is given by the Company of its intent not to renew at least ninety (90) days prior to the commencement of a renewal period.  The Company may terminate the Agreement without cause by providing ninety (90) days prior written notice to Eby.

Property

The Company’s executive offices are located at 2029 Century Park East, Suite 1130, Los Angeles, California 90067.  The approximately 2,500 square feet office is leased on a month-to-month basis at a monthly rental rate of approximately $10,000.  The Company’s administrative and sales and marketing facilities are located at 5555 Triangle Parkway, Norcross, Georgia.  The approximately 6,200 square feet is leased until October 31, 2008 at a base rent of $8,749 per month, increasing annually with a rental cap of $9,560 per month.  The Company also occupies approximately 3,900 square feet at the same location, under a sublease terminating on October 19, 2007, at a monthly rental rate of $5,049.  The Company has subleased this space to a non-affiliate party at a monthly rental rate that equals approximately 50% of its monthly obligation under the lease.  The Company also leases approximately 2,490 square feet of office space in Danbury, Connecticut, which lease expires on June 30, 2008.  The Company has subleased this space to a non-affiliate party at a monthly rental rate that equals approximately 75% of its monthly obligation under the lease.

19.           Subsequent Events.

Related-Party Senior Secured Convertible Note

On January 25, 2007, the Company and SFP executed a letter agreement amending the SFP Note.  The letter agreement serves to:

•	Amend the interest rate as follows:

o	For the period from August 4, 2006 through February 14, 2007, the SFP Note shall bear interest at the annual rate of eight percent (8%); and

o	For the period from February 15, 2007 through October 15, 2007, the SFP Note shall bear interest at the annual rate of ten percent (10%);

•	Establish the following repayment schedule:

o	One Hundred Thirty Two Thousand Dollars ($132,000) of principal shall be paid to SFP on February 15, 2007; and

o
The remaining Five Hundred Thousand Dollars ($500,000) of principal shall be paid in equal monthly installments of One Hundred Thousand Dollars ($100,000) beginning on June 15, 2007 with the final payment due on October 15, 2007;

•	Amend the seniority of the SFP Note such that it is now subordinate in right of payment to any and all other indebtedness of the Company senior in time to the issuance of the SFP Note; and

•	Amend the maturity date of the SFP Note by extending such date to October 15, 2007.

Athlon Settlement Agreement

On February 23, 2007, the Company entered into a settlement agreement with Athlon to settle a dispute between the parties related to the amended and restated license agreement, dated as of August 19, 2006, between the Company and Athlon, pursuant to which the Company obtained an exclusive license to certain pharmaceutical products developed by Athlon, including the Levall® brand of cough and cold medication.  The Company had previously filed a lawsuit against Athlon in the United States District Court for the Northern District of Georgia under the caption Auriga Laboratories, Inc. v. Athlon Pharmaceuticals, Inc., No. 1:07-CV-0308-CC (2007), regarding certain sales practices allegedly engaged in by Athlon regarding the Levall® products.  The terms of the settlement agreement, as set forth in more detail below, provide for a full and final settlement of all disputes and claims currently between the parties.

The settlement agreement provides that Athlon will refrain from certain allegedly unfair competitive practices, including making or distributing false, misleading, deceptive or disparaging statements, representations and/or writings regarding the Company and/or the Levall® products.  Pursuant to the settlement agreement, the Company will dismiss the litigation referred to above by filing a stipulation of dismissal with prejudice within five business days following the execution of the settlement agreement and the letter agreement.  The settlement agreement also contains certain customary terms, including releases by each of the Company and Athlon for any and all claims each may have against the other through the date of the settlement agreement.

As part of the settlement, the parties agreed to amend the existing license agreement.  The license agreement originally provided that the Company would pay to Athlon a royalty payment equal to 50% of net sales up to $10,000,000 through the end of the first year following the closing date of the license agreement, with such rate to decrease to 20% for net sales in excess of $10,000,000.  The royalty payments for the second and third years of the license agreement were equal to 35% of net sales and 25% of net sales, respectively.  In addition, the license agreement provided for the payment of royalties equal to 8% of net sales for each year following the third year until such time as the aggregate royalty payments totaled $20,000,000, plus royalty payments equal to 1% of net sales for each year subsequent to the time such aggregate royalty payments exceed $20,000,000.

The letter agreement the Company entered into with Athlon in connection with the settlement agreement amends the license agreement by reducing the period of time for which the Company is obligated to make royalty payments at the rate of 50% of net sales from the first year following the closing date of the license agreement to December 31, 2006.  Furthermore, effective February 1, 2007, the royalty payment rate on all sales by the Company is reduced to 25% of net sales, until such time as the aggregate royalty payments total $10,000,000.  Once aggregate royalty payments total $10,000,000, the Company will not be required to make any further royalty payments to Athlon, thus potentially reducing the total royalty payments required under the license agreement by approximately $10,000,000.

In addition, the letter agreement reduces the frequency of the Company’s reporting and payment obligations.  The license agreement previously required the Company to make monthly reports and payments until such time as the aggregate royalty payments made by the Company equaled or exceeded $10,000,000, with such reports and payments to be made on a quarterly basis thereafter.  The license agreement now only requires the Company to make quarterly reports and payments.

2007 Stock Option Plan and 2007 Equity Incentive Plan

On January 3, 2007, the Board approved and the Company filed a Form S-8 registration statement that includes 2,000,000 shares to be registered under the Auriga Laboratories, Inc. 2007 Equity Incentive Plan (the “Equity Incentive Plan”), and 7,000,000 shares to be registered under the Auriga Laboratories, Inc. 2007 Stock Option Plan (the “Stock Option Plan”).  The number of shares of common stock is the maximum number of shares issuable upon the exercise of options or vesting or granting of other awards, which may be granted pursuant to the Equity Incentive Plan and the Stock Option Plan, respectively.  This Registration Statement also covers such additional number of shares of common stock as may become issuable as a result of any future adjustments in accordance with the terms of the Equity Incentive Plan or the Stock Option Plan, and which result in an increase in the number of outstanding shares of common stock available for award thereunder.

20.           Unaudited Pro Forma Condensed Statement of Operations for the 12 Months Ended December 31, 2006.

On December 28, 2006, the Board adopted a resolution amending the bylaws of the Company for the purpose of changing its fiscal year.  The amendment serves to change the fiscal year end from March 31 to December 31, effective December 31, 2006.  As a result, these footnotes to the Company’s consolidated financial statements include information for the nine-month, fiscal year period from April 1, 2006 to December 31, 2006.

Due to the change in the Company’s fiscal year, the current audit year is a transitional period covering the nine months ended December 31, 2006.  The unaudited, pro forma twelve months ended December 31, 2006 are included for comparative purposes only.

UNAUDITED PRO FORMA Twelve Months Ended December 31, 2006

NET REVENUES	$6,192,905

COST OF GOODS SOLD
Materials and supplies	957,551
Royalties	1,208,727
Distribution	385,718
Total Cost of Goods Sold	2,551,996

GROSS PROFIT	3,640,909

OPERATING EXPENSES	15,231,554

OPERATING LOSS	(11,590,645)

OTHER INCOME(EXPENSES)
Interest expense	(1,123,910)
Non-cash financing expense	(1,986,592)
Other income(expenses)	(95,714)
Total Other Income(Expenses)	(3,206,216)

LOSS BEFORE TAXES	(14,796,861)

INCOME TAXES	—

NET LOSS	$(14,796,861)

The following table provides a reconciliation of gross revenues to net revenues for the unaudited, pro forma twelve months ended December 31, 2006 for purposes of providing additional disclosure and detail to our revenues.

UNAUDITED
PRO FORMA
Twelve Months Ended
Reconciliation of Gross to Net Revenues	December 31, 2006
Gross revenues	$7,374,069
Less: Sales discounts	(188,128)
Less: Sales returns reserve	(993,035)
Net Revenues	$6,192,905

AURIGA LABORATORIES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

ASSETS	SEPTEMBER 30, 2007 (unaudited)	DECEMBER 31, 2006
CURRENT ASSETS
Cash and cash equivalents	$1,452,673	$259,580
Accounts receivable, net	2,265,187	969,962
Inventory, net	1,665,722	426,417
Prepaid expenses	1,385,851	756,378
Total Current Assets	6,769,433	2,412,337

PROPERTY AND EQUIPMENT, net	371,613	326,792

OTHER ASSETS
Intangibles, net	7,435,580	7,768,476
Restricted cash	--	75,560
Deposits	51,324	16,775
Total Other Assets	7,486,904	7,860,811

TOTAL ASSETS	$14,627,950	$10,599,940

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable	$4,365,329	$1,742,441
Accrued expenses	4,276,156	1,263,718
Bank notes payable	--	62,272
Royalties payable	298,152	326,308
Product licenses payable	1,300,000	800,000
Related-party convertible note	--	632,000
Senior secured promissory notes (net of loan discounts
of $0 and $1,006,396 as of September 30, 2007 and
December 31, 2006, respectively)	--	1,462,354
Deposit on stock subscriptions	--	--
Other liabilities	16,073	--
Total Current Liabilities	10,255,710	6,289,093

LONG-TERM DEBT
Product licenses payable	--	750,000
Total Long-Term Debt	--	750,000

Total Liabilities	10,255,710	7,039,093

STOCKHOLDERS' EQUITY
Preferred stock: $0.001 par value, 10,000,000 shares
authorized; no shares issued and outstanding	--	--
Common stock: $0.001 par value, 250,000,000 shares
authorized; 50,534,862 and 41,139,390 shares issued
and outstanding as of September 30, 2007 and
December 31, 2006, respectively	50,534	41,139
Additional paid-in capital	29,456,390	18,382,385
Accumulated deficit	(25,134,684)	(14,862,677)
Total Stockholders' Equity	4,372,240	3,560,847

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$14,627,950	$10,599,940

The accompanying condensed notes are an integral part of these interim financial statements.

AURIGA LABORATORIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	THREE MONTHS	THREE MONTHS
	ENDED	ENDED
	SEPTEMBER 30,	SEPTEMBER 30,
	2007	2006
	(unaudited)	(unaudited)
NET REVENUES
Products	$333,719	$1,791,342
Total Net Revenues	333,719	1,791,342

COST OF GOODS SOLD
Materials and supplies	692,909	297,948
Royalties	213,284	206,707
Distribution	211,246	70,945
Total Cost of Goods Sold	1,117,439	575,600

GROSS PROFIT	(783,720)	1,215,742

OPERATING EXPENSES
Sales, marketing and trade expenses (includes non-cash equity instrument related expenses of $0 and $161,444 for the three months ended September 30, 2007 and 2006, respectively)	2,305,957	927,513
General and administrative expenses (includes non-cash equity instrument related expenses of $0 and $2,201,278 for the three months ended September 30, 2007 and 2006, respectively.)	3,897,795	3,132,089
Research and development expenses	608,571	397,291
Restructuring charges	206,552	--
Total Operating Expenses	7,018,875	4,456,893

LOSS FROM OPERATIONS	(7,802,595)	(3,241,151)

OTHER INCOME(EXPENSES)
Interest expense	(22,042)	(236,272)
Non-cash financing expense	--	--
Other income(expenses)	(235,755)	(45,570)
Total Other Income(Expenses)	(257,797)	(281,842)

LOSS BEFORE TAXES	(8,060,392)	(3,522,993)

INCOME TAXES	--	--

NET LOSS	$(8,060,392)	$(3,522,993)

NET LOSS PER COMMON SHARE, BASIC AND DILUTED	$(0.18)	$(0.10)
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING, BASIC AND DILUTED	45,077,982	36,645,531

The accompanying condensed notes are an integral part of these interim financial statements.

AURIGA LABORATORIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	NINE MONTHS	NINE MONTHS
	ENDED	ENDED
	SEPTEMBER 30,	SEPTEMBER 30,
	2007	2006
	(unaudited)	(unaudited)
NET REVENUES
Products	$12,006,349	$5,317,638
Total Net Revenues	12,006,349	5,317,638

COST OF GOODS SOLD
Materials and supplies	2,241,711	782,412
Royalties	1,297,643	901,371
Distribution	694,548	257,615
Total Cost of Goods Sold	4,233,902	1,941,398

GROSS PROFIT	7,772,448	3,376,240

OPERATING EXPENSES
Sales, marketing and trade expenses (includes non-cash equity instrument related expenses of $364,017 and $161,444 for the nine months ended September 30, 2007 and 2006, respectively)	5,686,031	4,098,551
General and administrative expenses (includes non-cash equity instrument related expenses of $1,904,659 and $3,414,849 for the nine months ended September 30, 2007 and 2006, respectively.)	8,455,305	6,367,035
Research and development expenses (includes non-cash equity instrument related expenses of $515,896 and $0 for the nine months ended September 30, 2007 and 2006, respectively)	1,643,625	818,375
Restructuring charges	206,552	--
Total Operating Expenses	15,991,513	11,283,961

LOSS FROM OPERATIONS	(8,219,065)	(7,907,721)

OTHER INCOME(EXPENSES)
Interest expense	(1,144,174)	(340,544)
Non-cash financing expense	--	(1,986,592)
Other income(expenses)	(908,969)	(75,160)
Total Other Income(Expenses)	(2,053,143)	(2,402,296)

LOSS BEFORE TAXES	(10,272,209)	(10,310,017)

INCOME TAXES	--	--

NET LOSS	$(10,272,209)	$(10,340,017)

NET LOSS PER COMMON SHARE, BASIC AND DILUTED	$(0.24)	$(0.30)
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING, BASIC AND DILUTED	43,612,343	34,755,448

The accompanying condensed notes are an integral part of these interim financial statements.

AURIGA LABORATORIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	NINE MONTHS ENDED SEPTEMBER 30, 2007 (unaudited)	NINE MONTHS ENDED SEPTEMBER 30, 2006 (unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(10,272,209)	$(10,340,017)
Adjustments to reconcile net loss to net cash flows:
Provided by (used) by operating activities:
Depreciation	509,030	111,117
Non-cash expenses for equity instruments issued for compensation and services	4,264,252	5,562,885
Amortization of notes payable discounts and finders' fees	1,096,253	259,071
Sales returns and allowances	3,280,517	-
Bad debt expense	364,891	364
Changes in assets and liabilities:
Restricted cash	75,560	(50,697)
Receivables	(1,595,694)	687,642
Inventory	(1,140,398)	458,765
Prepaid expenses	(548,583)	(63,620)
Deposits	(34,549)	(16,775)
Accounts payable	3,862,043	973,104
Accrued expenses	126,963	611,357
Royalties payable	(28,156)	(307,058)
Net cash used by operating activities:	(40,080)	(2,113,862)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of fixed assets	(160,954)	(225,059)
Payment of product licenses payable	(250,000)	(1,500,000)
Net cash used by investing activities:	(410,954)	(1,725,059)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net proceeds from stock sales	-	2,178,686
Net proceeds from exercise of stock options	23,124	-
Proceeds from stock subscriptions receivable	4,284,025	600,127
Proceeds from bank notes payable	800,000	386,039
Payments of bank notes payable	(862,272)	(1,071,418)
Proceeds from deposits on stock subscriptions	-	-
Proceeds from senior secured promissory notes	-	2,000,000
Proceeds from convertible secured notes payable	-	400,000
Payments of convertible secured notes payable	(132,000)	-
Purchase of treasury stock		(22,500)
Payments on related party loans	(2,468,750)	(150,000)
Net cash provided by financing activities:	1,644,127	4,320,934

Net increase in cash	1,193,093	482,013

Cash, beginning of period	259,580	12,639

Cash, end of period	$1,452,673	494,652

The accompanying condensed notes are an integral part of these interim financial statements.

AURIGA LABORATORIES, INC. AND SUBSIDIARIES

CONDENSED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 September 30, 2007 (Unaudited)

1.	COMPANY OVERVIEW AND BASIS OF PRESENTATION.

Auriga Laboratories, Inc. (the “Company”) is the first specialty pharmaceutical company building a nationwide commission-based sales model. The Company's business model combines driving revenues through a variable cost commission-based sales structure, acquisition of proven brand names, introduction of new brands, and a strategic development pipeline, all of which are designed to enhance the growing direct relationships with physicians nationwide.

The Company operates out of four divisions. The first is the Auriga Branded Prescriptions division which focuses on the respiratory, dermatology, oncology and psychiatry markets. The second is the Auriga Consumer Brands division which focuses initially on the respiratory over-the-counter market. The third is the Advanced Topical Solutions Pharmaceuticals division which is dedicated primarily to Dermatologists with a secondary focus on Gastroenterologists and Colon-Rectal Specialists. The fourth is the Stesso Pharmaceuticals division which will commence distribution of authorized generic versions of our branded products that are facing competition from generic or therapeutically equivalent products during 2007.

The Company's corporate strategy focuses on two primary objectives. The first is building an innovative, nationwide sales model that drives revenue through a variable cost, commission-only structure. The second is developing a diversified product portfolio by acquiring proven brands, the introduction of line extensions, reformulations, and the strategic development of our own products.

These interim consolidated financial statements have been prepared from the records of the Company without audit. In the opinion of management, all adjustments, which consist of only normal recurring adjustments to present fairly the financial position at September 30 2007, and the results of operations and cash flows for the three months and nine months ended September 30, 2007 and 2006, respectively, have been made. These interim consolidated financial statements should be read in conjunction with the Company's audited financial statements and notes thereto for the nine month transitional period ending December 31, 2006 and from Inception to March 31, 2006 contained in the Company's Transition Report on Form 10-KSB filed with the Securities and Exchange Commission (“SEC”) on March 30, 2007. The results of operations for the three months and six months ended September 30, 2007 are not necessarily indicative of the results to be expected for any other interim period or for the full fiscal year.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES.

This summary of significant accounting policies of the Company is presented to assist in understanding the Company's consolidated financial statements. The consolidated financial statements and consolidated notes are representations of the Company's management, which is responsible for their integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the United States of America, and have been consistently applied in the preparation of these consolidated financial statements.

Estimates

The process of preparing financial statements in conformity with accounting principles generally accepted in the United States of America requires the use of estimates and assumptions regarding certain types of assets, liabilities, revenues and expenses. Such estimates primarily relate to unsettled transactions and events as of the date of the financial statements. Accordingly, upon settlement, actual results may differ from estimated amounts.

Fair Value of Financial Instruments

The Company's financial instruments, as defined by Statement of Financial Accounting Standards (“SFAS”) No. 107, “Disclosures about Fair Value of Financial Instruments,” include cash, receivables, prepaid expenses, payables, accrued expenses, royalties payable and short-term borrowings. All instruments are accounted for on an historical cost basis, which, due to the short maturity of these financial instruments, approximates fair value.

Reclassifications

Certain reclassifications have been made to the prior year to conform to the current presentation.

Cash and Cash Equivalents

The Company considers all highly-liquid investments, with a maturity of three months or less at the date of acquisition, to be cash equivalents.

Accounting for Stock Options and Warrants Granted to Employees and Non-Employees

In December 2004, the Financial Accounting Standards Board (“FASB”) issued a revision to SFAS No. 123R, “Accounting for Stock Based Compensation.” This statement supersedes Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees,” and its related implementation guidance. This statement establishes standards for the accounting of transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity's equity instruments or that may be settled by the issuance of those equity instruments. This statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. This statement does not change the accounting guidance for share-based payment transactions with parties other than employees provided in SFAS No. 123R. This statement does not address the accounting for employee share ownership plans, which are subject to the American Institute of Certified Public Accountants Statement of Position 93-6, “Employers' Accounting for Employee Stock Ownership Plans.” The Company expects no changes to its financial reporting as a result of the application of the foregoing because it is already reporting and complying with the fair value method of SFAS No. 123R.

Provision for Taxes

Income taxes are provided based upon the liability method of accounting pursuant to SFAS No. 109, “Accounting for Income Taxes.” Under this approach, deferred income taxes are recorded to reflect the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each year-end. A valuation allowance has been recorded against deferred tax assets as management does not believe the Company has met the “more likely than not” standard imposed by SFAS No. 109 to allow recognition of such an asset.

Basic and Diluted Earnings Per Share

The Company has adopted SFAS No. 128, “Earnings Per Share.” Basic earnings per share is computed by dividing net income(loss) by the weighted average number of common shares outstanding for the period. Diluted earnings per share is computed by dividing the net income(loss) by the weighted average number of basic shares outstanding increased by the number of shares that would be outstanding assuming conversion of the exercisable stock options and warrants. Diluted net loss per share is the same as basic net loss per share as of three and nine months ended September 30, 2007 and September 30, 2006 as inclusion of the common stock equivalents would be anti-dilutive. A total of 27,567,954 and 21,336,958 shares of common stock issuable upon exercise of outstanding options and warrants were excluded from the calculation of common stock equivalents for the nine months ended September 30, 2007 and September 30, 2006, respectively.

Recent Accounting Pronouncements

In February 2007, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS No. 159”), which permits entities to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. An entity would report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. The decision about whether to elect the fair value option is applied instrument by instrument, with a few exceptions; the decision is irrevocable; and it is applied only to entire instruments and not to portions of instruments. The statement requires disclosures that facilitate comparisons (a) between entities that choose different measurement attributes for similar assets and liabilities and (b) between assets and liabilities in the financial statements of an entity that selects different measurement attributes for similar assets and liabilities. SFAS No. 159 is effective for financial statements issued for fiscal years beginning after November 15, 2007. Early adoption is permitted as of the beginning of a fiscal year provided the entity also elects to apply the provisions of SFAS No. 157, “Fair Value Measurements, (“SFAS 157”). Upon implementation, an entity shall report the effect of the first remeasurement to fair value as a cumulative-effect adjustment to the opening balance of Retained Earnings. Since the provisions of SFAS 159 are applied prospectively, any potential impact will depend on the instruments selected for fair value measurement at the time of implementation. Management is evaluating the requirements of SFAS No. 159 and has not yet determined the impact on the Company's consolidated financial statements.

In July 2006, the Financial Accounting Standards Board (“FASB”) issued Interpretation No. 48 “Accounting for Uncertainty in Income Taxes - An Interpretation of FASB Statement No. 109” (“FIN 48”). FIN 48 clarified the accounting for uncertain income taxes recognized in an entity's financial statements in accordance with FASB Statement 109, “Accounting for Income Taxes” and prescribes a recognition threshold and measurement attributes for financial statement disclosure of tax positions taken or expected to be taken on a tax return. Under FIN 48, the impact of an uncertain income tax position on the income tax return must be recognized at the largest amount that is more-likely-than-not to be sustained upon audit by the relevant taxing authority. An uncertain income tax position will not be recognized if it has less than a 50% likelihood of being sustained. Additionally, FIN 48 provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company adopted the provisions of FASB Interpretation No. 48 on January 1, 2007. The Company recognized no increase in the liability for unrecognized tax benefits as a result of the adoption of FIN 48.

3.	ACCOUNTS RECEIVABLE.

Accounts receivable as of September 30, 2007 and December 31, 2006 was as follows:

	September 30,	December 31,
	2007	2006
Accounts receivable	$2,284,947	$990,149
Less: allowance for doubtful accounts	(19,760)	(20,187)
Accounts receivable, net	$2,265,187	$969,962

Bad debt expense was approximately $64,423 and $0, respectively for the three months ended September 30, 2007 and 2006.
Inventory as of September 30, 2007 and December 31, 2006 was as follows:

	September 30, 2007	December 31, 2006
Product inventory	$1,897,146	$571,516
Less: reserves	(231,424)	(145,099)
Inventory, net	$1,665,722	$426,417

4.	INVENTORY.

Inventory as of September 30, 2007 and December 31, 2006 was as follows:

	September 30, 2007	December 31, 2006
Product inventory	$1,897,146	$571,516
Less: reserves	(231,424)	(145,099)
Inventory, net	$1,665,722	$426,417

5.	INTANGIBLE ASSETS.

Intangible assets which are not deemed to have an indefinite life are amortized on a straight-line basis over their respective useful lives. The following table reflects the components of intangible assets of the Company as of September 30, 2007:

	Gross Amount	Accumulated Amortization	Net Amount	Expected Life
Licensing rights/product lines	$6,170,749	$(451,929)	$5,718,820	2-15 years
Supply/distribution agreements	1,700,000	(75,556)	1,624,444	15 years
Goodwill	92,316	--	92,316	--
Total	$7,963,065	$(527,485)	$7,435,580	--

As of September 30, 2007 the intangible assets of the Company included $92,316 of goodwill. For the three months ended September 30, 2007 and 2006, amortization expense related to the intangible assets of the Company were $135,651 and $33,319, respectively. For the nine months ended September 30, 2007 and 2006, amortization expense related to the intangible assets of the Company were $527,485 and $33,319, respectively.

6.	NOTES PAYABLE.

Bank Notes Payable

Comerica Bank

On May 23, 2007, the Company entered into a Loan and Security Agreement with Comerica Bank. The Loan Agreement provided for a working capital line of credit of up to $2.0 million, based on 65% of eligible accounts receivable, secured by a first lien on substantially all of the assets of the Company, including intellectual property. The line of credit was repayable interest only monthly, with the principal due at the maturity date of May 31, 2008. The line of credit accrued interest at Comerica's Prime Rate plus 1.00%. The Company paid a $10,000 origination fee in connection with the closing of the credit facility. The Loan Agreement included customary financial covenants. On September 27, 2007, by mutual agreement of the parties, the Loan Agreements were terminated. All collateral being held under the Loan & Security Agreement and related security interests were subsequently released. No further moneys are owed by the Company to Comerica under the Loan Agreement.

Wells Fargo Bank

The Company had a $75,000 short-term financing facility with Wells Fargo Bank which was paid in full and closed in the first quarter of 2007. As of December 31, 2006, the outstanding balance under this facility was $62,272, and the annual interest rate was 13.0%.

Related-Party Senior Secured Convertible Note

On August 4, 2006, the Company issued to Sorrento Financial Partners, LLC (“SFP”) a senior secured convertible note (the “SFP Note”) in the principal amount of $632,000. The SFP Note bears interest at the rate of 8% per annum and was due and payable in full on May 15, 2007. Accrued interest on the SFP Note was payable monthly in arrears. The Company's Chief Executive Officer (“CEO”) is the beneficial owner of SFP. Of the SFP Note's principal amount of $632,000, (i) $400,000 represents funds advanced by SFP to the Company, and (ii) $232,000 represents an accrued bonus that was owed by the Company to its CEO. At SFP's option, the SFP Note was convertible, in whole or in part and at any time after August 4, 2006 and prior to the SFP Note's full repayment, into shares of Common Stock. The number of shares that are issuable upon a conversion of the SFP Note is equal to the amount determined by dividing (i) the outstanding principal amount of the SFP Note to be converted by (ii) the conversion price of $1.388.

On January 25, 2007, the Company and SFP executed a letter agreement amending the SFP Note. The letter agreement serves to amend the interest rate, establish a new repayment schedule, amend the seniority of the SFP Note such that it is now subordinate in right of payment to any and all other indebtedness of the Company senior in time to the issuance of the SFP Note, and amend the maturity date of the SFP Note by extending such date to October 15, 2007. On February 15, 2007, $132,000 of principal was paid to SFP. On April 12, 2007, SFP elected to convert the outstanding principal under the Senior Secured Convertible Note into common stock. The outstanding balance of $500,000 was converted at the stated conversion price of $1.388 per share. As a result, SFP was issued 360,230 shares of common stock.

For further information, see “Note 11 -- Related Party Transactions.”

Related-Party Senior Secured Promissory Note

On August 29, 2006, the Company issued to Levall Finance Corp. LLC (“LFC”) a senior secured promissory note (the “LFC Note”) in the principal amount of $1.5 million, the proceeds of which were used to complete the licensing agreement for the Levall® product line. The LFC Note was amended on September 28, 2006 and December 8, 2006. As amended, the LFC Note is due and payable in full on the earlier to occur of (i) the closing by the Company of an equity or debt financing, the net proceeds of which equal or exceed $1.5 million, or (ii) May 15, 2007. In lieu of interest payments, the Company issued a warrant exercisable for 1.5 million fully paid and non-assessable shares of Common Stock at an exercise price of $1.92. In connection with this warrant, the Company recorded $1,267,350 as a loan discount, which will be amortized over the life of the loan. As of June 30, 2007, the Company expensed $1,267,350 of this loan discount as interest expense, of which $219,350 was expensed during the three months ended June 30, 2007. The warrant provides LFC with “piggyback” registration rights with respect to shares of common stock acquired upon exercise of the warrant. As amended, the LFC Note requires the Company to make quarterly payments to LFC, commencing with the quarter ending December 31, 2006, equal to 6.0% of gross sales by the Company (less customary deductions) of the Levall® product line during the preceding quarter. This payment obligation continues in perpetuity. SFP is the managing member of LFC. The Company's CEO is the beneficial owner of SFP.

On April 3, 2007, the Company paid to LFC $750,000 towards the outstanding balance of the LFC Note. The remaining balance of $750,000 was paid on May 15, 2007.

For further information, see “Note 11 -- Related Party Transactions.”

Related-Party Senior Secured Promissory Note

On September 28, 2006, the Company issued to Aquoral Finance Corp. LLC (“AFC”) a senior secured promissory note (the “AFC Note”). The AFC Note provides for up to $1.5 million of advances to be made by AFC from time to time, each advance requiring the Company's consent. The proceeds from the AFC Note will be used to satisfy the Company's obligations under the distribution agreement with Laboratoires Carilène (See Note 18 to the Company's audited financial statements in the Current Report on Form 10-KSB filed with the SEC on March 30, 2007). All amounts advanced under the AFC Note are due and payable in full on the earlier to occur of (i) the closing by the Company of an equity or debt financing, the gross proceeds of which equal or exceed $1.5 million (exclusive of advances made under the AFC Note), or (ii) March 31, 2007. The AFC Note requires the Company to make quarterly payments to AFC, commencing with the quarter ending March 31, 2007, equal to 0.5% of the gross sales by the Company (less customary deductions) of its recently acquired Aquoral™ product line during the preceding quarter for every $125,000 of outstanding funds advanced under the AFC Note. This payment obligation continues in perpetuity. SFP is the managing member of LFC. The Company's CEO is the beneficial owner of SFP.

On April 2, 2007, the Company paid to AFC $968,750 as payment in full of the AFC Note.

For further information, see “Note 11 -- Related Party Transactions.”

7. Capital Stock.

Preferred Stock

The Company is authorized to issue 10,000,000 shares of preferred stock, par value $0.001 per share. As of September 30, 2007, there were no shares of preferred stock issued or outstanding.

Common Stock

The Company is authorized to issue 250,000,000 shares of common stock, par value $0.001 per share. As of September 30, 2007, there were 50,534,862 shares of common stock issued and outstanding. The holders of shares of common stock are entitled to one vote for each share.

Private Placements

On April 2, 2007, the Company initially sold in a private placement 1,600,000 Units at a price of $1.25 per Unit, for aggregate gross proceeds of $2,000,000. Each Unit was comprised of one share of our common stock and one common stock warrant. Each common stock warrant included in the Units entitles the holder to purchase one-fifth of a share of the company's common stock at an exercise price of $1.60 per share through April 2, 2010. The Units were sold solely to accredited investors. During the second quarter of 2007, the Company extended the private placement to include over allotments. The Company sold an additional 1,000,000 Units at a price of $1.25 per Unit, for aggregate gross proceeds of $1,250,000. The final subscription proceeds were received on July 27, 2007.

On August 6, the Company entered into Stock Purchase Agreements, with four different, non-affiliated investors. Under the terms of the Agreement, in exchange for $1,250,000, the Company issued the investors a total of 1,000,000 shares of our common stock, and warrants, to purchase an additional 200,000 shares of common stock at an exercise price of $1.25 per share. The issuance was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, and the investors were accredited.

On September 26, 2007, the Company entered into Stock Purchase Agreements, with eight different, non-affiliated, investors. Under the terms of the Agreement, in exchange for $1,062,611, the Company issued the investors a total of 2,004,925 shares of our common stock, and warrants, to purchase an additional 400,985 shares of common stock at an exercise price of $0.53 per share. The issuance was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, and the investors were accredited.

8.	Equity Incentive Plans.

2006 Equity Incentive Plan

In August 2006, the Company's board of directors (“Board”) approved the Auriga Laboratories, Inc. 2006 Equity Incentive Plan, pursuant to which 1,500,000 shares of common stock are available to be granted thereunder. Awards issued under this plan may be issued to employees, non-employee directors or consultants and advisors. Awards may be issued or granted in the form of stock options, stock appreciation rights, restricted shares, restricted stock units and performance-based awards. The value of each award is based upon the current fair market value of the common stock at the time of grant. The 2006 Equity Incentive Plan expires in August 2016. For the three and nine months ended September 30, 2007, the Company did not issue any shares of common stock or record any costs in connection with this plan. As of September 30, 2007, the Company has 9,263 shares available for issuance under the 2006 Equity Incentive Plan.

2007 Equity Incentive Plan

On January 3, 2007, the Board approved and the Company filed a Form S-8 registration statement that includes 2,000,000 shares to be registered under the Auriga Laboratories, Inc. 2007 Equity Incentive Plan. The number of shares of common stock is the maximum number of shares issuable upon the exercise of options or vesting or granting of other awards, which may be granted pursuant to this plan. The registration statement also covers such additional number of shares of common stock as may become issuable as a result of any future adjustments in accordance with the terms of the plan, and which result in an increase in the number of outstanding shares of common stock available for award thereunder. The value of each award is based upon the current fair market value of the common stock at the time of grant. For the three months ended September 30, 2007, the Company issued 109,000 shares of common stock and recorded $116,038 in costs in connection with these issuances. For the nine months ended September 30, 2007, the Company issued 1,282,691 shares of common stock and recorded $1,280,069 in costs in connection with these issuances. As of September 30, 2007, the Company had 587,408 shares available for issuance under the 2007 Equity Incentive Plan.

9. Stock Options.

2005 Stock Option Plan

Pursuant to the terms of the merger agreement between Auriga Laboratories, Inc. and Multi-Link Telecommunications, Inc., the Company assumed each outstanding option under the 2005 Stock Option Plan to purchase shares of pre-merger Auriga common stock, which options were exercisable for approximately 30.01 shares of common stock, with the exercise price being adjusted accordingly.

The Company has granted stock options to officers, employees and consultants as follows:

	Number of Shares Subject to Issuance	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (in years)
Balance, March 31, 2006	5,554,547	$0.60	9.8
Options granted	410,188	0.72
Options cancelled	(2,117,983)	0.62
Options exercised	(15,007)	0.42
Balance, December 31, 2006	3,831,745	0.60	9.2
Options granted	--	--
Options cancelled	(365,156)	0.75
Options exercised	(25,011)	0.93
Balance, September 30, 2007	3,441,578	$0.61	8.4
Options exercisable (vested) at September 30, 2007	1,396,474	$0.60	8.4

During the three and nine months ended September 30, 2007, the Company did not issue any options under the 2005 Stock Option Plan. The shares issuable upon exercise of the options are subject to a repurchase right of the Company in the event the grantee fails to meet certain vesting requirements. The options vest 12/48ths after one year of continuous service and 1/48th for each month thereafter until fully vested.

For the three and nine months ended September 30, 2007, compensation expense associated with stock options that vested during the period was $273,112 and $876,100, respectively.

2006 Stock Option Plan

In July 2006, the stockholders of the Company approved the Auriga Laboratories, Inc. 2006 Stock Option Plan, pursuant to which 7,000,000 shares of the Company's common stock are available to be granted thereunder. Options granted under the 2006 Stock Option Plan may be incentive stock options or nonstatutory stock options, as determined by the Board at the time of grant and subject to the applicable provisions of Section 422 of the Internal Revenue Code of 1986, as amended, as well as the regulations and interpretations promulgated under the 2006 Stock Option Plan. Nonstatutory stock options may be granted to employees and consultants. Incentive stock options may be granted only to employees. The Board may at any time offer to repurchase for a payment in cash or shares of common stock an option previously granted under the 2006 Stock Option Plan based on such terms and conditions as the Board shall establish and communicate to the optionee at the time that such offer is made. The 2006 Stock Option Plan shall continue in effect for a term of 10 years following its adoption by the Board, which was August 29, 2006. The 2006 Stock Option Plan provided that the term of each option granted thereunder shall be no more than 10 years from the date of grant or such shorter term as may be provided in the option agreement, except that, in the case of an incentive stock option granted to a person who at the time of such grant is a 10% holder of the common stock, the term of the option shall be five years from the date of grant or such shorter term as may be provided in the option agreement.

The fair value per share of vested options during the three and nine months ended September 30, 2007 was calculated, according to the Black-Scholes pricing model. The value of options was calculated on the date of the grant using the following assumptions:

	Three Months Ended September 30, 2007	Nine Months Ended September 30, 2007
Risk-free interest rate	4.4 to 5.1%	4.4 to 5.2%
Expected dividend yield	--	--
Expected lives	10 years	10 years
Expected volatility	110 to 141%	110 to 185%

The Company has granted stock options to officers, employees and consultants as follows:

	Number of Shares Subject to Issuance	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (in years)
Balance, March 31, 2006	--	$--
Options granted	4 ,186,230	1.40
Options cancelled	(457,500)	2.32
Options exercised	--	--
Balance, December 31, 2006	3,728,730	1.29	9.4
Options granted	4,800,000	1.40
Options cancelled	(3,091,692)	0.71
Options exercised	--	--
Balance, September 30, 2007	5,437,038	1.36	9.4
Options exercisable (vested) at September 30, 2007	240,510	1.28	8.8

During the three and nine months ended September 30, 2007, 3,000,000 and 4,800,000, respectively, of stock options were granted under the 2006 Stock Option Plan to purchase shares of common stock. The shares issuable upon exercise of the options are subject to a repurchase right of the Company in the event the grantee fails to meet certain vesting requirements. As of September 30, 2007, there are 1,562,962 options available to be granted under this Plan.

For the three and nine months ended September 30, 2007, compensation expense associated with stock options that vested during the period was $755,488 and $863,726, respectively.

2007 Stock Option Plan

On January 3, 2007, the Board approved and the Company filed a Form S-8 registration statement that includes 7,000,000 shares to be registered under the Auriga Laboratories, Inc. 2007 Stock Option Plan. The number of shares of common stock is the maximum number of shares issuable upon the exercise of options or vesting or granting of other awards, which may be granted pursuant to this plan. This registration statement also covers such additional number of shares of common stock as may become issuable as a result of any future adjustments in accordance with the terms of the plan, and which result in an increase in the number of outstanding shares of common stock available for award thereunder.

The fair value per share of vested options during the three and nine months ended September 30, 2007 was calculated, according to the Black-Scholes pricing model. The value of options was calculated on the date of the grant using the following assumptions:

	Three Months Ended September 30, 2007	Nine Months Ended September 30, 2007
Risk-free interest rate	4.4 to 5.1%	4.4 to 5.2%
Expected dividend yield	--	--
Expected lives	10 years	10 years
Expected volatility	110 to 141%	110 to 185%

The Company has granted stock options to officers, employees and consultants as follows:

	Number of Shares Subject to Issuance	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (in years)
Balance, December 31, 2006	--	$--
Options granted	8,147,000	1.26
Options cancelled	(2,995,000)	1.39
Options exercised	--	--
Balance, September 30, 2007	5,152,000	1.18	9.6
Options exercisable (vested) at September 30, 2007	774,375	0.95	9.7

During the three and nine months ended September 30, 2007, options in the amounts of 2,127,500 and 8,147,000, respectively, were granted under the 2007 Stock Option Plan to purchase shares of common stock. The shares issuable upon exercise of the options are subject to a repurchase right of the Company in the event the grantee fails to meet certain vesting requirements. As of September 30, 2007, there are 1,848,000 options available to be granted under this Plan.

For the three and nine months ended September 30, 2007, compensation expense associated with stock option vesting during the period was $548,220 and $851,207, respectively.

10. Common Stock Warrants.

During the three and nine months ended September 30, 2007, the Company issued 600,985 and 920,985 warrants to acquire shares of common stock in connection with the private placements discussed in Note 7 - Capital Stock . As of September 30, 2007, warrants to purchase up to 13,737,338 shares of common stock were outstanding, and warrants to purchase 13,407,708 shares of common stock were vested.

For the three and nine months ended September 30, 2007, compensation expense for services for warrants to purchase common stock using the Black Scholes Option Pricing Model was $653,227 and $1,724,835, respectively. The following assumptions were made to value the warrants: (i) risk-free interest rate between 4.4 - 5.1% and 4.4 to 5.2%; (ii) expected lives of 10 years; and (iii) expected volatility of 110 - 141% and 110 - 185%, for the three and nine months ended September 30, 2007, respectively.

11. Related-Party Transactions.

Related-Party Senior Secured Convertible Note

On August 4, 2006, the Company issued to Sorrento Financial Partners, LLC (“SFP”) a senior secured convertible note (the “SFP Note”) in the principal amount of $632,000. The SFP Note bears interest at the rate of 8% per annum and is due and payable in full on May 15, 2007. Accrued interest on the SFP Note is payable monthly in arrears. Philip S. Pesin, the Company's Chief Executive Officer (“CEO”) is the beneficial owner of SFP. Of the SFP Note's principal amount of $632,000, (i) $400,000 represents funds advanced by SFP to the Company, and (ii) $232,000 represents an accrued bonus that was owed by the Company to its CEO. At SFP's option, the SFP Note is convertible, in whole or in part and at any time after August 4, 2006 and prior to the SFP Note's full repayment, into shares of Common Stock. The number of shares that are issuable upon a conversion of the SFP Note is equal to the amount determined by dividing (i) the outstanding principal amount of the SFP Note to be converted by (ii) the conversion price of $1.388.

On January 25, 2007, the Company and SFP executed a letter agreement amending the SFP Note. The letter agreement serves to:

·	Amend the interest rate as follows:

·	For the period from August 4, 2006 through February 14, 2007, the SFP Note shall bear interest at the annual rate of eight percent (8%); and

·	For the period from February 15, 2007 through October 15, 2007, the SFP Note shall bear interest at the annual rate of ten percent (10%);

·	Establish the following repayment schedule:

·	One Hundred Thirty Two Thousand Dollars ($132,000) of principal was paid to SFP on February 15, 2007; and

·
The remaining Five Hundred Thousand Dollars ($500,000) of principal shall be paid in equal monthly installments of One Hundred Thousand Dollars ($100,000) beginning on June 15, 2007 with the final payment due on October 15, 2007;

·	Amend the seniority of the SFP Note such that it is now subordinate in right of payment to any and all other indebtedness of the Company senior in time to the issuance of the SFP Note; and

·	Amend the maturity date of the SFP Note by extending such date to October 15, 2007.

On April 12, 2007, SFP elected to convert the remaining outstanding principal under the SFP Note into common stock of the Company. The outstanding balance of $500,000 was converted at the stated conversion price of $1.388 per share. As a result, SFP was issued 360,230 shares of common stock of the Company.

Related-Party Senior Secured Promissory Note

On August 29, 2006, the Company issued to Levall Finance Corp. LLC (“LFC”) a senior secured promissory note (the “LFC Note”) in the principal amount of $1.5 million, the proceeds of which were used to complete the licensing agreement for the Levall® product line. The LFC Note was amended on September 28, 2006 and December 8, 2006. As amended, the LFC Note is due and payable in full on the earlier to occur of (i) the closing by the Company of an equity or debt financing, the net proceeds of which equal or exceed $1.5 million, or (ii) May 15, 2007. In lieu of interest payments, the Company issued a warrant exercisable for 1.5 million fully paid and non-assessable shares of Common Stock at an exercise price of $1.92. In connection with this warrant, the Company recorded $1,267,350 as a loan discount, which will be amortized over the life of the loan. As of June 30, 2006, the Company expensed $1,267,350 of this loan discount as interest expense, of which $219,350 was expensed during the three months ended June 30, 2007. The warrant provides LFC with “piggyback” registration rights with respect to shares of common stock acquired upon exercise of the warrant. The LFC Note requires the Company to make quarterly payments to LFC, commencing with the quarter ending December 31, 2006, equal to 6.0% of gross sales by the Company (less customary deductions) of the Levall® product line during the preceding quarter. This payment obligation continues in perpetuity.

The LFC Note is secured by a first-priority perfected security interest in all of the Company's assets. The first priority security provided by the Company is on a pro-rata basis and pari passu to the senior secured note entered into by the Company and Aquoral Finance Corp. LLC (“AFC”) dated September 28, 2006 and is senior in right of payment to any and all of the Company's other indebtedness. The Company can prepay all or any portion of the LFC Note at any time without premium or penalty. As a condition to the foregoing transaction, the Company and SFP were required to enter into a subordination agreement with LFC pursuant to which SFP agreed that all amounts owed to it by the Company would be subordinated to amounts owed to LFC.

SFP is the managing member of LFC. The Company's CEO contributed $125,000 to LFC in exchange for his ownership interest in LFC. The remaining contributions to LFC were made by individuals who are not affiliates of the Company. On April 3, 2007, the Company paid to LFC $750,000 towards the outstanding balance of the LFC Note. The remaining balance of $750,000 was paid on May 15, 2007.

Related-Party Senior Secured Promissory Note

On September 28, 2006, the Company issued to AFC a senior secured promissory note (the “AFC Note”). The AFC Note provided for up to $1.5 million of advances to be made by AFC from time to time, each advance requiring the Company's consent. The proceeds from the AFC Note were used to satisfy the Company's obligations under the distribution agreement with Carilène. All amounts advanced under the AFC Note are due and payable in full on the earlier to occur of (i) the closing by the Company of an equity or debt financing, the gross proceeds of which equal or exceed $1.5 million (exclusive of advances made under the AFC Note), or (ii) March 31, 2007. The AFC Note requires the Company to make quarterly payments to AFC, commencing with the quarter ending March 31, 2007, equal to 0.5% of the gross sales by the Company (less customary deductions) of its recently acquired Aquoral™ product line during the preceding quarter for every $125,000 of outstanding funds advanced under the AFC Note. This payment obligation continues in perpetuity.

The AFC Note was secured by a first-priority security interest in all of the Company's assets and is senior in right of payment to any and all of the Company's other indebtedness, except that the AFC Note is pari passu with the Company's $1.5 million obligation to LFC. As additional consideration, the Company agreed that, concurrent with each advance made by AFC under the AFC Note, it would issue to AFC a five-year warrant to acquire one share of Common Stock, at an exercise price of $1.50 per share, for each one dollar so advanced. The warrant provides AFC with “piggyback” registration rights with respect to shares of Common Stock acquired upon exercise of such warrant. As of June 30, 2007, the Company had issued warrants to acquire up to 968,750 shares of Common Stock. In connection with these warrants, the Company recorded $676,509 as a loan discount that was amortized over the life of the loan. As of June 30, 2007, the Company had expensed all $676,509 of this loan discount as interest expense, of which $348,348 was expensed during the six months ended June 30, 2007.

SFP is the managing member of AFC. The Company's CEO contributed $125,000 to AFC in exchange for his ownership interest in AFC. The remaining contributions to AFC were made by individuals who are not affiliates of the Company. Affiliates of the Company may make additional contributions to AFC to fund a portion of future advances under the AFC Note.

On April 2, 2007, the Company paid to AFC $968,750 as payment in full of the AFC Note.

The Company believes that all of the transactions set forth above were made on terms no less favorable to it than could have been obtained from unaffiliated third parties. The Company intends that all future transactions with affiliated persons be approved by a majority of the Board, including a majority of the independent and disinterested outside directors on the Board, and be on terms no less favorable to the Company than could be obtained from unaffiliated third parties

12. Concentrations

Customers

During the three months ended September 30, 2007 and 2006, two customers, each a wholesale distributor, accounted for a combined total of approximately 90% and 45% of the Company's revenues, respectively. During the nine months ended September 30, 2007 and 2006, two customers, each a wholesale distributor, accounted for a combined total of approximately 90% and 73% of the Company's revenues, respectively. No other customer accounted for more than 10% of the Company's sales during the three and nine months ended September 30, 2007. The Company had two and three additional customers, exclusive of the ones referenced above, accounting for more than 10% of sales during the three and nine months ended September 30, 2006, respectively.

Suppliers

Some of the Company's products are currently sourced from single qualified suppliers or manufacturers. The Company has not established arrangements with the alternative suppliers for these ingredients or from alternative manufacturers for the manufacture of our products. Any interruption of raw material supply, for any reason, in any of the required ingredients for our products or the manufacture of such products, could have a material adverse effect on the Company's ability to manufacture our products or to obtain or maintain regulatory approval of such products.

13. Commitments and Contingencies.

Athlon Pharmaceuticals, Inc. License Agreement

On August 31, 2006, the Company entered into a License Agreement with Athlon Pharmaceuticals, Inc. (“Athlon”) that sets forth the terms upon which the Company obtained the Levall® license from Athlon for the Levall® product line, together with all of Athlon's intellectual property related to Levall® and certain other tangible and intangible assets related to, or necessary for the continued development and marketing of, the Levall® product line. The Levall® product line consists of various pharmaceutical products marketed by Athlon that provide relief from coughing, congestion and rhinitis associated with respiratory infections such as the common cold, influenza, bronchitis and sinusitis. The Levall® license permits the Company to make, sell, market, distribute, import and otherwise transfer the Levall® products on a worldwide basis. As consideration for the Levall® license, the Company agreed to pay Athlon $1.5 million in upfront fees and 2,500,000 shares of its restricted common stock. Additionally, the Company also agreed to pay Athlon a royalty payment equal to 50% of net sales up to $10,000,000 through the end of the first year following the closing date of the license agreement, with such rate to decrease to 20% for net sales in excess of $10,000,000. The royalty payments for the second and third years of the license agreement were equal to 35% of net sales and 25% of net sales, respectively. In addition, the license agreement provided for royalty payments equal to 8% of net sales for each year following the third year until such time as the aggregate royalty payments totaled $20,000,000, plus royalty payments equal to 1% of net sales for each year subsequent thereto.

On February 9, 2007, the Company filed a lawsuit against Athlon in the United States District Court for the Northern District of Georgia under the caption Auriga Laboratories, Inc. v. Athlon Pharmaceuticals, Inc. , No. 1:07-CV-0308-CC (2007), regarding certain sales practices allegedly engaged in by Athlon regarding the Levall® products. On February 23, 2007, the Company entered into a settlement agreement with Athlon to settle this dispute. The settlement agreement provides that Athlon will refrain from certain allegedly unfair competitive practices, including making or distributing false, misleading, deceptive or disparaging statements, representations and/or writings regarding the Company and/or the Levall® products. Pursuant to the settlement agreement, the Company agreed to dismiss the litigation referred to above by filing a stipulation of dismissal with prejudice within five business days following the execution of the settlement agreement. The settlement agreement also contains certain customary terms, including releases by each of the parties for any and all claims each may have against the other through the date of the settlement agreement.

The letter agreement entered into with Athlon in connection with the settlement agreement amends the license agreement by reducing the period of time for which the Company is obligated to make royalty payments at the rate of 50% of net sales from the first year following the closing date of the license agreement to December 31, 2006. Furthermore, effective February 1, 2007, the royalty payment rate on all sales by the Company is reduced to 25% of net sales, until such time as the aggregate royalty payments total $10,000,000. Once aggregate royalty payments total $10,000,000, the Company will not be required to make any further royalty payments to Athlon, thus potentially reducing the total royalty payments required under the license agreement by approximately $10,000,000.

In addition, the letter agreement reduces the frequency of the Company's reporting and payment obligations. The license agreement previously required monthly reports and payments until such time as the aggregate royalty payments equaled or exceeded $10,000,000, with such reports and payments to be made on a quarterly basis thereafter. The license agreement now only requires quarterly reports and payments.

Employment Agreements

Alan T. Roberts

On March 1, 2007 as part of an executive employment agreement with Alan T. Roberts, Chief Scientific Officer, the board of directors of the Company approved the issuance of a non-statutory stock option to purchase two hundred seventy-five thousand (275,000) shares of the Company's common stock under its 2007 Stock Option Plan. The agreement provides for an exercise price of $1.24 per share, which is equal to the closing price as reported on the OTC Bulletin Board on the date of grant. The option vests as follows: (a) one-forth (1/4) of the option is exercisable on the first anniversary of the date of grant; and (b) subject to the executive's continued employment by the Company, 1/48 th of the remaining number of shares of common stock subject to the option shall vest each month thereafter. The employment agreement also contains severance provisions and other covenants.

Philip S. Pesin

On May 9, 2007, the Company entered into an employment agreement (the “Agreement”) with its Chief Executive Officer and Chairman of the Board, Philip S. Pesin. On May 9, 2007, the Agreement became effective and superseded Mr. Pesin's current employment agreement. The term of the Agreement is for two years, expiring on May 9, 2009. The Company has the option to extend the Agreement for an additional two-year period prior to the expiration of the initial term. Under the Agreement, Mr. Pesin's base salary is set at $425,000 annually, but is to be reviewed annually in accordance with the Company's executive compensation policies. In addition, Mr. Pesin is entitled to an annual bonus, payable quarterly, based on increases in the Company's market capitalization as follows: for every $1,000,000 increase in the Company's market capitalization, initially measured as of May 9, 2007, Mr. Pesin will be entitled to a $10,000 bonus.

The Company may terminate Mr. Pesin's employment at any time with or without cause. If Mr. Pesin is terminated without cause or because of death or “disability” (as that term is defined in the agreement), he will be entitled to a lump-sum severance payment equal to his base salary for a period of twenty-four months following his termination, plus continued health benefits during such period. In addition, if the Company terminates Mr. Pesin without cause, then all outstanding options and warrants held by him will vest immediately. Mr. Pesin receives no benefits if he is terminated for cause. If Mr. Pesin resigns for “good cause” (as that term is defined in the agreement) or resigns following the Company's change in control, then he will be entitled to a lump-sum severance payment equal to his base salary for a period of twenty-four months following his termination, plus continued health benefits during such period. In addition, in such event, all outstanding options and warrants held by Mr. Pesin will vest immediately. Under the Agreement, Mr. Pesin is also entitled to earn long-term incentive awards and to participate in all other benefits plans and perquisites in which the Company's other executives and employees are eligible to participate, at the discretion of the Board. Mr. Pesin is also entitled to five weeks paid vacation per year and to reimbursement of certain expenses. The Agreement also provides for the grant to Mr. Pesin of a non statutory stock option to purchase 3,000,000 shares of the Company's common stock, with an exercise price of $1.57, which is the closing price of the common stock of the Company on the OTC Bulletin Board on May 9, 2007. The option vests as follows: (i) twenty-five percent of the option is exercisable on May 9, 2008; and (ii) subject to Mr. Pesin's continued service as the Company's Chief Executive Officer, 1/24th of the total number of shares of common stock subject to the option will vest each month thereafter.

Frank R. Greico

On September 1, 2007, the Company appointed Frank Greico as chief financial officer. Mr. Greico replaces Mr. Charles R. Bearchell. The Company entered into an employment agreement with Mr. Greico in connection with his appointment as chief financial officer. The Employment Agreement became effective on September 1, 2007 and continues for a term of one year. Either party has the option of renewing the term for an additional year, if notice is provided 90 days prior to the expiration of the term. Under the Employment Agreement, Mr. Greico's base salary is set at $250,000. In addition, Mr. Greico is entitled to an annual bonus, payable quarterly, based on increases in the Company's market capitalization as follows: for every $1,000,000 increase in the Company's market capitalization, initially measured as of September 1, 2007, Mr. Greico will be entitled to a $5,000 bonus. The first $100,000 of any quarterly bonus shall be paid in cash with any additional bonus over $100,000 payable in cash or registered Company common stock, at the Company's option. The Agreement also provides for the grant, subject to the approval of the Company's Board of Directors, to Mr. Greico of a non statutory stock option to purchase 1,400,000 shares of the Company's common stock, each share exercisable at the closing price of the Company's common stock on the OTC Bulletin Board on the date the option is granted by the Company's Board of Directors. The option vests as follows: (i) 400,000 shares subject to the option are vested on September 1, 2007, (ii) twenty-five percent of the remaining option shares are vested on September 1, 2008; and (ii) subject to Mr. Greico's continued service with the Company, 1/36th of the total remaining options will vest each month after September 1, 2008.

The Company may terminate Mr. Greico's employment at any time with or without cause. If Mr. Greico is terminated without cause, he will be entitled to severance pay equal to his base salary for a period of twelve months following his termination, plus continued health benefits during such period. In addition, if the Company terminates Mr. Greico without cause, then any outstanding, but unvested options shall vest. Mr. Greico receives no benefits if he is terminated for cause. Under the Agreement, Mr. Greico is also entitled to earn long-term incentive awards and to participate in all other benefits plans and perquisites in which the Company's other executives and employees are eligible to participate. Mr. Greico is also entitled to 5 weeks paid vacation per year and to reimbursement of certain expenses.

Charles R. Bearchell

On August 27, 2008, Charles R. Bearchell's employment agreement with the Company dated November 8, 2006 was amended effective as of September 1, 2007. The Amended Agreement appointed Mr. Bearchell as the Company's Director of Financial Reporting. Under the Amended Agreement, Mr. Bearchell's base salary was set at $150,000. The Company may terminate Mr. Bearchell's employment at any time with or without cause through December 31, 2007. If Mr. Bearchell is terminated without cause during the Term, he will be entitled to severance pay equal to his base salary through December 31, 2007. Mr. Bearchell receives no benefits if he is terminated for cause during the Term. After December 31, 2007, either party may terminate the Amended Agreement with or without cause. In connection with the entry into the Amended Agreement, the Company amended the non statutory stock option previously granted to Mr. Bearchell on November 8, 2006. The Amended Grant provides Mr. Bearchell with the option to purchase up to 50,000 shares of the Company's common stock, with each share exercisable at the previously granted exercise price. All shares subject to the option are fully vested.

Trade Vendor Commitments

On September 26, 2007, the board of directors approved the issuance of 2,933,475 shares of common stock in exchange of $1,592,573 of trade commitments converted to equity. We have signed Conversion Notices from 17 different trade vendors representing $1,592,573 of trade vendor commitments. The issuances will be exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, and the investors are sophisticated investors or have a pre-existing relationship with the Company. Pursuant to the Conversion Notices, the Company is obligated to cover any additional balance owed by either paying in cash or issuing additional stock, depending upon circumstances, if the proceeds from the stock do not cover the outstanding amounts owed. The Company recorded approximately a 50% contingency accrual as of September 30, 2007 in the amount of $600,107 as a contingent accounts payable to cover any potential shortfall that the Company would be obligated to repay. The maximum contingency exposure is $1,276,655, which represents 100% of the trade commitments converted to equity that is subject to the contingency. There is no defined termination date for this contingency.  The contingency will be terminated at such time when all of the stock subject to this contingent obligation has been sold.

14. Restructuring Activities.

During the quarter ended September 30, 2007, the Company decided to restructure its sales force. Until the summer of 2007, the Company utilized a “one-team”, “all-products” approach with a maximum of 500 Territory Managers to optimize prescription growth while minimizing turnover of newly hired sales associates. During the third quarter ended September 30, 2007, the Company restructured its sales force in order to allow focused selling by multiple sales teams with each team selling a unique and ultimately less confusing group of products. Under the multiple team approach, the Company can ultimately grow to approximately 2,000 full-time equivalent Territory Managers with its current product portfolio. The Company finalized all territory re-alignments in September 2007. As a result of these and other restructuring activities, the Company incurred $206,552 of restructuring charges in the quarter ended September 30, 2007 primarily related to employee separation payments in connection with related corporate and field management changes.

15. Change in Management Estimate.

The Company’s calculation of its product returns reserves is based on historical returns of a given product, product specific information provided by the Company’s customers, information obtained regarding the levels of inventory being held by the Company’s customers, as well as, estimated future filled prescription patterns. Management periodically reviews the reserves established for returns and adjusts them based on actual experience and any change in management estimates. During the quarter ended September 30, 2007, the Company recorded a product returns reserve charge of $4,946,005. This total includes a non-recurring charge of $1,296,376 related to certain Company products affected by the FDA’s recent federal register notices regarding timed-release guaifenesin and hydrocodone. The balance of the $4,946,005 total charge is primarily attributable to management’s estimate of future filled prescriptions of certain new products launched during 2007, prior to six months from their expiration date in accordance with the company’s return policy. These non-recurring reserve adjustments to third quarter’s gross revenue results in net revenue of $333,719 and $12,006,349 for the three and nine months ended September 30, 2007, respectively. This does not affect the Company’s current policy of recording at least 17% of gross sales for its on-going returns reserve accrual. The Company reserves the greater of (i) 17% of gross revenues or (ii) the difference between gross sales, less sales discounts, and dollarized TRxs (“filled prescriptions”) according to Wolters Kluwer.

16.	Subsequent Events.

On October 1, 2007 the Company terminated the Licensing and Distribution Agreement entered into with Laboratoires Carilène S.A.S a corporation existing under the laws of France, (“Supplier”) on June 6, 2007. Under the terms of the License Agreement, Supplier granted to the Company an exclusive license in the United States to sell, market, distribute, sublicense and exploit the lotion and shampoo products which incorporate Supplier's Silicium 44 ingredient. By letter dated October 1, 2007, the Company terminated the Licensing Agreement due to the fact that certain marketing claims were unsubstantiated by any clinical data or photos. As these misstatements were not able to be cured and were a basis for the Company’s entry into the Licensing Agreement, the Licensing Agreement was terminated on October 1, 2007.

On October 1, 2007, the Company executed a letter agreement with a third party manufacturer under which we issued 1,208,012 shares of common stock in exchange of $191,549 in outstanding debt currently owed to that manufacturer, and $472,851.25 of future open market purchase order commitments. The issuances were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, and the manufacturer has a pre-existing relationship with the Company.

On October 1, 2007, FDA announced its intention to take enforcement action against companies that market drug products, which have not received formal FDA approval, that contain hydrocodone. In accordance with the FDA’s enforcement action timeline for products containing dosing instructions for children under 6 years of age, Auriga has discontinued the manufacture and shipment of Levall® 5.0 Liquid by October 31, 2007. In addition, Auriga will cease shipment of Extendryl® HC Extended Release Tablets, which is indicated for children 6 years of age and older, on or before November 26, 2007 in accordance with the previous FDA Final Rule regarding extended release guaifenesin products dated May 25, 2007. As stated in the Questions and Answers About FDA’s Enforcement Action Regarding Unapproved Hydrocodone Drug Products updated October 1, 2007, “[c]ompanies or others engaging in manufacturing or shipping these products may use these periods to wind down their activities. Unapproved formulations may still appear on pharmacy shelves for a period after these deadlines pass”; therefore, it is unnecessary to remove Levall 5.0 and/or Extendryl HC from prescription databases at this time.

On October 29, 2007, the Company executed a Manufacturing and Supply Agreement (“Manufacturing Agreement”) entered into with Mikart, Inc. (“Supplier”), a Georgia corporation. Under the terms of the Manufacturing Agreement, Supplier accepted appointment by the Company to manufacture Acetaminophen 650mg/Codeine 60mg (“Product”) for commercial distribution by the Company. Supplier granted to the Company an exclusive, royalty free license to market and sell the Products. In consideration of such license, the Company agreed to deliver to Supplier the aggregate sum of $100,000 payable as follows: (i) $50,000 payable upon execution of Manufacturing Agreement and (ii) $50,000 payable within 60 days following the Company’s receipt of its first order of the Product. The Company agreed to purchase Product exclusively from Supplier and agreed to certain minimum annual batch quantities.

On October 30, 2007, the Company was made aware of a probable future FDA action regarding drug products containing tannate salts of active pharmaceutical ingredients. The Company believes that the FDA intends to take enforcement action against companies that market drug products, which have not received formal FDA approval, that contain tannates. At present, the FDA has not issued any Federal Register notice regarding tannates just yet, but the Company believes the action is imminent. The Company believes that Levall 12 and Zinx Cold Kit may be affected by this probable future FDA action.

On October 29, Laboratories Carilène S.A.S (“ Plaintiff”) filed a complaint in U.S. District Court, Southern District of New York against the Company (“Defendant”) for an unspecified amount of damages, alleging breach of contract. The Company is unable to predict the outcome and/or the financial or operating impact of this matter at this time.

On October 31, the Company (“ Plaintiff”) filed a complaint in U.S. District Court, Southern District of New York against Laboratories Carilène S.A.S (“Defendant”) for an unspecified amount of damages, alleging Defendant’s material breach and anticipatory repudiation of a license and supply agreement for Aquoral, used to treat dry mouth syndrome. The Company is unable to predict the outcome and/or the financial or operating impact of this matter at this time.

On November 2, 2007, the Company terminated its Chief Operating Officer and Secretary, Andrew Shales, effective November 5, 2007. Frank Greico, its Chief Financial Officer, replaced Mr. Shales as its Secretary, leaving the Chief Operating Officer position vacant.

YOU MAY RELY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS.  WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS.  NEITHER THE DELIVERY OF THIS PROSPECTUS NOR SALE OF COMMON STOCK MEANS THAT INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT AFTER THE DATE OF THIS PROSPECTUS.  THIS PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THESE SHARES OF THE COMMON STOCK IN ANY CIRCUMSTANCES UNDER WHICH THE OFFER OR SOLICITATION IS UNLAWFUL.
_________________

TABLE OF CONTENTS

Prospectus Summary	4
Risk Factors	9
Use of Proceeds	32
Determination of Offering Price	32
Selling Stockholders	33
Plan of Distribution	36
Legal Proceedings	37
Directors, Executive Officers, Promoters, & Control Persons	38
Security Ownership of Certain Beneficial Owners and Management	41
Description of Securities	42
Interests of Experts and Counsel	44
Business	46
Management Discussion and Analysis	75
Description of Property	100
Certain Relationships and Related Transactions	100
Market for Common Equity	105
Executive Compensation	111
Changes in Accountants	118
Legal Matters	119
Available Information	119
Experts	119
Index to Consolidated Financial Statements	F-1

Dealer Prospectus Delivery Obligation.  Until ___________________, 2008; all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus.  This is in addition to the dealers’ obligation to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

24,577,500 SHARES

AURIGA LABORATORIES, INC.

-------------------------
PROSPECTUS
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February __, 2008

PART II – INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 102(b)(7) of the Delaware General Corporation Law (“DGCL”) permits a provision in the certificate of incorporation of each corporation organized under the DGCL eliminating or limiting, with some exceptions, the personal liability of a director to the corporation or its stockholders for monetary damages for some breaches of fiduciary duty. Our certificate of incorporation eliminates the personal liability of directors to the fullest extent permitted by the DGCL.

Section 145 of the DGCL empowers a Delaware corporation to indemnify, within limits, its officers, directors, employees and agents against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement, they actually and reasonably incur in connection with any suit or proceeding, other than by or on behalf of the corporation, if they acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to a criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. No indemnification is permitted, however, in respect of any claim where that person has been found liable to the corporation, unless the Court of Chancery or court in which the action or suit was brought approves the indemnification and determines that the person is fairly and reasonably entitled to be indemnified.

In addition, we have entered into indemnification agreements with certain of our officers and directors that require it to indemnify such persons against any and all expenses (including attorneys’ fees), damages, judgments, fines, settlements and other amounts incurred in connection with any action, suit or proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was or at any time becomes a director, an officer or an employee of the Company or any of our affiliated enterprises, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the Company’s best interests and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.

We also maintain directors and officers insurance providing indemnification for certain of its directors, officers, affiliates, partners and employees for certain liabilities.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

We will pay all expenses in connection with the registration and sale of the common stock by the selling security holders. The estimated expenses of issuance and distribution are set forth below:

Registration Fees	Approximately	$44.24
Transfer Agent Fees	Approximately	$1,500.00
Costs of Printing and Engraving	Approximately	$0.00
Legal Fee	Approximately	$10,000.00
Accounting Fees	Approximately	$1,000.00
Total		$12,544.24

RECENT SALES OF UNREGISTERED SECURITIES

During the past three years, the Company sold unregistered securities as described below. Except as disclosed below, there were no underwriters involved in the transactions and there were no underwriting discounts or commissions paid in connection therewith.

On October 1, 2007, pursuant to the terms of a letter agreement, our board of directors approved the issuance of 1,208,012 shares of common stock to Crown Laboratories, Inc. (“Crown”), in exchange of $664,406.25 of open purchase order commitments we currently owe Crown. Crown is familiar with our operations.

On September 26, 2007, we entered into a Stock Purchase Agreement, with eight different, non-affiliated, investors. Under the terms of the Agreement, in exchange for $1,062,611, we issued the investors a total of 2,004,925 shares of our common stock, and Warrants, to purchase an additional 400,985 shares of our common stock at an exercise price of $0.53 per share. The investors were all accredited investors.

     On September 26, 2007, the board of directors approved the issuance of 2,933,475 shares of common stock in exchange of $1,592,573.07 of trade commitments converted to equity. We have signed Conversion Notices from 17 different trade vendors representing $1,592,573.07 of trade vendor commitments. The trade vendors are all familiar with our company and its operations.

On April 2, 2007, we sold in a private placement 1,600,000 Units at a price of $1.25 per Unit, for aggregate gross proceeds of $2,000,000. Each Unit was comprised of one share of our common stock and one common stock warrant. Each common stock warrant included in the Units entitles the holder thereof to purchase one-fifth of a share of our common stock at an exercise price of $1.60 per share through April 2, 2010. The Units were sold solely to accredited investors. During the second quarter of 2007, we extended the private placement to over allotments. We sold an additional 1,000,000 Units at a price of $1.25 per Unit, for aggregate gross proceeds of $1,250,000. The final subscription proceeds were received on July 27, 2007.

On November 27, 2006, we sold in a private placement 200,000 Units at a price of $1.00 per Unit, for aggregate gross proceeds of $200,000. Each Unit was comprised of one share of our common stock and one common stock purchase warrant. The Units were sold solely to accredited investors. Each common stock warrant included in the Units entitles the holder thereof to purchase one share of our common stock at an exercise price of $1.25 per share through November 27, 2011. Collectively, for this financing, the September 28, 2006 financing and the September 11, 2006 financing, we accrued aggregate finders’ fees of $100,868, which were paid in the form of 250,000 restricted shares of our common stock.

On September 28, 2006, we sold in a private placement 125,000 Units at a price of $1.00 per Unit, for aggregate gross proceeds of $125,000. Each Unit was comprised of one share of our common stock and one common stock purchase warrant. The Units were sold solely to accredited investors. Each common stock warrant included in the Units entitles the holder thereof to purchase one share of our common stock at an exercise price of $1.25 per share through September 28, 2011. Collectively, for this financing, the November 27, 2006 financing and the September 11, 2006 financing, we accrued aggregate finders’ fees of $100,868, which were paid in the form of 250,000 restricted shares of our common stock.

On September 28, 2006, we issued to AFC the AFC Note, which provides for up to $1.5 million of advances to be made by AFC from time to time. As additional consideration for the AFC Note, we agreed that, concurrent with each advance made by AFC under the AFC Note, we would issue to AFC a five-year warrant to acquire one share of our common stock at an exercise price of $1.50 pre share, for each one dollar so advanced. As of March 31, 2007, we have issued warrants to AFC to acquire up to 968,750 shares of our common stock. For more information on this transaction, please refer to the sections in the Prospectus entitled “Risk Factors―Risks Related to Our Business,” “Management’s Discussion and Analysis or Plan of Operation―Liquidity and Capital Resources” and “Transactions with Related Persons―AFC Note.

On September 11, 2006, we sold in a private placement 965,000 Units at a price of $1.00 per Unit, for aggregate gross proceeds of $965,000. Each Unit was comprised of one share of our common stock and one common stock purchase warrant. The Units were sold solely to accredited investors. Each common stock warrant included in the Units entitles the holder thereof to purchase one share of our common stock at an exercise price of $1.25 per share through September 4, 2011. Collectively, for this financing, the November 27, 2006 financing and the September 28, 2006 financing, we accrued aggregate finders’ fees of $100,868, which were paid in the form of 250,000 restricted shares of our common stock.

On September 6, 2006, we granted Cornerstone 200,000 shares of our common stock as additional consideration for the license to sell the Extendryl® product line pursuant to that certain Amended and Restated License Agreement between us and Cornerstone, effective as of September 6, 2006. For more information on this transaction, please refer to the sections in the Prospectus entitled “D escription of Business―Specialty Pharmaceutical Products” and “Description of Business―Third Party Agreements.”

On August 31, 2006, we granted Athlon 2,500,000 shares of our common stock as part of the purchase price for an exclusive worldwide license for the Levall® product line, pursuant to that certain Amended and Restated License Agreement between us and Athlon, effective as of August 19, 2006. For purposes of calculating the value of the 2,500,000 shares, we and Athlon have agreed that the per share price shall equal the closing bid price of our common stock on the earlier of: (i) the earliest date after a registration statement covering the resale of such shares is declared effective by the SEC and the twenty day average daily trading volume of our common stock is equal to or greater than 15,000 shares per day; or (ii) the earliest date on which the 2,500,000 shares can be sold under Rule 144(k) of the Securities Act and the twenty day average daily trading volume of our common stock is equal to or greater than 15,000 shares per day. For more information on this transaction, please refer to the section in the Prospectus entitled “Description of Business ―Specialty Pharmaceutical Products.”

On August 29, 2006, we issued to LFC the LFC Note in the principal amount of $1.5 million. As additional consideration for the LFC Note, we issued to LFC a five-year warrant to acquire up to 1,500,000 shares of our common stock at an exercise price of $1.92 per share. For more information on this transaction, please refer to the sections in the Prospectus entitled “Risk Factors―Risks Related to Our Business”, “Management’s Discussion and Analysis or Plan of Operation―Liquidity and Capital Resources” and “Transactions with Related Persons―LFC Note.”

On May 17, 2006, pursuant to the merger agreement between us and Old Auriga, all of the stockholders of Old Auriga exchanged their shares of common stock of Old Auriga for 1,000,042 shares of our preferred stock, which was converted into 494,977,491* shares of our common stock. In addition, we assumed each outstanding Old Auriga option and warrant to purchase shares of common stock of Old Auriga, which were converted into an option or warrant, respectively, to purchase shares of our common stock, with the numbers of shares and exercise price being adjusted accordingly.

On April 28, 2006, Old Auriga sold in a private placement 1,478,078 shares of its common stock to accredited investors at a purchase price of $1.85 per share, for an aggregate purchase price of $2,734,844.

On November 20, 2005, Old Auriga sold and issued 150,000 shares of its common stock at a purchase price of $0.01 per share to Old Auriga’s outside corporate counsel.

On November 20, 2005, Old Auriga sold and issued 150,000 shares of its common stock at a purchase price of $0.01 per share subject to a right of repurchase to Mr. Wagoner, a member of Old Auriga’s Board of Directors, in conjunction with his director agreement.

On October 24, 2005, we issued 4,000,000 *  shares of our common stock to KI Equity Partners I, LLC (“KI Equity”) at a purchase price of $0.01 per share, for an aggregate purchase price of $40,000.

On October 1, 2005, Old Auriga issued a warrant to purchase 2,000,000 shares of its common stock at $0.01 per share to Mr. Pesin, our Chairman and Chief Executive Officer, in exchange for his agreement to personally guarantee up to $5,000,000 of Old Auriga’s debt.

On May 25, 2005, we issued 850,000* shares of our common stock to Garisch Financial, Inc. for financial consulting services with a fair value of $8,500, or $0.01 per share.

On May 25, 2005, we issued 850,000* shares of our common stock to Kevin R. Keating, our then sole officer and director, for services with a fair value of $8,500, or $0.01 per share.

On May 25, 2005, we issued 5,000,000* shares of our common stock to KI Equity at a purchase price of $0.01 per share, for an aggregate purchase price of $50,000.

On May 25, 2005, we issued 6,628,978* shares of our common stock to KI Equity in connection with the conversion of a promissory note in the amount of $147,153, or a conversion price of approximately $0.022 per share.

In April 2005, Old Auriga sold in a private placement 1,500,000 shares of its common stock to accredited investors at $1.00 per share for an aggregate amount of $1,500,000.

In April 2005, Old Auriga issued 1,600,000 shares of its common stock in exchange for royalty rights in and to the Extendryl® product line from Champion Pharmaceuticals, Inc.

In April 2005, as part of the formation and reorganization of Old Auriga, Old Auriga issued 11,146,634 shares of its common stock in exchange for all of the issued and outstanding capital stock and issued and outstanding membership interests of Tryon Labs, Inc. and Auriga Pharmaceuticals, LLC, respectively.

For a discussion of the conversion of our shares pursuant to the merger and our reverse stock split, please refer to the section of the prospectus entitled “Prospectus Summary—Corporate History.”

Except as otherwise set forth above, the offers, sales and issuances of the securities listed above were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act and/or Regulation D promulgated thereunder as transactions by the issuer not involving a public offering. We made this determination based on the representations of the recipients of these securities of their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, as well as, their respective investment experience, financial condition, and familiarity with the Company and our operations. Appropriate legends were affixed to the share certificates issued in such transactions. Furthermore, all recipients had adequate access to information about our operations.

EXHIBITS

Exhibit Number	Description of Exhibit
2.1	Agreement and Plan of Merger by and between Multi-Link Telecommunications, Inc., Multi-Link Acquisition, Inc. and Auriga Laboratories, Inc., dated May 4, 2006. (1)
2.2	Certificate of Merger of Multi-Link Acquisition, Inc. into Auriga Laboratories, Inc., dated May 17, 2006. (2)
2.3	Agreement and Plan of Merger by and between Auriga Laboratories, Inc., Multi-Link Telecommunications, Inc. and Multi-Link Merger Co., dated May 19, 2006. (3)
3.1	Certificate of Incorporation of the Company. (4)
3.2	Bylaws of the Company. (5)
3.3	Amendment No. 1 to the Bylaws of the Company. (6)
4.1	Auriga Laboratories, Inc. 2005 Equity Incentive Plan. (7)
4.2	Auriga Laboratories, Inc. 2006 Equity Incentive Plan. (8)
4.3	Auriga Laboratories, Inc. 2006 Stock Option Plan. (9)
4.4	Auriga Laboratories, Inc. 2007 Equity Incentive Plan. (10)
4.5	Auriga Laboratories, Inc. 2007 Stock Option Plan. (11)
4.6	Common Stock Warrant granted by the Company to Philip S. Pesin on March 29, 2006. (12)
4.7	Common Stock Warrant granted by the Company to Trilogy Capital Partners, Inc. on April 12, 2006. (13)
4.8	Common Stock Warrant granted by the Company to Ryan Bowers on April 28, 2006. (14)
4.9	Common Stock Warrant granted by the Company to Marc Seward on April 28, 2006. (15)
4.10	Common Stock Warrant granted by the Company to Brian P. Alleman on July 6, 2006. (16)
4.11	Common Stock Warrant granted by the Company to Steve C. Glover on September 22, 2006. (17)
5.1	Legal Opinion of Law Offices of William B. Barnett.

Exhibit Number	Description of Exhibit
10.1	Commercial Outsourcing Services Agreement by and between Auriga Pharmaceuticals, LLC and Integrated Commercialization Solutions, Inc., dated June 8, 2005. (18)
10.2	Stock Purchase Agreement and Unsecured Subordinated Promissory Note by and between the Company and Collard Family Limited Partnership, dated December 13, 2005. (19)
10.3	Agreement for Development Services by and between the Company and Balchem Corporation, dated April 10, 2006. (20)
10.4	Financial Advisory Agreement by and between the Company and Keating Securities, LLC, dated May 17, 2006. (21)
10.5	Employment Agreement by and between the Company and Philip S. Pesin, dated May 17, 2006. (22)
10.6	Indemnification Agreement by and between the Company and Philip S. Pesin, dated May 17, 2006. (23)
10.7	Indemnification Agreement by and between the Company and Dayne Wagoner, dated May 17, 2006. (24)
10.8	Employment Agreement by and between the Company and Andrew Shales, dated July 11, 2006. (25)
10.9	Indemnification Agreement by and between the Company and Andrew Shales, dated July 11, 2006. (26)
10.10	Nonstatutory Stock Option granted by the Company to Andrew Shales on July 6, 2006. (27)
10.11	Indemnification Agreement by and between the Company and Brian P. Alleman. (28)
10.12	Letter Agreement by and between the Company and Athlon Pharmaceuticals, Inc., dated July 26, 2006, (29)
10.13	Senior Secured Convertible Note issued by the Company in favor of Sorrento Financial Partners, LLC, dated August 4, 2006. (30)
10.14	License Agreement by and between the Company and Athlon Pharmaceuticals, Inc., dated August 19, 2006. (31)
10.15	Amended and Restated License Agreement by and between the Company and Athlon Pharmaceuticals, Inc., dated August 28, 2006. (32)
10.16	Senior Secured Promissory Note issued by the Company in favor of Levall Finance Corp. LLC., dated August 29, 2006. (33)
10.17	License Agreement by and between the Company and Laboratoires Carilène S.A.S., dated September 13, 2006. (34)
10.18	Amended and Restated License Agreement by and between the Company and Cornerstone BioPharma, Ltd., dated September 6, 2006. (35)
10.19	The Company’s Form of Common Stock Purchase Warrant. (36)
10.20	Senior Secured Promissory Note issued by the Company in favor of Aquoral Finance Corp. LLC., dated September 28, 2006. (37)
10.21	Letter Agreement by and between the Company and Levall Finance Corp. LLC, dated September 28, 2006, amending that certain Senior Secured Promissory Note dated as of August 29, 2006. (38)

Exhibit Number	Description of Exhibit
10.22	Offer Letter to Steve C. Glover, dated September 25, 2006 (accepted by Mr. Glover on October 9, 2006). (39)
10.23	Indemnification Agreement by and between the Company and Steve C. Glover. (40)
10.24	Agreement for Authorized Generic and Acquisition of Dermatology Products by and between the Company and River’s Edge Pharmaceuticals LLC, dated October 18, 2006. (41)
10.25	Letter of Termination to Balchem Corporation, dated October 18, 2006. (42)
10.26	Employment Agreement by and between the Company and Charles R. Bearchell, dated November 8, 2006. (43)
10.27	Notice of Stock Option Grant issued by the Company to Charles R. Bearchell on November 8, 2006. (44)
10.28	Indemnification Agreement by and between the Company and Charles R. Bearchell, dated November 8, 2006. (45)
10.29	Royalty Agreement by and between the Company and Collard Family Limited Partnership, dated November 14, 2006. (46)
10.30	License Agreement by and between the Company and George Andrew Eby III, dated December 1, 2006. (47)
10.31	Consulting Agreement by and between the Company and George Andrew Eby III, dated December 1, 2006. (48)
10.32	Letter Agreement by and between the Company and Levall Finance Corp. LLC, dated December 8, 2006, amending that certain Senior Secured Promissory Note dated as of August 29, 2006. (49)
10.33	Letter Agreement by and between the Company and Sorrento Financial Partners, LLC, dated January 25, 2007, amending that certain Senior Secured Convertible Note dated as of August 4, 2006. (50)
10.34	Offer Letter to Trevor K. Pokorney, dated February 1, 2007 (accepted by Mr. Pokorney on February 1, 2007). (51)
10.35	Indemnification Agreement by and between the Company and Trevor K. Pokorney. (52)
10.36	Nonstatutory Stock Option granted by the Company to Trevor K. Pokorney on February 1, 2007. (53)
10.37	Settlement Agreement by and between the Company and Athlon Pharmaceuticals, Inc., dated February 23, 2007. (54)
10.38	Employment Agreement entered into between Auriga Laboratories, Inc. and Alan Roberts, dated March 2, 2007. (55)
10.39	Notice of Stock Option Grant issued by Auriga Laboratories, Inc. to Alan Roberts on March 2, 2007. (56)
10.40	Indemnification Agreement entered into between Auriga Laboratories, Inc. and Alan Roberts, dated March 2, 2007. (57)
10.41	Co-Promotion Agreement entered into between Auriga Laboratories, Inc. and Pharmelle L.L.C., dated October 20, 2006. (58)
10.42	Form of Stock Purchase Agreement for $1,062,611 investment in September 2007. (59)

Exhibit Number	Description of Exhibit
10.43	Form of Conversion Notice for $1,592,573.07 of trade commitments converted to equity in September 2007 (60)
10.44	Form of Warrant for Stock Purchases under Stock Purchase Agreement in Exhibit 10.42, above. (61)
10.45	Manufacturing and Supply Agreement between the Company and Mikart, Inc. dated October 29, 2007. (66)
10.46	Membership Unit Purchase Agreement between the Company, Stesso Pharmaceuticals, LLC, and Malibu Pharma, Inc., dated December 12, 2007. (67)
10.47	Investment Agreement between the Company and Dutchess Private Equities Fund, Ltd. dated December 17. 2007 (68)
10.48	Registration Rights Agreement between the Company and Dutchess Private Equities Fund, Ltd. dated December 17, 2007. (69)
10.49	Office Lease, Camarillo, California, entered into by the Company on December 14, 2007 (70)
10.50	Rescission Agreement among the Company, its wholly-owned subsidiary Stesso Pharmaceuticals, LLC, and Malibu Pharma, Inc., dated January 21, 2008. (71)
14.1	Code of Business Conduct and Ethics of the Company. (62)
16.1	Letter from Michael Johnson & Co., LLC, dated as of July 20, 2005, regarding change in certifying accountant. (63)
16.2	Letter from Jaspers & Hall, PC, dated as of May 18, 2006, regarding change in certifying account. (64)
16.3	Letter from Williams & Webster, P.S., dated as of January 29, 2008, regarding change in certifying accountant. (72)
21.1	Subsidiaries. (65)
23.1	Consent of Law Offices of William B. Barnett (included as Exhibit 5.1).
23.2	Consent of Williams & Webster, P.S., Independent Registered Public Accounting Firm.

*	Unless otherwise indicated below, the Commission file number to the exhibits are No. 000-26013.
(1)	Incorporated herein by reference to Exhibit 2.1 of the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on May 5, 2006, reporting an event dated May 4, 2006.
(2)	Incorporated herein by reference to Exhibit 2.2 of the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on May 18, 2006, reporting an event dated May 17, 2006.
(3)	Incorporated by reference to Appendix A of the Company’s Definitive Proxy Statement on Form DEF 14A, filed with the Securities and Exchange Commission on June 6, 2006.
(4)	Incorporated by reference to Appendix B of the Company’s Definitive Proxy Statement on Form DEF 14A, filed with the Securities and Exchange Commission on June 6, 2006.
(5)	Incorporated by reference to Appendix C of the Company’s Definitive Proxy Statement on Form DEF 14A, filed with the Securities and Exchange Commission on June 6, 2006.
(6)
Incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on December 29, 2006, reporting an event dated December 28, 2006.

(7)	Incorporated by reference to Exhibit 4.3 of the Company’s Registration Statement on Form S-8, SEC File No. 333-133668, filed with the Securities and Exchange Commission on August 25, 2006.
(8)	Incorporated by reference to Exhibit 4.1 of the Company’s Registration Statement on Form S-8, SEC File No. 333-133668, filed with the Securities and Exchange Commission on August 25, 2006.
(9)	Incorporated by reference to Exhibit 4.2 of the Company’s Registration Statement on Form S-8, SEC File No. 333-133668, filed with the Securities and Exchange Commission on August 25, 2006.
(10)	Incorporated by reference to Exhibit 4.1 of the Company’s Registration Statement on Form S-8, SEC File No. 333-139770, filed with the Securities and Exchange Commission on January 3, 2007.
(11)	Incorporated by reference to Exhibit 4.2 of the Company’s Registration Statement on Form S-8, SEC File No. 333-139770, filed with the Securities and Exchange Commission on January 3, 2007.
(12)	Incorporated herein by reference to Exhibit 10.17 of the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on May 18, 2006, reporting an event dated May 17, 2006.

(13)	Incorporated herein by reference to Exhibit 10.18 of the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on May 18, 2006, reporting an event dated May 17, 2006.
(14)	Incorporated herein by reference to Exhibit 10.20 of the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on May 18, 2006, reporting an event dated May 17, 2006.
(15)	Incorporated herein by reference to Exhibit 10.21 of the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on May 18, 2006, reporting an event dated May 17, 2006.
(16)
Incorporated herein by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on July 21, 2006, reporting an event dated July 14, 2006.

(17)
Incorporated herein by reference to Exhibit 10.3 of the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on October 19, 2006, reporting an event dated October 9, 2006.

(18)	Incorporated herein by reference to Exhibit 10.12 of the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on May 18, 2006, reporting an event dated May 17, 2006.
(19)	Incorporated herein by reference to Exhibit 10.14 of the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on May 18, 2006, reporting an event dated May 17, 2006.
(20)	Incorporated herein by reference to Exhibit 10.13 of the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on May 18, 2006, reporting an event dated May 17, 2006.
(21)	Incorporated herein by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on May 18, 2006, reporting an event dated May 17, 2006.
(22)	Incorporated herein by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on May 18, 2006, reporting an event dated May 17, 2006.
(23)	Incorporated herein by reference to Exhibit 10.15 of the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on May 18, 2006, reporting an event dated May 17, 2006.
(24)	Incorporated herein by reference to Exhibit 10.16 of the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on May 18, 2006, reporting an event dated May 17, 2006.
(25)	Incorporated herein by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on July 12, 2006, reporting an event dated July 6, 2006.
(26)	Incorporated herein by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on July 12, 2006, reporting an event dated July 6, 2006.
(27)	Incorporated herein by reference to Exhibit 10.3 of the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on July 12, 2006, reporting an event dated July 6, 2006.
(28)
Incorporated herein by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on July 21, 2006, reporting an event dated July 14, 2006.

(29)
Incorporated herein by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on August 1, 2006, reporting an event dated July 26, 2006.

(30)
Incorporated herein by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on August 8, 2006, reporting an event dated August 4, 2006.

(31)
Incorporated herein by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on August 22, 2006, reporting an event dated August 19, 2006.

(32)
Incorporated herein by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on September 1, 2006, reporting an event dated August 25, 2006.

(33)	Incorporated herein by reference to Exhibit 10.10 of the Company’s Quarterly Report on Form 10-QSB, filed with the Securities and Exchange Commission on November 13, 2006.
(34)	Incorporated herein by reference to Exhibit 10.13 of the Company’s Quarterly Report on Form 10-QSB, filed with the Securities and Exchange Commission on November 13, 2006.
(35)
Incorporated herein by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on September 7, 2006, reporting an event dated September 6, 2006.

(36)
Incorporated herein by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on September 12, 2006, reporting an event dated September 11, 2006.

(37)
Incorporated herein by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K dated September 29, 2006, filed with the Securities and Exchange Commission on October 2, 2006, reporting an event dated September 28, 2006.

(38)
Incorporated herein by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K dated September 29, 2006, filed with the Securities and Exchange Commission on October 2, 2006, reporting an event dated September 28, 2006.

(39)
Incorporated herein by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K dated October 9, 2006, filed with the Securities and Exchange Commission on October 19, 2006, reporting an event dated October 9, 2006.

(40)
Incorporated herein by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on October 19, 2006, reporting an event dated October 9, 2006.

(41)
Incorporated herein by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on October 23, 2006, reporting an event dated October 18, 2006.

(42)
Incorporated herein by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on October 23, 2006, reporting an event dated October 18, 2006.

(43)
Incorporated herein by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on November 13, 2006, reporting an event dated November 8, 2006.

(44)
Incorporated herein by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on November 13, 2006, reporting an event dated November 8, 2006. (41)

(45)
Incorporated herein by reference to Exhibit 10.3 of the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on November 13, 2006, reporting an event dated November 8, 2006.

(46)
Incorporated herein by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on November 16, 2006, reporting an event dated November 14, 2006.

(47)
Incorporated herein by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on December 6, 2006, reporting an event dated December 1, 2006.

(48)
Incorporated herein by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on December 6, 2006, reporting an event dated December 1, 2006.

(49)
Incorporated herein by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on December 11, 2006, reporting an event dated December 8, 2006.

(50)
Incorporated herein by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on January 31, 2007, reporting an event dated January 25, 2007.

(51)
Incorporated herein by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on February 12, 2007, reporting an event dated February 12, 2007.

(52)
Incorporated herein by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on February 12, 2007, reporting an event dated February 12, 2007.

(53)
Incorporated herein by reference to Exhibit 10.3 of the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on February 12, 2007, reporting an event dated February 12, 2007.

(54)
Incorporated herein by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on February 26, 2007, reporting an event dated February 23, 2007.

(55)
Incorporated herein by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on March 5, 2007, reporting an event dated March 2, 2007.

(56)
Incorporated herein by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on March 5, 2007, reporting an event dated March 2, 2007.

(57)
Incorporated herein by reference to Exhibit 10.3 of the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on March 5, 2007, reporting an event dated March 2, 2007.

(58)
Incorporated herein by reference to Exhibit 10.41 of the Company’s Annual Report on Form 10-KSB, filed with the Securities and Exchange Commission on April 2, 2007 (portions of this Exhibit have been redacted pursuant to a Request for Confidential Treatment under Rule 24b-2 of the Securities Exchange Act of 1934, as amended, filed separately with the Securities and Exchange Commission on March 28, 2006).

(59)
Incorporated herein by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on October 2, 2007, reporting an event dated September 26, 2007.

(60)
Incorporated herein by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on October 2, 2007, reporting an event dated September 26, 2007.

(61)
Incorporated herein by reference to Exhibit 10.3 of the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on October 2, 2007, reporting an event dated September 26, 2007.

(62)
Incorporated herein by reference to Exhibit 14.1 of the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on March 1, 2007, reporting an event dated March 1, 2007.

(63)
Incorporated herein by reference to Exhibit 16.1 of the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on July 21, 2005, reporting an event dated July 20, 2005.

(64)	Incorporated herein by reference to Exhibit 16.1 of the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on May 18, 2006, reporting an event dated May 18, 2006.
(65)	Incorporated herein by reference to Exhibit 21.1 of the Company’s Registration Statement on Form SB-2, SEC File No. 333-139880, filed with the Securities and Exchange Commission on January 9, 2007
(66)
Incorporated herein by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on November 5, 2007, reporting an event dated October 29, 2007.

(67)
Incorporated herein by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 13, 2007, reporting an event dated December 12, 2007.

(68)
Incorporated herein by reference to Exhibit 10.1 of the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 19, 2007, reporting an event dated December 17, 2007.

(69)
Incorporated herein by reference to Exhibit 10.2 of the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 19, 2007, reporting an event dated December 17, 2007.

(70)
Incorporated herein by reference to Exhibit 10.3 of the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 19, 2007, reporting an event dated December 14, 2007.

(71)
 Incorporated by reference to Exhibit 10.1 of the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on December 24, 2007, reporting an event dated December 21, 2007.

(72)
 Incorporated herein by reference to Exhibit 16.1 of the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission on January 29, 2008, reporting an event dated January 21, 2008.

UNDERTAKINGS

A.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

B.	We hereby undertake:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i)	Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (Section 230.424(b) of Regulation S-B) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)	Include any additional or changed material information on the plan of distribution.

(2)
For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3)	File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California on February 7, 2008.

Auriga Laboratories, Inc. a Delaware corporation

Dated: February 7, 2008	/s/ Frank Greico
By: Frank Greico
Its: Chief Executive Officer, Chief Financial Officer and Principal Accounting Officer

 In accordance with the requirements of the Securities Act of 1933, this report was signed by the following persons in the capacities and on the dates stated.

Dated: February 7, 2008	/s/ Frank Greico
Frank Greico, Chief Executive Officer, Chief Financial Officer and Principal Accounting Officer

Dated: February 7, 2008	/s/ Elliot Maza
Elliot Maza, Chairman of the Board of Directors

Dated: February 7, 2008	/s/ Leonhard Dreimann
Leonhard Dreimann, Director

Dated: February 7, 2008	/s/ Trevor K. Pokorney
Trevor K. Pokorney, Director